UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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☐	Soliciting Material Pursuant to §240.14a-12

PEPCO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement and

2007 Annual Report to Shareholders

Dear Fellow Shareholders,

I am pleased to report that in 2007 Pepco Holdings, Inc. (PHI) continued to make significant progress executing its strategic plan. We received approval to move forward with a $1 billion transmission project, completed four distribution base rate cases, implemented a revenue decoupling mechanism in Maryland, advanced our Blueprint for the Future programs in all jurisdictions we serve, and commenced expansion of our state-of-the-art generation fleet.

Financially, we had a solid year with earnings amounting to $334.2 million, or $1.72 per share, compared to $248.3 million, or $1.30 per share, in 2006. PHI stock significantly outperformed the average of its peers, and over the past three years the company has provided shareholders a 56 percent total return. In addition, in January 2008 our Board of Directors declared a 4 percent increase in the annual dividend rate, increasing the dividend to $1.08 on an annual basis.

These results reflect strong performances from all of our businesses, continued confidence in our long-term outlook, and execution of our carefully developed strategic plan, which is focused on delivering steady long-term earnings and dividend growth.

Focusing on Energy Efficiency

About a year ago, I announced a new focus on creating a greener energy future based on advanced digital technologies and customer-focused energy-efficiency programs. We call it our “Blueprint for the Future,” and it serves as our guide for partnering with customers and addressing their concerns around high energy costs, power reliability, customer service and a clean environment.

The Blueprint plan includes simple conservation steps we can offer now, and others that will require time and investment, including installing advanced metering, communication systems and distribution automation technologies. All are needed if we are to meet customers’ energy needs and do our part to mitigate climate change, a critical issue that has significantly changed our strategic operating environment.

Our commitment to the environment goes beyond our customer focus. For example, we are working to reduce the environmental impact of company operations by transforming our fleet to environmentally friendly alternative vehicles and fuels such as hybrids and bio-diesel; placing solar panels atop substations to help supply conventional station service; and installing energy-efficiency measures in selected company facilities. We also are monitoring and supporting next-generation technologies, such as fuel cells and vehicle-to-grid capabilities, which hold promise for longer-term solutions to our country’s energy efficiency and conservation needs.

In September, I joined seven of my colleagues in New York City to announce PHI’s partnership with the Clinton Global Initiative, and earlier in the year, while addressing industry and government leaders at GridWeek, I announced that PHI had joined IBM’s Intelligent Utility Network Coalition. Both efforts are focused on solving national energy problems—the Clinton Initiative by reducing

Letter to Shareholders	Cover Page
Notice of 2008 Annual Meeting and Proxy Statement	1
Policy on the Approval of Services Provided by the Independent Auditor	A-1
2007 Annual Report to Shareholders	B-1

• Business of the Company	B-8
• Management’s Discussion and Analysis	B-19

• Quantitative and Qualitative Disclosures about Market Risk	B-78

• Consolidated Financial Statements	B-84
Board of Directors and Officers	B-157

Investor Information	B-158

greenhouse gas emissions through energy efficiency, and the IBM Coalition by accelerating the adoption of advanced utility technologies to modernize the electric grid.

In addition, we are taking the lead in the Environmental Protection Agency’s National Action Plan for Energy Efficiency, a broad-based group that is making plans and recommendations to meet the challenges of high energy prices, energy security and independence, air pollution and global climate change.

Preparing for the Future

Engaging in national energy policy efforts is essential because government actions will have a great impact on the utility industry. Climate change legislation is moving through Congress that will likely establish a carbon cap and trade regime. States we serve are joining the Regional Greenhouse Gas Initiative, which sets carbon limits and aggressive goals to reduce energy use. Increased costs associated with pollution controls may lead to the retirement of some older coal-fired power plants, and legislators are beginning to mandate ever higher renewable generation portfolios.

According to the Electric Power Research Institute, if every U.S. utility implemented its energy efficiency programs, carbon emissions could be reduced nine percent by 2030. This falls short of what experts agree is needed. Energy efficiency measures must be supplemented by renewable generating sources, nuclear power, advanced coal technologies, increased transmission capacity, carbon capture and distributed generation strategies.

While governments seek to reduce energy use, consumers—reliant on an increasingly digital world—are demanding more power and service reliability. Globally, utility investment in plant and equipment is rapidly expanding. This has led to increasing cost pressures as material and human resources become constrained. It also has led to utility consolidation in Europe and the possibility of increased mergers in the U.S. as utilities seek to leverage access to scarce resources.

With this background, we developed strategies to position PHI to be successful no matter what the future holds. Investment in the transmission and delivery infrastructure is required under any future scenario, and that supports our low-risk, stable return utility business. We strive to maintain constructive regulatory relationships; provide a high degree of reliability for the robust service area that we serve; and we continue to improve our balance sheet. Our fleet of power plants is among the cleanest in the nation. We have a solid plan for continued growth in all our businesses and for playing a role in helping to solve the energy challenges before us.

Growing our Core Investments

Over the next five years, we plan to invest substantially in utility infrastructure, which will drive our power delivery business and likely double our rate base. Investment in our Blueprint for the Future alone will exceed $500 million.

A major part of our infrastructure plan is our 500-kilovolt Mid-Atlantic Power Pathway (MAPP) transmission project, which PJM, our regional independent grid operator, approved in October 2007. MAPP is designed to relieve congestion in southern Maryland and on the Delmarva Peninsula. The line will originate in Virginia, cross the Potomac River into southern Maryland, then go under the Chesapeake Bay to the Delmarva Peninsula and extend north through the Peninsula to southern New Jersey.

MAPP constitutes a significant $1 billion investment, but even so, over the next five years more than 70 percent of our utility construction expenditures will be driven by reliability investments in transmission and distribution assets needed because of load growth, aging equipment and retiring power plants.

Adding Value Through Competitive Energy

Our strategic wholesale and retail energy businesses provide important complementary value to the transmission and distribution companies that comprise PHI’s core business. In 2007, Conectiv Energy’s gross margin increased $64 million and played a key role in supplementing utility earnings. Near-term business risks have been significantly reduced as plant output has been substantially hedged for the next two years.

The wholesale business holds a sustainable competitive advantage in PJM due to its favorable plant locations, flexible and dual-fueled combined cycle plants, intimate knowledge of the market and ability to economically expand its fleet.

To that point, we are modestly growing our generation business at Conectiv Energy, with two projects currently under way. In New Jersey, we are building the Cumberland Project, a 100-megawatt, dual-fuel combustion turbine that will begin commercial operation in early 2009. This is a flexible and efficient unit that will help meet growing peak demand in the Atlantic City area.

ii

Our Delta Project, a 545-megawatt combined cycle plant that will be located at a new site in Delta, Pennsylvania, will be the first new combined cycle generation project in Eastern PJM in over five years. Conectiv Energy has substantial recent design and construction experience building similar plants on schedule and within budget. The business risk associated with this project has been significantly reduced by a “tolling agreement” with a third party that has agreed to purchase the plant’s output over its first six years of operation.

I am proud to say that Pepco Energy Services, PHI’s retail energy business, is now the fourth largest electricity retail marketer in the U.S. Contract signings in 2007 remained strong, coming off a record 2006 level. The business serves almost 4,300 megawatts of load, an increase of 21 percent over 2006, as it continues to expand in markets such as Illinois, New York, and Massachusetts.

Pepco Energy Services also is active in the energy-efficiency business and renewable energy supply. For example, the company is partnering with Virginia Tech to form the Energy Efficiency Partnership of Greater Washington with the goal of conducting energy audits and infrastructure retrofits for commercial facilities throughout the Washington area. This effort combines efficiency and renewable energy sources to offset between 20 to 50 percent of a facility’s load.

Management Transition

On September 1, 2007, Thomas S. Shaw retired as PHI’s Executive Vice President and Chief Operating Officer after more than 36 years of service. Tom was instrumental in implementing the Conectiv/Pepco merger in 2002, and subsequently led integration efforts to forge common values, systems and processes. On behalf of the Board of Directors, I thank Tom for his dedicated and outstanding service.

Succeeding Tom as President and Chief Operating Officer of PHI is Joseph M. Rigby. In his new role, Joe has responsibility for the regulated utility subsidiaries, the competitive energy businesses, and PHI’s information technology and corporate communications groups. Joe has strong operating experience having served as Vice President of Gas and Electric Delivery at Conectiv, and President of Conectiv Power Delivery. He most recently served for three years as PHI’s Senior Vice President and Chief Financial Officer, during which time he led the development of our strategic plan and greatly enhanced PHI’s outreach to the financial community.

Succeeding Joe as Chief Financial Officer is Paul H. Barry, who previously was Senior Vice President and Chief Development Officer of Duke Energy, where he was responsible for corporate development including mergers and acquisitions. Paul also gained experience at General Electric, CBS (formerly Westinghouse), and Amoco, and is an alumnus of GE’s highly regarded Financial Management Program and Corporate Audit Staff.

These executive changes provide for continued focus on delivering excellent service to our customers and solid return to our shareholders.

An Attractive Investment

Over the past year, PHI reached many important milestones: inclusion in the S&P 500; completion of rate cases in the District of Columbia, Delaware and Maryland; approval of our new Mid-Atlantic Power Pathway project; the filing of our Blueprint for the Future plans in all the jurisdictions we serve and initiation of our generation fleet expansion.

This progress, along with our strong fundamentals, makes PHI an attractive investment. Our core regulated transmission and distribution utility business provides a stable earnings base, our earnings growth potential is expanding across all of our businesses, and we offer a secure and growing dividend.

I want to thank PHI’s Board of Directors, which has provided expert leadership and support, as the company executes its plan to provide premier energy delivery and competitive energy services in the mid-Atlantic region.

On December 4, 2007, PHI rang the closing bell at the New York Stock Exchange celebrating 60 years on the Exchange. PHI’s future looks bright, and I want to thank PHI’s shareholders for their continued confidence in our company, strategic direction and ability to deliver long-term earnings and dividend growth.

Sincerely,

Dennis R. Wraase

Chairman of the Board and Chief Executive Officer

March 27, 2008

iii

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

TO VOTE YOUR SHARES, USE THE INTERNET

OR CALL THE TOLL-FREE TELEPHONE NUMBER

AS DESCRIBED IN THE INSTRUCTIONS ATTACHED TO YOUR PROXY CARD,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED.

THANK YOU FOR ACTING PROMPTLY.

701 Ninth Street, N.W.

Washington, D.C. 20068

Notice of Annual Meeting of Shareholders

March 27, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pepco Holdings, Inc. will be held at 10:00 a.m. local time on Friday, May 16, 2008 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. for the following purposes:

1.	To elect 12 directors to serve for a term of one year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2008;

3.	To transact such other business as may properly be brought before the meeting.

All holders of record of the Company’s common stock at the close of business on Monday, March 17, 2008, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting.

By order of the Board of Directors,

ELLEN SHERIFF ROGERS
Vice President and Secretary

IMPORTANT

You are cordially invited to attend the meeting in person.

Even if you plan to be present, you are urged to vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions attached to your proxy card, or complete, sign, date and return your proxy card in the envelope provided.

If you attend the meeting, you may vote either in person or by proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2008. The Company’s 2008 Proxy Statement and 2007 Annual Report to Shareholders are available at www.pepcoholdings.com.

PROXY STATEMENT

Annual Meeting of Shareholders

Pepco Holdings, Inc.

March 27, 2008

This Proxy Statement is being furnished by the Board of Directors of Pepco Holdings, Inc. (the “Company,” “Pepco Holdings” or “PHI”) in connection with its solicitation of proxies to vote on the matters to be submitted to a vote of shareholders at the 2008 Annual Meeting. This Proxy Statement, together with the Company’s 2007 Annual Report to Shareholders, which is attached as Annex B to the Proxy Statement, the Notice of Annual Meeting, and a proxy card, is being first mailed to shareholders of record on or about April 3, 2008.

The address of the Company’s principal executive offices is 701 Ninth Street, N.W., Washington, D.C. 20068.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. local time on Friday, May 16, 2008 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company by sending an e-mail to pepco@amstock.com. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

Will the Annual Meeting be Webcast?

The live audio and slide presentation of the meeting can be accessed at the Company’s Web site, www.pepcoholdings.com/investors. An audio-only version will also be available. The dial-in information will be announced in a news release at a later date. The Annual Meeting Webcast will be archived and available on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Investor Relations and then the link: Webcasts and Presentations.

What matters will be voted on at the Annual Meeting?

1.	The election of 12 directors, each for a one-year term.

The Board recommends a vote FOR each of the 12 candidates nominated by the Board of Directors and identified in Item 1 in this Proxy Statement.

2.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

The Board recommends a vote FOR this proposal.

How do I vote shares held in my own name?

If you own shares in your own name, you can attend the Annual Meeting and vote in person or you can vote by proxy without attending the meeting. You can vote by proxy in any of three ways:

•

Via Internet: Go to www.voteproxy.com. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to follow to obtain your records and to create an electronic voting instruction form. At this Web site, you also can elect to receive future proxy statements and annual reports electronically via the Internet rather than by mail.

•	By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). Have your proxy card in hand when you call, and you will be given simple voting instructions to follow.

•	In Writing: Complete, sign, date and return the enclosed proxy card in the postage-paid envelope that has been enclosed with this Proxy Statement.

The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 15, 2008. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions. If you return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted FOR the election of each of the Board’s director nominees and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

How do I vote shares held through a brokerage firm, bank or other financial intermediary?

If you hold shares through a brokerage firm, bank or other financial intermediary, you will receive from that intermediary directions on how to direct the voting of your shares by the intermediary, which may include voting instructions given via the Internet or by telephone. If you hold your shares through a brokerage firm, bank or other financial intermediary, you may not vote in person at the Annual Meeting unless you obtain a proxy from the recordholder of the shares.

Who is eligible to vote?

All shareholders of record at the close of business on Monday, March 17, 2008 (the “record date”) are entitled to vote at the Annual Meeting. As of the close of business on the record date 201,121,625 shares of Pepco Holdings common stock, par value $.01 per share (the “common stock”), were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the Annual Meeting.

What is the quorum requirement?

In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of common stock must be present at the meeting either in person or by proxy.

What shares are included on the enclosed proxy card?

The number of shares printed on the enclosed proxy card indicates the number of shares of common stock that, as of the record date, you held of record, plus (i) any shares held for your account under the Pepco Holdings Dividend Reinvestment Plan and (ii) if you are a participant in the Pepco Holdings, Inc. Retirement Savings Plan, the shares held for your account under that plan.

How is stock in the Pepco Holdings Dividend Reinvestment Plan voted?

Shares held by the Pepco Holdings Dividend Reinvestment Plan will be voted by the plan administrator in accordance with your instructions on the proxy card or given via the Internet or by telephone. Any shares held in the Dividend Reinvestment Plan for which no voting instructions are given will not be voted.

How is stock in the Retirement Savings Plan voted?

If you are a current or former employee who is a participant in the Pepco Holdings, Inc. Retirement Savings Plan the number of shares printed on the enclosed proxy card includes shares of common stock held through that plan. By completing, dating, signing and returning the proxy card or granting a proxy via the Internet or by telephone, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the plan. The Retirement Savings Plan is the successor plan to the (i) Potomac Electric Power Company Savings Plan for Bargaining Unit Employees, (ii) Potomac Electric Power Company Retirement Savings Plan for Management Employees (which itself is the successor to the Potomac Electric Power Company Savings Plan for Non-Exempt, Non-Bargaining Unit Employees; the Potomac Electric Power Company Retirement Savings Plan for Management Employees was formerly known as the Potomac Electric Power Company Savings Plan for Exempt Employees), (iii) Conectiv Savings and Investment Plan and the Conectiv PAYSOP/ESOP and (iv) Atlantic Electric 401(k) Savings and Investment Plan-B.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it is because your shares are registered in different names or with different addresses. You must sign, date and return each proxy card that you receive (or grant a proxy for the shares represented by each proxy card via the Internet or by telephone) in order for all of your shares to be voted at the Annual Meeting. To enable us to provide better shareholder service, we encourage shareholders to have all the shares they hold of record registered in the same name with the same address.

How can I change my vote after I have returned my proxy card or granted a proxy via the Internet or by telephone?

If you own your shares in your own name or through the Dividend Reinvestment Plan or Retirement Savings Plan, you may revoke your proxy, regardless of the manner in which it was submitted, by:

•	sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

•	submitting a properly signed proxy card dated a later date;

•	submitting a later dated proxy via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you hold shares through a brokerage firm, bank or other financial intermediary, you should contact that intermediary for instructions on how to change your vote.

How can I obtain more information about the Company?

The Company’s 2007 Annual Report to Shareholders is included as Annex B after page A-3 of this Proxy Statement. You may also visit the Company’s Web site at www.pepcoholdings.com.

1. ELECTION OF DIRECTORS

Twelve directors currently constitute the entire Board of Directors of the Company. The Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, has nominated each of the current members of the Board of Directors for re-election at the 2008 Annual Meeting, each to hold office for a one-year term that expires at the 2009 Annual Meeting, and until his or her successor is elected and qualified.

The Board of Directors unanimously recommends a vote FOR each nominee listed on pages 5-7.

What vote is required to elect the directors?

Each director shall be elected by a majority of the votes cast “for” his or her election.

The Company’s Bylaws provide that each director shall be elected by a majority of the votes cast “for” his or her election, except that in a contested election where the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. Accordingly, at the 2008 Annual Meeting, a nominee will be elected as a director only if a majority of the votes cast with respect to the election of a director are cast “for” his or her election. In accordance with the Company’s Bylaws any incumbent nominee who fails to receive a majority of votes cast “for” his or her election is required to resign from the Board no later than 90 days after the date of the certification of the election results.

What happens if a nominee is unable to serve as a director?

Each nominee identified in this Proxy Statement has confirmed that he or she is willing and able to serve as a director. However, should any of the nominees, prior to the Annual Meeting, become unavailable to serve as a director for any reason, the Board of Directors either may reduce the number of directors to be elected or, on the recommendation of the Corporate Governance/Nominating Committee, select another nominee. If another nominee is selected, all proxies will be voted for that nominee.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2009

Jack B. Dunn, IV, age 57, since October 1995 has been Chief Executive Officer and since October 2004 has been President of FTI Consulting, Inc., a publicly held multi-disciplined consulting firm with practices in the areas of corporate finance/restructuring, forensic and litigation consulting, economic consulting, technology and strategic and financial communications, located in Baltimore, Maryland. He has served as a Director of FTI since 1992 and served as Chairman of the Board from December 1998 to October 2004. Mr. Dunn is a limited partner of the Baltimore Orioles and is a director of NexCen Brands, Inc. He has been a director of the Company since May 21, 2004.

Terence C. Golden, age 63, since 2000 has been Chairman of Bailey Capital Corporation in Washington, D.C. Bailey Capital Corporation is a private investment company. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and a director of Host Marriott Corporation. He serves as a director of Host Hotels and Resorts, Inc. and the Morris & Gwendolyn Cafritz Foundation. Mr. Golden also currently serves as Chairman of the Federal City Council. He has been a director of the Company since August 1, 2002, and was a director of Potomac Electric Power Company (“Pepco”) from 1998 until it merged with Conectiv on August 1, 2002.

Frank O. Heintz, age 64, is retired President and Chief Executive Officer of Baltimore Gas and Electric Company, the gas and electric utility serving central Maryland, a position he held from 2000 through 2004. From 1982 to 1995, Mr. Heintz was Chairman of the Maryland Public Service Commission, the state agency regulating gas, electric, telephone and certain water and sewerage utilities. Previously he served as agency head of the Maryland Employment Security Administration and was an elected member of the Maryland legislature. He has been a director of the Company since May 19, 2006.

Barbara J. Krumsiek, age 55, since 1997 has been President and Chief Executive Officer and since 2006 Chair of Calvert Group, Ltd. Calvert is based in Bethesda, Maryland, and offers a range of fixed income, money market and equity mutual funds including a full family of socially responsible mutual funds. She serves as a trustee or director for 40 Calvert-sponsored mutual funds, including serving as Chair of the Calvert Variable Series of funds. She has been a director of the Company since May 18, 2007.

George F. MacCormack, age 64, is retired Group Vice President, DuPont, Wilmington, Delaware, a position he held from 1999 through 2003. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for DuPont. He has been a director of the Company since August 1, 2002, and was a director of Conectiv from 2000 until it merged with Pepco on August 1, 2002.

Richard B. McGlynn, age 69, is an attorney. From 1995-2000, he was Vice President and General Counsel of United Water Resources, Inc., Harrington Park, New Jersey and from 1992-1995, he was a partner in the law firm LeBoeuf, Lamb, Greene & MacRae. He was a director of Atlantic Energy, Inc. from 1986 to 1998. He has been a director of the Company since August 1, 2002, and was a director of Conectiv from 1998 until it merged with Pepco on August 1, 2002.

Lawrence C. Nussdorf, age 61, since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and real estate company based in Bethesda, Maryland, whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. He serves as a director of CapitalSource Inc. He has been a director of the Company since August 1, 2002, and was a director of Pepco from 2001 until it merged with Conectiv on August 1, 2002. He currently serves as Lead Independent Director.

Frank K. Ross, age 64, is retired managing partner for the mid-Atlantic Audit and Risk Advisory Services Practice and managing partner of the Washington, D.C. office of the accounting firm KPMG LLP, positions he held from July 1, 1996 to December 31, 2003. He is currently a Visiting Professor of Accounting at Howard University, Washington, D.C. and the Director of its Center for Accounting Education. He is a director of Cohen & Steers Mutual Funds and serves as a director of 22 of these Funds. Mr. Ross serves on The Greater Washington, D.C. Urban League, Howard University Math and Science Middle School and The Hoop Dreams Scholarship Fund boards. He has been a director of the Company since May 21, 2004.

Pauline A. Schneider, age 64, joined the Washington office of the law firm of Orrick, Herrington & Sutcliffe LLP in September 2006. From 1985 to September 2006, she was with the law firm of Hunton & Williams. From October 2000 to October 2002, Ms. Schneider served as Chair of the Board of MedStar Health, Inc., a community-based healthcare organization that includes seven major hospitals in the Washington, D.C./Baltimore area. From 1998 to 2002, she chaired the Board of The Access Group, Inc., a not-for-profit student loan provider headquartered in Wilmington, Delaware. She continues her service on the Access Group board. She is a director of Diamond Management and Technology Consultants. She has been a director of the Company since August 1, 2002, and was a director of Pepco from 2001 until it merged with Conectiv on August 1, 2002.

Lester P. Silverman, age 61, is Director Emeritus of McKinsey & Company, Inc., having retired from the international management consulting firm in 2005. Mr. Silverman joined McKinsey in 1982 and was head of the firm’s Electric Power and Natural Gas practice from 1991 to 1999. From 2000 to 2004, Mr. Silverman was the leader of McKinsey’s Global Nonprofit Practice. Previous positions included Principal Deputy Assistant Secretary for Policy and Evaluation in the U.S. Department of Energy from 1980 to 1981 and Director of Policy Analysis in the U.S. Department of the Interior from 1978 to 1980. Mr. Silverman is currently an Adjunct Lecturer at Georgetown University, Washington, D.C., and a trustee of several national and Washington, D.C.-area nonprofit organizations. He has been a director of the Company since May 19, 2006.

William T. Torgerson, age 63, has been Vice Chairman of the Company since June 1, 2003 and has been Chief Legal Officer of the Company since March 15, 2008. From August 1, 2002 to March 14, 2008, he was General Counsel of the Company. From August 1, 2002 to June 2003, he was also Executive Vice President of the Company. He has been a director of the Company since May 21, 2004.

Dennis R. Wraase, age 64, is Chairman and Chief Executive Officer of the Company. Since May 2004 he has been Chairman of Pepco, Atlantic City Electric Company and Delmarva Power & Light Company. He was Chief Executive Officer from August 2002 through October 2005. Mr. Wraase was President of the Company from August 2002 to March 14, 2008. From August 2002 through May 2003, Mr. Wraase was Chief Operating Officer of the Company. Mr. Wraase became CEO of the Company in June 2003. He has been a director of the Company since 2001, and has been Chairman since May 2004.

Which directors are “independent”?

The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of the Company’s directors be “independent” as defined by the NYSE listing standards. Applying these standards, the Board has determined that ten of the Company’s current 12 directors, consisting of Messrs. Dunn, Golden, Heintz, MacCormack, McGlynn, Nussdorf, Ross and Silverman and Mmes. Krumsiek and Schneider, qualify as independent. Accordingly, if each nominee is elected at the Annual Meeting, ten of the Company’s 12 directors will qualify as independent.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by the NYSE listing standards and the Board must determine that the director does not otherwise have any direct or indirect material relationship with the Company. In accordance with the NYSE listing standards, the Board of Directors has adopted, as part of the Company’s Corporate Governance Guidelines, categorical standards to assist it in determining whether a relationship between a director and the Company is a relationship that would impair the director’s independence. The Company’s Corporate Governance Guidelines can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. Under these standards, which incorporate the disqualifying relationships enumerated by the NYSE listing standards, a Company director is not “independent” if any of the conditions specified are met.

a.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. The executive officers of the Company consist of the president, principal financial officer, controller, any vice-president in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries are deemed to be officers of the Company if they perform such policy-making functions for the Company.

b.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e.	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this categorical standard, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the tax exempt organization exceed the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

f.	For purposes of considering the existence or materiality of a director’s relationship with the Company or the relationship with the Company of an organization with which the director is associated,

payments for electricity, gas or other products or services made in the normal course of business at prices generally applicable to similarly situated customers shall not be included.

g.	Additional provisions applicable to members of the Audit Committee.

i.	A director who is a member of the Audit Committee may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary of the Company, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service (provided that such compensation is not contingent in any way on continued service). The term “indirect acceptance” by a member of the Audit Committee of any consulting, advisory, or other compensatory fee includes acceptance of such fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary of the Company.

ii.	A director who is an “affiliated person” of the Company or its subsidiaries (other than in his or her capacity as a member of the Board or a Board Committee) as defined by the Securities and Exchange Commission (“SEC”) shall not be considered independent for purposes of Audit Committee membership. A director who beneficially owns more than 3% of the Company’s common stock will be considered to be an “affiliated person.”

In making independence determinations, the Board considered the following relationships in accordance with its procedures for evaluating related person transactions described under the heading “Board Review of Transactions with Related Parties.”

In October 2006, Ms. Schneider became a partner in the law firm of Orrick, Herrington & Sutcliffe LLP. Orrick, Herrington & Sutcliffe rendered legal services to certain Company subsidiaries in 2007 and is expected to render services to certain Company subsidiaries in 2008 with respect to certain contract matters. Ms. Schneider has informed the Board that she did not work on any of these matters, nor did she direct Orrick, Herrington & Sutcliffe’s work on any of these matters and Orrick’s representation had no affect on her compensation. Until October 2006, Ms. Schneider was a partner in the law firm of Hunton & Williams. Hunton & Williams rendered legal services to the Company and certain Company subsidiaries in 2006 in the areas of environmental, regulatory, tax and administrative law. Ms. Schneider has informed the Board that she did not work on any of these matters, nor did she direct Hunton & Williams’ work on any of these matters and Hunton & Williams’ representation had no affect on her compensation.

In determining that Ms. Schneider is an independent director, the Board examined the specific transactions that the Company and its subsidiaries had with Orrick, Herrington & Sutcliffe LLP and Hunton & Williams and concluded that (1) the relationship between each law firm and the Company and its subsidiaries was solely a business relationship which did not afford Ms. Schneider any special benefits and (2) the amounts paid to each law firm in each of the last three years were below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated. For these reasons, the Board determined that these business relationships did not disqualify Ms. Schneider as an independent director.

Mr. Dunn is President and Chief Executive Officer of FTI Consulting, Inc. (“FTI”). In February 2008, a Company subsidiary, Pepco Energy Services, Inc. (“Pepco Energy Services”), entered into a contract to supply electricity to FTI for one year commencing in March 2008. The Board determined that (1) the relationship between Pepco Energy Services and FTI was solely a business relationship which did not afford Mr. Dunn any special benefits; (2) the amount to be paid to Pepco Energy Services under the contract is below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated; and (3) the amount to be paid to Pepco Energy Services under the contract constitutes payment for electricity made in the normal course of business at prices generally applicable to similarly situated customers. For these reasons, the Board determined that this business relationship did not disqualify Mr. Dunn as an independent director.

BOARD MEETINGS

The Board held nine meetings during 2007 to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. In 2007, each director attended at least 75% of the Board meetings and the meetings of the Board Committees on which he or she served. The Board has adopted an attendance policy, set forth in the Corporate Governance Guidelines, under which attendance in person is required at all regularly scheduled shareholder, Board and Committee meetings (except where scheduled as a conference call) and is the preferred method of attendance at specially called meetings. The Chairman has the authority to waive this requirement and allow participation by telephone if, in the Chairman’s opinion, it is in the Company’s best interests to do so. Of the Company’s 12 directors at the time, all attended the 2007 Annual Meeting.

At each Board meeting, time is set aside for the directors to meet in executive session without any management director or other management personnel present. The executive session of the Board is convened by the Lead Independent Director.

BOARD COMMITTEES

The Board has five separately designated standing Committees:

•	the Audit Committee;

•	the Compensation/Human Resources Committee;

•	the Corporate Governance/Nominating Committee;

•	the Executive Committee; and

•	the Finance Committee.

Each Committee’s charter can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance.

Each of the Committees (other than the Executive Committee) sets aside time to meet in executive session without management personnel present. The Compensation/Human Resources Committee regularly meets separately with its compensation consultant. The Audit Committee regularly meets separately with the Vice President, Internal Audit and the independent registered public accounting firm.

The Audit Committee held eight meetings in 2007. The Committee represents and assists the Board in discharging its responsibility of oversight with respect to the accounting and control functions and financial statement presentation (but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and its independent registered public accounting firm). The Audit Committee is responsible for, among other things, representing and assisting the Board in oversight of (i) the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and the retention, compensation and performance of the Company’s independent registered public accounting firm, and (iv) the design and performance of the Company’s internal audit function. The Audit Committee also reviews the Company’s guidelines and policies with respect to risk assessment, and has full power and authority to obtain advice and assistance from independent legal, accounting or other advisors as it may deem appropriate to carry out its duties.

Committee members are Directors Golden, Krumsiek, McGlynn, Nussdorf and Ross (Chairman). The Board has determined that directors Golden, Krumsiek, Nussdorf and Ross each is an “audit committee financial expert” as defined by the rules of the SEC. The Board has determined that each member of the Audit Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Compensation/Human Resources Committee held six meetings in 2007. The Committee evaluates annually the performance of the Company’s Chief Executive Officer and, together with the other independent members of the Board of Directors, sets the CEO’s compensation level after taking into account the annual evaluation and such other factors as the Committee deems appropriate. The Committee reviews the performance of elected officers and other executives in the context of the administration of the Company’s executive compensation programs. The Committee, on the recommendation of the CEO, (i) approves the salaries for the executive officers, the heads of the business units, and all PHI Vice Presidents and any salary that exceeds the approval level of the CEO, (ii) establishes performance guidelines under the annual Executive Incentive Compensation Plan, and (iii) exercises the powers of the Board with respect to the Company’s annual salary increase for all management employees. The Committee sets target award levels and approves payments for the executive officers and the heads of the business units pursuant to the Executive Incentive Compensation Plan, establishes the structure of compensation and amounts of awards under the shareholder-approved Long-Term Incentive Plan, and reviews other elements of compensation and benefits for management employees and makes recommendations to the Board as appropriate. The Committee makes recommendations to the Board concerning the Company’s retirement and other benefit plans and oversees corporate workforce diversity issues, and also receives input on compensation matters from the Chief Executive Officer and management, as it deems appropriate.

In order to assist it in carrying out these responsibilities, the Committee in 2007 employed Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. Pursuant to this engagement, PM&P provided the following services: reviewed the compensation philosophy; advised on construction of and determination of a peer group of 23 utility companies (collectively, the “2007 Peer Group”); reviewed new salary ranges; reviewed the Executive Incentive Compensation Plan; reviewed the Long-Term Incentive Plan; reviewed proposed compensation plans or amendments to other existing plans; reviewed the total executive compensation structure for the coming year; attended the Compensation/Human Resources Committee meetings dealing with executive compensation, as requested; presented comparative information to assist the Compensation/Human Resources Committee in its deliberations and decision-making concerning executive compensation; advised senior management, as requested by the Compensation/Human Resources Committee; and provided various industry performance and other comparative information.

Committee members are Directors Dunn (Chairman), Heintz, McGlynn, Nussdorf and Ross. The Board has determined that each member of the Compensation/Human Resources Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Corporate Governance/Nominating Committee held seven meetings in 2007. The Committee’s duties and responsibilities include making recommendations to the Board regarding the governance of the Company and the Board, and helping ensure that the Company is properly managed to protect and enhance shareholder value and to meet the Company’s obligations to shareholders, customers, the industry and under the law. The Committee reviews and recommends to the Board candidates for nomination for election as directors, makes recommendations to the Board regarding Board structure, practices and policies, including Board committee chairmanships and assignments and the compensation of Board members, evaluates Board performance and effectiveness, and oversees the development of corporate strategy and structure, including management development, management succession, management performance criteria, business plans and corporate and government affairs. The Committee also oversees the technology and systems used by the Company with the goal of ensuring that they are adequate to properly run the business and for the Company to remain competitive.

Committee members are Directors Dunn, MacCormack, McGlynn (Chairman), Schneider and Silverman. The Board has determined that each member of the Corporate Governance/Nominating Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Executive Committee held one meeting in 2007. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company, except as otherwise provided by law. The Committee does not hold regularly scheduled meetings. Committee members are Directors MacCormack, Nussdorf (Chairman), Schneider, Torgerson and Wraase.

The Finance Committee held eight meetings in 2007. The Committee oversees the financial objectives, policies, procedures and activities of the Company and considers the long- and short-term strategic plans of the Company. The Committee reviews with management the Company’s risk mitigation profile and reviews the Company’s insurance program. Committee members are Directors Golden (Chairman), Heintz, MacCormack, Schneider and Silverman.

How do I send a communication to the Board of Directors or to a specific individual director?

The Company’s directors encourage interested parties, including employees and shareholders, to contact them directly and, if desired, confidentially or anonymously regarding matters of concern or interest, including concerns regarding questionable accounting or auditing matters. The names of the Company’s directors can be found on pages 5-7 of this Proxy Statement and on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. The Company’s directors may be contacted by writing to them either individually or as a group or partial group (such as all non-management directors), c/o Corporate Secretary, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. A communication addressed to multiple recipients (such as to “directors,” “all directors,” “all non-management directors,” “independent directors”) will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward it to each director, and hence cannot be transmitted unopened, but will be treated as a confidential communication. If you wish to remain anonymous, do not sign your letter or include a return address on the envelope. Communications from Company employees regarding accounting, internal accounting controls, or auditing matters may be submitted in writing addressed to: Vice President, Internal Audit, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 8220, Washington, D.C. 20068 or by telephone to 202-872-3524. Such communications will be handled initially by the Internal Audit Group, which reports to the Audit Committee, and will be reported by the Internal Audit Group to the Audit Committee. If for any reason the employee does not wish to submit a communication to the Vice President, Internal Audit, it may be addressed to the Chairman of the Audit Committee using the procedure set forth above, or can be sent via mail, telephone, facsimile or e-mail to the Company’s Ethics Officer. Employees may also leave messages on the Company’s Ethics Officer’s hotline.

What are the directors paid for their services?

Each of the Company’s non-management directors is paid an annual retainer of $85,000, plus a fee of $2,000 for each Board or Committee meeting attended. The Chairman of the Audit Committee receives an additional annual retainer of $7,500 and a non-management director who chairs any one of the other standing Committees of the Board receives an additional annual retainer of $5,000. A director who serves as Lead Independent Director receives an annual retainer of $15,000 for service in that capacity.

Each non-management director is required to own at least 7,500 shares of Company common stock or common stock equivalents (“phantom stock”). Each current non-management director who has been a director for three years has met this requirement. Newly elected or appointed non-management directors are required to reach this ownership level within three years after the date of their election or appointment.

Under the Non-Management Director Compensation Plan, each non-management director is entitled to elect to receive his or her annual retainer, retainer for service as a Committee chairman, if any, retainer for services as the Lead Independent Director, if any, and meeting fees exclusively in or as a combination of: (i) cash, (ii) shares of Company common stock, or (iii) a credit to an account for the director established under the PHI Executive and Director Deferred Compensation Plan as described below under the heading “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan.”

The following table sets forth, as of March 17, 2008, for each non-management director who has elected to receive all or a portion of his or her annual retainer and meeting fees in phantom stock under the PHI Executive and Director Deferred Compensation Plan, the number of credited phantom stock units (each corresponding to one share of common stock).

Name of Director	Pepco Holdings Phantom Stock Units
Terence C. Golden	19,419
Barbara J. Krumsiek (first elected May 18, 2007)	2,981
George F. MacCormack	4,584
Richard B. McGlynn	2,305
Lawrence C. Nussdorf	3,304
Pauline A. Schneider	815
Lester P. Silverman	6,639

Although under the terms of the Company’s Long-Term Incentive Plan, each non-management director is entitled to a grant, on May 1 of each year, of an option to purchase 1,000 shares of common stock, the Board of Directors beginning in 2003 discontinued these grants.

The following table sets forth the compensation paid by the Company to its non-management directors for the year ended December 31, 2007.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Jack B. Dunn, IV	$94,104	$0	$0	$0	$0	$0	$94,104
Terence C. Golden	106,000	0	0	0	0	0	106,000
Frank O. Heintz	97,000	0	0	0	0	0	97,000
Barbara J. Krumsiek (first elected May 18, 2007)	51,940	0	0	0	0	0	51,940
George F. MacCormack	99,500	0	0	0	0	0	99,500
Richard B. McGlynn	112,000	0	0	0	0	0	112,000
Lawrence C. Nussdorf	109,750	0	0	0	0	0	109,750
Frank K. Ross	99,657	0	0	0	0	0	99,657
Pauline A. Schneider	99,000	0	0	0	0	0	99,000
Lester P. Silverman	93,000	0	0	0	0	0	93,000
Edmund B. Cronin, Jr. (retired May 18, 2007)	31,184	0	0	0	0	0	31,184
Peter F. O’Malley (retired May 18, 2007)	37,093	0	0	0	69,954	0	107,047

(1)	Consists of retainer and meeting fees, which the director may elect to receive in cash or Company common stock or to defer under the terms of the PHI Executive and Director Deferred Compensation Plan. The following directors have elected to receive all or a portion of their 2007 retainer and meeting fees in the form of either (i) shares of the Company’s common stock or (ii) as a credit to the director’s account under the PHI Executive and Director Deferred Compensation Plan. As described below under the heading “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan,” a director participating in the plan can elect to have his or her account credited with any or a combination of: (i) the interest at the prime rate that would have been paid on an amount equal to the participant’s account balance or (ii) an amount equal to the return that the participant would have earned had his or her account balance been invested in any one or a combination of the investment funds selected by the Compensation/Human Resources Committee or had the account balance been deemed invested in the Company’s common stock.

		Amount of Deferred Compensation Plan Credit
Name	Shares of Common Stock	Phantom Stock Credit	Other Investment Credits
Jack B. Dunn, IV	0	$0	$94,104
Barbara J. Krumsiek (first elected May 18, 2007)	0	51,940	0
George F. MacCormack	0	0	49,750
Frank K. Ross	897	0	0
Pauline A. Schneider	0	0	45,000
Lester P. Silverman	0	93,000	0
Edmund B. Cronin, Jr. (retired May 18, 2007)	0	31,184	0

(2)	At December 31, 2007, the following directors held options to purchase the indicated number of shares of Company common stock: Mr. Cronin — 5,000 shares; Mr. Golden — 4,000 shares; and Mr. Nussdorf — 2,000 shares.

(3)	Represents “above-market” earnings (as defined by SEC regulations) on director compensation deferred under the Pepco Director and Executive Deferred Compensation Plan. For a description of the terms of this plan, see “Deferred Compensation Plans — Pepco Director and Executive Deferred Compensation Plan” below.

The Company provides directors with travel accident insurance for Company-related travel and directors’ and officers’ liability insurance coverage and reimburses directors for travel, hotel and other out-of-pocket expenses incurred in connection with the performance of their duties as directors.

The Company also provides the directors with free parking in the Company’s headquarters building, which is also available for use by the directors other than in connection with the performance of their duties as directors. In addition, in 2007, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to one or more directors for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company for providing these benefits.

The compensation of the non-management members of the Board of Directors is reviewed periodically by the Corporate Governance/Nominating Committee which makes recommendations for changes, if any, to the Board for its approval. In July 2007, the Company, at the direction of the Corporate Governance/Nominating Committee, retained Towers Perrin to (i) advise the Committee on current trends in director compensation, including stock ownership guidelines, (ii) determine if the Company’s compensation program is competitive, and (iii) evaluate the structure of the compensation program and the relative mix of compensation elements.

In October 2007, the Corporate Governance/Nominating Committee reviewed the Towers Perrin report which outlined trends in board of directors’ compensation and included a review of director compensation arrangements of the 2007 Peer Group of 23 utility companies used by the Compensation/Human Resources Committee for executive compensation comparisons and overall pay trends in Fortune 500 companies. The report concluded that the Company’s compensation for non-management directors fell at the fifth percentile of the 2007 Peer Group of companies used for the executive compensation program and recommended that the Company consider confirming the current pay mix and increasing remuneration if the Company desired to be within the competitive range of the Company’s peers. Following a review of the report, the Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, adopted, effective January 1, 2008, the director compensation arrangements described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 17, 2008, for each director (each of whom is a nominee for election as a director at the 2008 Annual Meeting), each executive officer named in the Summary Compensation Table below and all directors and executive officers as a group (i) the number of shares of common stock beneficially owned, (ii) the number of shares of common stock that could be purchased through the exercise of stock options then-currently exercisable or scheduled to become exercisable within 60 days thereafter, and (iii) the total number of shares of common stock beneficially owned. Each of the individuals listed, and all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Shares of Common Stock Owned (4)	Shares of Common Stock Acquirable Within 60 Days	Total Beneficial Ownership (5)
Paul H. Barry	10,660	0	10,660
Jack B. Dunn, IV	10,495	0	10,495
Terence C. Golden (6)	44,132	4,000	48,132
Frank O. Heintz (7)	5,912	0	5,912
Anthony J. Kamerick	41,931	5,100	47,031
Barbara J. Krumsiek	1,000	0	1,000
George F. MacCormack	11,282	0	11,282
Richard B. McGlynn	5,770	0	5,770
Lawrence C. Nussdorf	5,000	2,000	7,000
Joseph M. Rigby	58,776	0	58,776
Frank K. Ross	7,757	0	7,757
Pauline A. Schneider	6,915	0	6,915
Thomas S. Shaw	1,700	0	1,700
Lester P. Silverman	1,000	0	1,000
William T. Torgerson	82,958	51,843	134,801
Dennis R. Wraase	237,237	69,843	307,080
All Directors and Executive Officers as a Group (21 Individuals)	629,942	137,886	767,828

(4)	Includes shares held under the Company’s Dividend Reinvestment Plan and Retirement Savings Plan. Also includes shares awarded under the Company’s Long-Term Incentive Plan that vest over time if the executive officer has the right to vote the shares. Unless otherwise noted, each beneficial holder has sole voting power and sole dispositive power with respect to the shares shown as beneficially owned.

(5)	Consists of the sum of the two adjacent columns.

(6)	Includes 11,600 shares owned by Mr. Golden’s spouse. Mr. Golden disclaims beneficial ownership of these shares.

(7)	Shares are owned in the Frank O. Heintz Trust of which Mr. Heintz is Trustee.

The following table also sets forth, as of March 17, 2008, the number and percentage of shares of common stock reported as beneficially owned by all persons known by the Company to own beneficially 5% or more of the common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned		Percent of Common Stock Outstanding
Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, CA 94105	11,174,126	(8)	5.77%

UBS AG Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	13,272,909	(9)	6.60%

(8)	This disclosure is based on information furnished in Schedule 13G, filed with the SEC on February 5, 2008, jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, and Barclays Global Investors Australia Limited, in which Barclays Global Investors, NA reports that it is the beneficial owner with sole dispositive power of 8,052,453 shares of common stock, Barclays Global Fund Advisors reports that it is the beneficial owner with sole dispositive power of 1,746,498 shares of common stock, Barclays Global Investors, Ltd. reports that it is the beneficial owner with sole dispositive power of 974,162 shares of common stock, Barclays Global Investors Japan Limited reports that it is the beneficial owner with sole dispositive power of 288,835 shares of common stock, Barclays Global Investors Canada Limited reports that it is the beneficial owner with sole dispositive power of 112,178 shares of common stock, and Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Australia Limited each reports that it does not beneficially own any shares of common stock.

(9)	This disclosure is based on information furnished in Schedule 13G/A filed with the SEC on February 11, 2008, by UBS AG (for the benefit and on behalf of the UBS Global Asset Management business group of UBS AG), in which UBS AG reports that it is the beneficial owner of 13,272,909 shares of common stock (consisting of 13,272,909 shares as to which it has shared dispositive power and 11,813,258 shares as to which it has sole voting power).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and any beneficial owner of more than 10% of the Company’s common stock to file with the SEC reports of holdings and transactions in the Company’s equity securities. Based on a review of such reports filed for 2007 and on written confirmations provided by its directors and executive officers, the Company believes that during 2007 all of its directors and executive officers filed on a timely basis the reports required by Section 16(a), except that Beverly L. Perry, Senior Vice President of the Company, filed one day late a report on Form 4 disclosing a sale of common stock.

COMPENSATION/HUMAN RESOURCES COMMITTEE REPORT

Among its duties, the Compensation/Human Resources Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (the “CD&A”) section of the Proxy Statement. Based on its review and discussion with management of the CD&A that follows this Report, the Committee has recommended to the Board of Directors that it be included in this Proxy Statement.

Jack B. Dunn, IV, Chairman

Frank O. Heintz

Richard B. McGlynn

Lawrence C. Nussdorf

Frank K. Ross

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation/Human Resources Committee (the “Committee”), the composition and responsibilities of which are described more fully above under the heading “Compensation/Human Resources Committee,” is responsible for all executive compensation decisions with respect to each of the named executive officers (the “NEOs”), except that the annual salary of the Chief Executive Officer is set by all of the independent directors. To assist it in carrying out its responsibilities, the Committee requests and receives recommendations from the Chief Executive Officer with respect to the compensation packages of the other NEOs, including the selection and weighting of the specific performance objectives applicable to short-term and long-term incentive awards.

When structuring compensation arrangements for the NEOs and other executives, the Committee typically receives advice from its independent compensation consultant with respect to pay mix and levels of compensation, as well as information with respect to the financial costs and tax and accounting consequences associated with the various elements of compensation. In 2007, the Committee engaged Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant to advise the Committee on various executive compensation matters. Among other matters, PM&P during 2007 advised the Committee on compensation practices generally and on plan and award design matters. PM&P also provided the Committee with survey data and other comparative information to assist it in its executive compensation decisions, as described herein. The services provided by PM&P are described in greater detail under the heading “Compensation/Human Resources Committee.” While serving as the compensation consultant to the Committee, PM&P has not had any other relationships with the Company or any of its executives, nor does it provide services to the Company other than those related to executive and director compensation.

Prior to 2007, the Committee retained Buck Consultants as its compensation consultant. In 2005, Buck assisted the Committee in a comprehensive review of the Company’s executive compensation practices. The review covered base salary and total cash compensation levels, short-term and long-term incentive program design, employment and severance agreements, retirement benefit plans, deferred compensation plans, and perquisites.

Executive Summary

The following provides a brief overview of the more detailed disclosure set forth in this CD&A:

•	The objective of the Company’s compensation program is to attract, retain and motivate talented executives while promoting the interests of the Company and its shareholders.

•

The Company provides its executive officers with the following types of compensation: salary, cash-based short-term incentives, performance stock, restricted stock, retirement and deferred compensation programs.

•

Salaries and any increases to salaries are determined with respect to the executive’s position level and the salary range within the level, all as determined with respect to competitive market survey data.

•	The Company generally targets compensation levels that are at approximately the 50th percentile of the competitive range for each pay element.

•	The Company has adopted a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business and individual performance goals.

•

Short-term and long-term incentives support the Company’s “pay-for-performance” compensation philosophy; while long-term incentives also serve as a retention mechanism and as a means to focus executives on long-range strategic goals.

•	The Company uses equity-based compensation as a means to align the interests of its executives with those of the shareholders.

•	The Company also incorporates goals into its short-term incentive plan which balance the interests of the shareholders, customers and employees.

•	The Company offers its executive officers limited basic perquisites.

•	Three of the NEOs whose employment continued into 2008 are parties to employment agreements and the other two participate in a Change in Control Severance Plan.

•

The Company’s executives generally participate in the same group benefit programs available to all employees. In addition, the Company has both tax-qualified retirement plans and non-qualified supplemental excess retirement plans in which certain executives participate.

•	The Company maintains a non-qualified deferred compensation plan.

•	In 2007 short-term incentive compensation targets for Company/business unit performance were achieved and payouts were made.

•	The three-year total return to shareholders for the period ending December 31, 2007 increased 55.7% which also increased the value of the executives’ accumulated equity-based incentives during 2007.

•

The Company believes its executive compensation program achieves the program’s objective in an appropriate and reasonable manner, and the Company continues to conduct annual reviews to ensure this remains the case.

Compensation Philosophy

The objectives of the Company’s executive compensation program are to attract, motivate and retain talented executives and to promote the interests of the Company and its shareholders. To achieve these objectives, the Company’s executive compensation program is designed to:

•	provide executives with salaries, incentive compensation opportunities and other benefits that are competitive with comparable companies in the industry;

•

reward executives for both the achievement by the Company and its business segments of targeted levels of operational excellence and financial performance, as well as the achievement of individual performance goals; and

•	align the financial interests of the executives with those of the shareholders through equity-based incentive awards and stock ownership requirements.

Compensation Levels and Benchmarking

Compensation levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Committee is responsible for approving compensation levels for the executive officers with the exception of the CEO’s base salary, which is approved by the independent Board members.

The Committee assesses competitive market compensation practices using a number of sources. One of the primary ways the Committee evaluates the Company’s executive compensation arrangements relative to other companies is to compare the Company’s practices to a group of companies that are primarily electricity and natural gas distribution companies with a similar market capitalization. The composition of that group of peer companies is reassessed annually and its composition may be changed by the Committee year to year to reflect corporate transactions or other changes that may affect the comparability of one or more of the constituent companies. The 2007 peer group consisted of the following 23 companies: Allegheny Energy Inc., Alliant Energy Corp., Ameren Corp., Centerpoint Energy Inc., CMS Energy Corp., Consolidated Edison, DTE Energy Co., Energy East Corp., Hawaiian Electric Co., Keyspan Corp., NiSource Inc., Northeast Utilities, NSTAR, OGE Energy Corp., Pinnacle West Capital Corp., PPL Corp., Puget Energy Inc., SCANA Corp., Sempra Energy, Sierra Pacific Resources, Teco Energy Inc., Wisconsin Energy Corp. and Xcel Energy Corp. (the “2007 Peer Group”). In 2006 (the last year for which data is available), the Company ranked relative to the 2007 Peer Group at the 59th percentile in total assets and at the 56th percentile in market capitalization.

As part of its annual compensation review process, one of the tools the Committee uses in its evaluation is a tally sheet. The tally sheet for each NEO is prepared by the Company and identifies the material elements of the executive’s compensation, including salary, short-term and long-term incentive compensation opportunity, pension accruals and other benefits. These sheets also show the severance and other payouts to which the executive would be entitled under various employment termination scenarios.

Components of the Executive Compensation Program

The compensation program for the Company’s executives, including the NEOs, consists of the following components:

•	base salary;

•	annual cash incentive awards under the Executive Incentive Compensation Plan;

•	equity incentive awards consisting of performance shares and time-based restricted shares under the Long-Term Incentive Plan;

•	retirement and deferred compensation programs;

•	health and welfare benefits; and

•	other perquisites and personal benefits.

The following is a discussion of each component of executive compensation.

Base Salary.    The base salary level of each of the NEOs is determined primarily by the executive’s position within the Company, years of service, and performance. The Committee considers adjustments to base salary levels annually and also may consider salary adjustments in connection with promotions and other special circumstances. Messrs. Wraase, Torgerson and Rigby each has entered into an employment agreement with the Company which provides that the executive is entitled to an annual base salary that is not less than his salary on the date he entered into the agreement, and which, if increased, may not be subsequently decreased during the term of the agreement.

In its 2005 review of executive compensation, the Committee, in order to provide consistency within the Company, developed salary levels for the executives and senior management and assigned a level to each position based primarily on the decision-making responsibility associated with the position. The Committee then assigned to each salary level a salary range, with the midpoint of the range fixed at approximately the median of the competitive range as determined by a market survey. Each executive’s salary was established within the range based on a combination of factors, including the executive’s level of experience, tenure with the Company in the position and performance.

As part of the 2005 review, the Committee also adopted a mechanism for the annual consideration by the Committee of adjustments to the salary range for each salary level and to individual salaries. The process begins with a review by the Committee of available information on projected salary levels of other companies. If the data shows a change in the salary range for a particular salary level, the Committee has the discretion to adjust the Company’s salary range for that salary level up to a corresponding percentage. If the data shows an increase in salary levels, the Committee also may approve a percentage increase in the total salary budget for the Company’s executive group (currently consisting of 56 executives) that corresponds to the market increase in salaries as shown by the data. This increase, which is referred to as a “merit budget,” is available for allocation among the executive group in the form of salary increases based on the Committee’s evaluation of the executive’s performance, length of service and any other factors that the Committee considers relevant. The Committee also may consider whether a further salary adjustment for a particular executive is warranted based on the goal of generally paying an executive at the median of the competitive salary range for the executive’s position.

To evaluate the salary ranges for 2008, the Committee relied on data compiled by PM&P using the 2007 Peer Group specific data and other general industry and utility survey data. This data showed an average salary structure adjustment among the companies surveyed of 2.9%. Based on this data, the Committee, in October 2007 approved, effective for 2008, a 2.9% increase in the minimum and maximum levels in the competitive salary range for each salary level. To consider adjustments to executive salaries within the revised salary ranges, the Committee obtained from PM&P published data, compiled from the same sources as the salary structure information, which showed an average salary budget increase of 3.7%. Based on this data, the Committee approved a merit budget increase equal to 3.7% of total salaries, which it allocated among the executive group.

As a consequence of this allocation, the Committee, and in the case of Mr. Wraase, the independent directors, approved the following 2008 salary increases for each of the 2007 NEOs, whose employment continued into 2008.

Name	2008 Salary	Percentage Increase from 2007
Dennis R. Wraase	$1,076,000	4.98%
Paul H. Barry	518,000	3.6%
William T. Torgerson	558,000	3.91%
Joseph M. Rigby	675,000	17.4%
Anthony J. Kamerick	309,000	3%

In approving the increase for Mr. Wraase, the Committee noted his direction and leadership during 2007 in achieving the Company’s strategic initiatives: the successful resolution of the Mirant bankruptcy case, his efforts to make the Company a leader in its responses to climate change, including the approval of the rate decoupling mechanism in Maryland and the successful completion of four rate cases in the Company’s subsidiaries’ retail jurisdictions. During 2007, the Company achieved a 55.7% total return to shareholders and its common stock was added to the S&P 500 stock index. The Committee also reviewed the data related to market information provided by the consultant in relation to the Company’s 2007 Peer Group. Mr. Wraase’s salary increase was slightly higher than the average increase for executives, which is reflective of his role in the Company’s 2007 performance.

In connection with his employment by the Company as its Senior Vice President and Chief Financial Officer, effective September 5, 2007, the Company and Mr. Barry entered into a letter of employment providing for a 2007 (prorated) base salary of $500,000 which was in line with the market for his position. In approving Mr. Barry’s increase to $518,000 for 2008, the Committee noted his contributions to the Company’s strategic initiatives.

In approving the increase for Mr. Torgerson, the Committee took into account his experience and tenure in the position of Vice Chairman and General Counsel and noted as achievements in 2007 the successful management of several concurrent rate cases, the successful resolution of the Mirant bankruptcy case and his leadership in the legislative process.

In connection with his promotion to Executive Vice President and Chief Operating Officer effective September 1, 2007, the Committee approved an increase in Mr. Rigby’s base salary from $475,000 to $575,000, to bring his salary into line with the market for his new position. The Committee increased Mr. Rigby’s base salary to $600,000 for 2008 in recognition of the improved financial performance of the Power Delivery business since Mr. Rigby assumed responsibility for its operations in September 2007, the completion of critical infrastructure projects and the approval of a proposed major transmission line. In March 2008, the Committee approved an increase in Mr. Rigby’s annual salary to $675,000 in connection with his appointment as the President of the Company and the associated increase in responsibilities.

In September 2007, Mr. Kamerick’s base salary was increased from $260,000 to $300,000, to bring his salary into line with the market for his position. Mr. Kamerick’s base salary was increased to $309,000 for 2008 in recognition of his role in several concurrent rate cases and his tenure in the position of Treasurer.

Annual Cash Incentive Awards.    The Company provides its executives, including its NEOs, with an opportunity to receive an annual cash bonus under the Executive Incentive Compensation Plan (the “EICP”). Under this plan, payments are based on the extent to which the Company, one or more business segments, or individual performance meets specified short-term objectives (which can be based on financial or other quantitative criteria). The Committee, however, retains the discretion, whether or not the established performance objectives are achieved, to adjust awards either up or down taking into account such factors and circumstances as it determines to be appropriate.

In connection with its comprehensive review of executive compensation in 2005, the Committee adopted target short-term incentive opportunities for each executive officer as a percentage of salary that was designed to place the Company’s total cash compensation (consisting of salary and target annual incentive compensation) at a level approximating the midpoint of the competitive range. These target short-term incentive opportunities remained in place for 2007, including Mr. Rigby’s target level which did not change as the result of his appointment as Executive Vice President and Chief Operating Officer. Mr. Barry’s short-term incentive compensation as a percentage of salary was determined in accordance with the Company’s pre-established compensation schedule for the Chief Financial Officer position.

The target level of short-term incentive compensation as a percentage of salary for each of the NEOs in 2007 was as follows:

Name	Target as a Percent of Salary
Dennis R. Wraase	100%
Paul H. Barry	60%
William T. Torgerson	60%
Joseph M. Rigby	60%
Anthony J. Kamerick	50%
Thomas S. Shaw	60%

Annual cash incentive awards are made under the EICP to the extent performance goals established by the Committee are achieved. The performance criteria used as the basis for awards and the specific targets can vary from year to year. The performance goals can consist entirely, or be a combination, of (i) performance objectives for the Company as a whole, (ii) performance objectives for a particular business unit or (iii) individual performance objectives. Generally, the financial targets are based on the Company’s annual financial plan. Other quantitative targets typically are set at levels that exceed the level of performance in prior years. For a discussion of the 2007 awards under the EICP, see the section headed “Executive Incentive Compensation Plan Awards” following the 2007 Grants of Plan-based Awards table below. The determination by the Committee of the percentage of each NEO’s EICP award opportunity that is attributable to the performance of particular business units within the Company is designed to align the executive’s award opportunity with the executive’s management responsibilities or in the case of executives who do not have management responsibility for a particular business unit, a balanced allocation among the business units. The performance goals for the Company and the respective business units are selected so as to reward the executive for the achievement of targeted financial results and operational goals.

In October 2007, the Committee worked with PM&P to analyze the Company’s total cash compensation for its executive officers relative to that of the 2007 Peer Group. This analysis concluded that each of the NEOs’ salaries and short-term incentives were within the market median range of practices, and, accordingly, PM&P recommended no change in the percentage of the NEO’s total cash compensation relative to salary for 2008.

Long-Term Incentive Plan Awards.    Long-term incentive awards are made to the NEOs and other executives under the Long-Term Incentive Plan (the “LTIP”). In connection with its comprehensive review of executive compensation in 2005, the Committee adopted target long-term incentive opportunities for each executive officer as a percentage of salary that was designed to place the Company’s total direct compensation (consisting of salary, target annual cash incentive compensation and target long-term incentive compensation) at a level approximating the midpoint of the competitive range. These target long-term incentive opportunities remained in place for 2007, including Mr. Rigby’s which did not change as the result of his appointment as Executive Vice President and Chief Operating Officer. Mr. Barry’s target level of long-term incentive compensation as a percentage of salary was determined in accordance with the Company’s pre-established compensation schedule for the Chief Financial Officer position.

The target levels of long-term incentive compensation as a percentage of salary for each of the NEOs in 2007 was as follows:

Name	Target as a Percent of Salary
Dennis R. Wraase	200%
Paul H. Barry	100%
William T. Torgerson	100%
Joseph M. Rigby	100%
Anthony J. Kamerick	50%
Thomas S. Shaw	100%

In 2003, the Company discontinued the use of stock options as a form of long-term incentive compensation for executives. In 2005, the Committee approved design changes to the Company’s long-term incentive award program under which (i) two-thirds of the targeted long-term incentive award opportunity is in the form of performance stock that vests to the extent that performance objectives are achieved (“Performance Stock”), which the Company refers to as the “Performance Stock Program” and (ii) one-third of the long-term award opportunity is in the form of restricted stock that vests generally upon the completion by the executive of three years of employment from the date of the grant (“Restricted Stock”), which the Company refers to the “Restricted Stock Program.” Whereas Performance Stock is designed to focus the executive on the achievement by the Company or a business segment of specific financial or other performance goals or on the achievement of individual performance goals, the primary objective of the Restricted Stock is executive retention and the alignment of the financial interests of the executives with the interests of the shareholders. The allocation between the two forms of compensation reflects the Committee’s view that the predominant portion of an executive’s long-term incentive award opportunity should be tied to performance.

Performance Stock Program.    With respect to the Performance Stock awards, the performance targets for each year in the three-year performance period typically are established relative to the performance of the Company in the year immediately preceding the first year of the three-year period, and are set at levels that reflect year-to-year improvement over the three-year period and further the Committee’s goal of rewarding executives only if they deliver results that enhance shareholder value. The objective of the Committee is to set target levels, which, if achieved, would place the Company’s performance at the 75th percentile within the 2007 Peer Group.

With regard to the selection of performance measures for the vesting of shares of Performance Stock, the Committee has sought to identify measures that would further the Committee’s goal of ensuring that executives are rewarded only if they deliver results that enhance shareholder value. The Committee has determined that this goal can be best achieved by selecting performance measures that are closely tied to the achievement of important objectives under the Company’s financial plan. To achieve this objective, the Committee has elected the following performance measures for the vesting of Performance Stock: (i) earnings per share or, in the case of business unit performance, earnings (excluding in each instance extraordinary items and other gains and losses relating to matters that are not reflective of the Company’s ongoing business), which serve as a measure of improvements in the Company’s operating results, and (ii) free cash flow, which reflects the generation of the cash available for dividends and debt reduction.

To take into account an executive’s specific responsibilities, the selected performance measures, depending on the executive’s position within the Company, apply in whole or in part to the performance of the Company as a whole or to one or more regulated (consisting of Power Delivery) or unregulated (consisting of Conectiv Energy and Pepco Energy Services) business units and could be weighted differently as between the two performance measures. The extent to which Performance Stock awards would be earned depends on actual performance relative to the target level, with no award or a reduced award to the extent performance fell below the target and an increased award if the target is exceeded (with awards interpolated for performance between the threshold and maximum levels). The table below shows the relationship between (i) performance relative to the targeted performance level and (ii) the amount of the award earned as a percentage of the target award.

Percentage Performance Relative to Target Level (Company as a whole and Power Delivery)	Percentage Performance Relative to Target Level (unregulated business units)	Amount of Award (as a Percentage of Target Award)
below 90%	below 80%	0%
90%	80%	50%
100%	100%	100%
115%	120%	200%

The narrower performance range for the Company and Power Delivery performance targets reflects the historically lower volatility of the results from regulated operations as compared to the Company’s unregulated businesses. As in the case of the EICP, the determination by the Committee of the percentage of each NEO’s Performance Stock Program award opportunity that is attributable to the performance of particular business units within the Company is designed to align the executive’s award opportunity with the executive’s management responsibilities or in the case of executives who do not have management responsibility for a particular business unit, a balanced allocation among the business units. The performance goals for the Company and the respective business units are selected so as to reward the executive for the achievement of targeted financial results.

In January 2007, the Committee established award opportunities pursuant to the Performance Stock Program and made awards of restricted stock pursuant to the Restricted Stock Program to each of the NEOs (except Mr. Barry, whose award was made at the time of his employment). For a discussion of the 2007 awards under the LTIP, see the section headed “Long-Term Incentive Plan Awards” following the 2007 Grants of Plan-Based Awards table below and for a discussion of the vesting in 2007 of awards made in prior years under the LTIP, see the 2007 Option Exercises and Stock Vested table and the accompanying narrative.

Restricted Stock Program.    The number of shares of Restricted Stock awarded to each of the NEOs under the Restricted Stock Program, which accounts for one-third of each executive’s aggregate 2007 LTIP award opportunity, are shown on the “2007 Grants of Plan-Based Awards” table below under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” In each case, the shares are subject to forfeiture if the employment of the executive terminates before January 24, 2010, subject to certain exceptions described below under the heading “Termination of Employment and Change in Control Benefits.” During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares. The executive is entitled to retain the dividends paid whether or not the shares vest.

In October 2007, PM&P, at the request of the Committee, conducted a compensation review of the total direct compensation opportunity of the Company’s executives. PM&P found that the total direct compensation of the NEOs was somewhat below the midpoint of the competitive range. PM&P concluded, however, that the total program of benefits provided to the NEOs, including retirement plans and other benefits, rendered their total compensation opportunity as reasonable, and therefore made no recommendation to increase the long-term incentive payout targets of the NEOs.

Retirement Programs.    The Company’s retirements plans, including both its general employee retirement plan and its supplemental retirement plans, are discussed in detail in the narrative headed “Retirement Plans” following the Pension Benefits at December 31, 2007 table below. Under the Pepco Holdings Retirement Plan, all employees of the Company with at least five years of service are entitled to receive retirement benefits in accordance with the applicable benefit formula up to the maximum level that a qualified pension plan is permitted to provide consistent with Internal Revenue Code regulations.

The Company’s supplemental retirement plans (consisting of the Executive Retirement Plan and the Conectiv Supplemental Executive Retirement Plan (“Conectiv SERP”)) provide retirement benefits in addition to the benefits the individual receives under the Pepco Holdings Retirement Plan due to certain benefit calculation features which have the effect of augmenting the individual’s aggregate retirement benefit. If the benefit payment that otherwise would have been available under the applicable benefit formula of the Pepco Holdings Retirement Plan is reduced due to a contribution or benefit limit imposed by law, any participant in the Pepco Holdings Retirement Plan is entitled to a compensating payment under the supplemental retirement plan in which the individual participates. In addition, participants in the Pepco Holdings Retirement Plan, if designated by the Chief Executive Officer, are entitled to one or more of the following enhancements to the calculation of their retirement benefit: (i) the inclusion of compensation deferred under the Company’s deferred compensation plans in calculating retirement benefits, (ii) to the extent not permitted by the Pepco Holdings Retirement Plan, the inclusion of annual cash incentive compensation received by the participant in calculating retirement benefits, or (iii) the crediting of the participant with additional years of service. As negotiated at the time of his employment, Mr. Barry will be entitled to receive three additional years of service after completing five years of employment and an additional three years of credited service after completing ten years of employment.

The various components of the Company’s supplemental retirement plans have been in effect for many years. The plans were adopted in order to assist the efforts of the Company to attract and retain executives by offering a total compensation package that is competitive with those offered by other companies, particularly other electric and gas utilities. As part of the 2005 review of executive compensation, the Committee directed its compensation consultant to review the Pepco Holdings Retirement Plan and the Company’s supplemental retirement plans, and was advised by the consultant that the plans are fairly typical among the then-current peer group companies.

All employees of the Company, including the NEOs, are entitled to participate on the same terms in the Company’s 401(k) savings plan (the “Retirement Savings Plan”), and as participants receive a 100% Company matching contribution on employee contributions up to 3% of annual salary and a 50% Company matching contribution on employee contributions in excess of 3% of annual salary up to 6% of annual salary. Executives of the Company, including each of the NEOs, also are eligible to participate in the PHI Executive and Director Deferred Compensation Plan which, as discussed below under the heading “Deferred Compensation Plan,” allows for deferrals (and credits corresponding to the Company matching contribution up to the limits described above) of amounts in excess of the limitations imposed on contributions to the Retirement Savings Plan by the Internal Revenue Code.

Health and Welfare Benefits.    Each of the NEOs participates in the Company’s healthcare, life insurance, and disability insurance plans on the same terms as are made available to Company employees generally. With the exception of Company payment for an annual executive physical, as more fully described in Note 13 to the Summary Compensation Table, the Company has no health or welfare plans, programs, or arrangements that are available only to executives.

Other Perquisites and Personal Benefits.    As more fully described in Note 13 to the Summary Compensation Table, the Company provides certain NEOs with perquisites and other personal benefits, including: (i) a Company car or a car allowance, (ii) Company-paid parking, (iii) tax preparation and financial planning fees, (iv) certain club dues, (v) personal use of Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events when not otherwise used for business purposes and (vi) reimbursement for spousal travel. The Company also paid for Mr. Barry’s housing costs because his family did not wish to relocate during the school year. The cost of these benefits is not significant in relation to an executive’s total compensation. These benefits generally are provided to ensure that the Company’s total compensation package is competitive with peer companies. In its 2005 review of executive compensation, the Company’s benefits compensation consultant concluded that the perquisites and other personal benefits provided to executives were conservative and generally in line with those provided by the then-current peer group companies.

Deferred Compensation Plan.    Under the terms of the Company’s Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which is described in greater detail in the narrative headed “Deferred Compensation Plans” following the Nonqualified Deferred Compensation table below, the NEOs and other executives of the Company are permitted to defer the receipt of all or any portion of their compensation, including incentive compensation. In addition, to the extent an executive is prevented from making a contribution to the Retirement Savings Plan due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer the excluded amount under the Deferred Compensation Plan and receive an additional credit under the Deferred Compensation Plan equal to the matching contribution, if any, that the Company would have made with respect to the excluded amount under the Retirement Savings Plan. Balances under the Deferred Compensation Plan are credited on a monthly basis with an amount corresponding to, as elected by the participant, any or a combination of: (i) interest at the prime rate or (ii) the return that would have been earned had the account balance been invested in any one or a combination of the investment funds selected by the Committee. The Deferred Compensation Plan is designed to allow participating executives to save for retirement in a tax-effective way. The Company funds its future financial obligations under the Deferred Compensation Plan through the purchase of Company-owned life insurance policies and other investments.

Compensation Mix

At-Risk versus Fixed Compensation.    The percentages of each NEO’s short-term and long-term incentive compensation opportunities relative to the executive’s salary as established by the Committee are designed to reflect the Committee’s view that, as the level of an executive’s responsibility increases, the percentage of the executive’s compensation that is at risk and tied to company or individual performance likewise should increase. The following table shows the allocation of each NEO’s total salary and short-term and long-term incentive compensation opportunities between fixed and at-risk compensation (at the target level).

Name	Fixed Compensation	At-Risk Compensation
Dennis R. Wraase	25%	75%
Paul H. Barry	38%	62%
William T. Torgerson	38%	62%
Joseph M. Rigby	38%	62%
Anthony J. Kamerick	50%	50%
Thomas S. Shaw	38%	62%

Short-Term versus Long-Term Incentive Compensation.    The Committee also believes that with increasing seniority, a larger percentage of an executive’s compensation opportunity should be in the form of long-term incentive compensation. This reflects the view of the Committee that the senior executives should have a greater focus on developing and implementing the Company’s long-term strategic goals. The following table shows the allocation between each NEO’s target short-term and long-term incentive compensation opportunities (each at the target level).

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Dennis R. Wraase	33%	67%
Paul H. Barry	38%	62%
William T. Torgerson	38%	62%
Joseph M. Rigby	38%	62%
Anthony J. Kamerick	50%	50%
Thomas S. Shaw	38%	62%

Severance and Change in Control Benefits

The employment agreements of Messrs. Torgerson and Rigby, each entered into at the time of the merger of Pepco and Conectiv, provide for severance payments and other benefits if the employment of the executive is terminated other than for “cause” or the executive voluntarily terminates his employment for certain specified reasons, whether or not such termination is in connection with a change in control of the Company. These provisions are generally designed to provide assurance to the executive that, if the executive’s employment is actually or constructively terminated by the Company, the executive will receive for a period of time thereafter the compensation and benefits that the executive would have received had the termination not occurred. These benefits also address the concern that the fear of job loss might influence the executive when considering strategic opportunities that may include a change in control of the Company. The specific benefits to which Messrs. Torgerson and Rigby are entitled are described in detail under the heading “Termination of Employment and Change in Control Benefits” below.

The Company also maintains a Change in Control Severance Plan in which 53 executives who are not covered by a change in control provision in an employment agreement currently participate. Under this plan, which is described under the heading “Termination of Employment and Change in Control Benefits” below, if, within one year following a change in control, a participating executive’s employment is terminated by the Company without “cause” or is terminated by the executive for “good reason,” the executive will be entitled to termination benefits similar to those described above for executives with employment agreements, except with a severance payment equal to

1.5, 2 or 3 times the salary of the affected executive depending upon the executive’s position. The purpose of the plan is to ensure that the participating executives are able to stay focused on their responsibilities to the Company in a change in control situation and are not distracted by the uncertainty of their continued employment. Messrs. Barry and Kamerick are participants in the Change in Control Severance Plan.

As an inducement to his employment, Mr. Barry’s letter of employment also provides that if his employment is terminated by the Company (other than for cause) within the first 12 months of his employment, he will receive a lump sum payment in an amount equal to the sum of (i) his then-current salary and (ii) his target annual bonus for the year in which the termination occurs. This provision would not apply in a circumstance where Mr. Barry is entitled to a severance payment under the Change in Control Severance Plan.

Employment Agreements and Compensation Arrangements

In July 2007, the Company entered into a new employment agreement with Mr. Wraase, which is described in greater detail under the heading “Employment Agreements” below. The new employment agreement replaces the employment agreement that Mr. Wraase entered into in 2002. Like the 2002 agreement, the term of the new agreement extends until April 1, 2009, the date Mr. Wraase reaches normal retirement age under the Pepco General Retirement Subplan. Under the terms of the new agreement, Mr. Wraase has relinquished the right to receive, as provided for in the prior agreement, both (i) a severance payment in an amount equal to three times his combined salary and bonus and (ii) a lump sum supplemental retirement benefit, if, prior to April 1, 2009, his employment were to have been terminated by the Company without “cause” or he elected to terminate his employment for certain specified reasons generally involving the diminution of status or a reduction in benefits. In addition, Mr. Wraase has given up the right to receive a gross-up payment for any excise tax payments he would have incurred had any payments made to him in connection with a termination of his employment been determined to be payments related to a change in control within the meaning of Section 280G of the Internal Revenue Code.

In setting the terms of the new employment agreement, the Committee took into account Mr. Wraase’s age and projected near-term retirement date and determined that the protections afforded Mr. Wraase in the event of a termination of his employment were no longer necessary or appropriate within this timeframe. In consideration for relinquishing his severance and other termination of employment benefits, including the tax gross-up payment, the Committee authorized an enhancement in Mr. Wraase’s retirement benefits in the form of a supplemental retirement benefit with actuarial present value of approximately $4.2 million at December 31, 2007, which is described in the narrative following the Pension Benefits at December 31, 2007 table under the heading “Wraase Supplemental Retirement Benefit.” The benefits Mr. Wraase agreed to forego, which would have been payable had the Company terminated his employment without cause before April 1, 2009, based on the elements of his compensation at December 1, 2006, had a value of approximately $11.9 million or approximately $20.4 million had his termination followed a change in control of the Company.

At time of the employment of Mr. Barry in September 2007, the Company and Mr. Barry entered into a letter of employment specifying his base salary, the annual and long-term incentive award opportunities (which were awarded on the same basis as other similarly situated executives prorated for time of service), his participation in various of the Company’s benefit programs and reimbursement for relocation expenses, including a gross-up for any tax incurred on amounts reimbursed.

In September 2007, the Company entered into an agreement with Mr. Kamerick under which, in addition to the salary increase described above, he was awarded 5,409 shares of the Company’s common stock, which will vest on September 1, 2009, if Mr. Kamerick is employed by the Company.

Deductibility of Executive Compensation Expenses

Under Section 162(m) of the Internal Revenue Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to any of the Company’s principal executive officers and the Company’s three highest compensated executive officers (other than the principal executive officer or the principal financial officer), except that this prohibition does not apply to compensation that qualifies as “performance-based compensation.” Under the LTIP, which has been approved by the Company’s shareholders, shares of Performance Stock are contingent on the achievement of pre-established performance objectives and therefore qualify as performance-based compensation, except if the Committee were to alter the performance objectives after the commencement of the performance period or were to exercise its discretion to pay an award notwithstanding that the specified performance objectives were not satisfied. There may be circumstances where the Committee determines that it is in the best interests of the Company to take either of such actions with respect to one or more awards, even though the result may be a loss of a tax deduction for the compensation.

The issuance of shares of Restricted Stock under the LTIP does not qualify as performance-based compensation because the award vests on the basis of continued employment, rather than pre-established performance objectives. Because the EICP has not been approved by shareholders, awards under the plan cannot qualify as performance-based compensation even when the payment of awards under the plan is based on the achievement of pre-established performance objectives.

Stock Ownership Requirements

To align further the financial interests of the Company’s executives with those of the shareholders, the Board of Directors in 2005 adopted stock ownership requirements for officers of the Company. The requirements, which are expressed as a multiple of salary, are a function of the executive’s seniority:

Chief Executive Officer, President	5 times salary
Executive Vice President, Vice Chairman	3 times salary
Senior Vice President	2 times salary
Vice President	1 times salary

Each officer has until December 31, 2010, or five years from the date of his election as an officer, whichever is later, to achieve the required ownership level. Each of the NEOs, except Mr. Barry whose employment commenced in September 2007, meets this requirement. An individual who is appointed as an officer or is promoted to a position with a higher stock ownership requirement has five years from the date of appointment or promotion to achieve the applicable stock ownership level. Shares of Company common stock owned through the Retirement Savings Plan, unvested shares of Restricted Stock, and the number of shares of Company common stock corresponding to the target level of the executive’s unearned Performance Stock awards are considered owned by the executive for the purpose of meeting the ownership requirement. The Company does not have a policy with respect to hedging the economic risk of shares that the officer is required to own.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for the Company’s (i) principal executive officer, (ii) principal financial officer and (iii) its three other most highly compensated executive officers employed as of December 31, 2007, determined on the basis of their total compensation for 2007 (excluding the amounts under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table below). The table also includes Thomas S. Shaw, whose employment terminated prior to December 31, 2007, but whose 2007 compensation exceeded the 2007 compensation of one or more of the three other most highly compensated executive officers employed at December 31, 2007. The information in this table includes compensation paid by the Company or its subsidiaries.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (10)	Option Awards	Non-Equity Incentive Plan Compen- sation (11)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (12)	All Other Compen- sation (13)	Total Compen- sation
Dennis R. Wraase	2007	$1,026,941	$0	$1,339,512	$0	$1,127,500	$4,656,627	$284,189	$8,434,769
Chairman and Chief Executive Officer	2006	950,000	0	1,280,884	0	0	2,462,563	228,103	4,921,550
Paul H. Barry	2007	161,932	0	42,102	0	106,007	1,944	51,435	363,420
Senior Vice President and Chief Financial Officer (14)
William T. Torgerson	2007	538,017	0	412,916	0	579,960	733,283	143,354	2,407,530
Vice Chairman and Chief Legal Officer	2006	512,000	0	478,237	0	0	698,459	128,393	1,817,089
Joseph M. Rigby	2007	509,044	0	303,384	0	335,500	134,856	103,718	1,386,502
President and Chief Operating Officer	2006	412,500	0	288,480	0	0	38,805	76,860	816,645
Anthony J. Kamerick	2007	273,750	200,000	98,608	0	140,083	118,501	47,962	878,904
Vice President and Treasurer (15)
Thomas S. Shaw	2007	349,977	0	0	0	229,680	0	5,155,451	5,735,108
Retired Executive Vice President and Chief Operating Officer	2006	502,000	0	488,258	0	0	201,174	113,238	1,304,670

(10)	Represents the dollar amount of expense recognized by the Company for financial statement reporting purposes in 2007, as determined in accordance with Financial Accounting Standard 123R, with respect to shares of Restricted Stock and Performance Stock awards made to the executive in 2007 and in prior years under the LTIP. For a further description of these awards, see the discussion under the heading “Long-Term Incentive Plan Awards” below. The amount of the annual expense for the Restricted Stock awards was determined by dividing the market value of the shares as of the date of the grant by three (representing the number of years of service from the date of the grant required for the vesting of the award). The assumptions used to calculate the expense recognized for the Performance Stock awards are set forth in Note 10 to the Company’s consolidated financial statements, which are included in the Company’s Annual Report to Shareholders attached as Annex B to this Proxy Statement.

(11)	See the description of the EICP following the 2007 Grants of Plan-Based Awards table below.

(12)

Consists of (i) the aggregate increase in the actuarial present value of the executive’s accumulated benefits under all deferred benefit and actuarial pension plans from December 31, 2006 to December 31, 2007 (or, in the case of Mr. Barry, from the date of his employment to December 31, 2007), combined with (ii) “above-

market earnings” (as defined by SEC regulations) on non-tax-qualified deferred compensation plans of $14,209 for Mr. Wraase and $11,931 for Mr. Torgerson. See the discussion under the heading “Deferred Compensation Plans — Pepco Director and Executive Deferred Compensation Plan” below.

(13)	The totals shown in this column consist of:

(a) Dividends paid on unvested shares of Restricted Stock held by the executive: Mr. Wraase — $56,824; Mr. Barry — $2,430; Mr. Torgerson — $15,108; Mr. Rigby — $14,539; Mr. Kamerick — $6,339 and Mr. Shaw — $7,377. For a further description of these payments, see “Long-Term Incentive Plan Awards — Restricted Stock Program” below.

(b) The market value on December 31, 2007, of additional shares of Company common stock (calculated by multiplying the number of shares by the closing market price on December 31, 2007, the last trading day of the year) issued to the executive equal to the number of shares that the executive would have owned on December 31, 2007 had the number of shares earned by the executive for the 2005-2007 Performance Stock award cycle under the LTIP been issued to the executive on January 1, 2005, the commencement date of the performance cycle, and had the dividends on such shares (and the reinvestment shares) been invested in additional shares of common stock: Mr. Wraase — $148,887; Mr. Barry — $0; Mr. Torgerson — $66,100; Mr. Rigby — $36,647; Mr. Kamerick — $13,743 and Mr. Shaw — $0. For a further description of these payments, see “Long-Term Incentive Plan Awards — Performance Stock Program” below.

(c) Company-paid premiums on a term life insurance policy: Mr. Wraase — $2,272; Mr. Barry — $281; Mr. Torgerson — $1,196; Mr. Rigby — $1,122; Mr. Kamerick — $603 and Mr. Shaw — $774.

(d) Company Retirement Savings Plan matching contributions: Mr. Wraase — $10,125; Mr. Barry — $0; Mr. Torgerson — $10,125; Mr. Rigby — $10,125; Mr. Kamerick — $10,125 and Mr. Shaw — $9,599.

(e) Company matching contributions on deferred compensation: Mr. Wraase — $35,743; Mr. Barry — $0; Mr. Torgerson — $13,993; Mr. Rigby — $12,466; Mr. Kamerick — $0 and Mr. Shaw — $0. For a further discussion, see “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan.”

(f) Tax gross-up payments of $15,557 made to Mr. Barry on the amount shown under the heading “Reimbursement of Employment Transition Expenses” in the table to note (g) below.

(g) The following perquisites and other personal benefits (all amounts shown reflect cash payments made by the Company, except as otherwise stated)

Name	Company Car(i)	Auto Allowance(ii)	Parking	Tax Preparation Fee	Financial Planning Fee	Executive Physical Fee	Club Dues	Spousal Travel	Reimbursement of Employment Transition Expenses(iii)
Dennis R. Wraase	$9,587	$0	$2,400	$2,500	$9,250	$520	$4,336	$1,745	$0
Paul H. Barry	0	3,413	800	0	0	0	0	0	28,954
William T. Torgerson	9,907	0	2,400	2,500	9,250	326	6,800	5,649	0
Joseph M. Rigby	0	11,700	2,400	2,500	9,250	800	0	2,169	0
Anthony J. Kamerick	0	11,700	2,400	2,500	0	552	0	0	0
Thomas S. Shaw	0	7,800	1,600	2,500	6,161	800	1,800	317	0

(i)	Consists of lease and registration costs paid by the Company and variable costs, including gasoline, service and parts.

(ii)	Consists of a nonaccountable expense allowance to compensate executives who are not provided with a Company car.

(iii)	Consists of reimbursement of Mr. Barry for housing, meals and transportation costs incurred prior to the relocation of his residence following his employment by the Company.

In addition, in 2007, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to employees, including the executive officers listed in the Summary Compensation Table, for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company of providing these benefits.

(h) A payment of $5,116,723 to Mr. Shaw under the Conectiv SERP.

(14)	Mr. Barry became an employee of the Company on September 5, 2007.

(15)	Mr. Kamerick did not meet the requirements for inclusion in the Summary Compensation Table in 2006.

Employment Agreements

Each of the executive officers listed in the Summary Compensation Table was an employee of the Company as of December 31, 2007, with the exception of Mr. Shaw, who retired on September 1, 2007. The Company has employment agreements with each of Messrs. Wraase, Barry, Torgerson and Rigby and had an employment agreement with Mr. Shaw prior to his retirement.

•	Mr. Wraase’s agreement provides for his employment until his normal retirement date under the Company’s defined benefit retirement plan of April 1, 2009.

•	Mr. Barry is an employee at will. The terms of his employment are governed by the letter of employment he executed with the Company, effective September 5, 2007.

•	Mr. Torgerson’s agreement provides for his employment until his normal retirement date under the Company’s defined benefit retirement plan of June 1, 2009.

•	Mr. Rigby’s agreement provides for his employment through August 1, 2008.

•	Mr. Shaw’s agreement provided for his employment through August 1, 2007.

Each executive’s employment agreement, except Mr. Barry’s, provides for

•

An annual salary in an amount, in the case of Mr. Wraase, not less than his base salary in effect on July 26, 2007, and in the cases of Messrs. Torgerson and Rigby, not less than his base salary in effect as of August 1, 2002, with the condition that, if at any time during the term of the agreement the annual base salary of the executive is increased, it may not subsequently be decreased during the remainder of the term of the agreement.

•	Incentive compensation as determined by the Board of Directors under plans applicable to senior executives of the Company.

•

Participation, in a manner similar to other senior executives, in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs provided by the Company for its executives or employees.

•

As more fully described below under the heading “Termination of Employment and Change in Control Benefits,” various payments and other benefits in connection with the termination of the executive’s employment.

Upon his employment, the Company entered into a letter of employment with Mr. Barry, which provides for the following:

•	An annual base salary in the amount of $500,000, which will be reviewed annually beginning in 2008.

•	Participation in the Company’s EICP and LTIP on the same basis as other similarly situated executives prorated for time of service, with the terms of awards in 2007 as follows:

■	A minimum bonus of $100,000 under the EICP, with the opportunity to earn up to $180,000 depending on performance results.

■	Awards under the LTIP consisting of:

o	shares of Restricted Stock with a fair market value of $129,631 on the date of the grant, which vest in 2010, and

o	a Performance Stock award, with target award value of $259,262 and a maximum award value of $518,524, depending on results for the 2007 to 2009 performance period.

•

Participation in (i) the Pepco Holdings Retirement Plan in accordance with its terms and (ii) the Supplemental Executive Retirement Benefit Structure, under which he will receive three additional years of credited service after completing five years of employment and an additional three years of credited service after completing ten years of employment.

•	Participation in the Company’s perquisites program.

•

Participation in the Company’s Change in Control Severance Plan at a level that provides for payment in the amount of three times salary and bonus if employment terminates as the result of a change in control of the Company.

•	A severance payment in an amount equal to the sum of annual base salary and target annual bonus, if terminated by the Company, other than for cause, within the first 12 months of employment.

•	Reimbursement for relocation expenses, including a gross-up for any taxes incurred on amounts reimbursed.

Relationship of Salary and Bonus to Total Compensation

The following table sets forth the 2007 salary of each of the executive officers listed in the Summary Compensation Table as a percentage of the executive’s Total Compensation, as set forth in the Summary Compensation Table:

Name	Salary as a Percentage of Total Compensation
Dennis R. Wraase	12.2%
Paul H. Barry	44.6%
William T. Torgerson	22.3%
Joseph M. Rigby	36.7%
Anthony J. Kamerick	31.1%
Thomas S. Shaw	6.1%

The percentage for Mr. Shaw reflects that a significant portion of his total 2007 compensation involved payments associated with his retirement. Of the continuing executives, the lower percentage for Mr. Wraase evidences in substantial part the higher at-risk component of his total compensation and the modification of his pension benefits. For a further discussion see the “Compensation Discussion and Analysis.”

2007 Incentive Compensation Awards

2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Awards (16)
Name	Grant Date	Threshold		Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
		($)		($)	($)					($)
Dennis R. Wraase
Executive Incentive Compensation Plan	1-25-07	$0		$1,025,000	$1,845,000
LTIP—Restricted Stock Program	1-25-07								26,154	$667,712
LTIP—Performance Stock Program	1-25-07					0	52,315	104,630		1,335,602

Paul H. Barry
Executive Incentive Compensation Plan	9-5-07	100,000	(17)	100,000	180,000
LTIP—Restricted Stock Program	9-5-07								4,674	130,077
LTIP—Performance Stock Program	9-5-07					0	9,350	18,700		260,211

William T. Torgerson
Executive Incentive Compensation Plan	1-25-07	0		322,200	579,960
LTIP—Restricted Stock Program	1-25-07								6,851	174,906
LTIP—Performance Stock Program	1-25-07					0	13,704	27,408		349,863

Joseph M. Rigby
Executive Incentive Compensation Plan	1-25-07	0		305,000	549,000
LTIP—Restricted Stock Program	1-25-07								6,060	154,712
LTIP—Performance Stock Program	1-25-07					0	12,122	24,244		309,475

Anthony J. Kamerick
Executive Incentive Compensation Plan	1-25-07	0		136,667	246,001
LTIP—Restricted Stock Program	1-25-07								1,659	42,354
LTIP—Performance Stock Program	1-25-07					0	3,318	6,636		84,709
LTIP—Restricted Stock Program	9-1-07								5,409	150,803

Thomas S. Shaw
Executive Incentive Compensation Plan	1-25-07	0		313,200	563,760
LTIP—Restricted Stock Program	1-25-07								6,660	170,030
LTIP—Performance Stock Program	1-25-07					0	13,321	26,642		340,085

(16)	Represents the grant date fair value, as determined in accordance with Financial Accounting Standard 123R, of shares of Restricted Stock granted under the Restricted Stock Program and Performance Stock awards under the Performance Stock Program. The value of the shares of Restricted Stock has been calculated by multiplying the number of shares granted by the closing price for the Company’s common stock on the grant date. The value of the Performance Stock awards has been calculated by multiplying the target number of shares that the executive is entitled to earn by the closing price for the Company’s common stock on the grant date. Mr. Shaw’s awards were forfeited upon his retirement.

(17)	Mr. Barry’s threshold bonus of $100,000 is in accordance with the terms of his letter of employment.

Executive Incentive Compensation Plan Awards

Under the EICP, participating executives are entitled to receive annual cash bonuses to the extent performance goals established by the Compensation/Human Resources Committee are achieved. The performance goals can consist entirely, or be a combination, of (i) performance objectives for the Company as a whole, (ii) performance objectives for a particular business unit or (iii) individual performance objectives. In making awards under the EICP, the Compensation/Human Resources Committee takes into account actual performance relative to the performance goals as well as any other factors that the Committee in its sole discretion determines to take into consideration. Under the EICP as in effect for 2007, each of the executive officers listed in the Summary Compensation Table had the opportunity to earn a cash bonus of between 0% and 180% of the following percentage of his 2007 base salary: Mr. Wraase: 100%; Messrs. Barry, Torgerson, Rigby and Mr. Shaw (in the case of Mr. Shaw pro-rated for the eight-month period of his employment in 2007): 60%; and Mr. Kamerick: 50%.

The performance goals in 2007 for Messrs. Wraase, Barry, Torgerson, Rigby and Shaw consisted entirely of corporate performance goals. These goals consisted of: (i) Company net earnings relative to budgeted net earnings of $252.6 million (40%), (ii) Company free cash flow relative to budgeted free cash flow of ($176) million (25%), (iii) utility customer satisfaction as measured by the results of customer surveys and other performance metrics (15%), (iv) diversity as measured by the attainment or good faith efforts toward the attainment of established affirmative action goals (10%), and (v) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%). Free cash flow is defined as net cash flow from operating activities and proceeds from asset dispositions minus capital expenditures and dividend payments.

The performance goals for Mr. Kamerick, as a corporate services participant, consisted of 60% Power Delivery business unit performance goals, 7.5% Pepco Energy Services business unit performance goals, 7.5% Conectiv Energy business unit performance goals and 25% individual performance goals. The Power Delivery business unit goals for 2007 consisted of: (i) Power Delivery net earnings relative to budgeted net earnings of $181.3 million (40%), (ii) Power Delivery operation and maintenance spending relative to a budgeted amount of $610.8 million (15%), (iii) Power Delivery capital expenditures relative to a budgeted amount of $581 million (10%), (iv) utility customer satisfaction as measured by the results of customer surveys and other performance metrics (15%), (v) diversity as measured by the attainment or good faith efforts toward the attainment of established affirmative action goals (10%) and (vi) safety as measured by the absence of fatalities and the number of recordable injuries and fleets accidents (10%). Each of the Pepco Energy Services and Conectiv Energy business units had similar performance goals tied to its financial and operational performance. Mr. Kamerick’s individual performance goals concerned the activities of the Company’s treasury and regulatory groups and included achievements involving the regulatory proceedings of the Company’s utility subsidiaries, working capital management and the Company’s accounting system.

These 2007 award opportunities are shown in the above table under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” with the threshold representing overall performance at the 50% level (meaning no award is made if performance is below the 50% level relative to the target), the target amount representing overall performance at the 100% level, and the maximum amount representing overall performance at or above the 180% level.

In 2008, the Committee made the following awards for 2007 to each of the executive officers listed in the Summary Compensation Table:

•

Messrs. Wraase, Rigby, Barry and Shaw received awards at the 110% level. This was based on corporate performance with respect to net earnings relative to budgeted net earnings and free cash flow relative to budgeted free cash flow that in each case significantly exceeded targets, with performance with respect to diversity at the target level and performance with respect to customer satisfaction and safety below the target levels.

•

For Mr. Torgerson, the Committee approved the maximum payout amount of 180% based on an individual performance adjustment to the award that would have been payable solely on the basis of the pre-established performance goals. In making this adjustment, the Committee recognized Mr. Torgerson’s role in the successful resolution of Pepco’s Mirant bankruptcy claim in which Pepco received net proceeds of $413.9 million, including recovery of all associated expenses incurred by Pepco.

•

Mr. Kamerick received an award at the 102.5% level based on the combination of (i) aggregate Power Delivery performance below target reflecting a combination of net earnings relative to budgeted net earnings slightly below target, operation and maintenance spending above budgeted amounts and capital expenditures below budgeted amounts, with performance with respect to diversity at the target level and performance with respect to customer satisfaction and safety below the target levels, (ii) the achievement by the Pepco Energy Services and the Conectiv Energy business units that in the aggregate exceeded the targets, and (iii) the achievement of individual performance goals that exceeded targets.

Long-Term Incentive Plan Awards

In January 2007, the Compensation/Human Resources Committee established award opportunities pursuant to the Performance Stock Program under the LTIP and made awards of Restricted Stock pursuant to the Restricted Stock Program under the LTIP to each of the executive officers listed in the Summary Compensation Table. Mr. Shaw retired on September 1, 2007, and forfeited his awards at that time.

Performance Stock Program.    The award opportunities established under the Performance Stock Program, which account for two-thirds of each participant’s aggregate 2007 LTIP award opportunity, relate to performance over a three-year period beginning in 2007 and ending in 2009.

•

For Messrs. Wraase, Barry, Torgerson and Rigby, 75% of their award opportunity is based on a Company earnings per share goal and 25% of their award opportunity is based on a Company free cash flow per share goal. Mr. Barry’s award was prorated based on the number of months from the date of his employment to the end of the cycle in 2009, resulting in a target award of 73% of what would have been awarded if his employment had commenced on January 1, 2007.

•

For Mr. Shaw, 37.5% of his award opportunity was based on a Company earnings per share goal, 37.5% was based on a Power Delivery earnings goal, 12.5% was based on a Company free cash flow per share goal and 12.5% was based on a Power Delivery free cash flow goal. Mr. Shaw’s award was forfeited upon his retirement.

•

For Mr. Kamerick, 60% of his award opportunity is based on a Power Delivery earnings per share goal, 7.5% is based on Conectiv Energy’s earnings goal, 7.5% is based on Pepco Energy’s earnings goal, 20% is based on a Power Delivery free cash flow goal, 2.5% is based on a Conectiv Energy free cash flow goal and 2.5% is based on a Pepco Energy Services free cash flow goal.

The following table sets forth the performance targets for each year in the three-year period.

	2007	2008	2009
Company
Earnings per share	$1.45	$1.59	$1.74
Free cash flow per share	$0.71	$0.10	$0.73
Power Delivery Business Unit
Earnings (in millions)	$214.2	$239.8	$268.5
Free cash flow (in millions)	$72.9	$16.0	$122.4
Conectiv Energy Business Unit
Earnings (in millions)	$45.3	$52.3	$60.5
Free cash flow (in millions)	$61.9	$30.1	$60.7
Pepco Energy Services Business Unit
Earnings (in millions)	$33.0	$31.8	$30.7
Free cash flow (in millions)	$30.2	$16.6	$12.4

The earnings targets exclude extraordinary items and gains or losses relating to matters that are not reflective of the Company’s ongoing business. Free cash flow is defined as net income available for common stock dividends, plus depreciation and amortization, plus or minus changes in working capital and minus capital expenditures. Free cash flow per share is calculated by dividing free cash flow by the weighted average number of outstanding shares of common stock during the year.

These award opportunities are shown in the above table under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards,” with the threshold number of shares representing performance at 90% of the target level, the target number of shares representing performance at the target level, and the maximum number of shares representing performance at or above 115% of the target level. The award that the executive earns at the end of the three-year performance period is equal to the average of the award percentage for each of the three years, with the award percentage for performance below the threshold target level being zero and the maximum award percentage for performance above the target being 200%. If, however, during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on a performance objective during the period, the Committee may revise performance targets. If at the end of the three-year performance period shares are earned, the executive also will be entitled to receive additional shares of Company common stock equal to the number of shares that the executive would have owned at the end of the performance period had the cash dividends that would have been paid during the performance period on a number of shares equal to the number of shares earned been reinvested in additional shares of common stock.

Restricted Stock Program.    Under the Restricted Stock Program, each of the executive officers listed in the Summary Compensation Table received a grant of shares of Restricted Stock, which accounts for one-third of the executive’s aggregate 2007 LTIP award opportunity. The entire award of shares of Restricted Stock, which are shown in the above table under the heading “All Other Stock Awards: Number of Shares of Stock or Units,” are subject to forfeiture if the employment of the executive terminates before January 24, 2010, except that, unless the Committee determines otherwise, and subject to any contrary provision in the executive officer’s employment agreement (see “Termination of Employment and Change in Control Benefits — Employment Agreements” below), in the event of death, disability or retirement of the executive or if the employment of the executive is terminated or the executive terminates his employment for “good reason” following a “change in control” (see “Termination of Employment and Change in Control Benefits — Long-Term Incentive Plan” below), the award is prorated to the date of termination. Mr. Barry’s award was prorated based on the number of months from the date of his employment to January 24, 2010. Mr. Shaw’s award was forfeited upon his retirement. In addition to the award that he received in January 2007, Mr. Kamerick was granted a supplemental award of 5,409 shares of Restricted Stock, which will vest on September 1, 2009, if he is employed by the Company on that date. During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares. The executive is entitled to retain the dividends paid whether or not the shares vest.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (19)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (18)
Dennis R. Wraase
Awarded 1-25-07(20)						26,154	$767,097	104,630	$3,068,798
Awarded 1-26-06(21)						28,484	835,436	113,934	3,341,684
Awarded 1-2-05(22)								91,000	2,669,030
Awarded 1-1-01	48,000	0	0	$24.5900	12-31-10
Awarded 5-1-98	21,843	0	0	24.3125	4-30-08

Paul H. Barry
Awarded 9-5-07(20)						4,674	137,088	18,700	548,471

William T. Torgerson
Awarded 1-25-07(20)						6,851	200,940	27,408	803,877
Awarded 1-26-06(21)						7,676	225,137	30,702	900,490
Awarded 1-2-05(22)								40,400	1,184,932
Awarded 1-1-01	30,000	0	0	$24.5900	12-31-10
Awarded 5-1-98	21,843	0	0	24.3125	4-30-08

Joseph M. Rigby
Awarded 1-25-07(20)						6,060	177,740	24,244	711,077
Awarded 1-26-06(21)						5,997	175,892	23,986	703,509
Awarded 1-2-05(22)								22,400	656,992
Awarded 1-2-02						275	8,066

Anthony J. Kamerick
Awarded 1-25-07(20)						1,659	48,658	6,636	194,634
Awarded 9-1-07 (23)						5,409	158,646
Awarded 1-26-06(21)						1,732	50,800	6,926	203,140
Awarded 1-2-05(22)								8,400	246,372
Awarded 1-1-01	5,100	0	0	24.5900	12-31-10

(18)	Calculated by multiplying the number of shares shown in the preceding column by $29.33, the closing market price on December 31, 2007, the last trading day of the year.

(19)	Reflects the number of shares that would be earned if the maximum level of performance is achieved because 2007 performance was at the “target” level.

(20)	For a discussion of the vesting provisions relating to this award, see the description of the Restricted Stock Program under the heading “Long-Term Incentive Plan Awards — Restricted Stock Program” above.

(21)

These awards, made under the LTIP, entitle the participating executive to earn shares of common stock to the extent the pre-established performance objective for the three-year performance period beginning on January 1, 2006, and ending on December 31, 2008, is satisfied. The performance objectives for the 2006 to 2008 performance period are based 75% on an earning growth target and 25% on a free cash flow target. A participant is eligible to earn a number of shares of common stock ranging from 0% to 200% of the target performance award depending on the extent to which the performance objective is achieved. The performance objective was fixed at the time the awards were made; however, if during the course of the performance period, a significant event occurs, as determined in the sole discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise the targeted performance objective. The shares of common stock earned by a participant will be fully vested on the date the performance award is earned.

(22)	These awards, made under the LTIP, entitle the participating executive to earn shares of common stock to the extent the pre-established performance objective for the three-year performance period beginning on January 1, 2005, and ending on December 31, 2007, is satisfied. The performance objective for the 2005 to 2007 performance period is based on the Company’s total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies. A participant is eligible to earn a number of shares of common stock ranging from 0% to 200% of the target performance award depending on the extent to which the performance objective is achieved. The performance objective was fixed at the time the awards were made; however, if during the course of the performance period, a significant event occurs, as determined in the sole discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise the targeted performance objective. The shares of common stock earned by a participant will be fully vested on the date the performance award is earned.

(23)	These shares will vest on September 1, 2009, subject to Mr. Kamerick’s continued employment.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (24)	Number of Shares Acquired on Vesting (25)	Value Realized on Vesting (26)
Dennis R. Wraase	0	$0	102,938	$2,633,154
Paul H. Barry	0	0	0	0
William T. Torgerson	0	0	45,700	1,169,006
Joseph M. Rigby	0	0	25,338	648,146
Anthony J. Kamerick	0	0	9,500	243,010
Thomas S. Shaw	68,333	748,465	0	0

(24)	Calculated by aggregating with respect to all of the options exercised the amount by which the closing market price of the Company common stock on the date of exercise exceeded the option exercise price.

(25)	Shares earned for the 2005 to 2007 Performance Stock award cycle under the LTIP.

(26)	Represents the aggregate market value of the vested shares calculated by multiplying the number of shares that vested on a given date by the average of the high and low market prices of the Company common stock on the day prior to the vesting date.

For the three-year performance cycle ending December 31, 2007, under the LTIP, participating executives, including each of the executive officers listed in the Summary Compensation Table (except Mr. Barry who was not employed by the Company until September 5, 2007), were entitled to earn shares of common stock based on the Company’s total shareholder return (consisting of stock price appreciation and dividends) compared to that of other companies in a peer group comprised of 18 gas and electric distribution companies (including the Company) over the three-year period. During the three-year period, the Company had a total shareholder return of 55.7%, exceeding the median total shareholder return among the peer group companies of 30.8% and ranking the Company fourth within the group of 18. This result entitled each of the participating executives to receive an award of shares equal to 200% of the target number of shares.

PENSION BENEFITS

AT DECEMBER 31, 2007

Name	Plan Name	Number of Years Of Credited Service (27)	Present Value of Accumulated Benefits (28)	Payments During Last Fiscal Year
Dennis R. Wraase	Pepco General Retirement Subplan	33 yrs., 11 mos.	$1,255,537	$0
	Executive Retirement Plan	38 yrs., 9 mos.	8,189,380	0
	Employment Agreement Supplemental Retirement Benefit	N/A	4,241,162	0

Paul H. Barry	PHI Subplan	0 yrs., 3 mos.	1,883	0
	Executive Retirement Plan	0 yrs., 3 mos.	61	0

William T. Torgerson	Pepco General Retirement Subplan	25 yrs., 2 mos.	838,303	0
	Executive Retirement Plan	38 yrs., 7 mos.	4,073,444	0

Joseph M. Rigby	Conectiv Cash Balance Subplan	28 yrs., 11 mos.	1,397,024	0
	Conectiv SERP	28 yrs., 11 mos.	993,283	0

Anthony J. Kamerick	Pepco General Retirement Subplan	37 yrs., 2 mos.	1,424,329	0
	Executive Retirement Plan	37 yrs., 2 mos.	684,705	0

Thomas S. Shaw(29)	Conectiv Cash Balance Subplan	36 yrs., 1 mo.	0	2,009,203
	Conectiv SERP	39 yrs., 1 mo.	963,559	5,116,723

(27)	Number of years of service credited at December 31, 2007.

(28)	Represents the actuarial present value, in the case of Messrs. Wraase, Barry, Torgerson, Rigby, and Kamerick, of the executive’s accumulated pension benefit calculated as of December 31, 2007, assuming the executive retires at the earliest time he may retire under the applicable plan without any benefit reduction due to age and, in the case of Mr. Shaw, of the executive’s actual retirement benefit. The valuation method and all material assumptions applied in calculating the actuarial present value are set forth in Note 6 to the Company’s consolidated financial statements which are included in the Company’s Annual Report to Shareholders attached as Annex B to this Proxy Statement.

(29)	In October 2007, Mr. Shaw received lump sum payments of $2,009,203 under the Conectiv Cash Balance Subplan and $5,116,723 under the Conectiv SERP, representing payments to which he was entitled by reason of his retirement.

Retirement Plans

The Company’s retirement plans consist of a tax-qualified defined benefit pension plan and two supplemental executive retirement plans.

Pepco Holdings Retirement Plan

The Pepco Holdings Retirement Plan consists of several subplans. Each of the executives listed in the Summary Compensation Table participates in either the PHI Subplan, the Pepco General Retirement Subplan or the Conectiv Cash Balance Subplan.

Pepco General Retirement Subplan.    All employees who were employed by (i) Pepco on August 1, 2002, the date of the merger of Pepco and Conectiv, or (ii) the Company in the Pepco service territory prior to December 31, 2004, are eligible to participate in the Pepco General Retirement Subplan. The plan provides participating employees who have at least five years of service with retirement benefits based on the participant’s average salary for the final three years of employment and the number of years of credited service under the plan at the time of retirement. Normal retirement age under the Pepco General Retirement Subplan is 65. Participants who have reached age 55 and have at least 30 years of credited service are eligible for early retirement without any reduction in benefits. Participants who have reached age 55 and who have ten years of credited service are eligible for retirement benefits prior to normal retirement age, at a benefit level that is reduced from the benefit level at normal retirement age by 2% for each year that the early retirement date precedes the normal retirement date. Plan benefits are partially offset by the Social Security benefits received by the participant. Benefits under the plan are paid in the form of a monthly annuity selected by the participant from among several available annuity options. Messrs. Wraase, Torgerson and Kamerick are participants in the Pepco General Retirement Subplan. Messrs. Wraase and Kamerick are eligible for retirement under the plan without any reduction in benefits and Mr. Torgerson is eligible for early retirement with reduced benefits. If Mr. Torgerson had retired on December 31, 2007, the actuarial present value of his retirement benefit under the Pepco General Retirement Subplan as of that date would have been $918,671; however, the additional supplemental retirement benefit he would be entitled to receive under the Supplemental Executive Retirement Benefit Structure of the Executive Retirement Plan, as described below, would offset the reduction in benefits that he would have incurred under the Pepco General Retirement Subplan by reason of his early retirement.

Conectiv Cash Balance Subplan.    Most non-unionized employees who were employed by (i) Conectiv on August 1, 2002, or (ii) the Company in the Conectiv service territory prior to December 31, 2004, are eligible to participate in the Conectiv Cash Balance Subplan, including Mr. Rigby and, prior to his retirement on September 1, 2007, Mr. Shaw. The Conectiv Cash Balance Subplan is a cash balance pension plan. Under the plan, a record-keeping account in a participant’s name is credited with an amount equal to a percentage, which varies depending on the participant’s age at the end of the plan year, of the participant’s total pay, consisting of base pay, overtime and bonuses. Also, participants in the Atlantic City Electric Retirement Plan, in which Mr. Rigby participated, and the Delmarva Retirement Plan, in which Mr. Shaw participated, who had at least ten years of credited service as of December 31, 1998, the inception date of the Conectiv Cash Balance Subplan, are eligible to receive additional transition credits until the participant’s combined years of service under the prior plan and the Conectiv Cash Balance Subplan total 35.

Participants employed on the inception date of the Conectiv Cash Balance Subplan were credited with an initial cash balance equal to the present value of their annuity benefits as of that date earned under the Atlantic City Electric Retirement Plan or the Delmarva Retirement Plan. Each participant’s account balance is supplemented annually with interest credits equal to the prevailing 30-year U.S. Treasury bond rate. Benefits become vested after five years of service. When a participant terminates employment (regardless of age), the amount credited to his or her account, at the election of the participant, is converted into one of several actuarially equivalent annuities selected by the participant or is paid to the participant in a lump sum (which cannot exceed 6.5 times the participant’s final average compensation). For 2007, Mr. Rigby had a Company credit percentage of 10%, and until December 31, 2013, receives an annual transition credit of 4%, of total pay. For 2007, Mr. Shaw had a Company credit percentage of 10% of total pay.

The Conectiv Cash Balance Subplan also provides for certain “grandfathered” rights that existed under the Delmarva Retirement Plan and under the Atlantic City Electric Retirement Plan, which apply to employees who had either 20 years of credited service or had attained age 50 on or before January 1, 1999. Under these grandfathering provisions, employees who participated in the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan are assured a minimum retirement benefit calculated for all years of service up to the earlier of December 31, 2008, or retirement, according to their original benefit formula under the applicable plan. There is no Social Security offset under either the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan. Normal retirement age under both the Delmarva Retirement Plan and the Atlantic City Electric Retirement Plan is 65. Under the Delmarva Retirement Plan, participants who have reached age 55 and have at least 15 years of continuous service are eligible for retirement benefits prior to normal retirement age, at a reduced level of benefit that is a function of retirement age and years of service. Under the Atlantic City Electric Retirement Plan, participants who have reached age 55 and have at least five years of credited service are eligible for retirement without any reduction in the benefits they would be entitled to receive at normal retirement age.

Benefits under the Atlantic City Electric Retirement Plan are paid either in the form of a monthly annuity selected by the participant from among several available annuity options or in a lump sum of an actuarial equivalent amount. Benefits under the Delmarva Retirement Plan are payable only in the form of a monthly annuity selected by the participant from several actuarially equivalent annuity options. At the time of an employee’s retirement, the benefit under the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan is compared to the employee’s cash balance account under the Conectiv Cash Balance Subplan and the employee will receive whichever is greater. On December 31, 2008, the participant’s grandfathered benefit under the Delmarva Retirement Plan or Atlantic City Electric Retirement Plan will be frozen, and all future benefit accruals will be under the cash balance formula of the Conectiv Cash Balance Subplan.

Mr. Rigby continues to accrue benefits under the Atlantic City Electric Retirement Plan formula. In the case of Mr. Rigby, the present value of accumulated benefits under the Conectiv Cash Balance Subplan, as shown in the Pension Benefits at December 31, 2007 table above, reflects the value of his grandfathered benefits under the Atlantic City Electric Retirement Plan, which exceeds the value of his accumulated benefits as otherwise calculated under the Conectiv Cash Balance Subplan.

Mr. Rigby is not eligible for early retirement under the Atlantic City Electric Retirement Plan formula of the Conectiv Cash Balance Subplan. At December 31, 2007, the amount credited to his account under the Conectiv Cash Balance Subplan was $717,206. Had Mr. Rigby retired on that date, that balance, at his election, would have been converted into one of several actuarially equivalent annuities or would have been paid to him in a lump sum.

PHI Subplan.    Persons who become employees of the Company on or after January 1, 2005 are eligible to participate in the PHI Subplan. The plan provides participating employees who are 21 years or older and have at least five years of service with retirement benefits based on the participant’s average salary for the final five years of employment and the number of years of credited service under the plan at the time of retirement. Normal retirement age is 65. Participants who have reached age 55 and who have ten years of credited service are eligible for retirement benefits prior to normal retirement age, at a benefit level that is reduced from the benefit level at normal retirement age by 3% for each year that the early retirement date precedes the normal retirement date. A participant may retire with full benefits at age 62 and with 20 years of service. Benefits under the plan are paid in the form of a monthly annuity selected by the participant from among several available annuity options. Mr. Barry is a participant in the PHI Subplan, but is not currently vested because he has less than five years of service.

Executive Retirement Plan

The Executive Retirement Plan is a non-tax-qualified supplemental retirement plan. Eligibility to participate in the Executive Retirement Plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). The following benefit structures make up the Executive Retirement Plan:

Supplemental Benefit Structure.    Under provisions of the Internal Revenue Code, the level of a participant’s pension benefit under a tax-qualified pension plan and the amount of compensation that may be taken into account in calculating that benefit are limited (the “Qualified Plan Limitations”). In addition, under the terms of the Pepco Holdings Retirement Plan, salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Retirement Savings Plan) are not taken into account as compensation for purposes of calculating a participant’s retirement benefit. If applicable, these provisions have the effect of reducing the participant’s retirement benefit relative to what the participant otherwise would be entitled to receive under the plan’s benefit formula. If a participant’s retirement benefits under the Pepco Holdings Retirement Plan are reduced by either or both of these limitations, the Company, under the Supplemental Benefit Structure, will pay a supplemental retirement benefit to a participant equal to the difference between (i) the participant’s actual benefit under the Pepco Holdings

Retirement Plan and (ii) what the participant would have received under the Pepco Holdings Retirement Plan (A) were the Qualified Plan Limitations not applicable and (B) had the deferred compensation earned by the executive that was excluded from the executive’s compensation base used in determining retirement benefits under the Pepco Holdings Retirement Plan been included in such compensation base. The benefit under the Supplemental Benefit Structure vests under the same terms and conditions as the participant’s retirement benefits under the Pepco Holdings Retirement Plan. Messrs. Wraase, Torgerson, Barry and Kamerick are participants in the Supplemental Benefit Structure. The purpose of the Supplemental Benefit Structure is to enable participants to receive the full retirement benefits they are entitled to receive under the Pepco Holdings Retirement Plan without reduction due the Internal Revenue Code limits and compensation deferral elections made by the participant.

Supplemental Executive Retirement Benefit Structure.    Under the Supplemental Executive Retirement Benefit Structure, a participating executive whose employment by the Company terminates on or after age 59 for any reason other than death (or prior to age 59, if such termination follows a change in control of the Company) is entitled to a supplemental retirement benefit equal to the difference between (i) the executive’s actual benefit under the Pepco Holdings Retirement Plan and his supplemental benefits under the Supplemental Benefit Structure and the Executive Performance Supplemental Retirement Benefit Structure (as described below) and (ii) what the executive would have received had the executive been credited with the additional years of service provided for under the Supplemental Executive Retirement Benefit Structure. As of December 31, 2007, the additional years of service credited under the Supplemental Executive Retirement Benefit Structure to the executive officers listed in the Summary Compensation Table were: Mr. Wraase — 4 years, 10 months and Mr. Torgerson — 13 years, 5 months. No years of service credits have been made under the Supplemental Executive Retirement Benefit Structure since 1998. The Company has retained the plan primarily to preserve a mechanism that can be used by the Company, when hiring a new executive, to equate the Company’s pension benefits with those of the executive’s former employer and, if credits are made, to operate as a retention incentive because the benefits under the plan do not vest until age 59. In this regard, the Company, in connection with the employment of Mr. Barry, has agreed to credit him with three additional years of service after five years of employment and an additional three years of service after ten years of employment under the Supplemental Executive Retirement Benefit Structure.

Executive Performance Supplemental Retirement Benefit Structure.    Under the Executive Performance Supplemental Retirement Benefit Structure, a participating executive whose employment by the Company terminates on or after age 59 for any reason other than death (or prior to age 59, if either (i) the executive had been designated as a recipient of this benefit prior to August 1, 2002, or (ii) if such termination follows a change in control of the Company) is entitled to a supplemental retirement benefit equal to the difference between (i) the executive’s actual benefit under the Pepco Holdings Retirement Plan and his supplemental retirement benefits under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure and (ii) what the executive would have received (A) had the average of the highest three annual incentive awards in the last five consecutive years been added to the executive’s average salary over the final three years of his employment (without regard to any deferral of the receipt of the award by the executive) in calculating the executive’s retirement benefit under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure, (B) had the benefits of the executive under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure not been reduced by the Qualified Plan Limitations and (C) had the deferred compensation earned by the executive that was excluded from the executive’s compensation base used in determining retirement benefits under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure been included in such compensation base. The supplemental benefits provided by the Executive Performance Supplemental Retirement Benefit Structure allow a greater percentage of a participant’s total compensation to be used in the calculation of the executive’s pension benefit and benefits senior executives who typically receive a larger percentage of their total compensation in the form of incentive compensation. The Executive Performance Supplemental Retirement Benefit Structure also has had the effect of making the retirement benefits for participants in the Pepco General

Retirement Subplan more comparable to the retirement benefits received by participants in the Conectiv Cash Balance Subplan, which takes into account bonuses in calculating retirement benefits. Of the executive officers listed in the Summary Compensation Table, only Messrs. Wraase, Torgerson and Kamerick have been designated as participants in the Executive Performance Supplemental Retirement Benefit Structure.

The benefits under the Executive Retirement Plan are payable in the form of a monthly annuity, except that if the employment of a participant terminates before age 59 following a “change in control” of the Company (as defined by the plan), the payments due under the Supplemental Executive Retirement Benefit Structure and Executive Performance Supplemental Retirement Benefit Structure will be paid in a lump sum amount equal to the present value of the annuity payments to which the participant otherwise would be entitled. If a participant in the Executive Retirement Plan is discharged by the Company because of misfeasance, malfeasance, dishonestly, fraud, misappropriation of funds, or commission of a felony, the participant’s benefits under the plan will be forfeited.

Conectiv Supplemental Executive Retirement Plan

Under the Conectiv SERP, a participating executive’s retirement benefit is calculated as it would be under the Conectiv Cash Balance Subplan (i) without giving effect to the Qualified Plan Limitations, (ii) if salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Retirement Savings Plan) were taken into account as compensation for purposes of calculating a participant’s retirement benefit in the year earned, rather than the year actually paid, and (iii) giving effect to any additional years of service credited to the executive in excess of the executive’s actual years of service. The executive’s benefit under the Conectiv SERP is the amount by which the Conectiv SERP benefit exceeds the executive’s benefit under the Conectiv Cash Balance Subplan, calculated under the cash balance component or based on the executive’s “grandfathered” benefit under the Atlantic City Electric Retirement Plan or the Delmarva Retirement Plan, as applicable. The benefit under the Conectiv SERP is payable at or beginning at the same time as, and in the same manner as, the benefits payable to the participant under the Conectiv Cash Balance Subplan. Only employees who were employed by Conectiv on August 1, 2002, are eligible to participate in the Conectiv SERP. Mr. Rigby is, and Mr. Shaw was, a participant in the Conectiv SERP. The primary purpose of the Conectiv SERP is to enable participating executives to receive the full retirement benefits they are entitled to receive under the Conectiv Cash Balance Plan without reduction due to Internal Revenue Code limits.

Under his employment agreement, entered into in 2002, Mr. Shaw was credited with three additional years of service and was deemed three years older than his actual age for purposes of determining his benefits under the Conectiv SERP. This entitled him to three additional years of credited service and added three years to his actual age in calculating his retirement benefit under the Conectiv SERP as compared to the calculation of this benefit under the Delmarva Retirement Plan and to three additional years of pay and interest credits in calculating his cash balance under the Conectiv SERP as compared to his cash balance under the Conectiv Cash Balance Subplan. The purpose of the supplement to his retirement benefits was to encourage him to remain employed by the Company following the merger of Pepco and Conectiv. If Mr. Rigby had retired on December 31, 2007, the net present value of his retirement benefits as of that date under the Conectiv SERP would have been $509,924.

Wraase Supplemental Retirement Benefit

In connection with the entry into a new employment agreement with Mr. Wraase in July 2007, as more fully described under the heading “Employment Agreements” above, the Company, in consideration for the relinquishment by Mr. Wraase of certain other benefits, agreed to provide Mr. Wraase with a supplemental retirement benefit. Under this arrangement, Mr. Wraase, commencing upon the termination of his employment, will receive a lifetime monthly supplemental retirement benefit, payable in cash, equal to (i) 1/12 of 65% of the sum of (A) his annual base salary rate in effect at the time of the termination of his employment and (B) the highest annual bonus received during the four calendar years preceding the year in which the termination of his employment occurs (the “Calculation Amount”), less the monthly retirement benefit he receives for that month under the Pepco Holdings Retirement Plan and the Executive Retirement Plan. If Mr. Wraase is survived by his spouse, his spouse is entitled to receive a lifetime monthly supplemental retirement benefit, payable in cash, equal to 75% of the Calculation Amount, less the monthly retirement benefit, if any, payable to her under the Pepco Holdings Retirement Plan and the Executive Retirement Plan.

NONQUALIFIED DEFERRED COMPENSATION AT DECEMBER 31, 2007

Name	Executive Contributions in Last Fiscal Year (30)	Registrant Contributions in Last Fiscal Year (31)	Aggregate Earnings in Last Fiscal Year (32)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (33)
Dennis R. Wraase
Pepco Director and Executive Deferred Compensation Plan	$0	$0	$133,970	$0	$1,048,565
PHI Executive and Director Deferred Compensation Plan	47,915	35,743	87,609	0	1,186,324

Paul H. Barry
PHI Executive and Director Deferred Compensation Plan	5,000	0	(77)	0	4,923

William T. Torgerson
Pepco Director and Executive Deferred Compensation Plan	0	0	101,687	0	779,598
PHI Executive and Director Deferred Compensation Plan	18,692	13,993	(3,977)	0	259,585

Joseph M. Rigby
Conectiv Deferred Compensation Plan	0	0	96,630	0	1,781,533
PHI Executive and Director Deferred Compensation Plan	16,791	12,466	855	0	36,379

Anthony J. Kamerick
PHI Executive and Director Deferred Compensation Plan	27,182	0	27,698	0	372,724

Thomas S. Shaw
Conectiv Deferred Compensation Plan	0	0	586,693	6,595,054	0
PHI Executive and Director Deferred Compensation Plan	0	0	40,187	697,453	402,336

(30)	All amounts shown are included in the “Salary” column of the Summary Compensation Table above.

(31)	All amounts shown are included in the “All Other Compensation” column of the Summary Compensation Table above.

(32)	Includes the following amounts previously reported in the Company’s Summary Compensation Table in years prior to 2007 as “above-market” earnings (as defined by SEC regulations) on deferred compensation: Mr. Wraase — $14,209 and Mr. Torgerson — $11,931.

(33)	Includes the following amounts reported as compensation in the Company’s Summary Compensation Table in years prior to 2007:

The PHI Executive and Director Deferred Compensation Plan: Mr. Wraase—$663,766; Mr. Barry—$0; Mr. Torgerson — $123,958; Mr. Rigby — $24,603; Mr. Kamerick — $0; and Mr. Shaw — $972,112 (a portion of this amount was paid to Mr. Shaw upon his retirement on September 1, 2007).

The Conectiv Deferred Compensation Plan: Mr. Rigby — $21,468 and Mr. Shaw — $180,866.

Deferred Compensation Plans

The Company maintains the following deferred compensation plans in which one or more of the executive officers listed in the Summary Compensation Table participate.

PHI Executive and Director Deferred Compensation Plan

Under the PHI Executive and Director Deferred Compensation Plan participating executives and directors are permitted to defer the receipt of all or any portion of the compensation to which they are entitled for services performed, including, in the case of executives, incentive compensation. In addition, to the extent an executive is precluded from making contributions to the Retirement Savings Plan, a tax-qualified 401(k) plan, due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer under the plan an amount equal to the contribution the executive is prevented from contributing to the Retirement Savings Plan and receive an additional credit under the plan equal to the matching contribution, if any, that the Company would have made to the executive’s account under the Retirement Savings Plan. Under the terms of the Retirement Savings Plan, employees can contribute to the Retirement Savings Plan up to 6% of their annual salary, with the Company matching 100% the employee’s contribution up to 3% of salary and 50% of any contributions in excess of 3% of salary up to 6% of salary.

Under the plan, the Company also credits to each participant’s account on a monthly basis an amount corresponding to, as elected by the participant, any or a combination of: (i) the interest at the prime rate that would have been paid on an amount equal to the participant’s account balance, or (ii) an amount equal to the return that the participant would have earned had his or her account balance been invested in any one or a combination of the investment funds selected by the Compensation/Human Resources Committee or, in the case of directors only, had the account balance been deemed invested in the Company’s common stock. A participant may reallocate his account balance among these investment choices at any time.

The distribution to a participant of accrued balances under the plan commences, at the election of the participant, (i) if an executive, on the date of the commencement of payments under the tax-qualified defined benefit plan in which the executive is a participant, (ii) the calendar year following the year in which the participant reaches retirement age, (iii) when the participant’s employment by the Company or service as a director ceases, (iv) when the participant’s employment by the Company or service as a director ceases and the participant attains an age specified by the participant or (v) the date specified by the participant, which may not be earlier than the second calendar year following the year in which the deferrals occurred to which the distribution relates. Distributions may be made, at the election of the participant, either in a lump sum or in monthly or annual installments over a period of between two and fifteen years.

Eligibility of executives to participate in the plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). All of the executive officers listed in the Summary Compensation Table are eligible to participate in the plan. All non-management directors also are eligible to participate in the plan.

Conectiv Deferred Compensation Plan

Prior to the merger of Pepco and Conectiv, Conectiv maintained the Conectiv Deferred Compensation Plan under which participating executives were permitted to defer the receipt of all or any portion of the compensation to which the executive was entitled for services performed, including incentive compensation, and to receive employer matching credits on deferrals corresponding to contributions the executive was precluded from making to the Conectiv tax-qualified 401(k) plan due to limitations imposed by the Internal Revenue Code. On August 1, 2002, employee deferrals and matching employer credits under the plan were discontinued.

Pre-August 1, 2002, participant deferrals and employer matching contributions are credited to a deferred compensation account and are deemed invested, as elected by the executive, in any of the investment options available to participants under the Conectiv tax-qualified 401(k) plan as of August 1, 2002. A participant may reallocate his account balance among these investment choices at any time. Prior to August 1, 2002, employer matching contributions were credited to an employer matching account in the form of Conectiv common stock equivalents, to which additional credits are made when cash dividends are paid on the Company common stock based on the number of shares that could be purchased with the cash dividend. Of the executive officers listed in the Summary Compensation Table, only Mr. Rigby maintains an account balance under the plan.

Distributions under the plan commence at a time selected by the executive at the time of deferral, provided the date specified by the executive may not be earlier than two years after the year in which a deferral occurs or later than the year in which the executive reaches age 70, and may be made in a lump sum or in equal installment over periods of five, ten or fifteen years, as selected by the executive. In the event of the termination of the executive’s employment following a change in control (as defined by the plan), the committee responsible for the administration of the plan may in its discretion, after consultation with the executive, elect to distribute the executive’s account balances in a lump sum, rather than in accordance with the distribution elections originally selected by the executive.

Pepco Director and Executive Deferred Compensation Plan

Under the Pepco Director and Executive Deferred Compensation Plan, participating executives were permitted to defer up to 15% of their salary earned between September 1, 1985 and August 31, 1989. Participating directors were permitted to defer all or any portion of their fees for services as a director paid during the same period. In addition, the Board of Directors authorized the deferral by Mr. Wraase, in accordance with the terms of the plan of his 1985 annual incentive award, in the amount of $9,563 and his target 1986 annual incentive award in the amount of $12,800.

Under this plan, participant account balances attributed to salary and director fee deferrals are credited annually with an amount corresponding to a fixed interest rate of 15%, and Mr. Wraase’s incentive deferrals are credited annually with an amount corresponding to a fixed interest rate of 12%, which in each case were established at the time of deferral.

Under the terms of the plan, amounts deferred (other than Mr. Wraase’s deferral of his 1985 annual incentive award) by an executive or director who on his nearest birthday to September 1, 1985, was below age 54, but not the interest credits thereon, were distributed to that person in a lump sum on the first day of the eighth plan year following the date of the deferral. The distribution of the remaining balance to which an executive is entitled (including Mr. Wraase’s 1985 annual incentive award deferral) will commence at age 65 and will be paid out over a 15-year period in substantially equal monthly installments, subject to reduction by an adjustment factor if the executive’s employment terminates prior to age 62 for any reason other than death, total or permanent disability or a change in control. In the event of the termination of the executive’s employment before age 62 following a change in control, the executive will receive a lump sum payment equal to the net present value of the expected monthly annuity payments beginning at age 65. The distribution of the remaining balance to which a director is entitled commences at age 65 and is paid out in substantially equal monthly installments until age 80.

Of the executive officers listed in the Summary Compensation Table, only Messrs. Wraase and Torgerson maintain account balances under this plan and of the Company’s directors, only Mr. O’Malley, who retired in 2007, maintains an account balance under this plan.

Termination of Employment and Change in Control Benefits

The following is a description of the Company’s plans and arrangements that provide for payments to the executive officers listed in the Summary Compensation Table, following or in connection with the termination of the executive’s employment, a change in control of the Company, or a change in the executive’s responsibilities. Because Mr. Shaw ceased to be an executive officer of the Company on or before December 31, 2007, the description of such plans and arrangements as they relate to him is limited, as permitted by SEC rules, to a discussion of the consequences of the termination of his employment.

Employment Agreements

The employment agreements of Messrs. Wraase, Torgerson, Rigby and Shaw, and the letter of employment entered into with Mr. Barry, each provides the executive with specified benefits if the employment of the executive is terminated under various circumstances, as described below:

Mr. Wraase.    The employment agreement of Mr. Wraase provides that upon the termination of his employment at any time and for any reason, including voluntary resignation or retirement, Mr. Wraase will be entitled to receive the following benefits:

•	The supplemental retirement benefit described under the heading “Executive Retirement Plan — Wraase Supplemental Retirement Benefit.”

•	All unvested Restricted Stock Program awards under the LTIP will vest on April 1, 2009 regardless of whether Mr. Wraase is employed on that date.

•

All outstanding Performance Stock Program awards under the LTIP will be pro-rated for the time Mr. Wraase was employed during the applicable performance period to the extent the pre-established performance objectives are achieved at the end of the performance period.

•	Tax preparation and planning services until his 70th birthday at the same level he was receiving such services at the time his employment terminated.

Messrs. Torgerson and Rigby.    The employment agreements of Messrs. Torgerson and Rigby each provides the executive with specified benefits if the employment of the executive is terminated under any of the circumstances described below, whether or not such termination is connected with a change in control of the Company:

Termination by the Company Other Than for Cause.    If at any time during the term of the executive’s employment the Company terminates the executive’s employment other than for cause (“cause” is defined as (i) intentional fraud or material misappropriation with respect to the business or assets of the Company, (ii) the persistent refusal or willful failure of the executive to perform substantially his duties and responsibilities to the Company after the executive receives notice of such failure, (iii) conduct that constitutes disloyalty to the Company and that materially damages the property, business or reputation of the Company, or (iv) the conviction of a felony involving moral turpitude), the executive will be entitled to:

•

A lump sum severance payment equal to three times the sum of (i) the executive’s highest annual base salary in effect at any time during the three-year period preceding the termination of employment and (ii) the higher of (A) the executive’s annual bonus for the year in which the termination of employment occurs or (B) the highest annual bonus received by the executive during the three calendar years preceding the calendar year in which the termination of employment occurs.

•

The executive’s annual bonus for the year in which the termination occurs, if the Board of Directors, before the termination date, has made a good faith determination of the executive’s bonus for the year, and otherwise a prorated portion (based on the number of days the executive was employed during the year) of the executive’s target annual bonus for the year.

•

Any shares under the Restricted Stock Program the vesting of which is contingent solely on the continued employment of the executive and that would have become vested had he remained employed for the remainder of the term of his employment agreement will become vested and non-forfeitable on the date the executive’s employment terminates.

•

Any shares under the Performance Stock Program that are the subject of an award the vesting of which is contingent on the achievement of specified performance goals during a performance period that ends within the term of the executive’s employment agreement will become vested at the end of the performance period if and to the extent the performance goals are achieved.

In addition to the retirement benefits to which the executive is entitled under the Pepco Holdings Retirement Plan and the Company’s supplemental retirement plans in which he participates, as more fully described under the heading “Retirement Plans” above, a lump sum supplemental retirement benefit paid in cash equal to the difference between (i) the present value of the executive’s vested retirement benefit accrued at the time of termination under the Pepco Holdings Retirement Plan and any excess or supplemental retirement plan in which the executive is a participant and (ii) the benefit the executive would be entitled to receive under the Pepco Holdings Retirement Plan and such excess and supplemental retirement plans assuming: (i) in the case of Mr. Torgerson that (A) his earnings for the benefit computation are equal to his annual base salary rate in effect immediately prior to his termination, plus the highest annual bonus awarded to him in any of the three years preceding his termination of employment or, if higher, his annual bonus for the year in which the termination occurs and (B) he has reached age 62 and has completed 40 years of service (or, if greater, the age and years of service that he would have reached at the end of the term of his employment agreement in effect at the time his employment terminates), and (ii) in the case of Mr. Rigby that he is three years older than his actual age and is credited with three additional years of service.

Voluntary Resignation by the Executive under Specified Circumstances.    If, at any time during the term of the executive’s employment agreement, the executive terminates his employment under any of the following circumstances, he will receive under his employment agreement the same benefits that he would have received had the Company terminated his employment without cause as described above: (i) the base salary of the executive is reduced (other than a reduction consistent and proportional with the overall reduction, due to extraordinary business conditions, in the compensation of all other senior executives of the Company), (ii) the executive is not in good faith considered for incentive awards under the Company’s plans in which senior executives are eligible to participate, (iii) the Company fails to provide the executive with retirement, fringe and supplemental benefits in a manner similar to other senior executives, (iv) the Company relocates the executive’s place of employment to a location further than 50 miles from Washington, D.C. (or, in the case of Mr. Rigby, a location further than 50 miles from Wilmington, Delaware, other than the Washington, D.C. metropolitan area) or (v) the executive is demoted to a position that is not a senior management position (other than due to the executive’s disability).

Resignation or Termination Due to Disability or Death.    Upon his resignation (other than under the circumstances specified above) or upon his death or disability (which shall be deemed to have occurred if he becomes entitled to long-term disability benefits under the Company’s disability plan or policy), the employment agreements provide that the executive will not be entitled to any benefits beyond those provided for under the terms of the Company benefit plans in which the executive participates.

Gross-up Payments.    Each of the employment agreements also provides that, if any payments or benefits provided to the executive under his employment agreement, or under any other plan, program, agreement or arrangement of the Company, are determined to be payments related to a change in control within the meaning of Section 280G of the Internal Revenue Code, and as a result the executive incurs an excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a gross-up payment in an amount equal to the amount of all excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment, such that the aggregate net payments received by the executive will be the same as they would have been had such excise tax not been imposed.

Mr. Barry.    At time of his employment in September 2007, the Company entered into a letter of employment with Mr. Barry which included his base salary, the annual and long-term incentive award opportunities which were awarded on the same basis as other similarly situated executives prorated for time of service, his participation in various of the Company’s benefit programs previously described and reimbursement for relocation expenses, including a gross-up for any tax incurred on amounts reimbursed.

Mr. Kamerick.    In September 2007, the Company entered into an agreement with Mr. Kamerick which awarded him 5,409 shares of the Company’s stock which will vest on September 1, 2009, assuming Mr. Kamerick is still employed by the Company, and increased his salary as discussed above. In 2004, the Company entered into an employment agreement with Mr. Kamerick that provided for a payment of $200,000 if he remained employed through January 31, 2007. The employment agreement terminated on January 31, 2007 and Mr. Kamerick then became an at will employee.

Change in Control Severance Plan

Under the Change in Control Severance Plan, if, within one year following a change in control, a participating executive’s employment is terminated by the Company without “cause” or the executive terminates his or her employment for “good reason,” the executive will be entitled to the following termination benefits:

•

A severance payment equal to the sum of executive’s salary and target annual bonus for the year in which the termination occurs, multiplied by a factor of 1.5, 2 or 3, depending upon the executive’s position (a “Benefit Factor”).

•	The executive’s prorated portion (based on the number of days the executive was employed during the year) of the executive’s target annual bonus for the year.

•

A lump sum supplemental retirement benefit paid in cash equal to the difference between (i) the present value of the executive’s vested retirement benefit accrued at the time of termination under the Pepco Holdings Retirement Plan and any excess or supplemental retirement plan in which the executive is a participant and (ii) the benefit the executive would be entitled to receive under such plans assuming that the executive was the number of years older and had been credited with the number of years of service equal to the executive’s Benefit Factor.

•

For a period of time equal to the executive’s Benefit Factor, medical, dental, group life and disability benefits that generally are at least at a level substantially similar to the level in effect prior to the change in control.

•

A gross-up payment in an amount equal to the amount of all excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment, such that the aggregate net payments received by the executive will be the same as they would have been had such excise tax not been imposed.

The receipt of the benefits is contingent upon the execution by the employee of (i) a general release and a non-disparagement agreement and (ii) a covenant against competition with the Company or a solicitation of its employees, each in form and substance satisfactory to the Company. Of the executive officers named in the Summary Compensation Table, only Mr. Barry (with a Benefit Factor of 3) and Mr. Kamerick (with a Benefit Factor of 2) are participants in the Change in Control Severance Plan.

Long-Term Incentive Plan

Under the LTIP, if the employment of a recipient of an award is terminated by the Company or the recipient terminates his or her employment for “good reason” within 12 months following a “change in control,” the recipient’s outstanding awards under the LTIP will be affected as follows:

•

A pro-rata portion of any Restricted Stock Program or restricted stock unit award that is subject to vesting contingent on the continued employment of the recipient (“service-based vesting”) will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date.

•

A pro-rata portion of any Performance Stock Program or restricted stock unit award that is subject to vesting contingent on the satisfaction of established performance criteria (“performance-based vesting”)

will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date and on the assumption that the target level of performance has been achieved.

•	Any stock option or stock appreciation right not then exercisable will become immediately exercisable.

A “change in control” will occur under the terms of the LTIP if generally: (i) any person is or becomes the “beneficial owner” (as defined under SEC rules), directly or indirectly, of securities of the Company (excluding any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities, (ii) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board of Directors cease for any reason other than death to constitute at least a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving company, or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Under the LTIP, a recipient of an award will have “good reason” to terminate his or her employment if, without the written consent of the recipient, any of the following events occurs following a “change in control”: (i) the assignment to the recipient of any duties inconsistent in any materially adverse respect with his or her position, authority, duties or responsibilities in effect immediately prior to the change in control, (ii) there is a reduction in the recipient’s base salary from that in effect immediately before the change in control, (iii) there is a material reduction in the recipient’s aggregate compensation opportunity, consisting of base salary, bonus opportunity, and long-term or other incentive compensation opportunity, (iv) the Company requires the recipient to be based at any office or location more than 50 miles from that location at which he or she performed his or her services immediately prior to the occurrence of the change in control, or (v) any successor company fails to agree to assume the Company’s obligations to the recipient under the LTIP.

Under the terms of the LTIP, if a “change in control” of the Company were to occur, and within 12 months thereafter the employment of any of Messrs. Wraase, Barry, Torgerson, Rigby or Kamerick were to be terminated by the Company or a successor company or such executive were to terminate his employment for “good reason,” the provisions of the LTIP, with respect to the vesting of Restricted Stock Program and Performance Stock Program stock, would apply only to any such awards with a performance period that ended after the term of the executive’s employment agreement. For those awards with a performance period ending within the executive’s employment agreement, the provisions of the LTIP would be superseded by the terms of each executive’s employment agreement, as more fully described above under the heading “Termination of Employment and Change in Control Benefits — Employment Agreements.”

If the employment of a recipient of a Restricted Stock Program or Performance Stock Program award terminates because of retirement, early retirement at the Company’s request, death or disability prior to vesting, the payout of the award will be prorated, in the case of an award subject to service-based vesting, for service during the performance period and, in the case of an award subject to performance-based vesting, taking into account factors including, but not limited to, service and the performance of the participant before employment ceases, unless the Compensation/Human Resources Committee determines in either case that special circumstances warrant modification of the payment to which the participant is entitled. If the employment of a recipient of a Restricted Stock Program or Performance Stock Program award terminates for any other reason, the award is forfeited, except in the case of early retirement at the request of the participant, in which case the payout or forfeiture is at the discretion of the Compensation/Human Resources Committee.

If employment of the holder of a stock option terminates because of retirement, early retirement, death or disability, the option will remain exercisable for the remainder of its term, unless the Compensation/Human Resources Committee determines that special circumstances warrant modification of this result. Otherwise, the option will lapse on the effective date of the holder’s termination of employment.

Executive Incentive Compensation Plan

Under the EICP, if a participant retires, dies or becomes disabled prior to the end of a plan year, the participant is entitled to a pro rated portion of the award to which the participant otherwise would be entitled based on the portion of the year that the participant was employed. If the employment of the participant terminates for any other reason during the plan year, the participant will be entitled to an award only to the extent provided for in his employment agreement or under the Change in Control Severance Plan. See “Termination of Employment and Change in Control Benefits — Employment Agreements and — Change in Control Severance Plan.”

Retirement Plan Benefits

Messrs. Wraase, Torgerson and Kamerick are participants in the Pepco General Retirement Subplan of the Pepco Holdings Retirement Plan and Mr. Rigby is a participant in the Conectiv Cash Balance Subplan of the Pepco Holdings Retirement Plan. Mr. Barry is a participant in the PHI Subplan of the Pepco Holdings Retirement Plan. For a discussion of their benefits under these defined benefit retirement plans and under the corresponding supplemental retirement plans and arrangements in the event of a termination of employment, see the discussion under the heading “Retirement Plans” above.

Deferred Compensation Plans

Messrs. Wraase, Barry, Torgerson, Rigby, and Kamerick each is a participant in one or more Company deferred compensation plans. For a discussion of the payments to which they are entitled to under these plans following a termination of employment, see the discussion under the heading, “Deferred Compensation Plans” above.

Quantification of Termination of Employment Benefits

The following discussion quantifies the benefits that each of Messrs. Wraase, Barry, Torgerson, Rigby, and Kamerick would have been entitled to receive under his employment agreement and the Company’s compensation plans (other than under the Company’s defined benefit retirement plans and corresponding supplemental retirement plans and arrangements and under the Company’s deferred compensation plans, the benefits under which are described above under the headings “Retirement Plans” and “Deferred Compensation Plans”) if his employment had terminated on December 31, 2007, under specified circumstances:

Termination by the Company Other Than for Cause or Voluntary Resignation By the Executive under Specified Circumstances (no change in control).    If, as of December 31, 2007, the employment of Messrs. Wraase, Torgerson or Rigby, had been terminated by the Company other than for cause, or the executive had voluntarily terminated his employment for any of the reasons specified in his employment agreement, the executive would have received the benefits shown in the following table. If, as of December 31, 2007, Mr. Barry’s employment had been terminated by the Company other than for cause, he would have received under the terms of his letter of employment, the benefits shown in the following table. Because Mr. Kamerick does not have an employment agreement, he was not entitled to benefits under these circumstances.

	Severance Payment	EICP Payment (34)	Accelerated Vesting of Service- Based Restricted Stock (35)	Target Performance-Based Restricted Stock (36)	Lump Sum Supplemental Retirement Benefit Payment
Dennis R. Wraase	$0	$0	$1,602,533	$1,625,351	$0
Paul H. Barry	500,000	100,000	0	0	0
William T. Torgerson	3,350,880	579,960	225,137	450,245	913,490
Joseph M. Rigby	2,731,500	335,500	48,336	0	2,560,767
Anthony J. Kamerick	0	0	0	0	0

(34)	For Messrs. Torgerson and Rigby, reflects the Compensation/Human Resources Committee’s determination of the actual bonus paid for 2007. Mr. Barry would be entitled to his target bonus of $100,000 in accordance with his letter of employment. Messrs. Wraase and Kamerick are not entitled to an award under these circumstances.

(35)	Represents the market value on December 31, 2007 of the shares of Restricted Stock that would vest and become non-forfeitable, as calculated by multiplying the number of shares by $29.33, the closing market price on that day.

(36)	Represents the market value on December 31, 2007 of shares of Company common stock issuable under the LTIP to which the executive would be entitled at the end of the performance cycle periods in which he participates, assuming that the targeted level of performance is achieved. If Performance Stock is earned, each executive also is entitled under the terms of his award to receive, in addition to the award shares earned, shares of Company common stock equal in number to the shares that the executive would have acquired had the cash dividends paid during the performance period on the number of shares of common stock equal to the number of Performance Stock earned been reinvested in shares of common stock. The additional number of shares that would be received by the executive is as follows: Mr. Wraase — 12,973 shares; Mr. Torgerson — 1,877 shares.

Termination by the Company Other Than for Cause or Voluntary Resignation By the Executive under Specified Circumstances (following a change in control).    If, as of December 31, 2007, the employment of the executive following a change in control had been terminated by the Company other than for cause, or the executive had voluntarily terminated his employment for any of the reasons specified in his employment agreement, or in the case of Messrs. Barry and Kamerick, as specified in the Change in Control Severance Plan, the executive would have received, in addition to the benefits shown in the preceding table, the following benefits. The benefit in the column headed “Section 280G Gross-up Payment” would have been made only if the payments made to the executive would have caused the executive to incur an excise tax under Section 4999 of the Internal Revenue Code.

	Severance Payment	Lump Sum Supplemental Retirement Benefit Payment	Accelerated Vesting of Service- based Restricted Stock (37)	Target Performance- Based Restricted Stock (38)	Welfare Plan Benefit Payment	Section 280G Gross- Up Payment
Dennis R. Wraase	$0	$0	$0	$0	$0	$0
Paul H. Barry	1,900,000	118,774	19,592	39,185	13,863	1,254,064
William T. Torgerson	0	0	66,990	133,979	0	2,314,526
Joseph M. Rigby	0	0	176,508	353,016	0	2,970,239
Anthony J. Kamerick	1,050,000	890,320	76,552	100,162	27,244	914,740

(37)	Represents the market value on December 31, 2007 of the additional shares of restricted Company common stock that would vest and become non-forfeitable under the terms of the LTIP if the termination of the executive’s employment occurred within one year following the change in control.

(38)	Represents the market value on December 31, 2007 of shares of Company common stock issuable under the LTIP to which the executive would be entitled under the terms of the LTIP at the end of the performance cycle periods in which he participates, assuming that the target level of performance is achieved, if the termination of the executive’s employment occurred within one year following the change in control. The additional shares of Company common stock that the executive would receive based on the reinvestment of cash dividends paid during the performance period on the number of Performance Stock earned is as follows: Mr. Barry — 152 shares; Mr. Torgerson — 524 shares; Mr. Rigby — 1,442 shares and Mr. Kamerick — 409 shares.

Retirement or Termination of Employment Due to Death or Disability.    If, as of December 31, 2007, the executive had retired (including early retirement at the Company’s request) or his employment had terminated because of his death or disability, the executive (or his estate) would have been entitled under the terms of the LTIP, unless otherwise determined by the Compensation/Human Resources Committee, to (i) the accelerated vesting of a pro-rata portion of each outstanding time-based Restricted Stock award issued to the executive under the Restricted Stock Program and (ii) the accelerated vesting of a pro-rata portion of the Performance Stock awards issuable pursuant to any then-uncompleted performance periods as determined by the Compensation/Human Resources Committee taking into account factors including, but not limited to, the period of the executive’s service prior to termination and the performance of the executive before his employment ceased. In addition, under the terms of the EICP, the executive is entitled to a pro-rata portion of his award based on the portion of the year for which he was employed. The executive would not have been entitled to any severance payment or supplemental retirement benefit payment.

Resignation by the Executive (Other than Resignation under Specified Circumstances).    If, as of December 31, 2007, any of the NEOs had resigned (other than for specified circumstances), the executive would not have been entitled to receive any severance payment, EICP payment or supplemental retirement benefit payment, and, with the exception of Mr. Wraase, all unvested shares of Restricted Stock issued to the executive under the Restricted Stock Program of the LTIP, and any shares of common stock that the executive had the opportunity to earn under the Performance Stock Program of the LTIP, would have been forfeited. See “Employment Agreements—Mr. Wraase” above.

Termination for Cause.    If, as of December 31, 2007, the executive’s employment had been terminated for cause (i) the executive would not have been entitled to any severance payment, EICP payment or supplemental retirement benefit payment and (ii) all unvested shares of restricted stock issued to the executive under the Restricted Stock Program of the LTIP, and any shares of common stock that the executive had the opportunity to earn under the Performance Stock Program of the LTIP, would have been forfeited.

Shaw Retirement Arrangements

On September 1, 2007, Mr. Shaw retired as an employee of the Company. In connection with his retirement, Mr. Shaw has received (in addition to the benefits he has received or is entitled to receive, under the Company’s defined benefit retirement plans and corresponding supplemental retirement plans and under the Company’s deferred compensation plans, the benefits under which are described above under the headings “Retirement Plans” and “Deferred Compensation Plans”) an annual bonus for 2007 in the amount of $229,680, representing a prorated portion of his target annual bonus for the year.

BOARD REVIEW OF TRANSACTIONS WITH RELATED PARTIES

The Board of Directors has adopted Procedures for Evaluating Related Person Transactions (the “Procedures”) which set forth the procedures followed by the Board in review and approval or ratification of transactions with related persons to ensure compliance with PHI’s Conflicts of Interest Business Policy, Corporate Governance Guidelines, and applicable law. Related persons include directors, nominees for election as a director and specified executives (“covered persons”) as well as the members of their immediate family. The Procedures apply to any situation where a related person serves as a director, officer or partner of, a consultant to, or in any other key role with respect to, any outside enterprise which does or seeks to do business with, or is a competitor of, the Company or any affiliate of the Company. The Procedures can be found on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Corporate Governance and then the link: Business Policies.

The Procedures require that each covered person provide to the Corporate Secretary annually a completed questionnaire setting forth all business and other affiliations which relate in any way to the business and other activities of the Company and its affiliates. Each covered person should also, throughout the year, update the information provided in the questionnaire as necessary.

When a related person transaction is contemplated, all of the material facts regarding the substance of the proposed transaction, including the material facts relating to the related person’s or other party’s relationship or interest, shall be fully disclosed to the members of the Corporate Governance/Nominating Committee (excluding any member of the Committee who has an interest in the transaction). The members of the Corporate Governance/Nominating Committee will review the contemplated transaction and will then make a recommendation to the disinterested members of the Board. At a Board meeting, all of the material facts regarding the substance of the proposed transaction, including the facts relating to the related person’s or other party’s relationship or interest and the recommendation of the Corporate Governance/Nominating Committee, shall be fully disclosed to the Board. Approval of the transaction requires the affirmative vote of a majority of the disinterested directors voting.

The Procedures generally require that related person transactions be approved in advance. On occasion, however, it may be in the Company’s interest to commence a transaction before the Corporate Governance/Nominating Committee or Board has had an opportunity to meet, or a transaction may commence before it is discovered that a related person is involved with the transaction. In such instances, the Procedures require the covered person to consult with the Chairman of the Corporate Governance/Nominating Committee to determine the appropriate course of action, which may include subsequent ratification by the affirmative vote of a majority of the disinterested directors. If the Chairman of the Corporate Governance/Nominating Committee is an interested director, the Procedures require the covered person to consult with the Lead Independent Director to determine the appropriate course of action.

AUDIT COMMITTEE REPORT

Among its duties, the Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Committee took a number of steps as a basis for making this recommendation for 2007. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2007, those matters that PricewaterhouseCoopers LLP is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence and received from PricewaterhouseCoopers LLP a letter concerning independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB. This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s relationships with the Company and was designed to assist the Audit Committee in considering PricewaterhouseCoopers LLP’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at December 31, 2007 and 2006, and the Company’s consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows for the three years ended December 31, 2007, including the notes thereto. Management is responsible for the consolidated financial statements and reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States. Based on the discussions with management and PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in the Company’s 2007 Annual Report on Form 10-K.

The Audit Committee, in accordance with its charter, conducts an annual evaluation of the performance of its duties. Based on this evaluation, the Committee concluded that it performed effectively in 2007.

AUDIT COMMITTEE
Frank K. Ross, Chairman Terence C. Golden Barbara J. Krumsiek Richard B. McGlynn Lawrence C. Nussdorf

2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company appointed PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year 2007. The Audit Committee has reappointed the firm for 2008. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Although the Company is not required to seek shareholder ratification of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will take this fact into consideration when selecting the Company’s independent registered public accounting firm for 2009. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements of the Company and its subsidiary reporting companies for the 2007 and 2006 fiscal years, reviews of the financial statements included in the 2007 and 2006 Forms 10-Q of the Company and its subsidiary reporting companies, reviews of public filings, comfort letters and other attest services were $6,074,408 and $5,589,719, respectively. The amount for 2006 includes $74,592 for the 2006 audit that was billed after the 2006 amount was disclosed in Pepco Holdings’ Proxy Statement for the 2007 Annual Meeting.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related services rendered for the 2007 and 2006 fiscal years were zero and $25,853, respectively. These services consisted of employee benefit plan audits. The amount for 2006 includes $6,117 for the 2006 employee benefit plan audit that was billed after the 2006 amount was disclosed in Pepco Holdings’ proxy statement for the 2007 Annual Meeting.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services rendered for the 2007 and 2006 fiscal years were $126,810 and $121,951 respectively. These services consisted of tax compliance, tax advice and tax planning. The amount for 2006 includes $35,791 for the 2006 tax fees that was billed after the 2006 amount was disclosed in Pepco Holdings’ proxy statement for the 2007 Annual Meeting.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for all other services other than those covered under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the 2007 and 2006 fiscal years were $41,740 and $20,419, respectively, which represents the costs of training and technical materials provided by PricewaterhouseCoopers LLP.

All of the services described in “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in advance by the Audit Committee, in accordance with the Audit Committee Policy on the Approval of Services Provided by the Independent Auditor, which is attached to this Proxy Statement as Annex A.

What vote is required to ratify the selection of the independent registered public accounting firm?

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote at the meeting.

How are the votes counted?

Shares, if any, which are the subject of an abstention with regard to the vote on this proposal will be considered present and entitled to vote, and accordingly will have the same effect as a vote against the proposal. Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

What is the deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2009 Annual Meeting?

In order to be considered for inclusion in the proxy statement for the 2009 Annual Meeting, shareholder proposals must be received by the Company on or before November 27, 2008.

May a shareholder introduce a resolution for a vote at a future annual meeting?

Under the Company’s Bylaws, a shareholder may introduce a resolution for consideration at a future Annual Meeting if the shareholder complies with the advance notice provisions set forth in the Bylaws. These provisions require that for a shareholder to properly bring business before an Annual Meeting, the shareholder must give written notice to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The shareholder’s notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the Annual Meeting, the name and record address of the shareholder, the class and number of shares owned beneficially and of record by the shareholder, and any material interest of the shareholder in the proposed business. The Company will publicly announce the date of its 2009 Annual Meeting at a later date.

May a shareholder nominate or recommend an individual for election as a director of the Company?

Under the Company’s Bylaws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder’s intention to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company). The notice provided to the Secretary must set forth the name and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock beneficially owned by the nominee, and any other information concerning the nominee that would be required to be included in a proxy statement. The Company will publicly announce the date of its 2009 Annual Meeting at a later date.

A shareholder also may recommend for the consideration of the Corporate Governance/Nominating Committee one or more candidates to serve as a nominee of the Company for election as a director. Any such recommendations for the 2009 Annual Meeting must be submitted in writing to the Secretary of the Company on or before November 27, 2008, accompanied by the information described in the preceding paragraph.

What principles has the Board adopted with respect to Board membership? What are the specific qualities or skills that the Corporate Governance/Nominating Committee has determined are necessary for one or more of the directors to possess?

The Board has approved the following principles with respect to Board membership. The Board should include an appropriate blend of independent and management directors, which should result in independent directors being predominant and in the views of the Company’s management being effectively represented. Accordingly, the number of independent directors should never be less than seven and the management directors should always include the Chief Executive Officer, there should never be more than three management directors, and any management directors other than the Chief Executive Office should be selected from the Company’s executive leadership team.

For independent directors, the Corporate Governance/Nominating Committee seeks the appropriate balance of experience, skills and personal characteristics required of a director. In order to be considered for nomination to the Board, a director candidate should possess most or all of the following attributes: independence, as defined by the NYSE listing standards as currently in effect; integrity; judgment; credibility; collegiality; professional achievement; constructiveness; and public awareness. The independent directors should possess, in aggregate, skill sets that include but are not limited to: financial acumen equivalent to the level of a Chief Financial Officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the energy industry, or other industry with similar characteristics (construction, manufacturing, etc.); public and/or government affairs acumen germane to complex enterprises, especially in regulated industries; customer service acumen germane to a service organization with a large customer base; legal acumen in the field(s) of regulatory or commercial law at the partner or chief legal officer level; salient community ties in areas of operation of Pepco Holdings’ enterprises; and corporate governance acumen, gained through service as a senior officer or director of a large publicly held corporation or through comparable academic or other experience. Independent directors are also selected to ensure diversity, in the aggregate, which diversity should include expertise or experience germane to the Company’s total business needs, in addition to other generally understood aspects of diversity.

What is the process for identifying and evaluating nominees for director (including nominees recommended by security holders)?

The Corporate Governance/Nominating Committee has developed the following process for the identification and evaluation of director nominees which is contained in the Company’s Corporate Governance Guidelines and can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance:

a. List of Potential Candidates.    The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership. Potential candidates are recommended by Committee members and other Board members. Shareholders may put forward potential candidates for the Committee’s consideration by following submission requirements published in the Company’s proxy statement for the previous year’s meeting. See the second paragraph of the section headed “May a shareholder nominate or recommend an individual for election as a director of the Company?” above.

b. Candidate Attributes, Skill Sets and Other Criteria.    The Committee annually reviews the attributes, skill sets and other qualifications for potential candidates and may modify them from time to time based upon the Committee’s assessment of the needs of the Board and the skill sets required to meet those needs.

c. Review of Candidates.    All potential candidates are reviewed by the Committee against the current attributes, skill sets and other qualifications established by the Board to determine if a candidate is suitable for Board membership. If a candidate is deemed suitable based on this review, a more detailed review will be performed through examination of publicly available information. This examination will include consideration of the independence requirement for outside directors, the number of boards on which the candidate serves, the possible applicability of restrictions on director interlocks or other requirements or prohibitions imposed by applicable laws or regulations, proxy disclosure requirements, and any actual or potentially perceived conflicts of interest or other issues raised by applicable laws or regulations or the Company’s policies or practices.

d. Prioritization of Candidates.    The Committee then (i) determines whether any candidate needs to be removed from consideration as a result of the detailed review, and (ii) determines a recommended priority among the remaining candidates for recommendation to and final determination by the Board prior to direct discussion with any candidate.

e. Candidate Contact.    Following the Board’s determination of a priority-ranked list of approved potential candidates, the Chairman of the Committee or, at his or her discretion, other member(s) of the Board will contact and interview the potential candidates in priority order. When a potential candidate indicates his or her willingness to accept nomination to the Board, no further candidates will be contacted. Subject to a final review of eligibility under the Company’s policies and applicable laws and regulations using information supplied directly by the candidate, the candidate will then be nominated.

3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

The Board of Directors does not know of any other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

If any other matter should properly come before the meeting, your signed proxy card, as well as your Internet or telephone proxy, gives the designated proxy holders discretionary authority to vote on such matters in accordance with their best judgment.

How are proxies being solicited and who pays for the costs involved?

The Company will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. In addition to the use of the mails, officers, directors and regular employees of the Company may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Why was only a single Proxy Statement mailed to households that have multiple holders of common stock?

Under the rules of the SEC, a company is permitted to deliver a single proxy statement and annual report to any household at which two or more shareholders reside, if the shareholders at the address of the household have the same last name or the company reasonably believes that the shareholders are members of the same family. Accordingly, the Company is sending only one copy of this Proxy Statement and 2007 Annual Report to Shareholders that shared the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders.

Under these SEC rules, brokers and banks that hold stock for the account of their customers also are permitted to deliver single copies of proxy statements and annual reports to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of proxy statements and annual reports. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement.

If, in accordance with these rules, your household received only a single copy of this Proxy Statement and 2007 Annual Report to Shareholders and you would like to receive a separate copy or you would like to receive separate copies of the Company’s proxy statements and annual reports in the future, please contact American Stock Transfer & Trust Company, the Company’s transfer agent:

By Telephone:	1-866-254-6502 (toll-free)

In Writing:	American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

If you own your shares through a brokerage firm or a bank, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of common stock who is receiving multiple copies of the Company’s shareholder communications at your address and you would like to receive only one copy for your household, please contact American Stock Transfer & Trust Company at the telephone number or address set forth above. If you own your shares through a brokerage firm or a bank, please contact your broker or bank.

Where do I find the Company’s Corporate Business Policies, Corporate Governance Guidelines and Committee Charters?

The Company has in place Corporate Business Policies, which in their totality constitute its code of business conduct and ethics. These policies apply to all directors, employees and others working at the Company and its subsidiaries. The Company’s Board of Directors has also adopted Corporate Governance Guidelines and charters for the Company’s Audit Committee, Compensation/Human Resources Committee and Corporate Governance/Nominating Committee, which conform to the requirements set forth in the NYSE listing standards. The Board of Directors has also adopted charters for the Company’s Executive Committee and Finance Committee. Copies of these documents are available on the Company Web site at http://www.pepcoholdings.com/governance/index.html and also can be obtained by writing to: Ellen Sheriff Rogers, Vice President, Secretary and Assistant Treasurer, 701 Ninth Street, N.W., Suite 1300, Washington, D.C. 20068.

Any amendment to, or waiver of, any provision of the Corporate Business Policies with respect to any director or executive officer of the Company will be promptly reported to shareholders through the filing of a Form 8-K with the SEC.

The Letter to Shareholders which begins on the cover page of this document, the sections of this Proxy Statement headed “Compensation/Human Resources Committee Report” and “Audit Committee Report” and the 2007 Annual Report to Shareholders, including the “Five-Year Performance Graph 2003-2007,” attached as Annex B to this proxy statement are not deemed to be “soliciting material” or to be “filed” with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not be incorporated by reference or deemed to be incorporated by reference into any filing by the Company under either such Act, unless otherwise specifically provided for in such filing.

ANNEX A

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE

Policy on the Approval of Services

Provided By the Independent Auditor

I.	Overview

Under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), the annual consolidated financial statements of Pepco Holdings, Inc. (the “Company”) and each of its subsidiaries that has a reporting obligation (a “Reporting Company”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be audited by an “independent” public accountant. Likewise, the quarterly financial statements of the Company and each Reporting Company must be reviewed by an “independent” public accountant.

Under SEC regulations, a public accountant is not “independent” if it provides certain specified non-audit services to an audit client. In addition, a public accountant will not qualify as “independent” unless (i) before the accountant is engaged to provide audit or non-audit services, the engagement is approved by the public company’s audit committee or (ii) the engagement to provide audit or non-audit services is pursuant to pre-approved policies and procedures established by the audit committee.

Under the Audit Committee Charter, the Audit Committee of the Company has sole authority (i) to retain and terminate the Company’s independent auditors, (ii) to pre-approve all audit engagement fees and terms and (iii) to pre-approve all significant audit-related relationships with the independent auditor. This Policy sets forth the policies and procedures adopted by the Audit Committee with respect to the engagement of the Company’s independent auditor to provide audit and non-audit services to the Company and its subsidiaries (as defined by Rule 1-02 (x) of SEC Regulation S-X).

The Audit Committee also serves as the audit committee for each subsidiary of the Company that is a Reporting Company for the purpose of approving audit and non-audit services to be provided by the independent auditor(s) of such Reporting Companies. In this capacity, the Audit Committee has determined that this Policy also shall govern the engagement of the independent auditor for each such Reporting Company.

II.	Statement of Principles

The Audit Committee recognizes the importance of maintaining the independence of its external auditor both in fact and appearance. In order to ensure that the independence of the Company’s external auditor is not, in the judgment of the Audit Committee, impaired by any other services that the external auditor may provide to the Company and its subsidiaries:

•

The Audit Committee shall approve in advance all services—both audit and permitted non-audit services—provided to the Company or any of its subsidiaries by the Company’s independent auditor in accordance with the procedures set forth in this Policy.

•

The Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the Company’s independent auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X (“Prohibited Non-Audit Services”).

III.	Approval of Annual Audit Services

The annual audit services provided to the Company and its subsidiaries by the Company’s independent auditor shall consist of:

•

The audit of the annual consolidated financial statements of the Company and each other Reporting Company and the other procedures required to be performed by the independent auditor to be able to form an opinion on the financial statements.

•	Review of the quarterly consolidated financial statements of the Company and each Reporting Company.

•	The attestation engagement for the independent auditor’s report on management’s statement on the effectiveness of the Company’s internal control over financial reports.

•

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, including consents and comfort letters provided to underwriters, reviews of registration statements and prospectuses, and assistance in responding to SEC comment letters.

All such audit services must be approved annually by the Audit Committee following a review by the Audit Committee of the proposed terms and scope of the engagement and the projected fees. Any subsequent change of a material nature in the terms, scope or fees associated with such annual audit services shall be approved in advance by the Audit Committee.

Any additional audit services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each additional annual audit service must be approved by the Audit Committee in advance on a case-by-case basis.

IV.	Approval of Audit-Related Services

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Company and each Reporting Company, other than the annual audit services described in Section III above. Audit-related services may include, but are not limited to:

•	Employee benefit plan audits.

•	Due diligence related to mergers and acquisitions.

•	Accounting consultations and audits in connection with acquisitions.

•	Internal control reviews.

•	Attest services related to financial reporting that are not required by statute or regulation.

Audit-related services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each audit-related service must be approved by the Audit Committee in advance on a case-by-case basis.

V.	Approval of Tax Services

Tax services consist of professional services rendered by the independent auditor to the Company or any of its subsidiaries for tax compliance, tax advice and tax planning. Tax services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each tax service must be approved by the Audit Committee in advance on a case-by-case basis.

VI.	Approval of All Other Services

Any other services to be provided by the Company’s independent auditor, other than Prohibited Non-Audit Services, may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each such other service must be approved by the Audit Committee in advance on a case-by-case basis.

VII.	Procedures

At the meeting of the Audit Committee to select the independent auditor for the Company and each of the Reporting Companies, the Chief Financial Officer shall submit to the Audit Committee a list of the additional audit services, audit-related services, tax services and other services, if any, that the Company and the Related Companies wish to have pre-approved for the ensuing year. The list shall be accompanied by:

•

a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the Audit Committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and

•

confirmation of the independent auditor that (i) it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and (B) none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X.

If a type of non-audit service is pre-approved by the Audit Committee, and the Company or any of its subsidiaries subsequently engages the independent auditor to provide that service, the Company’s Chief Financial Officer shall report the engagement to the Audit Committee at its next regularly scheduled meeting.

VIII.	Delegation

The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve, upon the receipt of the documentation referred to in Section VII above, on a case-by-case basis any non-audit service of the types referred to in Sections IV, V and VI above (i.e. an audit-related, tax or other service) at any time other than at a meeting of the Audit Committee. The Chairman shall report any services so approved to the Audit Committee at its next regularly scheduled meeting. In no circumstances shall the responsibilities of the Audit Committee under this Policy be delegated to the management of the Company or any of its subsidiaries.

ANNEX B

2007 Annual Report to Shareholders

Forward-Looking Statements:    Except for historical statements and discussions, the statements in this annual report constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to understand further the results and prospects of Pepco Holdings.

GLOSSARY OF TERMS

Term	Definition
A&N	A&N Electric Cooperative, purchaser of DPL’s retail electric distribution business in Virginia
ABO	Accumulated benefit obligation
Accounting Hedges	Derivatives designated as cash flow and fair value hedges
ACE	Atlantic City Electric Company
ACE Funding	Atlantic City Electric Transition Funding LLC
ACO	Administrative Consent Order
ADFIT	Accumulated deferred federal income taxes
ADITC	Accumulated deferred investment tax credits
AFUDC	Allowance for Funds Used During Construction
Ancillary services	Generally, electricity generation reserves and reliability services
APB	Accounting Principles Board
Appellate Division	Appellate Division of the Superior Court of New Jersey
Bankruptcy Settlement	The bankruptcy settlement among the parties concerning the environmental proceedings at the Metal Bank/Cottman Avenue site
Bcf	Billion cubic feet
BGS	Basic Generation Service (the supply of electricity by ACE to retail customers in New Jersey who have not elected to purchase electricity from a competitive supplier)
BGS-FP	BGS-Fixed Price service
BGS-CIEP	BGS-Commercial and Industrial Energy Price service
Bondable Transition Property	Right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU
BSA	Bill Stabilization Adjustment
CAA	Federal Clean Air Act
CAIR	EPA’s Clean Air Interstate rule
CAMR	EPA’s Clean Air Mercury rule
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act of 1980
Citgo	Citgo Asphalt Refining Company
CO2	Carbon dioxide
Conectiv	A wholly owned subsidiary of PHI which is a holding company under PUHCA 2005 and the parent of DPL and ACE
Conectiv Energy	Conectiv Energy Holding Company and its subsidiaries
Conectiv Group	Conectiv and certain of its subsidiaries that were involved in a like-kind exchange transaction under examination by the IRS
Cooling Degree Days	Daily difference in degrees by which the mean (high and low divided by 2) dry bulb temperature is above a base of 65 degrees Fahrenheit
CRMC	PHI’s Corporate Risk Management Committee
CWA	Federal Clean Water Act
DCPSC	District of Columbia Public Service Commission
Default Electricity Supply

The supply of electricity by PHI’s electric utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive supplier, and which, depending on the jurisdiction and period, is also known as SOS, BGS, or POLR service

Default Supply Revenue	Revenue received for Default Electricity Supply
Delaware District Court	United States District Court for the District of Delaware
Directors Compensation Plan	PHI Non-Management Directors Compensation Plan
DNREC	Delaware Department of Natural Resources and Environmental Control

Term	Definition
DPL	Delmarva Power & Light Company
DPSC	Delaware Public Service Commission
DRP	PHI’s Shareholder Dividend Reinvestment Plan
EDECA	New Jersey Electric Discount and Energy Competition Act
EDIT	Excess Deferred Income Taxes
EITF	Emerging Issues Task Force
EPA	U.S. Environmental Protection Agency
ERISA	Employment Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
FAS	Financial Accounting Standards
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FHACA	Flood Hazard Area Control Act
FIN	FASB Interpretation Number
Financing Order	Financing Order of the SEC under PUHCA 1935 dated June 30, 2005, with respect to PHI and its subsidiaries
FRP	Facility Response Plan required by EPA
FSP	FASB Staff Position
FSP AUG AIR-1	FSP American Institute of Certified Public Accountants Industry Audit Guide, Audits of Airlines—“Accounting for Planned Major Maintenance Activities”
FTB	FASB Technical Bulletin
Full Requirements Load Service	The supply of energy by Conectiv Energy to utilities to fulfill their default electricity supply obligations
FWPA	Freshwater Wetlands Protection Act
GAAP	Accounting principles generally accepted in the United States of America
GCR	Gas Cost Recovery
GWh	Gigawatt hour
Heating Degree Days	Daily difference in degrees by which the mean (high and low divided by 2) dry bulb temperature is below a base of 65 degrees Fahrenheit.
HPS	Hourly Priced Service DPL is obligated to provide to its largest customers
IRC	Internal Revenue Code
IRS	Internal Revenue Service
ISONE	Independent System Operator—New England
ITC	Investment Tax Credit
LEAC Liability	ACE’s $59.3 million deferred energy cost liability existing as of July 31, 1999 related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs
LDA

Locational Deliverability Area within the PJM RTO region that has limited transmission capability to import capacity which, together with internal resources, may not be able to maintain reliability in that area

LTIP	Pepco Holdings’ Long-Term Incentive Plan
Mcf	One thousand cubic feet
MDE	Maryland Department of the Environment
Medicare Act	Medicare Prescription Drug, Improvement and Modernization Act of 2003
MGP	Manufactured gas plant
Mirant	Mirant Corporation
MPSC	Maryland Public Service Commission
NFA	No Further Action letter issued by the NJDEP
NJBPU	New Jersey Board of Public Utilities
NJDEP	New Jersey Department of Environmental Protection

Term	Definition
NJPDES	New Jersey Pollutant Discharge Elimination System
NOPR	Notice of Proposed Rulemaking
Normalization provisions

Sections of the IRC and related regulations that dictate how excess deferred income taxes resulting from the corporate income tax rate reduction enacted by the Tax Reform Act of 1986 and accumulated deferred investment tax credits should be treated for ratemaking purposes

Notice	Notice 2005-13 issued by the Treasury Department and IRS on February 11, 2005
NOx	Nitrogen oxide
NPDES	National Pollutant Discharge Elimination System
NUGs	Non-utility generators
NYDEC	New York Department of Environmental Conservation
OCI	Other Comprehensive Income
ODEC	Old Dominion Electric Cooperative, purchaser of DPL’s wholesale transmission business in Virginia
Panda	Panda-Brandywine, L.P.
Panda PPA	PPA between Pepco and Panda
PARS	Performance Accelerated Restricted Stock
PBO	Projected benefit obligation
PCI	Potomac Capital Investment Corporation and its subsidiaries
Pepco	Potomac Electric Power Company
Pepco Energy Services	Pepco Energy Services, Inc. and its subsidiaries
Pepco Holdings or PHI	Pepco Holdings, Inc.
PHI Parties	The PHI Retirement Plan, PHI and Conectiv, parties to cash balance plan litigation brought by three management employees of PHI Service Company
PHI Retirement Plan	PHI’s noncontributory retirement plan
PJM	PJM Interconnection, LLC
PLR	Private letter ruling from the IRS
POLR	Provider of Last Resort service (the supply of electricity by DPL before May 1, 2006 to retail customers in Delaware who did not elect to purchase electricity from a competitive supplier)
POM	Pepco Holdings’ NYSE trading symbol
Power Delivery	PHI’s Power Delivery Business
PPA	Power Purchase Agreement
PRP	Potentially responsible party
PUHCA 1935	Public Utility Holding Company Act of 1935, which was repealed effective February 8, 2006
PUHCA 2005	Public Utility Holding Company Act of 2005, which became effective February 8, 2006
RAR	IRS revenue agent’s report
RARM	Reasonable Allowance for Retail Margin
RC Cape May	RC Cape May Holdings, LLC, an affiliate of Rockland Capital Energy Investments, LLC, and the purchaser of the B.L. England generating facility
Recoverable stranded costs	The portion of stranded costs that is recoverable from ratepayers as approved by regulatory authorities
Regulated T&D Electric Revenue	Revenue from the transmission and the delivery of electricity to PHI’s customers within its service territories at regulated rates
RGGI	Regional Greenhouse Gas Initiative
RI/FS	Remedial Investigation/Feasibility Study
ROE	Return on equity

Term	Definition
SEC	Securities and Exchange Commission
SFAS	Statement of Financial Accounting Standards
SO2	Sulfur dioxide
SOS

Standard Offer Service (the supply of electricity by Pepco in the District of Columbia, by Pepco and DPL in Maryland and by DPL in Delaware on and after May 1, 2006, to retail customers who have not elected to purchase electricity from a competitive supplier)

Spark spread	The market price for electricity less the product of the cost of fuel times the unit heat rate. It is used to estimate the relative profitability of a generation unit.
SPCC	Spill Prevention, Control, and Countermeasure plan required by EPA
Spot	Commodities market in which goods are sold for cash and delivered immediately
Standard Offer Service revenue or SOS revenue	Revenue Pepco and DPL, respectively, receive for the procurement of energy for its SOS customers
Starpower	Starpower Communications, LLC
Stranded costs

Costs incurred by a utility in connection with providing service which would be unrecoverable in a competitive or restructured market. Such costs may include costs for generation assets, purchased power costs, and regulatory assets and liabilities, such as accumulated deferred income taxes.

Tolling agreement	A physical or financial contract where one party delivers fuel to a specific generating station in exchange for the power output
TPAs

Transition power agreements between Pepco and Mirant pursuant to which Mirant agreed to supply all of the energy and capacity needed by Pepco to fulfill its SOS obligations in Maryland and in the District of Columbia

TPA Claim	An allowed, pre-petition general unsecured claim by Pepco in the Mirant bankruptcy in the amount of $105 million
Transition Bonds	Transition bonds issued by ACE Funding
Treasury lock	A hedging transaction that allows a company to “lock-in” a specific interest rate corresponding to the rate of a designated Treasury bond for a determined period of time
VaR	Value at Risk

CONSOLIDATED FINANCIAL HIGHLIGHTS

	2007		2006		2005		2004		2003
	(in millions, except per share data)
Consolidated Operating Results
Total Operating Revenue	$9,366.4		$8,362.9		$8,065.5		$7,223.1		$7,268.7
Total Operating Expenses	8,559.8	(a)	7,669.6	(c)	7,160.1	(e)(f)(g)	6,451.0		6,658.0	(j)(k)
Operating Income	806.6		693.3		905.4		772.1		610.7
Other Expenses	284.2		282.4	(d)	285.5		341.4		433.3	(l)
Preferred Stock Dividend Requirements of Subsidiaries	.3		1.2		2.5		2.8		13.9
Income Before Income Tax Expense and Extraordinary Item	522.1		409.7		617.4		427.9		163.5
Income Tax Expense	187.9	(b)	161.4		255.2	(h)	167.3	(i)	62.1
Income Before Extraordinary Item	334.2		248.3		362.2		260.6		101.4
Extraordinary Item	—		—		9.0		—		5.9
Net Income	334.2		248.3		371.2		260.6		107.3
Redemption Premium on Preferred Stock	(.6)		(.8)		(.1)		.5		—
Earnings Available for Common Stock	333.6		247.5		371.1		261.1		107.3
Common Stock Information
Basic Earnings Per Share of Common Stock Before Extraordinary Item	$1.72		$1.30		$1.91		$1.48		$.60
Basic—Extraordinary Item Per Share of Common Stock	—		—		.05		—		.03
Basic Earnings Per Share of Common Stock	1.72		1.30		1.96		1.48		.63
Diluted Earnings Per Share of Common Stock Before Extraordinary Item	1.72		1.30		1.91		1.48		.60
Diluted—Extraordinary Item Per Share of Common Stock	—		—		.05		—		.03
Diluted Earnings Per Share of Common Stock	1.72		1.30		1.96		1.48		.63
Cash Dividends Per Share of Common Stock	1.04		1.04		1.00		1.00		1.00
Year-End Stock Price	29.33		26.01		22.37		21.32		19.54
Net Book Value per Common Share	20.04		18.82		18.88		17.74		17.31
Weighted Average Shares Outstanding	194.1		190.7		189.0		176.8		170.7
Other Information
Investment in Property, Plant and Equipment	$12,306.5		$11,819.7		$11,441.0		$11,109.4		$10,815.2
Net Investment in Property, Plant and Equipment	7,876.7		7,576.6		7,368.8		7,152.2		7,032.9
Total Assets	15,111.0		14,243.5		14,038.9		13,374.6		13,390.2
Capitalization
Short-term Debt	$288.8		$349.6		$156.4		$319.7		$518.4
Long-term Debt	4,174.8		3,768.6		4,202.9		4,362.1		4,588.9
Current Maturities of Long-Term Debt and Project Funding	332.2		857.5		469.5		516.3		384.9
Transition Bonds issued by ACE Funding	433.5		464.4		494.3		523.3		551.3
Capital Lease Obligations due within one year	6.0		5.5		5.3		4.9		4.4
Capital Lease Obligations	105.4		111.1		116.6		122.1		126.8
Long-Term Project Funding	20.9		23.3		25.5		65.3		68.6
Debentures issued to Financing Trust	—		—		—		—		98.0
Minority Interest	6.2		24.4		45.9		54.9		108.2
Common Shareholders’ Equity	4,018.4		3,612.2		3,584.1		3,339.0		2,974.1

Total Capitalization	$9,386.2		$9,216.6		$9,100.5		$9,307.6		$9,423.6

(a)	Includes $33.4 million ($20.0 million after-tax) from settlement of Mirant bankruptcy claims. See “Management’s Discussion and Analysis—Financial Condition and Results of Operations—Capital Resources and Liquidity—Cash Flow Activity—Proceeds from Settlement of Mirant Bankruptcy Claims.”
(b)	Includes $19.5 million ($17.7 million net of fees) benefit related to Maryland income tax settlement.
(c)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.
(d)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of Conectiv Energy’s equity interest in a joint venture which owns a wood burning cogeneration facility.
(e)	Includes $68.1 million ($40.7 million after-tax) gain from sale of non-utility land owned by Pepco at Buzzard Point.
(f)	Includes $70.5 million ($42.2 million after-tax) gain (net of customer sharing) from settlement of Mirant bankruptcy claims. See “Management’s Discussion and Analysis—Financial Condition and Results of Operations—Capital Resources and Liquidity—Cash Flow Activity—Proceeds from Settlement of Mirant Bankruptcy Claims.”
(g)	Includes $13.3 million ($8.9 million after-tax) related to PCI’s liquidation of a financial investment that was written off in 2001.
(h)	Includes $10.9 million in income tax expense related to the mixed service cost issue under IRS Revenue Ruling 2005-53.
(i)	Includes a $19.7 million charge related to an IRS settlement. Also includes $13.2 million tax benefit related to issuance of a local jurisdiction’s final consolidated tax return regulations.
(j)	Includes a charge of $50.1 million ($29.5 million after-tax) related to a CT contract cancellation. Also includes a gain of $68.8 million ($44.7 million after-tax) on the sale of the Edison Place office building.
(k)	Includes the unfavorable impact of $44.3 million ($26.6 million after-tax) resulting from trading losses prior to the cessation of proprietary trading.
(l)	Includes an impairment charge of $102.6 million ($66.7 million after-tax) related to prior investment in Starpower Communications, L.L.C.

BUSINESS OF THE COMPANY

OVERVIEW

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a diversified energy company that, through its operating subsidiaries, is engaged primarily in two businesses:

•

electricity and natural gas delivery (Power Delivery), conducted through the following regulated public utility companies, each of which is a reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act):

•	Potomac Electric Power Company (Pepco), which was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949.

•	Delmarva Power & Light Company (DPL), which was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979, and

•	Atlantic City Electric Company (ACE), which was incorporated in New Jersey in 1924.

•

competitive energy generation, marketing and supply (Competitive Energy) conducted through subsidiaries of Conectiv Energy Holding Company (Conectiv Energy) and Pepco Energy Services, Inc. (Pepco Energy Services).

The following chart shows, in simplified form, the corporate structure of PHI and its principal subsidiaries.

Conectiv is solely a holding company with no business operations. The activities of Potomac Capital Investment Corporation (PCI) are described below under the heading “Other Business Operations.”

PHI Service Company provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

For financial information relating to PHI’s segments, see Note (3), “Segment Information,” to the consolidated financial statements of PHI. Each of Pepco, DPL and ACE has one operating segment.

Investor Information

Each of PHI, Pepco, DPL and ACE files reports under the Exchange Act. The Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, of each of the companies are made available free of charge on PHI’s internet Web site as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission (SEC). These reports may be found at http://www.pepcoholdings.com/investors.

Description of Business

The following is a description of each of PHI’s two principal business operations.

Power Delivery

The largest component of PHI’s business is Power Delivery, which consists of the transmission, distribution and default supply of electricity. A minor portion of the Power Delivery business consists of the supply and distribution of natural gas. In 2007, 2006 and 2005, respectively, PHI’s Power Delivery operations produced 56%, 61%, and 58% of PHI’s consolidated operating revenues (including revenue from intercompany transactions) and 66%, 67%, and 74% of PHI’s consolidated operating income (including income from intercompany transactions).

Each of Pepco, DPL and ACE is a regulated public utility in the jurisdictions that comprise its service territory. Each company owns and operates a network of wires, substations and other equipment that is classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory.

Delivery of Electricity and Natural Gas and Default Electricity Supply

Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the local regulatory agency. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service varies by jurisdiction as follows:

Delaware	Provider of Last Resort service—before May 1, 2006 Standard Offer Service (SOS)—on and after May 1, 2006

District of Columbia	SOS

Maryland	SOS

New Jersey	Basic Generation Service (BGS)

Virginia	Default Service

In this Annual Report, these supply service obligations are referred to generally as Default Electricity Supply.

In the aggregate, the Power Delivery business delivers electricity to more than 1.8 million customers in the mid-Atlantic region and distributes natural gas to approximately 122,000 customers in Delaware.

Transmission of Electricity and Relationship with PJM

The transmission facilities owned by Pepco, DPL and ACE are interconnected with the transmission facilities of contiguous utilities and are part of an interstate power transmission grid over which electricity is transmitted throughout the Mid-Atlantic portion of the United States and parts of the Midwest. The Federal Energy Regulatory Commission (FERC) has designated a number of regional transmission organizations to coordinate the operation and planning of portions of the interstate transmission grid. Pepco, DPL and ACE are members of the PJM Regional Transmission Organization (PJM RTO). In 1997, FERC approved PJM Interconnection, LLC (PJM) as the sole provider of transmission service in the PJM RTO region, which today consists of all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. As the independent grid operator, PJM coordinates the electric power market and the movement of electricity within the PJM RTO region. Any entity that wishes to have electricity delivered at any point in the PJM RTO region must obtain transmission services from PJM at rates approved by FERC. In accordance with FERC rules, Pepco, DPL, ACE and the other transmission-owning utilities in the region make their transmission facilities available to the PJM RTO and PJM directs and controls the operation of these transmission facilities. Transmission rates are proposed by the transmission owner and approved by FERC. PJM, as the tariff administrator, collects transmission service revenue from transmission service customers and distributes the revenue to the transmission owners. PJM also oversees the planning process for the enhancement and expansion of transmission capability on a regional basis within the PJM RTO region. PJM approval is required for transmission upgrades and enhancements undertaken by member utilities.

Distribution of Electricity and Deregulation

Historically, electric utilities, including Pepco, DPL and ACE, were vertically integrated businesses that generated all or a substantial portion of the electric power supply that they delivered to customers in their service territories over their own distribution facilities. Customers were charged a bundled rate approved by the applicable regulatory authority that covered both the supply and delivery components of the retail electric service. However, legislative and regulatory actions in each of the service territories in which Pepco, DPL and ACE operate have resulted in the “unbundling” of the supply and delivery components of retail electric service and in the opening of the supply component to competition from non-regulated providers. Accordingly, while Pepco, DPL and ACE continue to be responsible for the distribution of electricity in their respective service territories, as the result of deregulation, customers in those service territories now are permitted to choose their electricity supplier from among a number of non-regulated, competitive suppliers. Customers who do not choose a competitive supplier receive Default Electricity Supply on terms that vary depending on the service territory, as described more fully below.

In connection with the deregulation of electric power supply, Pepco, DPL and ACE have divested all of their respective generation assets, by either selling them to third parties or transferring them to the non-regulated affiliates of PHI that comprise PHI’s Competitive Energy businesses. Accordingly, Pepco, DPL and ACE are no longer engaged in generation operations.

Seasonality

The Power Delivery business is seasonal and weather patterns can have a material impact on operating performance. In the region served by PHI, demand for electricity is generally higher in the summer months associated with cooling and demand for electricity and natural gas is generally higher in the winter months associated with heating, as compared to other times of the year. Historically, the Power Delivery operations of each of PHI’s utility subsidiaries have generated higher revenues and income when temperatures are colder than normal in the winter and warmer than normal in the summer, and conversely revenues and income typically are lower when the temperature is warmer than normal in the winter and cooler than normal in the summer. In Maryland, however, the decoupling of distribution revenue for a given reporting period from the amount of power delivered during the period as the result of the adoption by the Maryland Public Service Commission

(MPSC) of a bill stabilization adjustment mechanism for retail customers has had the effect of eliminating changes in customer usage due to weather conditions or for other reasons as a factor having an impact on reported revenue and income.

Regulation

The retail operations of PHI’s utility subsidiaries, including the rates they are permitted to charge customers for the delivery of electricity and, in the case of DPL, natural gas, are subject to regulation by governmental agencies in the jurisdictions in which they provide utility service as follows:

•	Pepco’s electricity delivery operations are regulated in Maryland by the MPSC and in Washington, D.C. by the District of Columbia Public Service Commission (DCPSC).

•

DPL’s electricity delivery operations are regulated in Maryland by the MPSC and in Delaware by the Delaware Public Service Commission (DPSC) and, until the sale of its Virginia operations on January 2, 2008, were regulated in Virginia by the Virginia State Corporation Commission.

•	DPL’s natural gas distribution operations in Delaware are regulated by the DPSC.

•	ACE’s electricity delivery operations are regulated by the New Jersey Board of Public Utilities (NJBPU).

•	The transmission and wholesale sale of electricity by each of PHI’s utility subsidiaries are regulated by FERC.

•	The interstate transportation and wholesale sale of natural gas by DPL are regulated by FERC.

Pepco

Pepco is engaged in the transmission, distribution and default supply of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. Pepco’s service territory covers approximately 640 square miles and has a population of approximately 2.1 million. As of December 31, 2007, Pepco delivered electricity to 760,000 customers (of which 241,800 were located in the District of Columbia and 518,200 were located in Maryland), as compared to 753,000 customers as of December 31, 2006 (of which 240,960 were located in the District of Columbia and 512,040 were located in Maryland).

In 2007, Pepco delivered a total of 27,451,000 megawatt hours of electricity, of which 30% was delivered to residential customers, 50% to commercial customers, and 20% to United States and District of Columbia government customers. In 2006, Pepco delivered a total of 26,488,000 megawatt hours of electricity, of which 29% was delivered to residential customers, 51% to commercial customers, and 20% to United States and District of Columbia government customers.

Pepco has been providing SOS in Maryland since July 2004. Pursuant to an order issued by the MPSC in November 2006, Pepco will continue to be obligated to provide SOS to residential and small commercial customers indefinitely until further action of the Maryland General Assembly, and to medium-sized commercial customers through May 2009. Pepco also has an ongoing obligation to provide SOS service at hourly priced rates to the largest customers. Pepco purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved and supervised by the MPSC. Pepco is entitled to recover from its SOS customers the cost of the SOS supply plus an average margin of $.001667 per kilowatt-hour. Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Maryland service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

Pepco has been providing SOS in the District of Columbia since February 2005. Pursuant to orders issued by the DCPSC, Pepco will continue to be obligated to provide SOS for small commercial and residential customers through May 2011 and for large commercial customers through May 2009. Pepco purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the DCPSC. Pepco is entitled to recover from its SOS customers the costs associated with the acquisition of the SOS supply plus administrative charges that are intended to allow Pepco to recover the administrative costs incurred to provide the SOS. These administrative charges include an average margin for Pepco of $.00241 per kilowatt-hour. Because margins vary by customer class, the actual average margin over any given time period depends on the number of District of Columbia SOS customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its District of Columbia service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

For the year ended December 31, 2007, 51% of Pepco’s Maryland sales (measured by megawatt hours) were to SOS customers, as compared to 60% in 2006, and 35% of its District of Columbia sales were to SOS customers in 2007, as compared to 57% in 2006.

DPL

DPL is engaged in the transmission, distribution and default supply of electricity in Delaware and portions of Maryland and Virginia (until the sale of its Virginia operations on January 2, 2008). In northern Delaware, DPL also supplies and distributes natural gas to retail customers and provides transportation-only services to retail customers that purchase natural gas from other suppliers.

Transmission and Distribution of Electricity

In Delaware, electricity service is provided in the counties of Kent, New Castle, and Sussex and in Maryland in the counties of Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico and Worchester. Prior to January 2, 2008, DPL also provided transmission and distribution of electricity in Accomack and Northampton counties in Virginia. As discussed below, under the heading “Sale of Virginia Service Territory,” DPL, on January 2, 2008, completed the sale of substantially all of its Virginia electric service operations.

DPL’s electricity distribution service territory covers approximately 6,000 square miles and has a population of approximately 1.3 million. As of December 31, 2007, DPL delivered electricity to 519,000 customers (of which 298,000 were located in Delaware, 198,000 were located in Maryland, and 23,000 were located in Virginia), as compared to 513,000 electricity customers as of December 31, 2006 (of which 295,000 were located in Delaware, 196,000 were located in Maryland, and 22,000 were located in Virginia).

In 2007, DPL delivered a total of 13,680,000 megawatt hours of electricity to its customers, of which 39% was delivered to residential customers, 40% to commercial customers and 21% to industrial customers. In 2006, DPL delivered a total of 13,477,000 megawatt hours of electricity, of which 38% was delivered to residential customers, 40% to commercial customers and 22% to industrial customers.

DPL has been providing SOS in Delaware since May 2006. Pursuant to orders issued by the DPSC, DPL will continue to be obligated to provide fixed-price SOS to residential, small commercial and industrial customers through May 2009 and to medium, large and general service customers through May 2008. DPL purchases the power supply required to satisfy its fixed-price SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved by the DPSC. DPL also has an obligation to provide Hourly Priced Service (HPS) for the largest customers. Power to supply the HPS customers is acquired on next-day and other short-term PJM RTO markets. DPL’s rates for supplying fixed-price SOS and

HPS reflect the associated capacity, energy, transmission, and ancillary services costs and a Reasonable Allowance for Retail Margin (RARM). Components of the RARM include a fixed annual margin of $2.75 million, plus estimated incremental expenses, a cash working capital allowance, and recovery with a return over five years of the capitalized costs of the billing system used for billing HPS customers. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Delaware service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

In Delaware, DPL sales to SOS customers represented 54% of total sales (measured by megawatt hours) for the year ended December 31, 2007, as compared to 69% in 2006.

DPL has been providing SOS in Maryland since June 2004. Pursuant to an order issued by the MPSC in November 2006, DPL will continue to be obligated to provide SOS to residential and small commercial customers indefinitely until further action of the Maryland General Assembly, and to medium-sized commercial customers through May 2009. DPL purchases the power supply required to satisfy its market rate SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved and supervised by the MPSC. DPL is entitled to recover from its SOS customers the costs of the SOS supply plus an average margin of $.001667 kilowatt-hour. Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Maryland service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

In Maryland, DPL sales to SOS customers represented 67% of total sales (measured by megawatt hours) for the year ended December 31, 2007, as compared to 75% in 2006.

DPL provided Default Service in Virginia from March 2004 until the sale of its Virginia retail electric business on January 2, 2008. DPL was paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Virginia service territory regardless of whether the customer received Default Service or purchased electricity from another energy supplier.

In Virginia, DPL sales to Default Service customers represented 94% of total sales (measured by megawatt hours) for the years ended December 31, 2007 and 2006.

Sale of Virginia Service Territory

On January 2, 2008, DPL completed (i) the sale of its retail electric distribution business on the Eastern Shore of Virginia to A&N Electric Cooperative (A&N) for a purchase price of approximately $45.2 million, after closing adjustments, and (ii) the sale of its wholesale electric transmission business located on the Eastern Shore of Virginia to Old Dominion Electric Cooperative (ODEC) for a purchase price of approximately $5.4 million, after closing adjustments. Each of A&N and ODEC assumed certain post-closing liabilities and unknown pre-closing liabilities related to the respective assets they are purchasing (including, in the A&N transaction, most environmental liabilities), except that DPL remained liable for unknown pre-closing liabilities if they become known within six months after the January 2, 2008 closing date. These sales resulted in an immaterial financial gain to DPL that will be recorded during the first quarter of 2008.

Natural Gas Distribution

DPL provides regulated natural gas supply and distribution service to customers in a service territory consisting of a major portion of New Castle County in Delaware. This service territory covers approximately 275 square miles and has a population of approximately 500,000. Large volume commercial, institutional, or industrial natural gas customers may purchase natural gas either from DPL or from other suppliers. DPL uses its natural gas distribution facilities to transport natural gas for customers that choose to purchase natural gas from other suppliers. Transportation customers pay DPL distribution service rates approved by the DPSC. DPL purchases natural gas supplies for resale to its retail service customers from marketers and producers through a combination of long-term agreements and next-day delivery arrangements. For the twelve months ended December 31, 2007, DPL supplied 67% of the natural gas that it delivered, compared to 66% in 2006.

As of December 31, 2007, DPL distributed natural gas to 122,000 customers, as compared to 121,000 customers as of December 31, 2006. In 2007, DPL distributed 20,700,000 Mcf (thousand cubic feet) of natural gas to customers in its Delaware service territory, of which 38% were sales to residential customers, 25% to commercial customers, 4% to industrial customers, and 33% to customers receiving a transportation-only service. In 2006, DPL delivered 18,300,000 Mcf of natural gas, of which 36% were sales to residential customers, 25% were sales to commercial customers, 4% were to industrial customers, and 35% were sales to customers receiving a transportation-only service.

ACE

ACE is primarily engaged in the transmission, distribution and default supply of electricity in a service territory consisting of Gloucester, Camden, Burlington, Ocean, Atlantic, Cape May, Cumberland and Salem counties in southern New Jersey. ACE’s service territory covers approximately 2,700 square miles and has a population of approximately 1.0 million. As of December 31, 2007, ACE delivered electricity to 544,000 customers in its service territory, as compared to 539,000 customers as of December 31, 2006. In 2007, ACE delivered a total of 10,187,000 megawatt hours of electricity to its customers, of which 44% was delivered to residential customers, 44% to commercial customers and 12% to industrial customers. In 2006, ACE delivered a total of 9,931,000 megawatt hours of electricity to its customers, of which 43% was delivered to residential customers, 44% to commercial customers, and 13% to industrial customers.

Electric customers in New Jersey who do not choose another supplier receive BGS from their electric distribution company. New Jersey’s electric distribution companies, including ACE, jointly procure the supply to meet their BGS obligations from competitive suppliers selected through auctions authorized by the NJBPU for New Jersey’s total BGS requirements. The winning bidders in the auction are required to supply a specified portion of the BGS customer load with full requirements service, consisting of power supply and transmission service.

ACE provides two types of BGS:

•

BGS-Fixed Price (BGS-FP), which is supplied to smaller commercial and residential customers at seasonally-adjusted fixed prices. BGS-FP rates change annually on June 1 and are based on the average BGS price obtained at auction in the current year and the two prior years. ACE’s BGS-FP load is approximately 2,270 megawatts, which represents approximately 99% of ACE’s total BGS load. Approximately one-third of this total load is auctioned off each year for a three-year term.

•

BGS-Commercial and Industrial Energy Price (BGS-CIEP), which is supplied to larger customers at hourly PJM RTO real-time market prices for a term of 12 months. ACE’s BGS-CIEP load is approximately 16 megawatts, which represents approximately 1% of ACE’s BGS load. This total load is auctioned off each year for a one-year term.

ACE is paid tariff rates established by the NJBPU that compensate it for the cost of obtaining the BGS supply. ACE does not make any profit or incur any loss on the supply component of the BGS it provides to customers.

ACE is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its New Jersey service territory regardless of whether the customer receives BGS or purchases electricity from another energy supplier.

ACE sales to BGS customers represented 80% of total sales (measured by megawatt hours) for the year ended December 31, 2007 and 78% of total sales (measured by megawatt hours) for the year ended December 31, 2006.

On February 8, 2007, ACE completed the sale of its B.L. England generating facility. B.L. England comprised a significant component of ACE’s generation operations and its sale required discontinued operations presentation under Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” on ACE’s consolidated statements of earnings for the years ended December 31, 2007, 2006 and 2005. ACE’s sale of its interests in the Keystone and Conemaugh generating facilities in September 2006 is also reflected as discontinued operations on ACE’s consolidated statements of earnings for the years ended December 31, 2006 and 2005.

ACE has several contracts with non-utility generators (NUGs) under which ACE purchased 3.8 million megawatt hours of power in 2007. ACE sells the electricity purchased under the contracts with NUGs into the wholesale market administered by PJM.

In 2001, ACE established Atlantic City Electric Transition Funding LLC (ACE Funding) solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of bonds (Transition Bonds). The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

Competitive Energy

PHI’s Competitive Energy business is engaged in the generation of electricity and the non-regulated marketing and supply of electricity and natural gas, and related energy management services, primarily in the mid-Atlantic region. In 2007, 2006 and 2005 PHI’s Competitive Energy operations produced 48%, 43%, and 48%, respectively, of PHI’s consolidated operating revenues. In 2007, 2006 and 2005 PHI’s Competitive Energy operations produced 26%, 20%, and 16%, respectively, of PHI’s consolidated operating income. PHI’s Competitive Energy operations are conducted by Conectiv Energy and Pepco Energy Services which are separate operating segments for financial reporting purposes.

Conectiv Energy

Conectiv Energy provides wholesale electric power, capacity, and ancillary services in the wholesale markets and also supplies electricity to other wholesale market participants under long- and short-term bilateral contracts. Conectiv Energy also supplies electric power to Pepco, DPL and ACE to satisfy a portion of their Default Electricity Supply load, as well as default electricity supply load shares of other utilities within PJM RTO and the ISONE wholesale markets. PHI refers to these activities as Merchant Generation & Load Service. Other than its default electricity supply sales, Conectiv Energy does not participate in the retail competitive power supply market. Conectiv Energy obtains the electricity required to meet its power supply obligations from its own generating plants, under bilateral contracts entered into with other wholesale market participants and through purchases in the wholesale market.

Conectiv Energy’s generation capacity is concentrated in mid-merit plants, which due to their operating flexibility and multi-fuel capability can quickly change their output level on an economic basis. Like “peak-load” plants, mid-merit plants generally operate during times when demand for electricity rises and prices are higher. However, mid-merit plants usually operate more frequently and for longer periods of time than peak-load plants because of better heat rates. As of December 31, 2007, Conectiv Energy owned and operated mid-merit plants with a combined 2,725 megawatts of capacity, peak-load plants with a combined 639 megawatts of capacity and base-load generating plants with a combined 340 megawatts of capacity. In addition to the generation plants it owns, Conectiv Energy controls another nominal 480 megawatts of capacity through tolling agreements.

On December 14, 2007, Conectiv Energy announced a decision to construct a 545 MW natural gas and oil-fired combined-cycle electricity generation plant to be located in Peach Bottom Township, Pennsylvania. The plant will be owned and operated as part of Conectiv Energy and is expected to go into commercial operation in 2011. Conectiv Energy has entered into a six-year tolling agreement with an unaffiliated energy company under which Conectiv Energy will sell the energy, capacity and most of the ancillary services from the plant for the period June 1, 2011 through May 31, 2017 to the other party. Under the terms of the tolling agreement, Conectiv Energy will be responsible for the operation and maintenance of the plant, subject to the other party’s control over the dispatch of the plant’s output. The other party will be responsible for the purchase and scheduling of the fuel to operate the plant and all required emissions allowances.

Conectiv Energy also sells natural gas and fuel oil to very large end-users and to wholesale market participants under bilateral agreements and operates a short-term power desk, which generates margin by identifying and capturing price differences between power pools and locational and timing differences within a power pool. Conectiv Energy obtains the natural gas and fuel oil required to meet its supply obligations through market purchases for next day delivery and under long- and short-term bilateral contracts with other market participants.

PHI’s Competitive Energy businesses use derivative instruments primarily to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. The derivative instruments used by the Competitive Energy businesses include forward contracts, futures, swaps, and exchange-traded and over-the-counter options. In addition, the Competitive Energy businesses also manage commodity risk with contracts that are not classified as derivatives. The two primary risk management objectives are (1) to manage the spread between the cost of fuel used to operate electric generation plants and the revenue received from the sale of the power produced by those plants, and (2) to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable and known minimum cash flows, and lock in favorable prices and margins when they become available. To a lesser extent, Conectiv Energy also engages in energy marketing activities. Energy marketing activities consist primarily of wholesale natural gas and fuel oil marketing; the activities of the short-term power desk, which generates margin by capturing price differences between power pools, and locational and timing differences within a power pool; and prior to October 31, 2006, provided operating services under an agreement with an unaffiliated generating plant. PHI collectively refers to these energy marketing activities, including its commodity risk management activities, as “other energy commodity” activities and identifies this activity separately from the proprietary trading activity that was discontinued in 2003.

Conectiv Energy’s goal is to manage the risk associated with the expected power output of its generation facilities and their fuel requirements. The risk management goals are approved by the CRMC and may change from time to time based on market conditions. The actual level of coverage may vary depending on the extent to which Conectiv Energy is successful in implementing its risk management strategies. For additional discussion of Conectiv Energy’s risk management activities, see “Quantitative and Qualitative Disclosures about Market Risk.”

Pepco Energy Services

Pepco Energy Services provides retail energy supply and energy services primarily to commercial, industrial, and government customers. Pepco Energy Services sells electricity, including electricity from renewable resources, to customers located primarily in the mid-Atlantic and northeastern regions of the U.S. and the Chicago, Illinois area. As of December 31, 2007, Pepco Energy Services’ estimated retail electricity backlog was 31.8 million MWH for delivery through 2013, an increase of 2% over December 31, 2006. Pepco Energy Services also sells natural gas to customers primarily located in the mid-Atlantic region.

Pepco Energy Services also provides energy savings performance contracting services principally to federal, state and local government customers, and owns and operates district energy systems in Atlantic City, New Jersey and Wilmington, Delaware and sells steam and chilled water to customers in those cities. Pepco Energy Services also designs, constructs, and operates combined heat and power and central energy plants.

In addition, Pepco Energy Services provides high voltage construction and maintenance services to utilities throughout the United States and low voltage electric and telecommunication construction and maintenance services to utilities and other commercial customers and streetlight asset management services to municipalities in the Washington, D.C. area.

During 2006, Pepco Energy Services sold five businesses that served primarily commercial and industrial customers by providing heating, ventilation, air conditioning, electrical testing and maintenance, and building automation services. Net assets sold were approximately $20.7 million.

Pepco Energy Services also owns and operates two oil-fired power plants. The power plants are located in Washington, D.C. and have a generating capacity rating of approximately 790 MW. Pepco Energy Services sells the output of these plants into the wholesale market administered by PJM. In February 2007, Pepco Energy Services provided notice to PJM of its intention to deactivate these plants. In May 2007, Pepco Energy Services deactivated one combustion turbine at its Buzzard Point facility with a generating capacity of approximately 16 MW. Pepco Energy Services currently plans to deactivate the balance of both plants by May 2012. PJM has informed Pepco Energy Services that these facilities are not expected to be needed for reliability after that time, but that its evaluation is dependent on the completion of transmission upgrades. Pepco Energy Services’ timing for deactivation of these units, in whole or in part, may be accelerated or delayed based on the operating condition of the units, economic conditions, and reliability considerations. Deactivation will not have a material impact on PHI’s financial condition, results of operations or cash flows.

PJM Capacity Markets

One of the sources of revenue of the Competitive Energy Business is the sale of capacity by Conectiv Energy and Pepco Energy Services associated with their respective generating facilities. The wholesale market for capacity is administered by PJM which is responsible for ensuring that within the transmission control area there is sufficient generating capability available to meet the load requirements plus a reserve margin. In accordance with PJM requirements, retail sellers of electricity in the PJM market are required to maintain capacity from generating facilities within the control area or generating facilities outside the control area which have firm transmission rights into the control area that correspond to their load service obligation. This capacity can be obtained through the ownership of generation facilities, the entry into bilateral contracts or the purchase of capacity credits in the auctions administered by PJM. All of the generating facilities owned by PHI’s Competitive Energy businesses are located in the transmission control area administered by PJM. The capacity of a generating unit is determined based on the demonstrated generating capacity of the unit and its forced outage rate.

Beginning on June 1, 2007, PJM replaced its former capacity market rules with a forward capacity auction procedure known as the Reliability Pricing Model (RPM), which provides for differentiation in capacity prices between Locational Deliverability Areas. One of the primary objectives of RPM is to encourage the development of new generation sources, particularly in constrained areas.

Under RPM, PJM has held four auctions, each covering capacity to be supplied over consecutive 12-month periods beginning June 1, 2007. Each of these auctions has yielded higher prices for capacity than in the period preceding implementation of RPM. Auctions of capacity for each subsequent 12-month delivery period will be held 36 months ahead of the scheduled delivery year. The next auction, for the period June 1, 2011 through May 31, 2012, will take place in May 2008.

In addition to participating in the PJM auctions, PHI’s Competitive Energy businesses participate in the forward capacity market as both sellers and buyers in accordance with PHI’s risk management policy, and accordingly, prices realized in the PJM capacity auctions may not be indicative of gross margin that PHI earns in respect to its capacity purchases and sales during a given period.

Competition

The unregulated energy generation, supply and marketing businesses primarily located in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. At the wholesale level, Conectiv Energy and Pepco Energy Services compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. In the retail energy supply market and in providing energy management services, Pepco Energy Services competes with numerous competitive energy marketers and other service providers. Competition in both the wholesale and retail markets for energy and energy management services is based primarily on price and, to a lesser extent, the range of services offered to customers and quality of service.

Seasonality

Like the Power Delivery business, the power generation, supply and marketing businesses are seasonal and weather patterns can have a material impact on operating performance. Demand for electricity generally is higher in the summer months associated with cooling and demand for electricity and natural gas generally is higher in the winter months associated with heating, as compared to other times of the year. Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services have generated less revenue when temperatures are milder than normal in the winter and cooler than normal in the summer. Milder weather can also negatively impact income from these operations. Energy management services generally are not seasonal.

Other Business Operations

Through its subsidiary, Potomac Capital Investment Corporation (PCI), PHI maintains a portfolio of cross-border energy sale-leaseback transactions, with a book value at December 31, 2007 of approximately $1.4 billion. For additional information concerning these cross-border lease transactions, see Note (12), “Commitments and Contingencies,” to the consolidated financial statements included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This activity constitutes a separate operating segment for financial reporting purposes, which is designated “Other Non-Regulated.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS

The following results of operations discussion compares the year ended December 31, 2007, to the year ended December 31, 2006. All amounts in the tables (except sales and customers) are in millions.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2007	2006	Change
Power Delivery	$5,244.2	$5,118.8	$125.4
Conectiv Energy	2,205.6	1,964.2	241.4
Pepco Energy Services	2,309.1	1,668.9	640.2
Other Non-Regulated	76.2	90.6	(14.4)
Corp. & Other	(468.7)	(479.6)	10.9

Total Operating Revenue	$9,366.4	$8,362.9	$1,003.5

Power Delivery

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2007	2006	Change
Regulated T&D Electric Revenue	$1,631.8	$1,533.2	$98.6
Default Supply Revenue	3,256.9	3,271.9	(15.0)
Other Electric Revenue	64.2	58.3	5.9

Total Electric Operating Revenue	4,952.9	4,863.4	89.5

Regulated Gas Revenue	211.3	204.8	6.5
Other Gas Revenue	80.0	50.6	29.4

Total Gas Operating Revenue	291.3	255.4	35.9

Total Power Delivery Operating Revenue	$5,244.2	$5,118.8	$125.4

Regulated Transmission and Distribution (T&D) Electric Revenue includes revenue from the transmission and the delivery of electricity, including the delivery of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates.

Default Supply Revenue is the revenue received for Default Electricity Supply. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy and Other Services Cost of Sales. Default Supply Revenue also includes revenue from transition bond charges and other restructuring related revenues.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue consists of revenues for on-system natural gas sales and the transportation of natural gas for customers by DPL within its service territories at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the release of excess system capacity.

Electric Operating Revenue

Regulated T&D Electric Revenue	2007	2006	Change
Residential	$606.0	$575.7	$30.3
Commercial	731.2	699.0	32.2
Industrial	27.4	28.6	(1.2)
Other	267.2	229.9	37.3

Total Regulated T&D Electric Revenue	$1,631.8	$1,533.2	$98.6

Other Regulated T&D Electric Revenue consists primarily of (i) transmission service revenue received by PHI’s utility subsidiaries from PJM as transmission owners, (ii) revenue from the resale of energy and capacity under power purchase agreements between Pepco and unaffiliated third parties in the PJM RTO market, and (iii) either (a) a positive adjustment equal to the amount by which revenue from Maryland retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the distribution charge per customer approved in the 2007 Maryland Rate Order or (b) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer (a Revenue Decoupling Adjustment).

Regulated T&D Electric Sales (GWh)	2007	2006	Change
Residential	17,946	17,139	807
Commercial	29,398	28,638	760
Industrial	3,974	4,119	(145)

Total Regulated T&D Electric Sales	51,318	49,896	1,422

Regulated T&D Electric Customers (in thousands)	2007	2006	Change
Residential	1,622	1,605	17
Commercial	199	198	1
Industrial	2	2	—

Total Regulated T&D Electric Customers	1,823	1,805	18

The Pepco, DPL and ACE service territories are located within a corridor extending from Washington, D.C. to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, strip malls, casinos, stand alone construction, and tourism.

•	Industrial activity in the region includes automotive, chemical, glass, pharmaceutical, steel manufacturing, food processing, and oil refining.

Regulated T&D Electric Revenue increased by $98.6 million primarily due to the following: (i) $43.0 million increase in sales due to higher weather-related sales (a 17% increase in Cooling Degree Days and a 12% increase in Heating Degree Days), (ii) $28.8 million increase in Other Regulated T&D Electric Revenue from the resale of energy and capacity purchased under the power purchase agreement between Panda-Brandywine, L.P. (Panda) and Pepco (the Panda PPA), (offset in Fuel and Purchased Energy and Other Services Cost of Sales), (iii) $20.3 million increase due to a 2007 Maryland Rate Order that became effective in June 2007, which includes a positive $4.9 million Revenue Decoupling Adjustment, (iv) $12.1 million increase due to higher pass-through revenue primarily resulting from tax rate increases in the District of Columbia (offset primarily in Other Taxes), (v) $5.2 million increase due to customer growth of 1% in 2007, partially offset by (vi) $10.0 million decrease due to a change in Delaware rate structure effective May 1, 2006, which shifted revenue from Regulated T&D Electric Revenue to Default Supply Revenue, and (vii) $4.0 million decrease due to a Delaware base rate reduction effective May 1, 2006.

Default Electricity Supply

Default Supply Revenue	2007	2006	Change
Residential	$1,816.4	$1,482.9	$333.5
Commercial	1,061.8	1,352.6	(290.8)
Industrial	92.1	108.2	(16.1)
Other	286.6	328.2	(41.6)

Total Default Supply Revenue	$3,256.9	$3,271.9	$(15.0)

Other Default Supply Revenue consists primarily of revenue from the resale of energy and capacity under non-utility generating contracts between ACE and unaffiliated third parties (NUGs) in the PJM RTO market.

Default Electricity Supply Sales (GWh)	2007	2006	Change
Residential	17,469	16,698	771
Commercial	9,910	14,799	(4,889)
Industrial	914	1,379	(465)
Other	131	129	2

Total Default Electricity Supply Sales	28,424	33,005	(4,581)

Default Electricity Supply Customers (in thousands)	2007	2006	Change
Residential	1,585	1,575	10
Commercial	166	170	(4)
Industrial	1	1	—
Other	2	2	—

Total Default Electricity Supply Customers	1,754	1,748	6

Default Supply Revenue, which is partially offset in Fuel and Purchased Energy and Other Services Cost of Sales, decreased by $15.0 million primarily due to the following: (i) $345.5 million decrease primarily due to commercial and industrial customers electing to purchase an increased amount of electricity from competitive suppliers, (ii) $94.8 million decrease due to differences in consumption among the various customer rate classes, (iii) $46.3 million decrease in wholesale energy revenue primarily the result of the sales by ACE of its Keystone and Conemaugh interests and the B.L. England generating facilities, (iv) $4.1 million decrease due to a DPL adjustment to reclassify market-priced supply revenue from Regulated T&D Electric Revenue in 2006, partially offset by (v) $379.1 million increase due to annual increases in market-based Default Electricity Supply rates, (vi) $86.6 million increase due to higher weather-related sales (a 17% increase in Cooling Degree Days and a 12% increase in Heating Degree Days), and (vii) $10.0 million increase due to a change in Delaware rate structure effective May 1, 2006 that shifted revenue from Regulated T&D Electric Revenue to Default Supply Revenue.

Other Electric Revenue

Other Electric Revenue increased $5.9 million to $64.2 million in 2007 from $58.3 million in 2006 primarily due to increases in revenue related to pole rentals and late payment fees.

Gas Operating Revenue

Regulated Gas Revenue	2007	2006	Change
Residential	$124.0	$116.2	$7.8
Commercial	72.7	73.0	(.3)
Industrial	8.2	10.3	(2.1)
Transportation and Other	6.4	5.3	1.1

Total Regulated Gas Revenue	$211.3	$204.8	$6.5

Regulated Gas Sales (Bcf)	2007	2006	Change
Residential	7.9	6.6	1.3
Commercial	5.2	4.6	.6
Industrial	.8	.8	—
Transportation and Other	6.8	6.3	.5

Total Regulated Gas Sales	20.7	18.3	2.4

Regulated Gas Customers (in thousands)	2007	2006	Change
Residential	112	112	—
Commercial	10	9	1
Industrial	—	—	—
Transportation and Other	—	—	—

Total Regulated Gas Customers	122	121	1

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, strip malls, stand alone construction and tourism.

•	Industrial activity in the region includes automotive, chemical and pharmaceutical.

Regulated Gas Revenue increased by $6.5 million primarily due to (i) $11.7 million increase due to colder weather (a 15% increase in Heating Degree Days), (ii) $5.7 million increase due to base rate increases effective in November 2006 and April 2007, (iii) $4.8 million increase due to differences in consumption among the various customer rate classes, (iv) $2.7 million increase due to customer growth of 1% in 2007, partially offset by (v) $18.4 million decrease due to Gas Cost Rate (GCR) decreases effective November 2006, April 2007 and November 2007 resulting from lower natural gas commodity costs (offset in Fuel and Purchased Energy and Other Services Cost of Sales).

Other Gas Revenue

Other Gas Revenue increased by $29.4 million to $80.0 million in 2007 from $50.6 million in 2006 primarily due to higher off-system sales (partially offset in Fuel and Purchased Energy and Other Services Cost of Sales). The gas sold off-system resulted from increased demand from unaffiliated third party electric generators during periods of low customer demand for natural gas.

Conectiv Energy

The impact of Operating Revenue changes and Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the discussion that follows.

Operating Revenues of the Conectiv Energy segment are derived primarily from the sale of electricity. The primary components of its costs of sales are fuel and purchased power. Because fuel and electricity prices tend to move in tandem, price changes in these commodities from period to period can have a significant impact on Operating Revenue and costs of sales without signifying any change in the performance of the Conectiv Energy segment. For this reason, PHI from a managerial standpoint focuses on gross margin as a measure of performance.

Conectiv Energy Gross Margin

Merchant Generation & Load Service consists primarily of electric power, capacity and ancillary services sales from Conectiv Energy’s generating plants; tolling arrangements entered into to sell energy and other products from Conectiv Energy’s generating plants and to purchase energy and other products from generating plants of other companies; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas) and emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy’s power plants.

Energy Marketing activities consist primarily of wholesale natural gas and fuel oil marketing; the activities of the short-term power desk, which generates margin by capturing price differences between power pools and locational and timing differences within a power pool; and prior to October 31, 2006, operating services under an agreement with an unaffiliated generating plant. Beginning in 2007, power origination activities, which primarily represent the fixed margin component of structured power transactions such as default electricity supply contracts, have been classified into Energy Marketing from Merchant Generation & Load Service. The 2006 activity has been reclassified for comparative purposes accordingly. Power origination contributed $18.8 million and $18.7 million of gross margin for the years ended December 31, 2007 and 2006, respectively.

	December 31,
	2007	2006
Operating Revenue ($ millions):
Merchant Generation & Load Service	$1,086.8	$1,073.2
Energy Marketing	1,118.8	891.0

Total Operating Revenue[1]	$2,205.6	$1,964.2

Cost of Sales ($ millions):
Merchant Generation & Load Service	$805.8	$861.3
Energy Marketing	1,081.0	847.7

Total Cost of Sales[2]	$1,886.8	$1,709.0

Gross Margin ($ millions):
Merchant Generation & Load Service	$281.0	$211.9
Energy Marketing	37.8	43.3

Total Gross Margin	$318.8	$255.2

Generation Fuel and Purchased Power Expenses ($ millions)[3]:
Generation Fuel Expenses[4,5]
Natural Gas[6]	$267.8	$174.5
Coal	62.4	53.4
Oil	33.8	26.6
Other[7]	2.2	4.1

Total Generation Fuel Expenses	$366.2	$258.6

Purchased Power Expenses[5]	479.7	431.3

Statistics:	2007	2006
Generation Output (MWh):
Base-Load[8]	2,232,499	1,814,517
Mid-Merit (Combined Cycle)[9]	3,341,716	2,081,873
Mid-Merit (Oil Fired)[10]	190,253	115,120
Peaking	146,486	131,930
Tolled Generation	160,755	94,064

Total	6,071,709	4,237,504

Load Service Volume (MWh)[11]	7,075,743	8,514,719
Average Power Sales Price[12]($/MWh):
Generation Sales[4]	$82.19	$77.69
Non-Generation Sales[13]	$70.43	$58.49
Total	$74.34	$62.54
Average on-peak spot power price at PJM East Hub ($/MWh)[14]	$77.85	$65.29
Average around-the-clock spot power price at PJM East Hub ($/MWh)[14]	$63.92	$53.07
Average spot natural gas price at market area M3 ($/MMBtu)[15]	$7.76	$7.31
Weather (degree days at Philadelphia Airport):[16]
Heating degree days	4,560	4,205
Cooling degree days	1,513	1,136

1

Includes $441.5 million and $471.1 million of affiliate transactions for 2007 and 2006, respectively. The 2006 amount has been reclassified to exclude $193.1 million of intra-affiliate transactions that were reported gross in 2006 at the segment level.

2

Includes $6.7 million and $4.6 million of affiliate transactions for 2007 and 2006, respectively. The 2006 amount has been reclassified to exclude $193.1 million of intra-affiliate transactions that were reported gross in 2006 at the segment level. Also, excludes depreciation and amortization expense of $37.7 million and $36.3 million, respectively.

3	Consists solely of Merchant Generation & Load Service expenses; does not include the cost of fuel not consumed by the power plants and intercompany tolling expenses.
4	Includes tolled generation.
5	Includes associated hedging gains and losses.
6	Includes adjusted 2006 amount related to change in natural gas hedge allocation methodology.
7	Includes emissions expenses, fuel additives, and other fuel-related costs.
8	Edge Moor Units 3 and 4 and Deepwater Unit 6.
9	Hay Road and Bethlehem, all units.
10	Edge Moor Unit 5 and Deepwater Unit 1. Generation output for these units was negative for the first and fourth quarters of 2006 because of station service consumption.
11	Consists of all default electricity supply sales; does not include standard product hedge volumes.
12	Calculated from data reported in Conectiv Energy’s Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenue.
13	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv Energy’s EQR.
14	Source: PJM website (www.pjm.com).
15	Source: Average delivered natural gas price at Tetco Zone M3 as published in Gas Daily.
16	Source: National Oceanic and Atmospheric Administration National Weather Service data.

Merchant Generation & Load Service gross margin increased $69.1 million primarily due to:

•

An increase of approximately $76.5 million primarily due to 43% higher generation output attributable to more favorable weather and improved availability at the Hay Road and Deepwater generating plants and improved spark spreads.

•	An increase of approximately $25.9 million due to higher capacity prices due to the implementation of the PJM Reliability Pricing Model.

•

A decrease of $33.4 million due to less favorable natural gas fuel hedges, and the expiration, in 2006, of an agreement with an international investment banking firm to hedge approximately 50% of the commodity price risk of Conectiv Energy’s generation and Default Electricity Supply commitment to DPL.

Energy Marketing gross margin decreased $5.5 million primarily due to:

•	A decrease of $5.2 million due to lower margins in oil marketing.

•	A decrease of $4.0 million due to lower margins in natural gas marketing.

•	An increase of $2.7 million for adjustments related to an unaffiliated generation operating services agreement that expired in 2006.

Pepco Energy Services

Pepco Energy Services’ operating revenue increased $640.2 million, which corresponds with the increase in Fuel and Purchased Energy and Other Services Costs of Sales, to $2,309.1 million in 2007 from $1,668.9 million in 2006 primarily due to (i) increase of $646.0 million due to higher volumes of retail electric load served at higher prices in 2007 driven by customer acquisitions, (ii) increase of $27.4 million due to higher volumes of wholesale natural gas sales in 2007 that resulted from increased natural gas supply transactions to deliver gas to retail customers, partially offset by (iii) decrease of $32.3 million due primarily to lower construction activity in 2007 and to the sale of five construction businesses in 2006.

Other Non-Regulated

Other Non-Regulated operating revenue decreased $14.4 million to $76.2 million in 2007 from $90.6 million in 2006. The operating revenue of this segment primarily consists of lease earnings recognized under Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” The revenue decrease is primarily due to a change in state income tax lease assumptions that resulted in increased revenue in 2006 as compared to 2007.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2007	2006	Change
Power Delivery	$3,359.7	$3,303.6	$56.1
Conectiv Energy	1,886.8	1,709.0	177.8
Pepco Energy Services	2,161.7	1,531.1	630.6
Corp. & Other	(464.9)	(477.8)	12.9

Total	$6,943.3	$6,065.9	$877.4

Power Delivery

Power Delivery’s Fuel and Purchased Energy and Other Services Cost of Sales, which is primarily associated with Default Electricity Supply sales, increased by $56.1 million primarily due to: (i) $445.2 million increase in average energy costs, the result of new annual Default Electricity Supply contracts, (ii) $93.0 million increase due to an increase in weather-related sales, (iii) $28.8 million increase for energy and capacity purchased under the Panda PPA (offset in T&D Electric Revenue), partially offset by (iv) $472.2 million decrease primarily due to commercial and industrial customers electing to purchase an increased amount of electricity from competitive suppliers, and (v) $36.4 million decrease in the Default Electricity Supply deferral balance. Fuel and Purchased Energy expense is primarily offset in Default Supply Revenue, Regulated Gas Revenue or Other Gas Revenue.

Conectiv Energy

The impact of Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the prior discussion under the heading “Conectiv Energy Gross Margin.”

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales increased $630.6 million primarily due to (i) an increase of $635.7 million due to higher volumes of purchased electricity at higher prices in 2007 to serve increased retail customer load (ii) an increase of $39.9 million due to higher volumes of wholesale natural gas sales in 2007 that resulted from increased natural gas supply transactions to deliver gas to retail customers, partially offset by (iii) a decrease of $44.6 million due primarily to lower construction activity in 2007 and to the sale of five construction businesses in 2006.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2007	2006	Change
Power Delivery	$667.0	$639.6	$27.4
Conectiv Energy	127.2	116.3	10.9
Pepco Energy Services	73.6	67.6	6.0
Other Non-Regulated	3.5	4.2	(.7)
Corp. & Other	(13.8)	(20.4)	6.6

Total	$857.5	$807.3	$50.2

Other Operation and Maintenance expense of the Power Delivery segment increased by $27.4 million; however, excluding the favorable variance of $34.2 million primarily resulting from ACE’s sale of the B.L. England electric generating facility in February 2007, Other Operation and Maintenance expenses increased by $61.6 million. The $61.6 million increase was primarily due to (i) $15.7 million increase in employee-related costs, (ii) $10.6 million increase in preventative maintenance and system operation costs, (iii) $6.8 million increase in customer service operation expenses, (iv) $4.4 million increase in costs associated with Default Electricity Supply (primarily deferred and recoverable), (v) $3.5 million increase in regulatory expenses, (vi) $3.5 million increase in accounting service expenses, (vii) $3.4 million increase due to various construction project write-offs related to customer requested work, (viii) $3.1 million increase in Demand Side Management program costs (offset in Deferred Electric Service Costs), and (ix) $2.8 million increase due to higher bad debt expenses.

Other Operation and Maintenance expense for Conectiv Energy increased by $10.9 million primarily due to higher plant maintenance costs due to more scheduled outages in 2007 and higher costs of materials and labor.

Other Operation and Maintenance expense for Pepco Energy Services increased by $6.0 million due to higher retail electric and gas operating costs to support the growth in the retail business in 2007.

Other Operation and Maintenance expense for Corporate & Other increased by $6.6 million due to increased employee-related costs.

Depreciation and Amortization

Depreciation and Amortization expenses decreased by $47.3 million to $365.9 million in 2007 from $413.2 million in 2006. The decrease is primarily due to (i) $31.1 million decrease in ACE’s regulatory asset amortization resulting primarily from the 2006 sale of ACE’s interests in Keystone and Conemaugh, and (ii) $19.1 million decrease in depreciation due to a change in depreciation rates in accordance with the 2007 Maryland Rate Order.

Other Taxes

Other Taxes increased by $14.1 million to $357.1 million in 2007 from $343.0 million in 2006. The increase was primarily due to increased pass-throughs resulting from tax rate increases (partially offset in Regulated T&D Electric Revenue).

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, increased by $46.0 million to $68.1 million in 2007 from $22.1 million in 2006. The increase is primarily due to (i) $37.5 million net over-recovery associated with non-utility generation contracts between ACE and unaffiliated third parties, (ii) $11.7 million net over-recovery associated with BGS energy costs, partially offset by (iii) $3.2 million net under-recovery associated with Demand Side Management program costs.

Impairment Losses

During 2007, Pepco Holdings recorded pre-tax impairment losses of $2.0 million ($1.3 million after-tax) related to certain energy services business assets owned by Pepco Energy Services. During 2006, Pepco Holdings recorded pre-tax impairment losses of $18.9 million ($13.7 million after-tax) related to certain energy services business assets owned by Pepco Energy Services.

Effect of Settlement of Mirant Bankruptcy Claims

The Effect of Settlement of Mirant Bankruptcy Claims reflects the recovery of $33.4 million in operating expenses and certain other costs as damages in the Mirant bankruptcy settlement. See “Capital Resources and Liquidity—Cash Flow Activity—Proceeds from Settlement of Mirant Bankruptcy Claims.”

Income Tax Expense

PHI’s effective tax rates for the years ended December 31, 2007 and 2006 were 36.0% and 39.3%, respectively. The 3.3% decrease in the effective tax rate in 2007 was primarily the result of a 2007 Maryland state income tax refund. The refund was due to an increase in the tax basis of certain assets sold in 2000, and as a result, PHI’s 2007 income tax expense was reduced by $19.5 million with a corresponding decrease to the effective tax rate of 3.7%.

The following results of operations discussion compares the year ended December 31, 2006, to the year ended December 31, 2005. All amounts in the tables (except sales and customers) are in millions.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2006	2005	Change
Power Delivery	$5,118.8	$4,702.9	$415.9
Conectiv Energy	1,964.2	2,393.1	(428.9)
Pepco Energy Services	1,668.9	1,487.5	181.4
Other Non-Regulated	90.6	84.5	6.1
Corp. & Other	(479.6)	(602.5)	122.9

Total Operating Revenue	$8,362.9	$8,065.5	$297.4

Power Delivery

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2006	2005	Change
Regulated T&D Electric Revenue	$1,533.2	$1,623.2	$(90.0)
Default Supply Revenue	3,271.9	2,753.0	518.9
Other Electric Revenue	58.3	65.2	(6.9)

Total Electric Operating Revenue	4,863.4	4,441.4	422.0

Regulated Gas Revenue	204.8	198.7	6.1
Other Gas Revenue	50.6	62.8	(12.2)

Total Gas Operating Revenue	255.4	261.5	(6.1)

Total Power Delivery Operating Revenue	$5,118.8	$4,702.9	$415.9

Regulated T&D Electric Revenue includes revenue from the transmission and the delivery of electricity, including the delivery of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates.

Default Supply Revenue is the revenue received for Default Electricity Supply. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy and Other Services Cost of Sales. Default Supply Revenue also includes revenue from transition bond charges and other restructuring related revenues.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue consists of revenues for on-system natural gas sales and the transportation of natural gas for customers by DPL within its service territories at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the release of excess system capacity.

Electric Operating Revenue

Regulated T&D Electric Revenue	2006	2005	Change
Residential	$575.7	$613.0	$(37.3)
Commercial	699.0	726.8	(27.8)
Industrial	28.6	36.8	(8.2)
Other	229.9	246.6	(16.7)

Total Regulated T&D Electric Revenue	$1,533.2	$1,623.2	$(90.0)

Other Regulated T&D Electric Revenue consists primarily of (i) transmission service revenue received by PHI’s utility subsidiaries from PJM as transmission owners, and (ii) revenue from the resale of energy and capacity under power purchase agreements between Pepco and unaffiliated third parties in the PJM market.

Regulated T&D Electric Sales (GWh)	2006	2005	Change
Residential	17,139	18,045	(906)
Commercial	28,638	29,441	(803)
Industrial	4,119	4,288	(169)

Total Regulated T&D Electric Sales	49,896	51,774	(1,878)

Regulated T&D Electric Customers (in thousands)	2006	2005	Change
Residential	1,605	1,591	14
Commercial	198	196	2
Industrial	2	2	—

Total Regulated T&D Electric Customers	1,805	1,789	16

Regulated T&D Revenue decreased by $90.0 million primarily due to the following: (i) $51.2 million decrease in sales due to weather, the result of a 16% decrease in Heating Degree Days and 12% decrease in Cooling Degree Days in 2006, (ii) $18.5 million decrease due to a change in Delaware rate structure effective May 1, 2006, which shifted revenue from Regulated T&D Electric Revenue to Default Supply Revenue, (iii) $17.1 million decrease in network transmission revenues due to lower rates approved by FERC in June 2006, (iv) $7.0 million decrease due to a Delaware base rate reduction effective May 1, 2006, primarily offset by (v) $12.9 million increase in sales due to a 0.9% increase in the number of customers.

Default Electricity Supply

Default Supply Revenue	2006	2005	Change
Residential	$1,482.9	$1,161.6	$321.3
Commercial	1,352.6	995.4	357.2
Industrial	108.2	134.2	(26.0)
Other	328.2	461.8	(133.6)

Total Default Supply Revenue	$3,271.9	$2,753.0	$518.9

Other Default Supply Revenue consists primarily of revenue from the resale of energy and capacity under non-utility generating contracts between ACE and unaffiliated third parties (NUGs) in the PJM market.

Default Electricity Supply Sales (GWh)	2006	2005	Change
Residential	16,698	17,490	(792)
Commercial	14,799	15,020	(221)
Industrial	1,379	2,058	(679)
Other	129	157	(28)

Total Default Electricity Supply Sales	33,005	34,725	(1,720)

Default Electricity Supply Customers (in thousands)	2006	2005	Change
Residential	1,575	1,557	18
Commercial	170	181	(11)
Industrial	1	2	(1)
Other	2	2	—

Total Default Electricity Supply Customers	1,748	1,742	6

Default Supply Revenue, which is partially offset in Fuel and Purchased Energy and Other Services Cost of Sales, increased $518.9 million, representing an 18.8% increase despite a 5% decrease in GWh sales. This increase was primarily due to the following: (i) an increase of $709.3 million attributable to higher retail electricity rates, primarily resulting from market based rates beginning in Delaware on May 1, 2006 and annual increases in Default Electricity Supply rates during the year in the District of Columbia, Maryland, New Jersey, and Virginia, primarily offset by (ii) $142.1 million decrease in wholesale energy revenues from sales of generated and purchased energy in PJM due to lower market prices in the third quarter of 2006 and the sale by ACE of its interests in the Keystone and Conemaugh generating plants, effective September 1, 2006, and (iii) $93.1 million decrease in sales due to milder weather (a 16% decrease in Heating Degree Days and a 12% decrease in Cooling Degree Days in 2006).

Other Electric Revenue

Other Electric Revenue decreased $6.9 million to $58.3 million in 2006 from $65.2 million in 2005 primarily due to a decrease in customer requested work.

Gas Operating Revenue

Regulated Gas Revenue	2006	2005	Change
Residential	$116.2	$115.0	$1.2
Commercial	73.0	68.5	4.5
Industrial	10.3	10.6	(.3)
Transportation and Other	5.3	4.6	.7

Total Regulated Gas Revenue	$204.8	$198.7	$6.1

Regulated Gas Sales (Bcf)	2006	2005	Change
Residential	6.6	8.4	(1.8)
Commercial	4.6	5.6	(1.0)
Industrial	.8	1.1	(.3)
Transportation and Other	6.3	5.6	.7

Total Regulated Gas Sales	18.3	20.7	(2.4)

Regulated Gas Customers (in thousands)	2006	2005	Change
Residential	112	111	1
Commercial	9	9	—
Industrial	—	—	—
Transportation and Other	—	—	—

Total Regulated Gas Customers	121	120	1

Regulated Gas Revenue increased by $6.1 million primarily due to (i) $33.2 million increase primarily due to GCR increase effective November 1, 2005, as a result of higher natural gas commodity costs (primarily offset in Fuel and Purchased Energy and Other Services Costs of Sales expense), offset by (ii) $22.3 million decrease in sales due to milder weather (a 17% decrease in Heating Degree Days in 2006), and (iii) $4.8 million decrease primarily due to differences in consumption among various customer rate classes.

Other Gas Revenue

Other Gas Revenue decreased by $12.2 million to $50.6 million in 2006 from $62.8 million in 2005 primarily due to lower off-system sales (partially offset in Gas Purchased expense).

Conectiv Energy

The impact of Operating Revenue changes and Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the following discussion of gross margin.

Operating Revenues of the Conectiv Energy segment are derived primarily from the sale of electricity. The primary components of its costs of sales are fuel and purchased power. Because fuel and electricity prices tend to move in tandem, price changes in these commodities from period to period can have a significant impact on Operating Revenue and costs of sales without signifying any change in the performance of the Conectiv Energy segment. For this reason, PHI from a managerial standpoint focuses on gross margin as a measure of performance.

Conectiv Energy Gross Margin

Beginning in 2007, power origination activities, which primarily represent the fixed margin component of structured power transactions such as default electricity supply contracts, were classified into Energy Marketing from Merchant Generation & Load Service. Accordingly, the 2006 and 2005 activity has been reclassified for comparative purposes. Power origination contributed $18.7 million and $7.5 million of gross margin for 2006 and 2005, respectively.

	December 31,
	2006	2005
Operating Revenue ($ millions):
Merchant Generation & Load Service	$1,073.2	$1,193.6
Energy Marketing	891.0	1,199.5

Total Operating Revenue[1]	$1,964.2	$2,393.1

Cost of Sales ($ millions):
Merchant Generation & Load Service	$861.3	$952.5
Energy Marketing	847.7	1,181.4

Total Cost of Sales[2]	$1,709.0	$2,133.9

Gross Margin ($ millions):
Merchant Generation & Load Service	$211.9	$241.1
Energy Marketing	43.3	18.1

Total Gross Margin	$255.2	$259.2

Generation Fuel and Purchased Power Expenses ($ millions)[3]:
Generation Fuel Expenses[4,5]
Natural Gas[6]	$174.5	$223.5
Coal	53.4	46.7
Oil	26.6	104.6
Other[7]	4.1	4.9

Total Generation Fuel Expenses	$258.6	$379.7

Purchased Power Expenses[5]	431.3	539.0

Statistics:	2006	2005
Generation Output (MWh):
Base-Load[8]	1,814,517	1,738,280
Mid-Merit (Combined Cycle)[9]	2,081,873	2,971,294
Mid-Merit (Oil Fired)[10]	115,120	694,887
Peaking	131,930	190,688
Tolled Generation	94,064	70,834

Total	4,237,504	5,665,983

Load Service Volume (MWh)[11]	8,514,719	14,230,888
Average Power Sales Price[12] ($/MWh):
Generation Sales[4]	$77.69	$87.62
Non-Generation Sales[13]	$58.49	$53.16
Total	$62.54	$60.12
Average on-peak spot power price at PJM East Hub ($/MWh)[14]	$65.29	$83.35
Average around-the-clock spot power price at PJM East Hub ($/MWh)[14]	$53.07	$66.05
Average spot natural gas price at market area M3 ($/MMBtu)[15]	$7.31	$9.69
Weather (degree days at Philadelphia Airport):[16]
Heating degree days	4,205	4,966
Cooling degree days	1,136	1,306

1	Includes $471.1 million and $591.3 million of affiliate transactions for 2006 and 2005, respectively. The 2006 and 2005 amounts have been reclassified to exclude $193.1 million and $210.5 million, respectively, of intra-affiliate transactions that were reported gross in 2006 and 2005 at the segment level.

2

Includes $4.6 million and $7.2 million of affiliate transactions for 2006 and 2005, respectively. The 2006 and 2005 amounts have been reclassified to exclude $193.1 million and $210.5 million, respectively, of affiliate transactions that were reported gross in 2006 and 2005 at the segment level. Also, excludes depreciation and amortization expense of $36.3 million and $40.4 million, respectively.

3	Consists solely of Merchant Generation & Load Service expenses; does not include the cost of fuel not consumed by the power plants and intercompany tolling expenses.
4	Includes tolled generation.
5	Includes associated hedging gains and losses.
6	Includes adjusted amounts in 2006 and 2005 for change in natural gas hedge allocation methodology.
7	Includes emissions expenses, fuel additives, and other fuel-related costs.
8	Edge Moor Units 3 and 4 and Deepwater Unit 6.
9	Hay Road and Bethlehem, all units.
10	Edge Moor Unit 5 and Deepwater Unit 1.
11	Consists of all default electricity supply sales; does not include standard product hedge volumes.
12	Calculated from data reported in Conectiv Energy’s Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenue.
13	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv Energy’s EQR.
14	Source: PJM website (www.pjm.com).
15	Source: Average delivered natural gas price at Tetco Zone M3 as published in Gas Daily.
16	Source: National Oceanic and Atmospheric Administration National Weather Service data.

Merchant Generation & Load Service gross margin decreased $29.2 million primarily due to:

•

A decrease of $110.9 million due a 26% decline in output from Conectiv Energy’s generating plants primarily because of milder weather in 2006, coupled with lower spark spreads, lower contribution from sales of ancillary services and fuel switching activities, and an unplanned summer outage at the Hay Road generating facility.

•	An increase of $73.2 million on fuel and power hedge contracts.

•	An increase of $10.1 million due to a mark-to-market gain on a supply contract.

Energy Marketing gross margin increased $25.2 million primarily due to:

•	An increase of $11.2 million in power origination due to new higher margin contracts.

•	An increase of $9.2 million due to improved inventory management in the oil marketing business.

•	An increase of $7.7 million in the gas marketing business from gains on storage, transportation, and supply contracts.

•	A decrease of $3.3 million due to the expiration and associated termination costs of a contract to provide operating services for an unaffiliated generation station which expired on October 31, 2006.

Pepco Energy Services

Pepco Energy Services’ operating revenue increased $181.4 million primarily due to (i) an increase of $265.6 million due to higher retail electricity customer load in 2006 and (ii) an increase of $44.3 million due to higher energy services project revenue in 2006 resulting from increased construction activity partially offset by lower revenue related to the sale of five businesses in 2006; partially offset by (iii) a decrease of $93.8 million due to lower natural gas volumes in 2006 as a result of fewer customers served and milder weather, (iv) a decrease of $29.0 million due to reduced electricity generation by the Benning and Buzzard power plants in 2006 due to milder weather and higher fuel oil prices, and (v) a decrease of $5.7 million in mass market products and services revenue, a business Pepco Energy Services exited in 2005. As of December 31, 2006, Pepco Energy

Services had 3,544 megawatts of commercial and industrial load, as compared to 2,034 megawatts of commercial and industrial load at the end of 2005. In 2006, Pepco Energy Services’ power plants generated 89,578 megawatt hours of electricity as compared to 237,624 in 2005.

Other Non-Regulated

Other Non-Regulated revenue increased $6.1 million to $90.6 million in 2006 from $84.5 million in 2005. Operating revenues consist of lease earnings recognized under Statement of Financial Accounting Standards (SFAS) No. 13 and changes to the carrying value of the other miscellaneous investments.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2006	2005	Change
Power Delivery	$3,303.6	$2,720.5	$583.1
Conectiv Energy	1,709.0	2,133.9	(424.9)
Pepco Energy Services	1,531.1	1,357.5	173.6
Corp. & Other	(477.8)	(599.9)	122.1

Total	$6,065.9	$5,612.0	$453.9

Power Delivery

Power Delivery’s Fuel and Purchased Energy and Other Services Cost of Sales, which is primarily associated with Default Electricity Supply sales, increased by $583.1 million primarily due to: (i) $736.8 million increase in average energy costs, resulting from higher costs of Default Electricity Supply contracts that went into effect primarily in June 2006 and 2005, offset by (ii) $155.5 million decrease primarily due to differences in consumption among the various customer rate classes (impact due to such factors as weather, migration, etc). This expense is primarily offset in Default Supply Revenue, Regulated Gas Revenue, and Other Gas Revenue.

Conectiv Energy

The impact of Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the prior discussion under the heading “Conectiv Energy Gross Margin.”

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales increased $173.6 million due to (i) a $246.5 million increase in purchases of electricity in 2006 to serve higher retail customer load and (ii) an increase of $37.2 million in costs due to higher energy services projects in 2006 as a result of increased construction activity; partially offset by (iii) a decrease of $87.6 million for purchases of natural gas due to lower volumes sold in 2006 as the result of fewer customers served and milder weather, (iv) a $17.6 million decrease in electricity generation costs in 2006 due to reduced electricity generation by the Benning and Buzzard power plants as a result of milder weather and higher fuel oil prices, (v) a $4.9 million decrease in mass market products and services costs, a business Pepco Energy Services exited in 2005, and (vi) decreased costs due to the sale of five companies in 2006.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2006	2005	Change
Power Delivery	$639.6	$643.1	$(3.5)
Conectiv Energy	116.3	107.7	8.6
Pepco Energy Services	67.6	71.2	(3.6)
Other Non-Regulated	4.2	5.2	(1.0)
Corp. & Other	(20.4)	(11.5)	(8.9)

Total	$807.3	$815.7	$(8.4)

The higher operation and maintenance expenses of the Conectiv Energy segment were primarily due to planned and unplanned facility outages. The impact of this increase was substantially offset by lower corporate expenses related to the amortization of non-compete agreements and other administrative and general expenses.

Depreciation and Amortization

Depreciation and amortization expenses decreased by $14.1 million to $413.2 million in 2006, from $427.3 million in 2005. The decrease is primarily due to (i) $5.4 million change in depreciation technique resulting from the ACE distribution base rate case settlement in 2005 that depreciates assets over their whole life versus their remaining life, (ii) $4.1 million reduction of ACE regulatory debits, and (iii) $3 million reduction due to completion of amortization related to software, offset by net increases to plant in-service (additions less retirements) of about $5.4 million.

Deferred Electric Service Costs

Deferred Electric Service Costs decreased by $98.1 million to $22.1 million in 2006 from $120.2 million in 2005. The $98.1 million decrease was attributable to (i) $92.4 million net under-recovery associated with New Jersey BGS, NUGs, market transition charges and other restructuring items and (ii) $5.7 million in regulatory disallowances (net of amounts previously reserved) in connection with the ACE distribution base rate case settlement in 2005.

Impairment Losses

For the year ended December 31, 2006, Pepco Holdings recorded pre-tax impairment losses of $18.9 million ($13.7 million after-tax) related to certain energy services business assets owned by Pepco Energy Services. The impairments were recorded as a result of the execution of contracts to sell certain assets and due to the lower than expected production and related estimated cash flows from other assets. The fair value of the assets under contract for sale was determined based on the sales contract price; while the fair value of the other assets was determined by estimating future expected production and cash flows.

Gain on Sale of Assets

Pepco Holdings recorded a Gain on Sale of Assets of $.8 million for the year ended December 31, 2006, compared to $86.8 million for the year ended December 31, 2005. The $86.8 million gain in 2005 primarily consisted of: (i) a $68.1 million gain from the sale of non-utility land owned by Pepco located at Buzzard Point in the District of Columbia, and (ii) a $13.3 million gain recorded by PCI from proceeds related to the final liquidation of a financial investment that was written off in 2001.

Effect of Settlement of Mirant Bankruptcy Claims

The Effect of Settlement of Mirant Bankruptcy Claims of $70.5 million in 2005 represents a settlement (net of customer sharing) with Mirant of the allowed, pre-petition general unsecured claim related to a transition power agreement (TPA) by Pepco in the Mirant bankruptcy in the amount of $105 million (the TPA Claim) ($70 million gain) and a Pepco asbestos claim against the Mirant bankruptcy estate ($.5 million gain). See “Capital Resources and Liquidity—Cash Flow Activity—Proceeds from Settlement of Mirant Bankruptcy Claims.”

Other Income (Expenses)

Other Expenses (which are net of other income) decreased by $3.1 million to $282.4 million for the year ended December 31, 2006 from $285.5 million for the same period in 2005. The decrease primarily resulted from an increase in income from equity fund valuations at PCI of $7.3 million and $2.3 in lower impairment charges during 2006 compared to 2005, partially offset by a $6.6 million gain in 2005 related to the sale of an investment.

Income Tax Expense

PHI’s effective tax rates for the years ended December 31, 2006 and 2005 were 39.3% and 41.2%, respectively. The 1.9% decrease in the effective tax rate in 2006 was primarily the result of changes in estimates related to prior year tax liabilities, which reduced the effective tax rate by 2.3%.

CAPITAL RESOURCES AND LIQUIDITY

This section discusses Pepco Holdings’ working capital, cash flow activity, capital requirements and other uses and sources of capital.

Working Capital

At December 31, 2007, Pepco Holdings’ current assets on a consolidated basis totaled $2.0 billion and its current liabilities totaled $2.0 billion. At December 31, 2006, Pepco Holdings’ current assets on a consolidated basis totaled $2.0 billion and its current liabilities totaled $2.5 billion. The working capital deficit at the end of 2006 was primarily due to $500 million of current long-term debt due to mature in August 2007. During 2007, PHI refinanced $450 million of the maturing debt with new long-term debt.

At December 31, 2007, Pepco Holdings’ cash and cash equivalents and its current restricted cash (cash that is available to be used only for designated purposes) totaled $69.6 million. At December 31, 2006, Pepco Holdings’ cash and cash equivalents and its current restricted cash, totaled $60.8 million. See “Capital Requirements—Contractual Arrangements with Credit Rating Triggers or Margining Rights” for additional information.

A detail of PHI’s short-term debt balance and its current maturities of long-term debt and project funding balance follows.

	As of December 31, 2007 (Millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	Pepco Energy Services	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$—	$24.3	$—	$—	$151.7
Commercial Paper	—	84.0	24.0	29.1	—	—	—	—	—	137.1

Total Short-Term Debt	$—	$84.0	$128.8	$51.7	$—	$—	$24.3	$—	$—	$288.8

Current Maturities of Long-Term Debt and Project Funding	$—	$128.0	$22.6	$50.0	$31.0	$—	$8.6	$92.0	$—	$332.2

	As of December 31, 2006 (Millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	Pepco Energy Services	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$—	$26.8	$—	$—	$154.2
Commercial Paper	36.0	67.1	91.1	1.2	—	—	—	—	—	195.4

Total Short-Term Debt	$36.0	$67.1	$195.9	$23.8	$—	$—	$26.8	$—	$—	$349.6

Current Maturities of Long-Term Debt and Project Funding	$500.0	$210.0	$64.7	$16.0	$29.9	$—	$2.6	$34.3	$—	$857.5

Cash Flow Activity

PHI’s cash flows for 2007, 2006, and 2005 are summarized below.

	Cash Source (Use)
	2007	2006	2005
	(Millions of dollars)
Operating Activities	$795.0	$202.6	$986.9
Investing Activities	(581.6)	(229.1)	(333.9)
Financing Activities	(207.1)	(46.2)	(561.0)

Net increase (decrease) in cash and cash equivalents	$6.3	$(72.7)	$92.0

Operating Activities

Cash flows from operating activities are summarized below for 2007, 2006, and 2005.

	Cash Source (Use)
	2007	2006	2005
	(Millions of dollars)
Net Income	$334.2	$248.3	$371.2
Non-cash adjustments to net income	382.3	613.0	161.2
Changes in working capital	78.5	(658.7)	454.5

Net cash from operating activities	$795.0	$202.6	$986.9

Net cash from operating activities in 2007 was $592.4 million higher than in 2006. In addition to net income, the factors that primarily contributed to the increase were: (i) a decrease of $202.9 million in taxes paid in 2007, partially attributable to a tax payment of $121 million made in February 2006 in connection with an unresolved tax matter (see “Regulatory and Other Matters—IRS Mixed Service Cost Issue” below) and (ii) the change in cash collateral requirements detailed below associated with Competitive Energy activities.

Changes in cash collateral include the following:

•	The balance of cash collateral posted by PHI (net of cash collateral held by PHI) decreased $61.7 million from December 31, 2006 to December 31, 2007 (an increase in cash).

•	The balance of cash collateral posted by PHI (net of cash collateral held by PHI) increased $259.9 million from December 31, 2005 to December 31, 2006 (a decrease in cash).

Cash flows from operating activities in 2007 also were affected by the Mirant bankruptcy settlement. See “Proceeds from Settlement of Mirant Bankruptcy Claims” below. During the third quarter of 2007, Pepco Holdings received $413.9 million in net settlement proceeds, of which $398.9 million was designated as operating cash flows and $15.0 million was designated as investing cash flows. See “Investing Activities” below. These funds were used to purchase money market funds, which are considered cash equivalents, and have been accounted for as restricted cash based on management’s intent only to use such funds, and any interest earned thereon, to pay for the future above-market capacity and energy purchase costs under the Panda PPA. This restricted cash has been classified as a non-current asset to be consistent with the classification of the corresponding non-current regulatory liability, and any changes in the balance of this restricted cash, including interest receipts, have been considered operating cash flows.

Net cash from operating activities in 2006 was $784.3 million lower than in 2005. In addition to the decrease in net income, the factors contributing to the decrease in cash flow from operating activities included: (i) an increase of $194.5 million in taxes paid in 2006, including a tax payment of $121 million made in February 2006 in connection with an unresolved tax matter (see “Regulatory and Other Matters—IRS Mixed Service Cost

Issue” below), (ii) a decrease in the change in regulatory assets and liabilities of $107.9 million due primarily to the 2005 over-recoveries associated with New Jersey BGS, NUGs, market transition charges and other restructuring items, and (iii) the change in collateral requirements associated with the activities of Competitive Energy described above.

Investing Activities

Cash flows used by investing activities during 2007, 2006, and 2005 are summarized below.

	Cash (Use) Source
	2007	2006	2005
	(Millions of dollars)
Construction expenditures	$(623.4)	$(474.6)	$(467.1)
Cash proceeds from sale of properties	11.2	181.5	84.1
All other investing cash flows, net	30.6	64.0	49.1

Net cash used by investing activities	$(581.6)	$(229.1)	$(333.9)

Net cash used by investing activities in 2007 was $352.5 million higher than in 2006 primarily due to: (i) a $148.8 million increase in capital expenditures, $107.0 million of which relates to Power Delivery, and (ii) a decrease of $170.3 million in cash proceeds from the sale of property. The increase in Power Delivery capital expenditures is primarily due to major transmission projects and new substations for Pepco and ACE. The proceeds from the sale of property in 2006 consisted primarily of $177.0 million from the sale of ACE’s interest in the Keystone and Conemaugh generating facilities and $13.1 million from the sale of Conectiv Energy’s equity interest in a joint venture which owns a wood burning cogeneration facility. Proceeds from the sale of property in 2007 consisted primarily of $9.0 million received from the sale of the B.L. England generating facility. Cash flows from investing activities in 2007 also include $15.0 million of the net settlement proceeds received by Pepco in the Mirant bankruptcy settlement that were specifically designated as a reimbursement of certain investments in property, plant and equipment.

Net cash used by investing activities in 2006 were $104.8 million lower than in 2005. The decrease is primarily due to the net proceeds of $177.0 million received in 2006 from the sale of ACE’s interest in the Keystone and Conemaugh generating facilities, compared to the $73.7 million in proceeds received in 2005 from the sale of the Buzzard Point land.

Financing Activities

Cash flows used by financing activities during 2007, 2006 and 2005 are summarized below.

	Cash (Use) Source
	2007	2006	2005
	(Millions of dollars)
Dividends paid on common and preferred stock	$(202.9)	$(199.5)	$(191.4)
Common stock issued through the Dividend Reinvestment Plan (DRP)	28.0	29.8	27.5
Issuance of common stock	199.6	17.0	5.7
Redemption of preferred stock of subsidiaries	(18.2)	(21.5)	(9.0)
Issuances of long-term debt	703.9	514.5	532.0
Reacquisition of long-term debt	(854.9)	(578.0)	(755.8)
(Repayments) issuances of short-term debt, net	(58.3)	193.2	(161.3)
All other financing cash flows, net	(4.3)	(1.7)	(8.7)

Net cash used by financing activities	$(207.1)	$(46.2)	$(561.0)

Net cash used by financing activities in 2007 was $160.9 million higher than in 2006. Net cash used by financing activities in 2006 was $514.8 million lower than in 2005.

Changes in Outstanding Common Stock

In November 2007, PHI sold 6.5 million shares of common stock in a registered offering at a price per share of $27.00, resulting in gross proceeds of $175.5 million. The net proceeds are being used for general corporate purposes. The balance of the change in 2007 common stock is primarily attributable to the issuance of performance based shares under the long-term incentive plan.

Under the DRP, PHI issued 979,155 shares of common stock in 2007, 1,232,569 shares of common stock in 2006, and 1,228,505 shares of common stock in 2005.

Common Stock Dividends

Common stock dividend payments were $202.6 million in 2007, $198.3 million in 2006, and $188.9 million in 2005. The increase in common dividends paid in 2007 was due primarily to an issuance of the additional shares under the DRP. The increase in common dividends paid in 2006 was due to the issuance of the additional shares under the DRP and a quarterly dividend increase from 25 cents per share to 26 cents per share beginning in the first quarter of 2006.

Changes in Outstanding Preferred Stock

Preferred stock redemptions in 2007 consisted of DPL’s redemption in January 2007, at prices ranging from 103% to 105% of par, of the following securities, representing all of DPL’s outstanding preferred stock, at an aggregate cost of $18.9 million:

•	19,809 shares of 4.00% Series, 1943 Redeemable Serial Preferred Stock,

•	39,866 shares of 3.70% Series, 1947 Redeemable Serial Preferred Stock,

•	28,460 shares of 4.28% Series, 1949 Redeemable Serial Preferred Stock,

•	19,571 shares of 4.56% Series, 1952 Redeemable Serial Preferred Stock,

•	25,404 shares of 4.20% Series, 1955 Redeemable Serial Preferred Stock, and

•	48,588 shares of 5.00% Series, 1956 Redeemable Serial Preferred Stock.

Preferred stock redemptions in 2006 consisted of Pepco’s redemption in March 2006 of the following securities at an aggregate cost of $21.5 million:

•	216,846 shares of $2.44 Series, 1957 Serial Preferred Stock,

•	99,789 shares of $2.46 Series, 1958 Serial Preferred Stock, and

•	112,709 shares of $2.28 Series, 1965 Serial Preferred Stock.

Preferred stock redemptions in 2005 consisted of:

•	Pepco’s redemption in October 2005 of the following securities at an aggregate cost of $5.5 million:

•	22,795 shares of $2.44 Series 1957 Serial Preferred Stock,

•	74,103 shares of $2.46 Series 1958 Serial Preferred Stock, and

•	13,148 shares of $2.28 Series 1965 Serial Preferred Stock.

•	ACE’s redemption in August 2005 of 160 shares of 4.35% Serial Preferred Stock at a cost of $.02 million, and

•	DPL’s redemption in December 2005 of all of the 35,000 shares of 6.75% Serial Preferred Stock outstanding at a cost of $3.5 million.

Changes in Outstanding Long-Term Debt

Cash flows from the issuance and redemption of long-term debt in 2007 were attributable primarily to the following transactions, which encompass $700.0 million of the $703.9 million in long-term debt issued in 2007 and all of the $854.9 million in long-term debt redeemed in 2007:

•

In January 2007, Pepco retired at maturity $35 million of 7.64% medium-term notes and also retired at maturity $175 million of 6.25% first mortgage bonds using the proceeds of commercial paper. In November 2007, Pepco issued $250 million of 6.5% first mortgage bonds.

•

In February 2007, DPL retired at maturity $11.5 million of medium-term notes with a weighted average interest rate of 7.08%. In the second quarter of 2007, DPL retired at maturity $50 million of 8.125% medium-term notes and $3.2 million of 6.95% first mortgage bonds.

•	In the second quarter of 2007, ACE retired at maturity $15 million of 7.52% medium-term notes and $1 million of 7.15% medium-term notes.

•

For the year ended December 31, 2007, Atlantic City Electric Transition Funding LLC (ACE Funding) made principal payments of $21.4 million on Series 2002-1 Bonds, Class A-1 and $8.5 million on Series 2003-1, Class A-1 with a weighted average interest rate of 2.89%.

•	In February 2007, PCI retired at maturity $34.3 million of 7.62% medium-term notes.

•

In April 2007, PHI issued $200 million of 6.0% notes due 2019 in a private placement. The proceeds were used to redeem $200 million of 5.5% notes due August 15, 2007 at a price of 100.0377% of par. In June 2007, PHI issued $250 million of 6.125% notes due 2017 in a public offering and used the proceeds along with short-term debt to redeem $300 million of its 5.5% notes in August 2007.

Cash flows from the issuance and redemption of long-term debt in 2006 were attributable primarily to the following transactions, which encompass all of the $514.5 million of long-term debt issued in 2006 and $576.4 million of the $578.0 million of the long-term debt redeemed in 2006:

•

In May 2006, Pepco used the proceeds from a bond refinancing to redeem an aggregate of $109.5 million of three series of first mortgage bonds. The series were combined into one series of $109.5 million due 2022.

•	In December 2006, Pepco retired at maturity $50 million of variable rate notes.

•	In June 2006, DPL redeemed $2.9 million of 6.95% first mortgage bonds due 2008.

•	In October 2006, DPL retired at maturity $20 million of medium-term notes.

•	In December 2006, DPL issued $100 million of 5.22% unsecured notes due 2016. The proceeds were used to redeem DPL’s commercial paper outstanding.

•	In the first quarter of 2006, PHI retired at maturity $300 million of its 3.75% unsecured notes with proceeds from the issuance of commercial paper.

•	In December 2006, PHI issued $200 million of 5.9% unsecured notes due 2016. The net proceeds, plus additional funds, were used to repay a $250 million bank loan entered into in August 2006.

•	In January 2006, ACE retired at maturity $65 million of medium-term notes.

•	In March 2006, ACE issued $105 million of Senior Notes due 2036. The proceeds were used to pay down short-term debt incurred earlier in the quarter to repay medium-term notes at maturity.

•

For the year ended December 31, 2006, ACE Funding made principal payments of $20.7 million on Series 2002-1 Bonds, Class A-1 and $8.3 million on Series 2003-1, Class A-1 with a weighted average interest rate of 2.89%.

Cash flows from the issuance and redemption of long-term debt in 2005 were attributable primarily to the following transactions, which encompass $525 million of the $532 million of long-term debt issued in 2005 and $727.7 million of the $755.8 million of long-term debt redeemed in 2005:

•

In 2005, Pepco Holdings issued $250 million of floating rate unsecured notes due 2010. The net proceeds, plus additional funds, were used to repay commercial paper issued to fund the $300 million redemptions of Conectiv debt.

•

In September 2005, Pepco used the proceeds from the June 2005 issuance of $175 million in senior secured notes to fund the retirement of $100 million in first mortgage bonds at maturity as well as the redemption of $75 million in first mortgage bonds prior to maturity.

•	In 2005, DPL issued $100 million of unsecured notes due 2015. The net proceeds were used to redeem $102.7 million of higher rate securities.

•	In December 2005, Pepco paid down $50 million of its $100 million bank loan due December 2006.

•	In 2005, ACE retired at maturity $40 million of medium-term notes.

•	In 2005, PCI redeemed $60 million of medium-term notes.

PHI’s long-term debt is subject to certain covenants. PHI and its subsidiaries are in compliance with all requirements.

Changes in Short-Term Debt

In 2007, PHI redeemed a total of $36.0 million in short-term debt with cash from operations.

In 2006, Pepco and DPL issued short-term debt of $67.1 million and $91.1 million, respectively, in order to cover capital expenditures and tax obligations throughout the year.

In 2005, ACE and PHI redeemed a total of $161.3 million in short-term debt with cash from operations.

Sales of ACE Generating Facilities

On September 1, 2006, ACE completed the sale of its interest in the Keystone and Conemaugh generating facilities for $175.4 million (after giving effect to post-closing adjustments). On February 8, 2007, ACE completed the sale of the B.L. England generating facility for a price of $9.0 million. No gain or loss was realized on these sales.

Sale of Interest in Cogeneration Joint Venture

During the first quarter of 2006, Conectiv Energy recognized a $12.3 million pre-tax gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility.

Proceeds from Settlement of Mirant Bankruptcy Claims

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant. In 2003, Mirant commenced a voluntary bankruptcy proceeding in which it sought to reject certain obligations that it had undertaken in connection with the asset sale. As part of the asset sale, Pepco entered into the TPAs. Under a settlement to avoid the rejection by Mirant of its obligations under the TPAs in the bankruptcy proceeding, the terms of the TPAs were modified to increase the purchase price of the energy and capacity supplied by Mirant and Pepco received the TPA Claim. In December 2005, Pepco sold the TPA Claim, plus the right to receive accrued interest thereon, to an unaffiliated third party for $112.5 million. In addition, Pepco received proceeds of $.5 million in settlement of an asbestos claim against the Mirant bankruptcy estate. After customer sharing, Pepco recorded a pre-tax gain of $70.5 million from the settlement of these claims.

In connection with the asset sale, Pepco and Mirant also entered into a “back-to-back” arrangement, whereby Mirant agreed to purchase from Pepco the 230 megawatts of electricity and capacity that Pepco is obligated to purchase annually through 2021 from Panda under the Panda PPA at the purchase price Pepco is obligated to pay to Panda. As part of the further settlement of Pepco’s claims against Mirant arising from the Mirant bankruptcy, Pepco agreed not to contest the rejection by Mirant of its obligations under the “back-to-back” arrangement in exchange for the payment by Mirant of damages corresponding to the estimated amount by which the purchase price that Pepco is obligated to pay Panda for the energy and capacity exceeded the market price. In 2007, Pepco received as damages $413.9 million in net proceeds from the sale of shares of Mirant common stock issued to it by Mirant. These funds are being accounted for as restricted cash based on management’s intent to use such funds, and any interest earned thereon, for the sole purpose of paying for the future above-market capacity and energy purchase costs under the Panda PPA. Correspondingly, a regulatory liability has been established in the same amount to help offset the future above-market capacity and energy purchase costs. This restricted cash has been classified as a non-current asset to be consistent with the classification of the non-current regulatory liability, and any changes in the balance of this restricted cash, including interest on the invested funds, are being accounted for as operating cash flows.

As of December 31, 2007, the balance of the restricted cash account was $417.3 million. Based on a reexamination of the costs of the Panda PPA in light of current and projected wholesale market conditions conducted in the fourth quarter of 2007, Pepco determined that, principally due to increases in wholesale capacity prices, the present value above-market cost of the Panda PPA over the term of the agreement are expected to be significantly less than the current amount of the restricted cash account balance. Accordingly, on February 22, 2008, Pepco filed applications with the DCPSC and the MPSC requesting orders directing Pepco to maintain $320 million in the restricted cash account and to use that cash, and any future earnings on the cash, for the sole purpose of paying the future above-market cost of the Panda PPA (or, in the alternative, to fund a transfer or assignment of the remaining obligations under the Panda PPA to a third party). Pepco also requested that the order provide that any cash remaining in the account at the conclusion of the Panda PPA be refunded to customers and that any shortfall be recovered from customers. Pepco further proposed that the excess proceeds remaining from the settlement (approximately $94.6 million, representing the amount by which the regulatory liability of $414.6 million at December 31, 2007 exceeded $320 million) be shared approximately equally with its customers in accordance with the procedures previously approved by each commission for the sharing of the proceeds received by Pepco from the sale to Mirant of its generating assets. The regulatory liability of $414.6 million at December 31, 2007 differs from the restricted cash amount of $417.3 million on that date, in part, because the regulatory liability has been reduced for the portion of the December 2007 Panda charges in excess of market that had not yet been paid from the restricted cash account. The amount of the restricted cash balance that Pepco is permitted to retain will be recorded as earnings upon approval of the sharing arrangement by the respective commissions. At this time, Pepco cannot predict the outcome of these proceedings.

In settlement of other damages claims against Mirant, Pepco in 2007 also received a settlement payment in the amount of $70.0 million. Of this amount (i) $33.4 million was recorded as a reduction in operating expenses, (ii) $21.0 million was recorded as a reduction in a net pre-petition receivable claim from Mirant, (iii) $15.0 million was recorded as a reduction in the capitalized costs of certain property, plant and equipment and (iv) $.6 million was recorded as a liability to reimburse a third party for certain legal costs associated with the settlement.

Sale of Buzzard Point Property

In August 2005, Pepco sold for $75 million excess non-utility land located at Buzzard Point in the District of Columbia. The sale resulted in a pre-tax gain of $68.1 million which was recorded as a reduction of Operating Expenses in the Consolidated Statements of Earnings.

Financial Investment Liquidation

In October 2005, PCI received $13.3 million in cash and recorded an after-tax gain of $8.9 million related to the liquidation of a financial investment that was written-off in 2001.

Capital Requirements

Capital Expenditures

Pepco Holdings’ total capital expenditures for the year ended December 31, 2007 totaled $623.4 million of which $272.2 million related to Pepco (excluding $15 million of reimbursements related to the settlement of the Mirant bankruptcy claims), $132.6 million related to DPL and $149.4 million related to ACE. The remainder of $69.2 million was primarily related to Conectiv Energy and Pepco Energy Services. The Power Delivery expenditures were primarily related to capital costs associated with new customer services, distribution reliability, and transmission.

The table below shows the projected capital expenditures for Pepco, DPL, ACE, Conectiv Energy and Pepco Energy Services for the five-year period 2008 through 2012.

	For the Year
	2008	2009	2010	2011	2012	Total
	(Millions of Dollars)
Pepco
Distribution	$192	$215	$212	$232	$331	$1,182
Distribution—Blueprint for the Future	24	61	61	63	5	214
Transmission	45	64	167	168	62	506
MAPP	17	72	30	—	—	119
Other	15	17	12	12	11	67
DPL
Distribution	101	118	124	124	138	605
Distribution—Blueprint for the Future	22	58	59	30	9	178
Transmission	57	52	45	57	52	263
MAPP	11	107	210	271	185	784
Gas Delivery	23	24	19	19	18	103
Other	10	10	9	7	7	43
ACE
Distribution	96	107	101	109	111	524
Distribution—Blueprint for the Future	15	11	16	20	85	147
Transmission	78	17	25	45	47	212
MAPP	—	—	1	2	3	6
Other	10	10	8	7	5	40

Total for Power Delivery Business	716	943	1,099	1,166	1,069	4,993
Conectiv Energy	155	229	161	28	9	582
Pepco Energy Services	21	13	13	14	15	76
Corporate	4	2	2	2	2	12

Total PHI	$896	$1,187	$1,275	$1,210	$1,095	$5,663

Pepco Holdings expects to fund these expenditures through internally generated cash and external financing.

Distribution, Transmission and Gas Delivery

The projected capital expenditures for distribution (other than Blueprint for the Future), transmission (other than MAPP) and gas delivery are primarily for facility replacements and upgrades to accommodate customer growth and reliability.

Blueprint for the Future

During 2007, Pepco, DPL and ACE each announced an initiative that it refers to as the “Blueprint for the Future.” These initiatives combine traditional energy efficiency programs with new technologies and systems to help customers manage their energy use and reduce the total cost of energy. The programs include Demand side management efforts, such as rebates or other financial incentives for residential customers to replace inefficient appliances and for business customers to use more energy efficient equipment, such as improved lighting and HVAC systems. Under the programs, customers also could receive credits on their bills for allowing the utility company to “cycle,” or intermittently turn off, their central air conditioning or heat pumps when wholesale electricity prices are high. The programs contemplate that business customers would receive financial incentives for using energy efficient equipment, and would be rewarded for reducing use during periods of peak demand. Additionally, Pepco and DPL intend to install “smart meters” for all customers in the District of Columbia, Maryland and Delaware, providing the utilities with the ability to remotely read the meters and identify the location of a power outage. Pepco, DPL and ACE have made filings with their respective regulatory commissions for approval of certain aspects of these programs. The projected costs for PHI’s utility subsidiaries for the years 2008 through 2012 are included in the table above.

MAPP Project

On October 17, 2007, PHI received the approval of the PJM Board of Managers to build a new 230-mile, 500-kilovolt interstate transmission line as part of PJM’s Regional Transmission Expansion Plan to address the reliability objectives of the PJM RTO system. The transmission line, which is referred to as the MAPP Project, will be located in northern Virginia, Maryland, the Delmarva Peninsula, and New Jersey. The preliminarily estimated cost of the MAPP Project is approximately $1 billion. Construction is expected to occur in sections over a six-year period with completion targeted by 2013. PHI also plans to add significant 230-kilovolt support lines in Maryland and New Jersey to connect with the new 500-kilovolt line at an approximate cost of $200 million. PJM continues to evaluate the 230-kilovolt support lines. Only the projected construction costs associated with the 500-kilovolt transmission line for the years 2008 through 2012 are included in the table above.

Delta Project

On December 14, 2007, Conectiv Energy announced a decision to construct a 545 MW natural gas and oil-fired combined-cycle electricity generation plant to be located in Peach Bottom Township, Pennsylvania (“Delta Project”). The total construction expenditures for the Delta Project are expected to be $470 million, with projected expenditures of $62 million in 2008, $195 million in 2009, $136 million in 2010, and $14 million in 2011, and are included in Conectiv Energy’s projected capital expenditures shown in the table above. The total expenditures include $63 million in development costs and three combustion turbines currently held in inventory by Conectiv Energy. The plant is expected to become operational by June 2011.

Cumberland Project

In 2007, Conectiv Energy began construction of a new combustion turbine power plant in Millville, New Jersey. The total construction expenditures for this project are expected to be $75 million (of which $24 million was expended in 2007), with projected expenditures of $46 million in 2008 and $5 million in 2009. These future expenditures are included in Conectiv Energy’s projected capital expenditures shown in the table above.

Compliance with Delaware Multipollutant Regulations

As required by the Delaware multipollutant emissions regulations adopted by the Delaware Department of Natural Resources and Environmental Control, PHI, in June 2007, filed a compliance plan for controlling nitrogen oxide (NOx), sulfur dioxide (SO2) and mercury emissions from its Edge Moor power plant. The plan includes installation of a sodium-based sorbent injection system and a Selective Non-Catalytic Reduction (SNCR) system and carbon injection for Edge Moor Units 3 and 4, and use of an SNCR system and lower sulfur oil at Edge Moor Unit 5. Conectiv Energy currently believes that with these modifications, it will be able to meet the requirements of the new regulations at an estimated capital cost of $79 million. The compliance plan filed by Conectiv Energy contemplates capital expenditures of $38 million of capital in 2008 and $19 million of capital in 2009.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. In 2007, PHI’s Board of Directors declared quarterly dividends of 26 cents per share of common stock payable on March 30, 2007, June 29, 2007, September 28, 2007 and December 31, 2007.

On January 24, 2008, the Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2008, to shareholders of record March 10, 2008.

PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid, (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities, and (iii) certain provisions of ACE’s certificate of incorporation which provides that, if any preferred stock is outstanding, no dividends may be paid on the ACE common stock if, after payment, ACE’s common stock capital plus surplus would be less than the involuntary liquidation value of the outstanding preferred stock. Pepco and DPL have no shares of preferred stock outstanding. Currently, the restriction in the ACE charter does not limit its ability to pay dividends.

Pension Funding

Pepco Holdings has a noncontributory retirement plan (the PHI Retirement Plan) that covers substantially all employees of Pepco, DPL and ACE and certain employees of other Pepco Holdings subsidiaries.

As of the 2007 valuation, the PHI Retirement Plan satisfied the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) without requiring any additional funding. PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level in excess of 100% of its accumulated benefit obligation (ABO). In 2007 and 2006, no contributions were made to the PHI Retirement Plan.

In 2007, the ABO for the PHI Retirement Plan decreased from 2006, due to an increase in the discount rate used to value the ABO obligation, which more than offset the accrual of an additional year of service for participants. The PHI Retirement Plan assets achieved returns in 2007 above the 8.25% level assumed in the valuation. As a result of the combination of these factors, no contribution was made to the PHI Retirement Plan, because the funding level at year end 2007 was in excess of 100% of the ABO. In 2006, as a result of similar factors, PHI made no contribution to the PHI Retirement Plan. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required under ERISA in 2008; however, PHI may elect to make a discretionary tax-deductible contribution, if required to maintain its assets in excess of ABO for the PHI Retirement Plan. Legislative changes, in the form of the Pension Protection Act of 2006, impact the funding requirements for pension plans beginning in 2008. The Pension Protection Act alters the manner in which liabilities and asset values are determined for the purpose of calculating required pension contributions. Based on preliminary actuarial projections and assuming no changes to current pension plan assumptions, PHI believes it is unlikely that there will be a required contribution in 2008.

Contractual Obligations and Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2007, is as follows:

	Contractual Maturity
Obligation (a)	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(Millions of dollars)
Variable rate demand bonds	$151.7	$151.7	$—	$—	$—
Commercial paper	137.1	137.1	—	—	—
Long-term debt (b)	4,938.4	323.8	614.1	857.2	3,143.3
Long-term project funding	29.3	8.4	4.1	3.3	13.5
Interest payments on debt	3,254.4	282.8	521.5	462.7	1,987.4
Capital leases	182.9	15.4	30.4	30.4	106.7
Liabilities and accrued interest related to effectively settled and uncertain tax positions	140.8	71.0	—	13.0	56.8
Operating leases	512.0	38.1	62.4	49.6	361.9
Non-derivative fuel and purchase power contracts (c)	9,806.1	3,176.7	2,756.8	752.7	3,119.9

Total	$19,152.7	$4,205.0	$3,989.3	$2,168.9	$8,789.5

(a)	Estimates relating to the future funding of PHI’s pension and other postretirement benefit plans are not included in this table. For additional information, see Note (6) Pension and Other Postretirement Benefits—“Cash Flows.”
(b)	Includes transition bonds issued by ACE Funding.
(c)	Excludes contractual obligations entered into by ACE to purchase electricity to satisfy its BGS load.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2007, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. These commitments and obligations, in millions of dollars, were as follows:

	Guarantor
	PHI	DPL	ACE	Other	Total
Energy marketing obligations of Conectiv Energy (a)	$180.9	$—	$—	$—	$180.9
Energy procurement obligations of Pepco Energy Services (a)	141.7	—	—	—	141.7
Guaranteed lease residual values (b)	—	2.6	2.7	.4	5.7
Other (c)	2.3	—	—	1.4	3.7

Total	$324.9	$2.6	$2.7	$1.8	$332.0

(a)	Pepco Holdings has contractual commitments ensuring the performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties under routine energy sales and procurement obligations, including retail customer load obligations of Pepco Energy Services and requirements under BGS contracts entered into by Conectiv Energy with ACE.
(b)	Subsidiaries of Pepco Holdings have guaranteed residual values in excess of fair value of certain equipment and fleet vehicles held through lease agreements. As of December 31, 2007, obligations under the guarantees were approximately $5.7 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantees have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of payment being required under the guarantee is remote.
(c)	Other guarantees consist of:

•	Pepco Holdings has guaranteed a subsidiary building lease of $2.3 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•

PCI has guaranteed facility rental obligations related to contracts entered into by Starpower Communications, LLC, a joint venture in which PCI prior to December 2004 had a 50% interest. As of December 31, 2007, the guarantees cover the remaining $1.4 million in rental obligations.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Energy Contract Net Asset/Liability Activity

The following table provides detail on changes in the net asset or liability position of the Competitive Energy businesses (consisting of the activities of the Conectiv Energy and Pepco Energy Services segments) with respect to energy commodity contracts from one period to the next:

Roll-forward of Mark-to-Market Energy Contract Net Assets (Liabilities) For the Year Ended December 31, 2007 (Dollars are pre-tax and in millions)

	Proprietary Trading (a)	Other Energy Commodity (b)	Total
Total Marked-to-Market (MTM) Energy Contract Net Liabilities at December 31, 2006	$—	$(64.3)	$(64.3)
Total change in unrealized fair value	—	8.2	8.2
Reclassification to realized at settlement of contracts	—	73.9	73.9
Effective portion of changes in fair value—recorded in Other Comprehensive Income	—	2.8	2.8
Ineffective portion of changes in fair value— recorded in earnings	—	(2.5)	(2.5)

Total MTM Energy Contract Net Assets at December 31, 2007	$—	$18.1	$18.1

Detail of MTM Energy Contract Net Assets at December 31, 2007 (see above)			Total
Current Assets (other current assets)			$44.2
Noncurrent Assets (other assets)			24.6

Total MTM Energy Contract Assets			68.8

Current Liabilities (other current liabilities)			(23.0)
Noncurrent Liabilities (other liabilities)			(27.7)

Total MTM Energy Contract Liabilities			(50.7)

Total MTM Energy Contract Net Assets			$18.1

(a)	PHI does not engage in proprietary trading activities.
(b)	Includes all SFAS No. 133 hedge activity and non-proprietary trading activities marked-to-market through earnings.

PHI uses its best estimates to determine the fair value of the commodity and derivative contracts that its Competitive Energy businesses hold and sell. The fair values in each category presented below reflect forward prices and volatility factors as of December 31, 2007 and are subject to change as a result of changes in these factors:

Maturity and Source of Fair Value of Mark-to-Market Energy Contract Net Assets (Liabilities) As of December 31, 2007 (Dollars are pre-tax and in millions)

	Fair Value of Contracts at December 31, 2007
	Maturities (a)
Source of Fair Value	2008	2009	2010	2011 and Beyond	Total Fair Value
Proprietary Trading
Actively Quoted (i.e., exchange-traded) prices	$—	$—	$—	$—	$—
Prices provided by other external sources	—	—	—	—	—
Modeled	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Other Energy Commodity, net (b)
Actively Quoted (i.e., exchange-traded) prices	$(15.0)	$10.0	$3.2	$.2	$(1.6)
Prices provided by other external sources (c)	23.7	(8.4)	4.4	—	19.7
Modeled	—	—	—	—	—

Total	$8.7	$1.6	$7.6	$.2	$18.1

(a)	Indicated maturity is based on contract settlement or delivery date(s).
(b)	Includes all SFAS No. 133 hedge activity and non-proprietary trading activities marked-to-market through Accumulated Other Comprehensive Income or on the Statements of earnings, as required.
(c)	Prices provided by other external sources reflect information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries in connection with Competitive Energy business and other transactions, the subsidiary may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of the subsidiary are downgraded. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. Based on contractual provisions in effect at December 31, 2007, PHI estimates that if a one level downgrade in the credit rating of PHI and each of its relevant subsidiaries were to occur, the additional aggregate cash collateral or letters of credit amount required would be $339.0 million. PHI believes that it and its utility subsidiaries maintain adequate short-term funding sources in the event the additional collateral or letters of credit are required. See “Sources of Capital—Short-Term Funding Sources.”

Many of the contractual arrangements entered into by PHI’s subsidiaries in connection with Competitive Energy and Default Electricity Supply activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2007, Pepco Holdings’ subsidiaries engaged in Competitive Energy activities and Default Electricity Supply activities provided net cash collateral in the amount of $91.2 million in connection with these activities.

Environmental Remediation Obligations

PHI’s accrued liabilities as of December 31, 2007 include approximately $18.4 million, of which $5.7 million is expected to be incurred in 2008, for potential environmental cleanup and other costs related to sites at which an operating subsidiary is a potentially responsible party (PRP), is alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. For information regarding projected expenditures for environmental control facilities, see “Business—Environmental Matters.” The most significant environmental remediation obligations as of December 31, 2007, were:

•

$4.7 million, of which $1.2 million is expected to be incurred in 2008, payable by DPL in accordance with a 2001 consent agreement reached with the Delaware Department of Natural Resources and Environmental Control, for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant, which was sold in June 2001.

•	$4.9 million in environmental remediation costs, of which $1.3 million is expected to be incurred in 2008, payable by Conectiv Energy associated with the Deepwater generating facility.

•

$3.8 million for environmental remediation costs related to former manufactured gas plant (MGP) operations at a Cambridge, Maryland site on DPL-owned property, adjacent property and the adjacent Cambridge Creek, all of which is expected to be incurred in 2008.

•	$1.7 million in connection with Pepco’s liability for a remedy at the Metal Bank/Cottman Avenue site.

•

$1.4 million, of which approximately $260,000 is expected to be incurred in 2008, payable by DPL in connection with the Wilmington Coal Gas South site located in Wilmington, Delaware, to remediate residual material from the historical operation of a manufactured gas plant.

•	$735,000, of which approximately $65,000 is expected to be incurred in 2008, payable by Pepco for long-term monitoring associated with a pipeline oil release that occurred in 2000.

Sources of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures, dividends, and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. Volatile and deteriorating financial market conditions, diminished liquidity and tightening credit may affect efficient access to certain of PHI’s potential funding sources. See “Risk Factors” for additional discussion of important factors that may impact these sources of capital.

Internally Generated Cash

The primary source of Pepco Holdings’ internally generated funds is the cash flow generated by its regulated utility subsidiaries in the Power Delivery business. Additional sources of funds include cash flow generated from its non-regulated subsidiaries and the sale of non-core assets.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to fund temporarily long-term capital requirements.

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $500 million, up to $275 million, and up to $250 million, respectively. The commercial paper can be issued with maturities of up to 270 days.

PHI, Pepco, DPL and ACE maintain a credit facility which supports the issuance of commercial paper and is available to provide for short-term liquidity needs.

The aggregate borrowing limit under the facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is based on the prevailing prime rate or Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility,” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof. All indebtedness incurred under the facility is unsecured.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties made by the borrower at the time the credit agreement was entered into also must be true at the time the facility is utilized, and the borrower must be in compliance with specified covenants, including the financial covenant described below. However, a material adverse change in the borrower’s business, property, and results of operations or financial condition subsequent to the entry into the credit agreement is not a condition to the availability of credit under the facility. Among the covenants to which each of the companies is subject are (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which calculation excludes certain trust preferred securities and deferrable interest subordinated debt from the definition of total indebtedness (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than sales and dispositions permitted by the credit agreement, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than liens permitted by the credit agreement. The credit agreement does not include any rating triggers.

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to repay or refinance existing indebtedness.

Regulatory Restrictions on Financing Activities

The issuance of both debt and equity securities by the principal subsidiaries of PHI requires approval of either FERC or one or more state public utility commissions. Neither FERC approval nor state public utility commission approval is required as a condition to the issuance of securities by PHI.

State Financing Authority

Pepco’s long-term financing activities (including the issuance of securities and the incurrence of debt) are subject to authorization by the District of Columbia Public Service Commission (DCPSC) and MPSC. DPL’s long-term financing activities are subject to authorization by MPSC and the Delaware Public Service Commission (DPSC). ACE’s long-term and short term (consisting of debt instruments with a maturity of one year or less) financing activities are subject to authorization by the New Jersey Board of Public Utilities (NJBPU). Each utility, through periodic filings with the state public service commission(s) having jurisdiction over its financing activities, typically maintains standing authority sufficient to cover its projected financing needs over a multi-year period.

FERC Financing Authority

Under the Federal Power Act (FPA), FERC has jurisdiction over the issuance of long-term and short-term securities of public utilities, but only if the issuance is not regulated by the state public utility commission in which the public utility is organized and operating. Under these provisions, FERC has jurisdiction over the issuance of short-term debt by Pepco and DPL. Because Conectiv Energy and Pepco Energy Services also qualify as public utilities under the FPA and are not regulated by a state utility commission, FERC approval would be required for the issuance of securities by those companies.

To the extent FERC approval is required for the issuance of securities by PHI and its subsidiaries, the companies, in accordance with regulations adopted by FERC, are relying on authority granted in a financing order issued by the Securities and Exchange Commission prior to the repeal of Public Utility Holding Company Act 1935 (the Financing Order), which extends through June 30, 2008. Prior to June 30, 2008, PHI’s utility subsidiaries will file for new financing authority for the issuance of securities for which FERC approval is required.

Money Pool

Under the Financing Order, Pepco Holdings is authorized to operate a system money pool. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of its subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources. After expiration of the Financing Order, PHI and its subsidiaries expect to engage in intra-system cash management programs such as the money pool under a blanket authorization adopted by FERC.

REGULATORY AND OTHER MATTERS

Proceeds from Settlement of Mirant Bankruptcy Claims

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant. In 2003, Mirant commenced a voluntary bankruptcy proceeding in which it sought to reject certain obligations that it had undertaken in connection with the asset sale. As part of the asset sale, Pepco entered into the TPAs. Under a settlement to avoid the rejection by Mirant of its obligations under the TPAs in the bankruptcy proceeding, the terms of the TPAs were modified to increase the purchase price of the energy and capacity supplied by Mirant and Pepco received the TPA Claim. In December 2005, Pepco sold the TPA Claim, plus the right to receive accrued interest thereon, to an unaffiliated third party for $112.5 million. In addition, Pepco received proceeds of $.5 million in settlement of an asbestos claim against the Mirant bankruptcy estate. After customer sharing, Pepco recorded a pre-tax gain of $70.5 million from the settlement of these claims.

In connection with the asset sale, Pepco and Mirant also entered into a “back-to-back” arrangement, whereby Mirant agreed to purchase from Pepco the 230 megawatts of electricity and capacity that Pepco is obligated to purchase annually through 2021 from Panda under the Panda PPA at the purchase price Pepco is obligated to pay to Panda. As part of the further settlement of Pepco’s claims against Mirant arising from the Mirant bankruptcy, Pepco agreed not to contest the rejection by Mirant of its obligations under the “back-to-back” arrangement in exchange for the payment by Mirant of damages corresponding to the estimated amount by which the purchase price that Pepco is obligated to pay Panda for the energy and capacity exceeded the market price. In 2007, Pepco received as damages $413.9 million in net proceeds from the sale of shares of Mirant common stock issued to it by Mirant. These funds are being accounted for as restricted cash based on management’s intent to use such funds, and any interest earned thereon, for the sole purpose of paying for the future above-market capacity and energy purchase costs under the Panda PPA. Correspondingly, a regulatory liability has been established in the same amount to help offset the future above-market capacity and energy purchase costs. This restricted cash has been classified as a non-current asset to be consistent with the classification of the non-current regulatory liability, and any changes in the balance of this restricted cash, including interest on the invested funds, are being accounted for as operating cash flows.

As of December 31, 2007, the balance of the restricted cash account was $417.3 million. Based on a reexamination of the costs of the Panda PPA in light of current and projected wholesale market conditions conducted in the fourth quarter of 2007, Pepco determined that, principally due to increases in wholesale capacity prices, the present value above-market cost of the Panda PPA over the term of the agreement is expected to be significantly less than the current amount of the restricted cash account balance. Accordingly, on February 22, 2008, Pepco filed applications with the DCPSC and the MPSC requesting orders directing Pepco to maintain $320 million in the restricted cash account and to use that cash, and any future earnings on the cash, for the sole purpose of paying the future above-market cost of the Panda PPA (or, in the alternative, to fund a transfer or assignment of the remaining obligations under the Panda PPA to a third party). Pepco also requested that the order provide that any cash remaining in the account at the conclusion of the Panda PPA be refunded to customers and that any shortfall be recovered from customers. Pepco further proposed that the excess proceeds remaining from the settlement (approximately $94.6 million, representing the amount by which the regulatory liability of $414.6 million at December 31, 2007 exceeded $320 million) be shared approximately equally with its customers in accordance with the procedures previously approved by each commission for the sharing of the proceeds received by Pepco from the sale to Mirant of its generating assets. The regulatory liability of $414.6 million at December 31, 2007 differs from the restricted cash amount of $417.3 million on that date, in part, because the regulatory liability has been reduced for the portion of the December 2007 Panda charges in excess of market that had not yet been paid from the restricted cash account. The amount of the restricted cash balance that Pepco is permitted to retain will be recorded as earnings upon approval of the sharing arrangement by the respective commissions. At this time, Pepco cannot predict the outcome of these proceedings.

In settlement of other damages claims against Mirant, Pepco in 2007 also received a settlement payment in the amount of $70.0 million. Of this amount (i) $33.4 million was recorded as a reduction in operating expenses, (ii) $21.0 million was recorded as a reduction in a net pre-petition receivable claim from Mirant, (iii) $15.0 million was recorded as a reduction in the capitalized costs of certain property, plant and equipment and (iv) $.6 million was recorded as a liability to reimburse a third party for certain legal costs associated with the settlement.

Rate Proceedings

In electric service distribution base rate cases filed by Pepco in the District of Columbia and Maryland, and by DPL in Maryland, and pending in 2007, Pepco and DPL proposed the adoption of a BSA for retail customers. Under the BSA, customer delivery rates are subject to adjustment (through a surcharge or credit mechanism), depending on whether actual distribution revenue per customer exceeds or falls short of the approved revenue-per-customer amount. The BSA will increase rates if actual distribution revenues fall below the level approved by the applicable commission and will decrease rates if actual distribution revenues are above the approved level. The result will be that, over time, the utility would collect its authorized revenues for distribution deliveries. As a consequence, a BSA “decouples” revenue from unit sales consumption and ties the growth in revenues to the growth in the number of customers. Some advantages of the BSA are that it (i) eliminates revenue fluctuations due to weather and changes in customer usage patterns and, therefore, provides for more predictable utility distribution revenues that are better aligned with costs, (ii) provides for more reliable fixed-cost recovery, (iii) tends to stabilize customers’ delivery bills, and (iv) removes any disincentives for the regulated utilities to promote energy efficiency programs for their customers, because it breaks the link between overall sales volumes and delivery revenues. The status of the BSA proposals in each of the jurisdictions is described below in discussion of the respective base rate proceedings.

Delaware

On September 4, 2007, DPL submitted its 2007 GCR filing to the DPSC. The GCR permits DPL to recover its gas procurement costs through customer rates. On September 18, 2007, the DPSC issued an initial order approving a 5.7% decrease in the level of the GCR, which became effective November 1, 2007, subject to refund and pending final DPSC approval after evidentiary hearings.

District of Columbia

In December 2006, Pepco submitted an application to the DCPSC to increase electric distribution base rates, including a proposed BSA. The application to the DCPSC requested an annual increase of approximately $46.2 million or an overall increase of 13.5%, reflecting a proposed return on equity (ROE) of 10.75%. In the alternative, the application requested an annual increase of $50.5 million or an overall increase of 14.8%, reflecting an ROE of 11.00%, if the BSA were not approved. Subsequently, Pepco reduced its annual revenue increase request to $43.4 million (including a proposed BSA) and $47.9 million (if the BSA were not approved).

On January 30, 2008, the DCPSC approved a revenue requirement increase of approximately $28.3 million, based on an authorized return on rate base of 7.96%, including a 10% ROE. The rate increase is effective February 20, 2008. The DCPSC, while finding the BSA to be an appropriate ratemaking concept, cited potential statutory problems in the DCPSC’s ability to implement the BSA. The DCPSC stated that it intends to issue an order to establish a Phase II proceeding to consider these implementation issues.

Maryland

On July 19, 2007, the MPSC issued orders in the electric service distribution rate cases filed by DPL and Pepco, each of which included approval of a BSA. The DPL order approved an annual increase in distribution rates of approximately $14.9 million (including a decrease in annual depreciation expense of approximately $.9 million). The Pepco order approved an annual increase in distribution rates of approximately $10.6 million (including a decrease in annual depreciation expense of approximately $30.7 million). In each case, the approved distribution rate reflects an ROE of 10.0%. The orders each provided that the rate increases are effective as of June 16, 2007, and will remain in effect for an initial period of nine months from the date of the order (or until April 19, 2008). These rates are subject to a Phase II proceeding in which the MPSC will consider the results of audits of each company’s cost allocation manual, as filed with the MPSC, to determine whether a further adjustment to the rates is required. Hearings for the Phase II proceeding are scheduled for mid-March 2008.

New Jersey

On June 1, 2007, ACE filed with the NJBPU an application for permission to decrease the Non Utility Generation Charge (NGC) and increase components of its Societal Benefits Charge (SBC) to be collected from customers for the period October 1, 2007 through September 30, 2008. The proposed changes are designed to effect a true-up of the actual and estimated costs and revenues collected through the current NGC and SBC rates through September 30, 2007 and, in the case of the SBC, forecasted costs and revenues for the period October 1, 2007 through September 30, 2008.

As of December 31, 2007, the NGC, which is intended primarily to recover the above-market component of payments made by ACE under non-utility generation contracts and stranded costs associated with those commitments, had an over-recovery balance of $224.3 million. The filing proposed that the estimated NGC balance as of September 30, 2007 in the amount of $216.2 million, including interest, be amortized and returned to ACE customers over a four-year period, beginning October 1, 2007.

As of December 31, 2007, the SBC, which is intended to allow ACE to recover certain costs involved with various NJBPU-mandated social programs, had an under-recovery of approximately $20.9 million, primarily due to increased costs associated with funding the New Jersey Clean Energy Program. In addition, ACE has requested an increase to the SBC to reflect the funding levels approved by the NJBPU of $20.4 million for the period October 1, 2007 through September 30, 2008, bringing to $40 million the total recovery requested for the period October 1, 2007 to September 30, 2008 (based upon actual data through August 2007).

The net impact of the proposed adjustments to the NGC and the SBC, including associated changes in sales and use tax, is an overall rate decrease of approximately $129.9 million for the period October 1, 2007 through September 30, 2008 (based upon actual data through August 2007). The proposed adjustments and the corresponding changes in customer rates are subject to the approval of the NJBPU. If approved and implemented, ACE anticipates that the revised rates will remain in effect until September 30, 2008, subject to an annual true-up and change each year thereafter. The proposed adjustments and the corresponding changes in customer rates remain under review by the NJBPU and have not yet been implemented.

ACE Restructuring Deferral Proceeding

Pursuant to orders issued by the NJBPU under the New Jersey Electric Discount and Energy Competition Act (EDECA), beginning August 1, 1999, ACE was obligated to provide BGS to retail electricity customers in its service territory who did not elect to purchase electricity from a competitive supplier. For the period August 1, 1999 through July 31, 2003, ACE’s aggregate costs that it was allowed to recover from customers exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance of under-recovered costs.

In August 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003, net of the $59.3 million offset for the LEAC Liability. The petition also requested that ACE’s rates be reset as of August 1, 2003 so that there would be no under-recovery of costs embedded in the rates on or after that date. The increase sought represented an overall 8.4% annual increase in electric rates.

In July 2004, the NJBPU issued a final order in the restructuring deferral proceeding confirming a July 2003 summary order, which (i) permitted ACE to begin collecting a portion of the deferred costs and reset rates to recover on-going costs incurred as a result of EDECA, (ii) approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003, (iii) transferred to ACE’s then pending base rate case for further consideration approximately $25.4 million of the deferred balance (the base rate case ended in a settlement approved by the NJBPU in May 2005, the result of which is that any net rate impact from the deferral account recoveries and credits in future years will depend in part on whether rates associated with other deferred accounts considered in the case continue to generate over-collections relative to costs), and (iv) estimated the overall deferral balance as of July 31, 2003 at $195.0 million, of which $44.6 million was disallowed recovery by ACE. Although ACE believes the record does not justify the level of disallowance imposed by the NJBPU in the final order, the $44.6 million of disallowed incurred costs were reserved during the years 1999 through 2003 (primarily 2003) through charges to earnings, primarily in the operating expense line item “deferred electric service costs,” with a corresponding reduction in the regulatory asset balance sheet account. In 2005, an additional $1.2 million in interest on the disallowed amount was identified and reserved by ACE. In August 2004, ACE filed a notice of appeal with respect to the July 2004 final order with the Appellate Division of the Superior Court of New Jersey (the Appellate Division), which hears appeals of the decisions of New Jersey administrative agencies, including the NJBPU. On August 9, 2007, the Appellate Division, citing deference to the factual and policy findings of the NJBPU, affirmed the NJBPU’s decision in its entirety, rejecting challenges from ACE and the Division of Rate Counsel. On September 10, 2007, ACE filed an application for certification to the New Jersey Supreme Court. On January 15, 2008, the New Jersey Supreme Court denied ACE’s application for certification. Because the full amount at issue in this proceeding was previously reserved by ACE, there will be no further financial statement impact to ACE.

Divestiture Cases

District of Columbia

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed with the DCPSC in July 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC-approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code (IRC) and its implementing regulations. As of December 31, 2007, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $6.5 million and $5.8 million, respectively.

Pepco believes that a sharing of EDIT and ADITC would violate the Internal Revenue Service (IRS) normalization rules. Under these rules, Pepco could not transfer the EDIT and the ADITC benefit to customers more quickly than on a straight line basis over the book life of the related assets. Since the assets are no longer owned by Pepco, there is no book life over which the EDIT and ADITC can be returned. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. In addition to sharing with customers the generation-related EDIT and ADITC balances, Pepco would have to pay to the IRS an amount equal to Pepco’s District of Columbia jurisdictional generation-related ADITC balance ($5.8 million as of December 31, 2007), as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance ($4.0 million as of December 31, 2007) in each case as those balances exist as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.

In March 2003, the IRS issued a notice of proposed rulemaking (NOPR), which would allow for the sharing of EDIT and ADITC related to divested assets with utility customers on a prospective basis and at the election of the taxpayer on a retroactive basis. In December 2005 a revised NOPR was issued which, among other things, withdrew the March 2003 NOPR and eliminated the taxpayer’s ability to elect to apply the regulation retroactively. Comments on the revised NOPR were filed in March 2006, and a public hearing was held in April 2006. Pepco filed a letter with the DCPSC in January 2006, in which it has reiterated that the DCPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations. Other issues in the divestiture proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to District of Columbia customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

Maryland

Pepco filed its divestiture proceeds plan application with the MPSC in April 2001. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that has been raised in the District of Columbia case. See the discussion above under “Divestiture Cases—District of Columbia.” As of December 31, 2007, the Maryland allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. In November 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order with respect to the application that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules (discussed above) and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT ($9.1 million as of December 31, 2007), and the Maryland-allocated portion of generation-related ADITC. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s Maryland jurisdictional generation-related ADITC balance ($10.4 million as of December 31, 2007), as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance ($7.2 million as of December 31, 2007), in each case as those balances exist as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. The Hearing Examiner decided all other issues in favor of Pepco, except for the determination that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers. Pepco filed a letter with the MPSC in January 2006, in which it has reiterated that the MPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations.

In December 2003, Pepco appealed the Hearing Examiner’s decision to the MPSC as it relates to the treatment of EDIT and ADITC and corporate reorganization costs. The MPSC has not issued any ruling on the appeal and Pepco does not believe that it will do so until action is taken by the IRS as described above. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50 percent of the EDIT and ADITC balances described above in addition to the additional gain-sharing payments relating to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

New Jersey

In connection with the divestiture by ACE of its nuclear generating assets, the NJBPU in July 2000 preliminarily determined that the amount of stranded costs associated with the divested assets that ACE could recover from ratepayers should be reduced by approximately $94.8 million, consisting of $54.1 million of accumulated deferred federal income taxes (ADFIT) associated with accelerated depreciation on the divested nuclear assets, and $40.7 million of current tax loss from selling the assets at a price below the tax basis.

The $54.1 million in deferred taxes associated with the divested assets’ accelerated depreciation, however, is subject to the normalization rules. Due to uncertainty under federal tax law regarding whether the sharing of federal income tax benefits associated with the divested assets, including ADFIT related to accelerated depreciation, with ACE’s customers would violate the normalization rules, ACE submitted a request to the IRS for a Private Letter Ruling (PLR) to clarify the applicable law. The NJBPU delayed its final determination of the amount of recoverable stranded costs until after the receipt of the PLR.

On May 25, 2006, the IRS issued the PLR in which it stated that returning to ratepayers any of the unamortized ADFIT attributable to accelerated depreciation on the divested assets after the sale of the assets by means of a reduction of the amount of recoverable stranded costs would violate the normalization rules.

On June 9, 2006, ACE submitted a letter to the NJBPU, requesting that the NJBPU conduct proceedings to finalize the determination of the stranded costs associated with the sale of ACE’s nuclear assets in accordance with the PLR. In the absence of an NJBPU action regarding ACE’s request, on June 22, 2007, ACE filed a motion requesting that the NJBPU issue an order finalizing the determination of such stranded costs in accordance with the PLR. On October 24, 2007, the NJBPU approved a stipulation resolving the ADFIT issue and issued a clarifying order, which concludes that the $94.8 million in stranded cost reduction, including the $54.1 million in ADFIT, does not violate the IRS normalization rules. In explaining this result, the NJBPU stated that (i) its earlier orders determining ACE’s recoverable stranded costs “net of tax” did not cause ADFIT associated with certain divested nuclear assets to reduce stranded costs otherwise recoverable from ACE’s ratepayers, and (ii) because the Market Transition Charge-Tax component of the stranded cost recovery was intended by the NJBPU to gross-up “net of tax” stranded costs, thereby ensuring and establishing that the ADFIT balance was not flowed through to ratepayers, the normalization rules were not violated.

Default Electricity Supply Proceedings

Virginia

In June 2007, the Virginia State Corporation Commission (VSCC) denied DPL’s request for an increase in its rates for Default Service for the period July 1, 2007 to May 31, 2008. DPL appealed in both state and federal courts. Those appeals have been dismissed in light of the closing of the sale of DPL’s Virginia electric operations as described below under the heading “DPL Sale of Virginia Operations.”

ACE Sale of B.L. England Generating Facility

On February 8, 2007, ACE completed the sale of the B.L. England generating facility to RC Cape May Holdings, LLC (RC Cape May), an affiliate of Rockland Capital Energy Investments, LLC, for which it received proceeds of approximately $9 million. At the time of the sale, RC Cape May and ACE agreed to submit to arbitration the issue of whether RC Cape May, under the terms of the purchase agreement, must pay to ACE an additional $3.1 million as part of the purchase price. On February 26, 2008, the arbitrators issued a decision awarding $3.1 million to ACE, plus interest, attorneys’ fees and costs, for a total award of approximately $4.2 million.

On July 18, 2007, ACE received a claim for indemnification from RC Cape May under the purchase agreement. RC Cape May contends that one of the assets it purchased, a contract for terminal services (TSA) between ACE and Citgo Asphalt Refining Co. (Citgo), has been declared by Citgo to have been terminated due to a failure by ACE to renew the contract in a timely manner. RC Cape May has commenced an arbitration proceeding against Citgo seeking a determination that the TSA remains in effect and has notified ACE of the proceeding. In addition, RC Cape May has asserted a claim for indemnification from ACE in the amount of $25 million if the TSA is held not to be enforceable against Citgo. While ACE believes that it has defenses to the indemnification under the terms of the purchase agreement, should the arbitrator rule that the TSA has terminated, the outcome of this matter is uncertain. ACE notified RC Cape May of its intent to participate in the pending arbitration.

The sale of B.L. England will not affect the stranded costs associated with the plant that already have been securitized. ACE anticipates that approximately $9 million to $10 million of additional regulatory assets related to B.L. England may, subject to NJBPU approval, be eligible for recovery as stranded costs. Approximately $47 million in emission allowance credits associated with B. L. England were monetized for the benefit of ACE’s ratepayers pursuant to the NJBPU order approving the sale. Net proceeds from the sale of the plant and monetization of the emission allowance credits, estimated to be $32.2 million as of December 31, 2007, will be credited to ACE’s ratepayers in accordance with the requirements of EDECA and NJBPU orders. The appropriate mechanism for crediting the net proceeds from the sale of the plant and the monetized emission allowance credits to ratepayers is being determined in a proceeding that is currently pending before the NJBPU.

DPL Sale of Virginia Operations

On January 2, 2008, DPL completed (i) the sale of its retail electric distribution business on the Eastern Shore of Virginia to A&N Electric Cooperative (A&N) for a purchase price of approximately $45.2 million, after closing adjustments, and (ii) the sale of its wholesale electric transmission business located on the Eastern Shore of Virginia to Old Dominion Electric Cooperative (ODEC) for a purchase price of approximately $5.4 million, after closing adjustments. Each of A&N and ODEC assumed certain post-closing liabilities and unknown pre-closing liabilities related to the respective assets they are purchasing (including, in the A&N transaction, most environmental liabilities), except that DPL remained liable for unknown pre-closing liabilities if they become known within six months after the January 2, 2008 closing date. These sales are expected to result in an immaterial financial gain to DPL that will be recorded in the first quarter of 2008.

Pepco Energy Services Deactivation of Power Plants

Pepco Energy Services owns and operates two oil-fired power plants. The power plants are located in Washington, D.C. and have a generating capacity rating of approximately 790 MW. Pepco Energy Services sells the output of these plants into the wholesale market administered by PJM. In February 2007, Pepco Energy Services provided notice to PJM of its intention to deactivate these plants. In May 2007, Pepco Energy Services deactivated one combustion turbine at its Buzzard Point facility with a generating capacity of approximately 16 MW. Pepco Energy Services currently plans to deactivate the balance of both plants by May 2012. PJM has informed Pepco Energy Services that these facilities are not expected to be needed for reliability after that time, but that its evaluation is dependent on the completion of transmission upgrades. Pepco Energy Services’ timing for deactivation of these units, in whole or in part, may be accelerated or delayed based on the operating condition of the units, economic conditions, and reliability considerations. Prior to deactivation of the plants, Pepco Energy Services may incur deficiency charges imposed by PJM at a rate up to two times the capacity payment price that the plants receive. Deactivation is not expected to have a material impact on PHI’s financial condition, results of operations or cash flows.

General Litigation

During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, the plaintiffs argued that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. As of December 31, 2007, there are approximately 180 cases still pending against Pepco in the State Courts of Maryland, of which approximately 90 cases were filed after December 19, 2000, and were tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement between Pepco and Mirant under which Pepco sold its generation assets to Mirant in 2000.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) is approximately $360 million, PHI and Pepco believe the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, neither PHI nor Pepco believes these suits will have a material adverse effect on its financial position, results of operations or cash flows. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s financial position, results of operations or cash flows.

Cash Balance Plan Litigation

In 1999, Conectiv established a cash balance retirement plan to replace defined benefit retirement plans then maintained by ACE and DPL. Following the acquisition by Pepco of Conectiv, this plan became the Conectiv Cash Balance Sub-Plan within the PHI Retirement Plan. In September 2005, three management employees of PHI Service Company filed suit in the U.S. District Court for the District of Delaware (the Delaware District Court) against the PHI Retirement Plan, PHI and Conectiv (the PHI Parties), alleging violations of ERISA, on behalf of a class of management employees who did not have enough age and service when the Cash Balance Sub-Plan was implemented in 1999 to assure that their accrued benefits would be calculated pursuant to the terms of the predecessor plans sponsored by ACE and DPL. A fourth plaintiff was added to the case to represent DPL-legacy employees who were not eligible for grandfathered benefits.

The plaintiffs challenged the design of the Cash Balance Sub-Plan and sought a declaratory judgment that the Cash Balance Sub-Plan was invalid and that the accrued benefits of each member of the class should be calculated pursuant to the terms of the predecessor plans. Specifically, the complaint alleged that the use of a variable rate to compute the plaintiffs’ accrued benefit under the Cash Balance Sub-Plan resulted in reductions in the accrued benefits that violated ERISA. The complaint also alleged that the benefit accrual rates and the minimal accrual requirements of the Cash Balance Sub-Plan violated ERISA as did the notice that was given to plan participants upon implementation of the Cash Balance Sub-Plan.

On September 19, 2007, the Delaware District Court issued an order granting summary judgment in favor of the PHI Parties. On October 12, 2007, the plaintiffs filed an appeal of the decision to the U.S. Court of Appeals for the Third Circuit.

If the plaintiffs were to prevail in this litigation, the ABO and projected benefit obligation (PBO) calculated in accordance with SFAS No. 87 each would increase by approximately $12 million, assuming no change in benefits for persons who have already retired or whose employment has been terminated and using actuarial valuation data as of the time the suit was filed. The ABO represents the present value that participants have earned as of the date of calculation. This means that only service already worked and compensation already earned and paid is considered. The PBO is similar to the ABO, except that the PBO includes recognition of the effect that estimated future pay increases would have on the pension plan obligation.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. Although penalties assessed for violations of environmental laws and regulations are not recoverable from customers of the operating utilities, environmental clean-up costs incurred by Pepco, DPL and ACE would be included by each company in its respective cost of service for ratemaking purposes.

Cambridge, Maryland Site. In July 2004, DPL entered into an administrative consent order (ACO) with the Maryland Department of the Environment (MDE) to perform a Remedial Investigation/Feasibility Study (RI/FS) to further identify the extent of soil, sediment and ground and surface water contamination related to former MGP operations at a Cambridge, Maryland site on DPL-owned property and to investigate the extent of MGP contamination on adjacent property. The MDE has approved the RI and DPL submitted a final FS to MDE on February 15, 2007. No further MDE action is required with respect to the final FS. The costs of cleanup (as determined by the RI/FS and subsequent negotiations with MDE) are anticipated to be approximately $3.8 million. The remedial action to be taken by DPL will include dredging activities within Cambridge Creek, which are expected to commence in March 2008, and soil excavation on DPL’s and adjacent property as early as August 2008. The final cleanup costs will include protective measures to control contaminant migration during the dredging activities and improvements to the existing shoreline.

Delilah Road Landfill Site. In November 1991, the New Jersey Department of Environmental Protection (NJDEP) identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an ACO with NJDEP to remediate the site. The soil cap remedy for the site has been implemented and in August 2006, NJDEP issued a No Further Action Letter (NFA) and Covenant Not to Sue for the site. Among other things, the NFA requires the PRPs to monitor the effectiveness of institutional (deed restriction) and engineering (cap) controls at the site every two years. In September 2007, NJDEP approved the PRP group’s petition to conduct semi-annual, rather than quarterly, ground water monitoring for two years and deferred until the end of the two-year period a decision on the PRP group’s request for annual groundwater monitoring thereafter. In August 2007, the PRP group agreed to reimburse the U.S. Environmental Protection Agency’s (EPA’s) costs in the amount of $81,400 in full satisfaction of EPA’s claims for all past and future response costs relating to the site (of which ACE’s share is one-third) and in October 2007, EPA and the PRP group entered into a tolling agreement to permit the parties sufficient time to execute a final settlement agreement. This settlement agreement will allow EPA to reopen the settlement in the event of new information or unknown conditions at the site. Based on information currently available, ACE anticipates that its share of additional cost associated with this site for post-remedy operation and maintenance will be approximately $555,000 to $600,000. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial position, results of operations or cash flows.

Frontier Chemical Site. On June 29, 2007, ACE received a letter from the New York Department of Environmental Conservation (NYDEC) identifying ACE as a PRP at the Frontier Chemical Waste Processing Company site in Niagara Falls, N.Y. based on hazardous waste manifests indicating that ACE sent in excess of 7,500 gallons of manifested hazardous waste to the site. ACE has entered into an agreement with the other parties identified as PRPs to form the PRP group and has informed NYDEC that it has entered into good faith negotiations with the PRP group to address ACE’s responsibility at the site. ACE believes that its responsibility at the site will not have a material adverse effect on its financial position, results of operations or cash flows.

Carolina Transformer Site. In August 2006, EPA notified each of DPL and Pepco that they have been identified as entities that sent PCB-laden oil to be disposed at the Carolina Transformer site in Fayetteville, North Carolina. The EPA notification stated that, on this basis, DPL and Pepco may be PRPs. In December 2007, DPL and Pepco agreed to enter into a settlement agreement with EPA and the PRP group at the Carolina Transformer site. Under the terms of the settlement, (i) Pepco and DPL each will pay $162,000 to EPA to resolve any liability that it might have at the site, (ii) EPA covenants not to sue or bring administrative action against DPL and Pepco for response costs at the site, (iii) other PRP group members release all rights for cost recovery or contribution claims they may have against DPL and Pepco, and (iv) DPL and Pepco release all rights for cost recovery or contribution claims that they may have against other parties settling with EPA. The consent decree is expected to be filed with the U.S. District Court in North Carolina in the second quarter of 2008.

Deepwater Generating Station. On December 27, 2005, NJDEP issued a Title V Operating Permit for Conectiv Energy’s Deepwater Generating Station. The permit includes new limits on unit heat input. In order to comply with these new operational limits, Conectiv Energy restricted the output of the Deepwater Generating Station’s Unit 1 and Unit 6. In 2006 and the first half of 2007, these restrictions resulted in operating losses of approximately $10,000 per operating day on Unit 6, primarily because of lost revenues due to reduced output, and to a lesser degree because of lost revenues related to capacity requirements of PJM. Since June 1, 2007, Deepwater Unit 6 can operate within the heat input limits set forth in the Title V Operating Permit without restricting output, because of technical improvements that partially corrected the inherent bias in the continuous emissions monitoring system that had caused recorded heat input to be higher than actual heat input. In order to comply with the heat input limit at Deepwater Unit 1, Conectiv Energy continues to restrict Unit 1 output, resulting in operating losses of approximately $500,000 in the second half of 2007 and projected operating losses in 2008 of approximately $500,000, due to penalties and lost revenues related to PJM capacity requirements. Beyond 2008, while penalties due to PJM capacity requirements are not expected, further operating losses due to lost revenues related to PJM capacity requirements may continue to be incurred. The operating losses due to reduced output on Unit 1 have been, and are expected to continue to be, insignificant. Conectiv Energy is challenging these heat input restrictions and other provisions of the Title V Operating Permit for Deepwater Generating Station in the New Jersey Office of Administrative Law (OAL). On October 2, 2007, the OAL issued a decision granting summary decision in favor of Conectiv Energy, finding that hourly heat input shall not be used as a condition or limit for Conectiv Energy’s electric generating operations. On October 26, 2007, the NJDEP Commissioner denied NJDEP’s request for interlocutory review of the OAL order and determined that the Commissioner would review the October 2, 2007 order upon completion of the proceeding on Conectiv Energy’s other challenges to the Deepwater Title V permit. A hearing on the remaining challenged Title V permit provisions is scheduled for mid-April 2008.

On April 3, 2007, NJDEP issued an Administrative Order and Notice of Civil Administrative Penalty Assessment (the First Order) alleging that at Conectiv Energy’s Deepwater Generating Station, the maximum gross heat input to Unit 1 exceeded the maximum allowable heat input in calendar year 2005 and the maximum gross heat input to Unit 6 exceeded the maximum allowable heat input in calendar years 2005 and 2006. The order required the cessation of operation of Units 1 and 6 above the alleged permitted heat input levels, assessed a penalty of approximately $1.1 million and requested that Conectiv Energy provide additional information about heat input to Units 1 and 6. Conectiv Energy provided NJDEP Units 1 and 6 calendar year 2004 heat input data on May 9, 2007, and calendar years 1995 to 2003 heat input data on July 10, 2007. On May 23, 2007, NJDEP issued a second Administrative Order and Notice of Civil Administrative Penalty Assessment (the Second Order) alleging that the maximum gross heat input to Units 1 and 6 exceeded the maximum allowable heat input in calendar year 2004. The Second Order required the cessation of operation of Units 1 and 6 above the alleged permitted heat input levels and assessed a penalty of $811,600. Conectiv Energy has requested a contested case hearing challenging the issuance of the First Order and the Second Order and moved for a stay of the orders pending resolution of the Title V Operating Permit contested case described above. On November 29, 2007, the OAL issued orders placing the First Order and the Second Order on the inactive list for six months. Until the OAL decision discussed above is final, it will not have an impact on these currently inactive enforcement cases.

IRS Examination of Like-Kind Exchange Transaction

In 2001, Conectiv and certain of its subsidiaries (the Conectiv Group) were engaged in the implementation of a strategy to divest non-strategic electric generating facilities and replace these facilities with mid-merit electric generating capacity. As part of this strategy, the Conectiv Group exchanged its interests in two older coal-fired plants for the more efficient gas-fired Hay Road II generating facility, which was owned by an unaffiliated third party. For tax purposes, Conectiv treated the transaction as a “like-kind exchange” under IRC Section 1031. As a result, approximately $88 million of taxable gain was deferred for federal income tax purposes.

The transaction was examined by the IRS as part of the normal Conectiv tax audit. In May 2006, the IRS issued a revenue agent’s report (RAR) for the audit of Conectiv’s 2000, 2001 and 2002 income tax returns, in which the IRS disallowed the qualification of the exchange under IRC Section 1031. In July 2006, Conectiv filed a protest of this disallowance to the IRS Office of Appeals.

PHI believes that its tax position related to this transaction is proper based on applicable statutes, regulations and case law and is contesting the disallowance. However, there is no absolute assurance that Conectiv’s position will prevail. If the IRS prevails, Conectiv would be subject to additional income taxes, interest and possible penalties. However, a portion of the denied benefit would be offset by additional tax depreciation. PHI has accrued approximately $4.9 million related to this matter.

As of December 31, 2007, if the IRS were to fully prevail, the potential cash impact on PHI would be current income tax and interest payments of approximately $31.2 million and the earnings impact would be approximately $9.8 million in after-tax interest.

Federal Tax Treatment of Cross-Border Leases

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which, as of December 31, 2007, had a book value of approximately $1.4 billion, and from which PHI currently derives approximately $60 million per year in tax benefits in the form of interest and depreciation deductions.

In 2005, the Treasury Department and IRS issued Notice 2005-13 informing taxpayers that the IRS intends to challenge on various grounds the purported tax benefits claimed by taxpayers entering into certain sale-leaseback transactions with tax-indifferent parties (i.e., municipalities, tax-exempt and governmental entities), including those entered into on or prior to March 12, 2004 (the Notice). All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. Also in 2005, the IRS published a Coordinated Issue Paper concerning the resolution of audit issues related to such transactions. PCI’s cross-border energy leases are similar to those sale-leaseback transactions described in the Notice and the Coordinated Issue Paper.

PCI’s leases have been under examination by the IRS as part of the normal PHI tax audit. In 2006, the IRS issued its final RAR for its audit of PHI’s 2001 and 2002 income tax returns. In the RAR, the IRS disallowed the tax benefits claimed by PHI with respect to these leases for those years. The tax benefits claimed by PHI with respect to these leases from 2001 through December 31, 2007 were approximately $347 million. PHI has filed a protest against the IRS adjustments and the unresolved audit has been forwarded to the U.S. Office of Appeals. The ultimate outcome of this issue is uncertain; however, if the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes that its tax position related to these transactions was appropriate based on applicable statutes, regulations and case law, and intends to contest the adjustments proposed by the IRS; however, there is no assurance that PHI’s position will prevail.

In 2006, the FASB issued FASB Staff Position (FSP) on Financial Accounting Standards (FAS) 13-2, which amends SFAS No. 13 effective for fiscal years beginning after December 15, 2006. This amendment requires a lease to be repriced and the book value adjusted when there is a change or probable change in the timing of tax benefits of the lease, regardless of whether the change results in a deferral or permanent loss of tax benefits. Accordingly, a material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the IRS would require an adjustment to the book value of the leases and a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes its tax position was appropriate and at this time does not believe there is a probable change in the timing of its tax benefits that would require repricing the leases and a charge to earnings.

On December 14, 2007 the U.S. Senate passed its version of the Farm, Nutrition, and Bioenergy Act of 2007 (H.R. 2419), which contains a provision that would apply passive loss limitation rules to leases with foreign tax indifferent parties effective for taxable years beginning after December 31, 2006, even if the leases were entered into on or prior to March 12, 2004. The U.S. House of Representatives version of this proposed legislation which it passed on July 27, 2007 does not contain any provision that would modify the current treatment of leases with tax indifferent parties. Enactment into law of a bill that is similar to that passed by the U.S. Senate in its current form could result in a material delay of the income tax benefits that PHI would receive in connection with its cross-border energy leases. Furthermore, if legislation of this type were to be enacted, under FSP FAS 13-2, PHI would be required to adjust the book value of the leases and record a charge to earnings equal to the repricing impact of the deferred deductions which could result in a material adverse effect on PHI’s financial condition, results of operations and cash-flows. The U.S. House of Representatives and the U.S. Senate are expected to hold a conference in the near future to reconcile the differences in the two bills to determine the final legislation.

IRS Mixed Service Cost Issue

During 2001, Pepco, DPL, and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. Through December 31, 2005, these accelerated deductions generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL, and $49 million for ACE) for the companies, primarily attributable to their 2001 tax returns.

In 2005, the Treasury Department released proposed regulations that, if adopted in their current form, would require Pepco, DPL, and ACE to change their method of accounting with respect to capitalizable construction costs for income tax purposes for tax periods beginning in 2005. Based on those proposed regulations, PHI in its 2005 federal tax return adopted an alternative method of accounting for capitalizable construction costs that management believes will be acceptable to the IRS.

At the same time as the new proposed regulations were released, the IRS issued Revenue Ruling 2005-53, which is intended to limit the ability of certain taxpayers to utilize the method of accounting for income tax purposes for 2004 and prior years with respect to capitalizable construction costs. In line with this Revenue Ruling, the IRS RAR for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns by requiring the companies to capitalize and depreciate certain expenses rather than treat such expenses as current deductions. PHI’s protest of the IRS adjustments is among the unresolved audit matters relating to the 2001 and 2002 audits pending before the Appeals Office.

In February 2006, PHI paid approximately $121 million of taxes to cover the amount of additional taxes that management estimated to be payable for the years 2001 through 2004 based on the method of tax accounting that PHI, pursuant to the proposed regulations, has adopted on its 2005 tax return. However, if the IRS is successful in requiring Pepco, DPL and ACE to capitalize and depreciate construction costs that result in a tax and interest assessment greater than management’s estimate of $121 million, PHI will be required to pay additional taxes and interest only to the extent these adjustments exceed the $121 million payment made in February 2006. It is reasonably possible that PHI’s unrecognized tax benefits related to this issue will significantly decrease in the next 12 months as a result of a settlement with the IRS.

CRITICAL ACCOUNTING POLICIES

General

Pepco Holdings has identified the following accounting policies, including certain estimates, that as a result of the judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved, could result in material changes to its financial condition or results of operations under different conditions or using different assumptions. Pepco Holdings has discussed the development, selection and disclosure of each of these policies with the Audit Committee of the Board of Directors.

Goodwill Impairment Evaluation

Pepco Holdings believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because (i) they may be susceptible to change from period to period because management is required to make assumptions and judgments about the discounting of future cash flows, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets and the net loss related to an impairment charge could be material.

Pepco Holdings tests its goodwill for impairment annually as of July 1, and whenever an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Substantially all of Pepco Holdings’ goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and was allocated to Pepco Holdings’ Power Delivery segment. In order to estimate the fair value of its Power Delivery segment, Pepco Holdings discounts the estimated future cash flows associated with the segment using a discounted cash flow model with a single interest rate that is commensurate with the risk involved with such an investment. The estimation of fair value is dependent on a number of factors, including but not limited to interest rates, future growth assumptions, operating and capital expenditure requirements and other factors, changes in which could materially impact the results of impairment testing. Pepco Holdings’ July 1, 2007 goodwill impairment testing indicated that its goodwill balance was not impaired. A hypothetical decrease in the Power Delivery segment’s forecasted cash flows of 10 percent would not have resulted in an impairment charge.

Long-Lived Assets Impairment Evaluation

Pepco Holdings believes that the estimates involved in its long-lived asset impairment evaluation process represent “Critical Accounting Estimates” because (i) they are highly susceptible to change from period to period because management is required to make assumptions and judgments about undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets as well as the net loss related to an impairment charge could be material.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that certain long-lived assets must be tested for recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable. An impairment loss may only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed not to be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. If necessary, the process of determining fair value is done consistent with the process described in assessing the fair value of goodwill, which is discussed above.

For a discussion of PHI’s impairment losses during 2007, refer to the “Impairment Losses” section in the accompanying Consolidated Results of Operations discussion.

Accounting for Derivatives

Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because (i) the fair value of the instruments are highly susceptible to changes in market value and/or interest rate fluctuations, (ii) there are significant uncertainties in modeling techniques used to measure fair value in certain circumstances, (iii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iv) changes in fair values and market prices could result in material impacts to Pepco Holdings’ assets, liabilities, other comprehensive income (loss), and results of operations. See Note (2), “Summary of Significant Accounting Policies—Accounting for Derivatives” to the consolidated financial statements of PHI for information on PHI’s accounting for derivatives.

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, governs the accounting treatment for derivatives and requires that derivative instruments be measured at fair value. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality price information. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

Pension and Other Postretirement Benefit Plans

Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other postretirement benefits represent “Critical Accounting Estimates” because (i) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (ii) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (iii) changes in assumptions could impact Pepco Holdings’ expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, the reported pension and other postretirement benefit liability on the balance sheet, and the reported annual net periodic pension and other postretirement benefit cost on the income statement. In terms of quantifying the anticipated impact of a change in assumptions, Pepco Holdings estimates that a .25% change in the discount rate used to value the benefit obligations could result in a $5 million impact on its consolidated balance sheets and statements of earnings. Additionally, Pepco Holdings estimates that a .25% change in the expected return on plan assets could result in a $4 million impact on the consolidated balance sheets and statements of earnings and a .25% change in the assumed healthcare cost trend rate could result in a $.5 million impact on its consolidated balance sheets and statements of earnings. Pepco Holdings’ management consults with its actuaries and investment consultants when selecting its plan assumptions.

Pepco Holdings follows the guidance of SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS No. 158), when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. In accordance with these standards, the impact of changes in these assumptions and the difference between actual and expected or estimated results on pension and postretirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the statements of earnings. Plan assets are stated at their market value as of the measurement date, which is December 31.

Regulation of Power Delivery Operations

The requirements of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” apply to the Power Delivery businesses of Pepco, DPL, and ACE. Pepco Holdings believes that the judgment involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (i) a significant amount of judgment is required (including but not limited to the interpretation of laws and regulatory commission orders) to assess the probability of the recovery of regulatory assets, (ii) actual results and interpretations could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that writing off a regulatory asset would have on Pepco Holdings’ assets and the net loss related to the charge could be material.

Unbilled Revenue

Unbilled revenue represents an estimate of revenue earned from services rendered by Pepco Holdings’ utility operations that have not yet been billed. Pepco Holdings’ utility operations calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas distributed to customers. Pepco Holdings believes that the estimates involved in its unbilled revenue process represent “Critical Accounting Estimates” because management is required to make assumptions and judgments about input factors such as customer sales mix and estimated power line losses (estimates of electricity expected to be lost in the process of its transmission and distribution to customers), all of which are inherently uncertain and susceptible to change from period to period, the impact of which could be material.

Accounting for Income Taxes

Pepco Holdings and the majority of its subsidiaries file a consolidated federal income tax return. Pepco Holdings accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” and effective January 1, 2007, adopted FIN 48 “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the criteria for recognition of tax benefits in accordance with SFAS No. 109, and prescribes a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Specifically, it clarifies that an entity’s tax benefits must be “more likely than not” of being sustained assuming that position will be examined by taxing authorities with full knowledge of all relevant information prior to recording the related tax benefit in the financial statements. If the position drops below the “more likely than not” standard, the benefit can no longer be recognized.

Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for income taxes. Pepco Holdings’ assumptions, judgments and estimates take into account current tax laws, interpretation of current tax laws and the possible outcomes of current and future investigations conducted by tax authorities. Pepco Holdings has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although Pepco Holdings believes that these assumptions, judgments and estimates are reasonable, changes in tax laws or its interpretation of tax laws and the resolutions of the current and any future investigations could significantly impact the amounts provided for income taxes in the consolidated financial statements.

Under SFAS No. 109, deferred income tax assets and liabilities are recorded, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Pepco Holdings evaluates quarterly the probability of realizing deferred tax assets by reviewing a forecast of future taxable income and the availability of tax planning strategies that can be implemented, if necessary, to realize deferred tax assets. Failure to achieve forecasted taxable income or successfully implement tax planning strategies may affect the realization of deferred tax assets.

New Accounting Standards and Pronouncements

For information concerning new accounting standards and pronouncements that have recently been adopted by PHI and its subsidiaries or that one or more of the companies will be required to adopt on or before a specified date in the future, see Note (2) “Summary of Significant Accounting Policies—Newly Adopted Accounting Standards and Recently Issued Accounting Policies, Not Yet Adopted” to the consolidated financial statements of PHI.

RISK FACTORS

The businesses of PHI, Pepco, DPL and ACE are subject to numerous risks and uncertainties, including the events or conditions identified below. The occurrence of one or more of these events or conditions could have an adverse effect on the business of any one or more of the companies, including, depending on the circumstances, its financial condition, results of operations and cash flows. Unless otherwise noted, each risk factor set forth below applies to each of PHI, Pepco, DPL and ACE.

PHI and its subsidiaries are subject to substantial governmental regulation, and unfavorable regulatory treatment could have a negative effect.

PHI’s Power Delivery businesses are subject to regulation by various federal, state and local regulatory agencies that significantly affects their operations. Each of Pepco, DPL and ACE is regulated by state regulatory agencies in its service territories, with respect to, among other things, the rates it can charge retail customers for the supply and distribution of electricity (and additionally for DPL the supply and distribution of natural gas). In addition, the rates that the companies can charge for electricity transmission are regulated by FERC, and DPL’s natural gas transportation is regulated by FERC. The companies cannot change supply, distribution, or transmission rates without approval by the applicable regulatory authority. While the approved distribution and transmission rates are intended to permit the companies to recover their costs of service and earn a reasonable rate of return, the profitability of the companies is affected by the rates they are able to charge. In addition, if the costs incurred by any of the companies in operating its transmission and distribution facilities exceed the allowed amounts for costs included in the approved rates, the financial results of that company, and correspondingly, PHI, will be adversely affected.

PHI’s subsidiaries also are required to have numerous permits, approvals and certificates from governmental agencies that regulate their businesses. PHI believes that each of its subsidiaries has, and each of Pepco, DPL and ACE believes it has, obtained or sought renewal of the material permits, approvals and certificates necessary for its existing operations and that its business is conducted in accordance with applicable laws; however, none of the companies is able to predict the impact of future regulatory activities of any of these agencies on its business. Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require any one or more of PHI’s subsidiaries to incur additional expenses or significant capital expenditures or to change the way it conducts its operations.

Pepco may be required to make additional divestiture proceeds gain-sharing payments to customers in the District of Columbia and Maryland.

Pepco currently is involved in regulatory proceedings in Maryland and the District of Columbia related to the sharing of the net proceeds from the sale of its generation-related assets. The principal issue in the proceedings is whether Pepco should be required to share with customers the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. Depending on the outcome of the proceedings, Pepco could be required to make additional gain-sharing payments to customers and payments to the Internal Revenue Service (IRS) in the amount of the associated accumulated deferred investment tax credits, and Pepco might be unable to use accelerated depreciation on District of Columbia and Maryland allocated or assigned property. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Divestiture Cases” for additional information.

The operating results of the Power Delivery business and the Competitive Energy businesses fluctuate on a seasonal basis and can be adversely affected by changes in weather.

The Power Delivery business is seasonal and weather patterns can have a material impact on their operating performance. Demand for electricity is generally higher in the summer months associated with cooling and demand for electricity and natural gas is generally higher in the winter months associated with heating as compared to other times of the year. Accordingly, each of PHI, Pepco, DPL and ACE has generated less revenue and income when temperatures are warmer than normal in the winter and cooler than normal in the summer. In Maryland, however, the decoupling of distribution revenue for a given reporting period, from the amount of power delivered during the period as the result of the adoption by the MPSC of a bill stabilization adjustment mechanism for retail customers, has had the effect of eliminating changes in customer usage due to weather conditions or for other reasons as a factor having an impact on reported revenue and income.

Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services also have produced less revenue when weather conditions are milder than normal, which can negatively impact PHI’s income from these operations. The Competitive Energy businesses’ energy management services generally are not seasonal.

Facilities may not operate as planned or may require significant maintenance expenditures, which could decrease revenues or increase expenses.

Operation of the Pepco, DPL and ACE transmission and distribution facilities and the Competitive Energy businesses’ generation facilities involves many risks, including the breakdown or failure of equipment, accidents, labor disputes and performance below expected levels. Older facilities and equipment, even if maintained in accordance with sound engineering practices, may require significant capital expenditures for additions or upgrades to keep them operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Natural disasters and weather-related incidents, including tornadoes, hurricanes and snow and ice storms, also can disrupt generation, transmission and distribution delivery systems. Operation of generation, transmission and distribution facilities below expected capacity levels can reduce revenues and result in the incurrence of additional expenses that may not be recoverable from customers or through insurance, including deficiency charges imposed by PJM on generation facilities at a rate up to two times the capacity payment price which the generation facility receives. Furthermore, if the company owning the facilities is unable to perform its contractual obligations for any of these reasons, that company, and correspondingly PHI, may incur penalties or damages.

The transmission facilities of the Power Delivery business are interconnected with the facilities of other transmission facility owners whose actions could have a negative impact on operations.

The electricity transmission facilities of Pepco, DPL and ACE are directly interconnected with the transmission facilities of contiguous utilities and, as such, are part of an interstate power transmission grid. FERC has designated a number of regional transmission organizations to coordinate the operation of portions of the interstate transmission grid. Pepco, DPL and ACE are members of the PJM RTO. In 1997, FERC approved PJM as the sole provider of transmission service in the PJM RTO region, which today consists of all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. Pepco, DPL and ACE operate their transmission facilities under the direction and control of PJM. PJM RTO and the other regional transmission organizations have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. However, the systems put in place by PJM RTO and the other regional transmission organizations may not always be adequate to prevent problems at other utilities from causing service interruptions in the transmission facilities of Pepco, DPL or ACE. If any of Pepco, DPL or ACE were to suffer such a service interruption, it could have a negative impact on it and on PHI.

The cost of compliance with environmental laws, including laws relating to emissions of greenhouse gases, is significant and new environmental laws may increase expenses.

The operations of PHI’s subsidiaries, including Pepco, DPL and ACE, are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, spill prevention, waste management, natural resources, site remediation, and health and safety. These laws and regulations can require significant capital and other expenditures to, among other things, meet emissions standards, conduct site remediation and perform environmental monitoring. If a company fails to comply with applicable environmental laws and regulations, even if caused by factors beyond its control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance.

In addition, PHI’s subsidiaries are required to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval, or if there is a failure to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

There is growing concern at the federal and state levels about CO2 and other greenhouse gas emissions. As a result, it is possible that state and federal regulations will be developed that will impose more stringent limitations on emissions than are currently in effect. Any of these factors could result in increased capital expenditures and/or operating costs for one or more generating plants operated by PHI’s Conectiv Energy and Pepco Energy Services businesses. Until specific regulations are promulgated, the impact that any new environmental regulations, voluntary compliance guidelines, enforcement initiatives, or legislation may have on the results of operations, financial position or liquidity of PHI and its subsidiaries is not determinable.

PHI, Pepco, DPL and ACE each continues to monitor federal and state activity related to environmental matters in order to analyze their potential operational and cost implications.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on the operations of PHI’s subsidiaries or require them to incur significant additional costs. Current compliance strategies may not successfully address the relevant standards and interpretations of the future.

Failure to retain and attract key skilled professional and technical employees could have an adverse effect on the operations.

The ability of each of PHI and its subsidiaries, including Pepco, DPL and ACE, to implement its business strategy is dependent on its ability to recruit, retain and motivate employees. Competition for skilled employees in some areas is high and the inability to retain and attract these employees could adversely affect the company’s business, operations and financial condition.

PHI’s Competitive Energy businesses are highly competitive.

The unregulated energy generation, supply and marketing businesses primarily in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. PHI’s Competitive Energy businesses compete with numerous non-utility generators, independent power producers, wholesale and retail energy marketers, and traditional utilities. This competition generally has the effect of reducing margins and requires a continual focus on controlling costs.

PHI’s Competitive Energy businesses rely on some generation, transmission, storage, and distribution assets that they do not own or control to deliver wholesale and retail electricity and natural gas and to obtain fuel for their generation facilities.

PHI’s Competitive Energy businesses depend upon electric generation and transmission facilities, natural gas pipelines, and natural gas storage facilities owned and operated by others. The operation of their generation facilities also depends upon coal, natural gas or diesel fuel supplied by others. If electric generation or transmission, natural gas pipelines, or natural gas storage are disrupted or capacity is inadequate or unavailable, the Competitive Energy businesses’ ability to buy and receive and/or sell and deliver wholesale and retail power and natural gas, and therefore to fulfill their contractual obligations, could be adversely affected. Similarly, if the fuel supply to one or more of their generation plants is disrupted and storage or other alternative sources of supply are not available, the Competitive Energy businesses’ ability to operate their generating facilities could be adversely affected.

Changes in technology may adversely affect the Power Delivery business and PHI’s Competitive Energy businesses.

Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, micro turbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies, thereby making the generating facilities of PHI’s Competitive Energy businesses less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect the Power Delivery businesses of Pepco, DPL and ACE and PHI’s Competitive Energy businesses. Changes in technology also could alter the channels through which retail electric customers buy electricity, which could adversely affect the Power Delivery businesses of Pepco, DPL and ACE.

PHI’s risk management procedures may not prevent losses in the operation of its Competitive Energy businesses.

The operations of PHI’s Competitive Energy businesses are conducted in accordance with sophisticated risk management systems that are designed to quantify risk. However, actual results sometimes deviate from modeled expectations. In particular, risks in PHI’s energy activities are measured and monitored utilizing value-at-risk models to determine the effects of potential one-day favorable or unfavorable price movements. These estimates are based on historical price volatility and assume a normal distribution of price changes and a 95% probability of occurrence. Consequently, if prices significantly deviate from historical prices, PHI’s risk management systems, including assumptions supporting risk limits, may not protect PHI from significant losses. In addition, adverse changes in energy prices may result in economic losses in PHI’s earnings and cash flows and reductions in the value of assets on its balance sheet under applicable accounting rules.

The commodity hedging procedures used by PHI’s Competitive Energy businesses may not protect them from significant losses caused by volatile commodity prices.

To lower the financial exposure related to commodity price fluctuations, PHI’s Competitive Energy businesses routinely enter into contracts to hedge the value of their assets and operations. As part of this strategy, PHI’s Competitive Energy businesses utilize fixed-price, forward, physical purchase and sales contracts, tolling agreements, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Each of these various hedge instruments can present a unique set of risks in its application to PHI’s energy assets. PHI must apply judgment in determining the application and effectiveness of each hedge instrument. Changes in accounting rules, or revised interpretations to existing rules, may cause hedges to be deemed ineffective as an accounting matter. This could have material earnings implications for the period or periods in question. Conectiv Energy’s objective is to hedge a portion of the expected power output of its generation facilities and the costs of fuel used to operate those facilities so it is not completely exposed to energy price movements. Hedge targets are approved by PHI’s Corporate Risk Management Committee and may change from time to time based on market conditions. Conectiv Energy generally establishes hedge targets annually for the next three succeeding 12-month periods. Within a given 12-month horizon, the actual hedged positioning in any month may be outside of the targeted range, even if the average for a 12-month period falls within the stated range. Management exercises judgment in determining which months present the most significant risk, or opportunity, and hedge levels are adjusted accordingly. Since energy markets can move significantly in a short period of time, hedge levels may also be adjusted to reflect revised assumptions. Such factors may include, but are not limited to, changes in projected plant output, revisions to fuel requirements, transmission constraints, prices of alternate fuels, and improving or deteriorating supply and demand conditions. In addition, short-term occurrences, such as abnormal weather, operational events, or intra-month commodity price volatility may also cause the actual level of hedging coverage to vary from the established hedge targets. These events can cause fluctuations in PHI’s earnings from period to period. Due to the high heat rate of the Pepco Energy Services generating facilities, Pepco Energy Services generally does not enter into wholesale contracts to lock in the forward value of its plants. To the extent that PHI’s Competitive Energy businesses have unhedged positions or their hedging procedures do not work as planned, fluctuating commodity prices could result in significant losses. Conversely, by engaging in hedging activities, PHI may not realize gains that otherwise could result from fluctuating commodity prices.

Business operations could be adversely affected by terrorism.

The threat of, or actual acts of, terrorism may affect the operations of PHI or any of its subsidiaries in unpredictable ways and may cause changes in the insurance markets, force an increase in security measures and cause disruptions of fuel supplies and markets. If any of its infrastructure facilities, such as its electric generation, fuel storage, transmission or distribution facilities, were to be a direct target, or an indirect casualty, of an act of terrorism, the operations of PHI, Pepco, DPL or ACE could be adversely affected. Corresponding instability in the financial markets as a result of terrorism also could adversely affect the ability to raise needed capital.

Insurance coverage may not be sufficient to cover all casualty losses that the companies might incur.

PHI and its subsidiaries, including Pepco, DPL and ACE, currently have insurance coverage for their facilities and operations in amounts and with deductibles that they consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received will be sufficient to cover the entire cost of replacement or repair.

Revenues, profits and cash flows may be adversely affected by economic conditions.

Periods of slowed economic activity generally result in decreased demand for power, particularly by industrial and large commercial customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for the Power Delivery businesses of Pepco, DPL and ACE and PHI’s Competitive Energy businesses.

The IRS challenge to cross-border energy sale and lease-back transactions entered into by a PHI subsidiary could result in loss of prior and future tax benefits.

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which as of December 31, 2007, had a book value of approximately $1.4 billion and from which PHI currently derives approximately $60 million per year in tax benefits in the form of interest and depreciation deductions. On February 11, 2005, the Treasury Department and IRS issued a notice informing taxpayers that the IRS intends to challenge the tax benefits claimed by taxpayers with respect to certain of these transactions.

As part of the normal PHI tax audit for 2001 and 2002, the IRS disallowed the tax benefits claimed by PHI with respect to these leases for those years. The tax benefits claimed by PHI with respect to these leases from 2001 through December 31, 2007 were approximately $347 million. PHI has filed a protest against the IRS adjustments and the unresolved audit has been forwarded to the IRS Appeals Office. If the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Federal Tax Treatment of Cross-Border Leases” for additional information.

Changes in tax law could have a material adverse effect on the tax benefits that PHI realizes from the portfolio of cross-border energy sale-leaseback transactions entered into by one of its subsidiaries.

In recent years, efforts have been made by members of the U.S. Senate to pass legislation that would have the effect of deferring the deduction of losses associated with leveraged lease transactions involving tax-indifferent parties for taxable years beginning after the year of enactment regardless of when the transaction was entered into. These proposals, which would affect transactions such as those included in PCI’s portfolio of cross-border energy leases, would effectively defer the deduction of losses associated with such leveraged lease transactions until the taxable year in which the taxpayer recognized taxable income from the lease, which is typically toward the end of the lease term. To date, no such legislation has been enacted; however, there are continuing efforts by members of the U.S. Senate to add legislation to various Senate bills directed to the deferral or other curtailment of the tax benefits realized from such transactions. Enactment of legislation of this nature could result in a material delay of the income tax benefits that PHI would receive in connection with PCI’s portfolio of cross-border energy leases. Furthermore, if legislation of this type were enacted, under the Financial Accounting Standards Board Staff Position on Financial Accounting Standard 13-2, PHI would be required to adjust the book value of the leases and record a charge to earnings equal to the repricing impact of the deferred deductions which could result in a material adverse effect on PHI’s financial condition, results of operations and cash flows.

IRS Revenue Ruling 2005-53 on Mixed Service Costs could require PHI to incur additional tax and interest payments in connection with the IRS audit of this issue for the tax years 2001 through 2004 (IRS Revenue Ruling 2005-53).

During 2001, Pepco, DPL and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. Through December 31, 2005, these accelerated deductions generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL and $49 million for ACE) for the companies, primarily attributable to their 2001 tax returns.

In 2005, the Treasury Department issued proposed regulations that, if adopted in their current form, would require Pepco, DPL and ACE to change their method of accounting with respect to capitalizable construction costs for income tax purposes for future tax periods beginning in 2005. Based on the proposed regulations, PHI in its 2005 federal tax return adopted an alternative method of accounting for capitalizable construction costs that management believes will be acceptable to the IRS.

At the same time as the proposed regulations were released, the IRS issued Revenue Ruling 2005-53, which is intended to limit the ability of certain taxpayers to utilize the method of accounting for income tax purposes they utilized on their tax returns for 2004 and prior years with respect to capitalizable construction costs. In line with this Revenue Ruling, the IRS revenue agent’s report for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns by requiring the companies to capitalize and depreciate certain expenses rather than treat such expenses as current deductions. PHI has filed a protest against the IRS adjustments and the issue is among the unresolved audit matters relating to the 2001 and 2002 audits pending before the Appeals Office.

In February 2006, PHI paid approximately $121 million of taxes to cover the amount of additional taxes and interest that management estimated to be payable for the years 2001 through 2004 based on the method of tax accounting that PHI, pursuant to the proposed regulations, adopted on its 2005 tax return. However, if the IRS is successful in requiring Pepco, DPL and ACE to capitalize and depreciate construction costs that result in a tax and interest assessment greater than management’s estimate of $121 million, PHI will be required to pay additional taxes and interest only to the extent these adjustments exceed the $121 million payment made in February 2006.

PHI and its subsidiaries are dependent on their ability to successfully access capital markets. An inability to access capital may adversely affect their businesses.

PHI, Pepco, DPL and ACE each rely on access to both short-term money markets and longer-term capital markets as a source of liquidity and to satisfy their capital requirements not satisfied by the cash flow from their operations. Capital market disruptions, or a downgrade in credit ratings, would increase the cost of borrowing or could adversely affect the ability to access one or more financial markets. In addition, a reduction in PHI’s credit ratings could require PHI or its subsidiaries to post additional collateral in connection with some of the Competitive Energy businesses’ wholesale marketing and financing activities. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;

•	the bankruptcy of one or more energy companies;

•	significant increases in the prices for oil or other fuel;

•	a terrorist attack or threatened attacks; or

•	a significant transmission failure.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder, PHI’s management is responsible for establishing and maintaining internal control over financial reporting and is required to assess annually the effectiveness of these controls. The inability to certify the effectiveness of these controls due to the identification of one or more material weaknesses in these controls also could increase financing costs or could adversely affect the ability to access one or more financial markets.

Future defined benefit plan funding obligations are affected by assumptions regarding the valuation of PHI’s benefit obligations and the performance of plan assets; actual experience which varies from the assumptions could result in an obligation of PHI, Pepco, DPL or ACE to make significant unplanned cash contributions to the Retirement Plan.

PHI follows the guidance of SFAS No. 87, “Employers’ Accounting for Pensions” in accounting for pension benefits under its non-contributory defined benefit plan (the PHI Retirement Plan). In addition, on December 31, 2006, PHI implemented SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS No. 158) which requires that companies recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on the balance sheet. In accordance with these accounting standards, PHI makes assumptions regarding the valuation of benefit obligations and the performance of plan assets. Changes in assumptions, such as the use of a different discount rate or expected return on plan assets, affect the calculation of projected benefit obligations (PBO), accumulated benefit obligation (ABO), reported pension liability, regulated assets, or accumulated other comprehensive income on PHI’s consolidated balance sheet and on the balance sheets of Pepco, DPL and ACE, and reported annual net periodic pension benefit cost on PHI’s consolidated statement of earnings and on the statements of earnings of Pepco, DPL and ACE.

Use of alternative assumptions could also impact the expected future cash funding requirements of PHI, Pepco, DPL and ACE for the PHI Retirement Plan if the plan did not meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA).

PHI’s cash flow, ability to pay dividends and ability to satisfy debt obligations depend on the performance of its operating subsidiaries. PHI’s unsecured obligations are effectively subordinated to the liabilities and the outstanding preferred stock of its subsidiaries.

PHI is a holding company that conducts its operations entirely through its subsidiaries, and all of PHI’s consolidated operating assets are held by its subsidiaries. Accordingly, PHI’s cash flow, its ability to satisfy its obligations to creditors and its ability to pay dividends on its common stock are dependent upon the earnings of the subsidiaries and the distribution of such earnings to PHI in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any debt or equity securities issued by PHI or to make any funds available for such payment. Because the claims of the creditors of PHI’s subsidiaries and the preferred stockholders of ACE are superior to PHI’s entitlement to dividends, the unsecured debt and obligations of PHI are effectively subordinated to all existing and future liabilities of its subsidiaries and to the rights of the holders of ACE’s preferred stock to receive dividend payments.

Energy companies are subject to adverse publicity which makes them vulnerable to negative regulatory and litigation outcomes.

The energy sector has been among the sectors of the economy that have been the subject of highly publicized allegations of misconduct in recent years. In addition, many utility companies have been publicly criticized for their performance during natural disasters and weather related incidents. Adverse publicity of this nature may render legislatures, regulatory authorities, and other government officials less likely to view energy companies such as PHI and its subsidiaries in a favorable light, and may cause PHI and its subsidiaries to be susceptible to adverse outcomes with respect to decisions by such bodies.

Provisions of the Delaware General Corporation Law may discourage an acquisition of PHI.

As a Delaware corporation, PHI is subject to the business combination law set forth in Section 203 of the Delaware General Corporation Law, which could have the effect of delaying, discouraging or preventing an acquisition of PHI.

Because Pepco is a wholly owned subsidiary of PHI, and each of DPL and ACE are indirect wholly owned subsidiaries of PHI, PHI can exercise substantial control over their dividend policies and businesses and operations. (Pepco, DPL and ACE only)

All of the members of each of Pepco’s, DPL’s and ACE’s board of directors, as well as many of Pepco’s, DPL’s and ACE’s executive officers, are officers of PHI or an affiliate of PHI. Among other decisions, each of Pepco’s, DPL’s and ACE’s board is responsible for decisions regarding payment of dividends, financing and capital raising activities, and acquisition and disposition of assets. Within the limitations of applicable law, and subject to the financial covenants under each company’s respective outstanding debt instruments, each of Pepco’s, DPL’s and ACE’s board of directors will base its decisions concerning the amount and timing of dividends, and other business decisions, on the company’s respective earnings, cash flow and capital structure, but may also take into account the business plans and financial requirements of PHI and its other subsidiaries.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Risk management policies for PHI and its subsidiaries are determined by PHI’s Corporate Risk Management Committee, the members of which are PHI’s Chief Risk Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer and other senior executives. The Corporate Risk Management Committee monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk and determine risk reporting requirements.

Commodity Price Risk

PHI’s Competitive Energy businesses use derivative instruments primarily to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. The derivative instruments used by the Competitive Energy businesses include forward contracts, futures, swaps, and exchange-traded and over-the-counter options. In addition, the Competitive Energy businesses also manage commodity risk with contracts that are not classified as derivatives. The two primary risk management objectives are (1) to manage the spread between the cost of fuel used to operate electric generation plants and the revenue received from the sale of the power produced by those plants, and (2) to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable and known minimum cash flows, and lock in favorable prices and margins when they become available. To a lesser extent, Conectiv Energy also engages in energy marketing activities. Energy marketing activities consist primarily of wholesale natural gas and fuel oil marketing; the activities of the short-term power desk, which generates margin by capturing price differences between power pools, and locational and timing differences within a power pool; and prior to October 31, 2006, provided operating services under an agreement with an unaffiliated generating plant. PHI collectively refers to these energy marketing activities, including its commodity risk management activities, as “other energy commodity” activities and identifies this activity separately from the discontinued proprietary trading activity that was discontinued in 2003.

The Corporate Risk Management Committee has the responsibility for establishing corporate compliance requirements for the Competitive Energy businesses’ energy market participation. PHI collectively refers to these energy market activities, including its commodity risk management activities, as “other energy commodity” activities. PHI does not engage in proprietary trading activities. PHI uses a value-at-risk (VaR) model to assess the market risk of its Competitive Energy businesses’ energy commodity activities. PHI also uses other measures to limit and monitor risk in its energy commodity activities, including limits on the nominal size of positions and periodic loss limits. VaR represents the potential mark-to-market loss on energy contracts or portfolios due to changes in market prices for a specified time period and confidence level. PHI estimates VaR using a delta-normal variance / covariance model with a 95 percent, one-tailed confidence level and assuming a one-day holding period. Since VaR is an estimate, it is not necessarily indicative of actual results that may occur.

Value at Risk Associated with Energy Contracts For the Year Ended December 31, 2007 (Millions of dollars)

	Proprietary Trading VaR	VaR for Competitive Energy Activity (a)
95% confidence level, one-day holding period, one-tailed
Period end	$—	$4.2
Average for the period	$—	$5.8
High	$—	$12.0
Low	$—	$2.1

(a)	This column represents all energy derivative contracts, normal purchase and sales contracts, modeled generation output and fuel requirements and modeled customer load obligations for PHI’s other energy commodity activities.

For additional information about PHI’s derivative activities refer to Note (2), “Accounting for Derivatives” and Note (13), “Use of Derivatives in Energy and Interest Rate Hedging Activities” of the Consolidated Financial Statements of Pepco Holdings.

A significant portion of the Conectiv Energy’s portfolio of electric generating plants consists of “mid-merit” assets and peaking assets. Mid-merit electric generating plants are typically combined cycle units that can quickly change their megawatt output level on an economic basis. These plants are generally operated during times when demand for electricity rises and power prices are higher. Conectiv Energy economically hedges both the estimated plant output and fuel requirements as the estimated levels of output and fuel needs change. Economic hedge percentages include the estimated electricity output of Conectiv Energy’s generation plants and any associated financial or physical commodity contracts (including derivative contracts that are classified as cash flow hedges under SFAS No. 133, other derivative instruments, wholesale normal purchase and sales contracts, and load service obligations).

Conectiv Energy maintains a forward 36 month program with targeted ranges for economically hedging its projected on-peak plant output combined with its on-peak energy purchase commitments (based on the then current forward electricity price curve) as follows:

Month	Target Range
1-12	50-100%
13-24	25-75%
25-36	0-50%

The primary purpose of the risk management program is to improve the predictability and stability of margins by selling forward a portion of its projected plant output, and buying forward a portion of its projected fuel supply requirements. Within each period, hedged percentages can vary significantly above or below the average reported percentages.

As of December 31, 2007, the electricity sold forward by Conectiv Energy as a percentage of projected on-peak plant output combined with on-peak energy purchase commitments was 94%, 98%, and 39% for the 1-12 month, 13-24 month and 25-36 month forward periods, respectively. Hedge percentages were above the target ranges for the 13-24 month period due to Conectiv Energy’s success in the default electricity supply auctions and a decrease in projected on-peak plant output since the forward sale commitments were entered into. The amount of forward on-peak sales during the 1-12 month period represents 22% of Conectiv Energy’s combined total on-peak generating capability and on-peak energy purchase commitments. The volumetric percentages for the forward periods can vary and may not represent the amount of expected value hedged.

Not all of the value associated with Conectiv Energy’s generation activities can be hedged such as the portion attributable to ancillary services and fuel switching due to the lack of market products, market liquidity, and other factors. Also the hedging of locational value can be limited.

Pepco Energy Services purchases electric and natural gas futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers. Pepco Energy Services accounts for its futures and swap contracts as cash flow hedges of forecasted transactions. Its options contracts are marked-to-market through current earnings. Its forward contracts are accounted for using standard accrual accounting since these contracts meet the requirements for normal purchase and sale accounting under SFAS No. 133.

Credit and Nonperformance Risk

Pepco Holdings’ subsidiaries attempt to minimize credit risk exposure to wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness and the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and have established reserves for credit losses. As of December 31, 2007, credit exposure to wholesale energy counterparties was weighted 74% with investment grade counterparties, 22% with counterparties without external credit quality ratings, and 4% with non-investment grade counterparties.

This table provides information on the Competitive Energy businesses’ credit exposure, net of collateral, to wholesale counterparties.

Schedule of Credit Risk Exposure on Competitive Wholesale Energy Contracts (Millions of dollars)

	December 31, 2007
Rating (a)	Exposure Before Credit Collateral (b)	Credit Collateral (c)	Net Exposure	Number of Counterparties Greater Than 10% (d)	Net Exposure of Counterparties Greater Than 10%
Investment Grade	$116.5	$3.0	$113.5	1	$22.4
Non-Investment Grade	7.1	.6	6.5	—
No External Ratings	34.6	.7	33.9	—
Credit reserves			$1.7

(a)	Investment Grade—primarily determined using publicly available credit ratings of the counterparty. If the counterparty has provided a guarantee by a higher-rated entity (e.g., its parent), it is determined based upon the rating of its guarantor. Included in “Investment Grade” are counterparties with a minimum Standard & Poor’s or Moody’s Investor Service rating of BBB- or Baa3, respectively.
(b)	Exposure Before Credit Collateral—includes the marked to market (MTM) energy contract net assets for open/unrealized transactions, the net receivable/payable for realized transactions and net open positions for contracts not subject to MTM. Amounts due from counterparties are offset by liabilities payable to those counterparties to the extent that legally enforceable netting arrangements are in place. Thus, this column presents the net credit exposure to counterparties after reflecting all allowable netting, but before considering collateral held.
(c)	Credit Collateral—the face amount of cash deposits, letters of credit and performance bonds received from counterparties, not adjusted for probability of default, and, if applicable, property interests (including oil and gas reserves).
(d)	Using a percentage of the total exposure.

Interest Rate Risk

Pepco Holdings manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. Pepco Holdings and its subsidiaries variable or floating rate debt is subject to the risk of fluctuating interest rates in the normal course of business. The effect of a hypothetical 10% change in interest rates on the annual interest costs for short-term and variable rate debt was approximately $4.5 million as of December 31, 2007.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Annual Report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings’ intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause PHI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings’ control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in accounting standards or practices;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	The ability to obtain funding in the capital markets on favorable terms;

•

Rules and regulations imposed by federal and/or state regulatory commissions, PJM and other regional transmission organizations (New York Independent System Operator, ISONE), the North American Electric Reliability Council and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that affect PHI’s business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The foregoing review of factors should not be construed as exhaustive.

Management’s Report on Internal Control over Financial Reporting

The management of Pepco Holdings is responsible for establishing and maintaining adequate internal control over financial reporting. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed its internal control over financial reporting as of December 31, 2007 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, the management of Pepco Holdings concluded that its internal control over financial reporting was effective as of December 31, 2007.

PricewaterhouseCoopers LLP, the registered public accounting firm that audited the financial statements of Pepco Holdings included in this Annual Report, has issued its attestation report on Pepco Holdings’ internal control over financial reporting, which is included herein.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pepco Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 8 to the consolidated financial statements, the Company changed its manner of accounting and reporting for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Washington, DC

February 29, 2008

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Year Ended December 31,	2007	2006	2005
(in millions, except per share data)
Operating Revenue
Power Delivery	$5,244.2	$5,118.8	$4,702.9
Competitive Energy	4,054.0	3,160.8	3,288.2
Other	68.2	83.3	74.4

Total Operating Revenue	9,366.4	8,362.9	8,065.5

Operating Expenses
Fuel and purchased energy	6,336.4	5,416.5	4,899.7
Other services cost of sales	606.9	649.4	712.3
Other operation and maintenance	857.5	807.3	815.7
Depreciation and amortization	365.9	413.2	427.3
Other taxes	357.1	343.0	342.2
Deferred electric service costs	68.1	22.1	120.2
Impairment losses	2.0	18.9	—
Effect of settlement of Mirant bankruptcy claims	(33.4)	—	(70.5)
Gain on sale of assets	(.7)	(.8)	(86.8)

Total Operating Expenses	8,559.8	7,669.6	7,160.1

Operating Income	806.6	693.3	905.4

Other Income (Expenses)
Interest and dividend income	19.6	16.9	16.0
Interest expense	(339.8)	(339.1)	(337.6)
Income (loss) from equity investments	10.1	5.1	(2.2)
Impairment loss on equity investments	—	(1.8)	(4.1)
Other income	27.7	48.3	50.8
Other expenses	(1.8)	(11.8)	(8.4)

Total Other Expenses	(284.2)	(282.4)	(285.5)

Preferred Stock Dividend Requirements of Subsidiaries	.3	1.2	2.5

Income Before Income Tax Expense and Extraordinary Item	522.1	409.7	617.4

Income Tax Expense	187.9	161.4	255.2

Income Before Extraordinary Item	334.2	248.3	362.2

Extraordinary Item (net of tax of $6.2 million)	—	—	9.0

Net Income	$334.2	$248.3	$371.2

Basic and Diluted Share Information
Weighted average shares outstanding	194.1	190.7	189.0
Earnings per share of common stock
Before extraordinary item	$1.72	$1.30	$1.91
Extraordinary item	—	—	.05

Total	$1.72	$1.30	$1.96

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

For the Year Ended December 31,	2007	2006	2005
(Millions of dollars)
Net income	$334.2	$248.3	$371.2

Other comprehensive earnings (losses)

Unrealized gains (losses) on commodity derivatives designated as cash flow hedges:
Unrealized holding (losses) gains arising during period	(.3)	(143.8)	117.1
Less: reclassification adjustment for (losses) gains included in net earnings	(84.3)	(2.3)	76.1

Net unrealized gains (losses) on commodity derivatives	84.0	(141.5)	41.0

Realized gains on Treasury Lock transaction	9.4	11.7	11.7

Unrealized gains on interest rate swap agreements designated as cash flow hedges:
Unrealized holding gains arising during period	—	—	1.5
Less: reclassification adjustment for gains included in net earnings	—	—	1.1

Net unrealized gains on interest rate swaps	—	—	.4

Minimum pension liability adjustment	—	(1.2)	(5.2)

Amortization of gains and losses for prior service cost	1.6	—	—

Other comprehensive earnings (losses), before income taxes	95.0	(131.0)	47.9
Income tax expense (benefit)	37.1	(50.8)	18.7

Other comprehensive earnings (losses), net of income taxes	57.9	(80.2)	29.2

Comprehensive earnings	$392.1	$168.1	$400.4

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2007	December 31, 2006
(Millions of dollars)
CURRENT ASSETS
Cash and cash equivalents	$55.1	$48.8
Restricted cash	14.5	12.0
Accounts receivable, less allowance for uncollectible accounts of $30.6 million and $35.8 million, respectively	1,278.3	1,253.5
Fuel, materials and supplies—at average cost	287.9	288.8
Unrealized gains—derivative contracts	26.7	72.7
Prepayments of income taxes	249.8	228.4
Prepaid expenses and other	84.8	77.2

Total Current Assets	1,997.1	1,981.4

INVESTMENTS AND OTHER ASSETS
Goodwill	1,409.6	1,409.2
Regulatory assets	1,515.7	1,570.8
Investment in finance leases held in Trust	1,384.4	1,321.8
Income taxes receivable	196.1	—
Restricted cash and cash equivalents	424.1	17.5
Other	307.3	366.2

Total Investments and Other Assets	5,237.2	4,685.5

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	12,306.5	11,819.7
Accumulated depreciation	(4,429.8)	(4,243.1)

Net Property, Plant and Equipment	7,876.7	7,576.6

TOTAL ASSETS	$15,111.0	$14,243.5

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2007	December 31, 2006
(Millions of dollars, except shares)

CURRENT LIABILITIES
Short-term debt	$288.8	$349.6
Current maturities of long-term debt and project funding	332.2	857.5
Accounts payable and accrued liabilities	796.7	700.7
Capital lease obligations due within one year	6.0	5.5
Taxes accrued	133.5	99.9
Interest accrued	70.1	80.1
Liabilities and accrued interest related to uncertain tax positions	131.7	—
Other	281.8	440.7

Total Current Liabilities	2,040.8	2,534.0

DEFERRED CREDITS
Regulatory liabilities	1,248.9	842.7
Deferred income taxes, net	2,105.1	2,084.0
Investment tax credits	38.9	46.1
Pension benefit obligation	65.5	78.3
Other postretirement benefit obligations	385.5	405.0
Income taxes payable	164.9	—
Other	302.2	249.4

Total Deferred Credits	4,311.0	3,705.5

LONG-TERM LIABILITIES
Long-term debt	4,174.8	3,768.6
Transition Bonds issued by ACE Funding	433.5	464.4
Long-term project funding	20.9	23.3
Capital lease obligations	105.4	111.1

Total Long-Term Liabilities	4,734.6	4,367.4

COMMITMENTS AND CONTINGENCIES (NOTE 12)

MINORITY INTEREST	6.2	24.4

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value—authorized 400,000,000 shares—issued 200,512,890 shares and 191,932,445 shares, respectively	2.0	1.9
Premium on stock and other capital contributions	2,869.2	2,645.0
Accumulated other comprehensive loss	(45.5)	(103.4)
Retained earnings	1,192.7	1,068.7

Total Shareholders’ Equity	4,018.4	3,612.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,111.0	$14,243.5

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2007	2006	2005
(Millions of dollars)
OPERATING ACTIVITIES
Net income	$334.2	$248.3	$371.2
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	365.9	413.2	427.3
Gain on sale of assets	(.7)	(.8)	(86.8)
Effect of settlement of Mirant bankruptcy claims	(33.4)	—	(70.5)
Gain on sale of other investment	(.1)	(13.2)	(8.0)
Extraordinary item	—	—	(15.2)
Rents received from leveraged leases under income earned	(72.5)	(56.1)	(79.3)
Impairment losses	2.0	20.7	4.1
Proceeds from sale of claims with Mirant	—	—	112.9
Proceeds from settlement of Mirant bankruptcy claims	507.2	70.0	—
Reimbursements to Mirant	(108.3)	—	—
Changes in restricted cash and cash equivalents related to Mirant settlement	(417.3)	—	—
Deferred income taxes	82.7	243.6	(51.6)
Investment tax credit adjustments	(2.5)	(4.7)	(5.1)
Prepaid pension expense	12.6	21.9	(43.2)
Energy supply contracts	(2.6)	(5.1)	(11.3)
Other deferred charges	71.2	(94.9)	17.0
Other deferred credits	(21.9)	18.4	(29.1)
Changes in:
Accounts receivable	(28.3)	225.1	(153.7)
Regulatory assets and liabilities	3.5	(31.8)	76.1
Prepaid expenses	(18.0)	4.5	10.3
Fuel, materials and supplies	(3.8)	(8.3)	(76.4)
Accounts payable and accrued liabilities	48.3	(375.3)	327.5
Interest and taxes accrued	29.0	(472.9)	270.7
Sale of emission allowances	47.8	—	—

Net Cash From Operating Activities	795.0	202.6	986.9

INVESTING ACTIVITIES
Net investment in property, plant and equipment	(623.4)	(474.6)	(467.1)
Proceeds from settlement of Mirant bankruptcy claims representing reimbursement for investment in property, plant and equipment	15.0	—	—
Proceeds from/changes in:
Sale of other assets	11.2	181.5	84.1
Purchases of other investments	(1.0)	(.6)	(2.1)
Sale of other investments	1.2	24.2	33.8
Net investment in receivables	2.4	2.2	(7.1)
Changes in restricted cash	8.2	11.0	19.0
Net other investing activities	4.8	27.2	5.5

Net Cash Used By Investing Activities	(581.6)	(229.1)	(333.9)

FINANCING ACTIVITIES
Dividends paid on preferred stock of subsidiaries	(.3)	(1.2)	(2.5)
Dividends paid on common stock	(202.6)	(198.3)	(188.9)
Common stock issued to the Dividend Reinvestment Plan	28.0	29.8	27.5
Redemption of preferred stock of subsidiaries	(18.2)	(21.5)	(9.0)
Redemption of variable rate demand bonds	(2.5)	—	(2.0)
Issuance of common stock	199.6	17.0	5.7
Issuances of long-term debt	703.9	514.5	532.0
Reacquisition of long-term debt	(854.9)	(578.0)	(755.8)
(Repayments) issuances of short-term debt, net	(58.3)	193.2	(161.3)
Cost of issuances	(6.7)	(5.6)	(9.0)
Net other financing activities	4.9	3.9	2.3

Net Cash Used By Financing Activities	(207.1)	(46.2)	(561.0)

Net Increase (Decrease) In Cash and Cash Equivalents	6.3	(72.7)	92.0
Cash and Cash Equivalents at Beginning of Year	48.8	121.5	29.5

CASH AND CASH EQUIVALENTS AT END OF YEAR	$55.1	$48.8	$121.5

NON-CASH ACTIVITIES
Asset retirement obligations associated with removal costs transferred to regulatory liabilities	$9.7	$78.0	$(9.9)
Excess accumulated depreciation transferred to regulatory liabilities	$—	$—	$131.0
Sale of financed project account receivables	$—	$—	$50.0
Recoverable pension/OPEB costs included in regulatory assets	$(31.4)	$365.4	$—
Transfer of combustion turbines to construction work in progress	$57.0	$—	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $8.7 million, $3.8 million and $3.8 million, respectively) and paid for income taxes:
Interest	$338.2	$331.8	$328.4
Income taxes	$35.7	$238.6	$44.1

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Premium on Stock	Capital Stock Expense	Accumulated Other Comprehensive (Loss) Earnings	Retained Earnings
	Shares	Par Value
(Millions of dollars, except shares)

BALANCE, DECEMBER 31, 2004	188,327,510	$1.9	$2,566.2	$(13.5)	$(52.0)	$836.4
Net Income	—	—	—	—	—	371.2
Other comprehensive income	—	—	—	—	29.2	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(188.9)
Reacquisition of subsidiary preferred stock	—	—	.1	—	—	—
Issuance of common stock:
Original issue shares	261,708	—	5.7	—	—	—
DRP original shares	1,228,505	—	27.5	—	—	—
Reacquired Conectiv and Pepco PARS	—	—	.3	—	—	—

BALANCE, DECEMBER 31, 2005	189,817,723	1.9	2,599.8	(13.5)	(22.8)	1,018.7
Net Income	—	—	—	—	—	248.3
Other comprehensive loss	—	—	—	—	(80.2)	—
Impact of initially applying SFAS No. 158, net of tax	—	—	—	—	(.4)	—
Dividends on common stock ($1.04/sh.)	—	—	—	—	—	(198.3)
Reacquisition of subsidiary preferred stock	—	—	(.4)	—	—	—
Issuance of common stock:
Original issue shares	882,153	—	17.0	—	—	—
DRP original shares	1,232,569	—	29.8	—	—	—
Compensation expense on share-based awards	—	—	13.1	—	—	—
Treasury stock	—	—	(.8)	—	—	—

BALANCE, DECEMBER 31, 2006	191,932,445	1.9	2,658.5	(13.5)	(103.4)	1,068.7
Net Income	—	—	—	—	—	334.2
Other comprehensive income	—	—	—	—	57.9	—
Dividends on common stock ($1.04/sh.)	—	—	—	—	—	(202.6)
Reacquisition of subsidiary preferred stock	—	—	(.6)	—	—	—
Issuance of common stock:
Original issue shares	7,601,290.1		199.5	(.2)	—	—
DRP original shares	979,155	—	28.0	—	—	—
Compensation expense on share-based awards	—	—	(2.5)	—	—	—
Cumulative effect adjustment related to the implementation of FIN 48	—	—	—	—	—	(7.4)
LTIP dividend	—	—	—	—	—	(.3)
Treasury stock	—	—	—	—	—	.1

BALANCE, DECEMBER 31, 2007	200,512,890	$2.0	$2,882.9	$(13.7)	$(45.5)	$1,192.7

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a diversified energy company that, through its operating subsidiaries, is engaged primarily in two principal business operations:

•

electricity and natural gas delivery (Power Delivery), conducted through the following regulated public utility companies, each of which is a reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act):

•	Potomac Electric Power Company (Pepco), which was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949.

•	Delmarva Power & Light Company (DPL), which was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979, and

•	Atlantic City Electric Company (ACE), which was incorporated in New Jersey in 1924.

•

competitive energy generation, marketing and supply (Competitive Energy) conducted through subsidiaries of Conectiv Energy Holding Company (Conectiv Energy) and Pepco Energy Services, Inc. (Pepco Energy Services).

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

The following is a description of each of PHI’s two principal business operations.

Power Delivery

The largest component of PHI’s business is Power Delivery, which consists of the transmission, distribution and default supply of electricity and the delivery and supply of natural gas.

PHI’s Power Delivery business is conducted by its three regulated utility subsidiaries: Pepco, DPL and ACE. Each subsidiary is a regulated public utility in the jurisdictions that comprise its service territory. Pepco, DPL and ACE each owns and operates a network of wires, substations and other equipment that are classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory. Together the three companies constitute a single segment for financial reporting purposes.

Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the local public service commission. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service varies by jurisdiction as follows:

Delaware	Provider of Last Resort service—before May 1, 2006 Standard Offer Service (SOS)—on and after May 1, 2006

District of Columbia	SOS

Maryland	SOS

New Jersey	Basic Generation Service (BGS)

Virginia	Default Service

In this Annual Report, these supply services are referred to generally as Default Electricity Supply.

Competitive Energy

The Competitive Energy business provides competitive generation, marketing and supply of electricity and gas, and related energy management services, primarily in the mid-Atlantic region. PHI’s Competitive Energy operations are conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services, Inc. and its subsidiaries (collectively, Pepco Energy Services). Conectiv Energy and Pepco Energy Services are separate operating segments for financial reporting purposes.

Other Business Operations

Through its subsidiary Potomac Capital Investment Corporation (PCI), PHI maintains a portfolio of cross-border energy sale-leaseback transactions, with a book value at December 31, 2007 of approximately $1.4 billion. This activity constitutes a fourth operating segment, which is designated as “Other Non-Regulated” for financial reporting purposes. For a discussion of PHI’s cross-border leasing transactions, see “Regulatory and Other Matters—Federal Tax Treatment of Cross-Border Leases,” in Note (12), “Commitments and Contingencies.”

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All material intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies in which it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Undivided interests in several jointly owned electric plants previously held by PHI, and certain transmission and other facilities currently held, are consolidated in proportion to PHI’s percentage interest in the facility.

In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R entitled “Consolidation of Variable Interest Entities” (FIN 46R), Pepco Holdings consolidates those variable interest entities where Pepco Holdings or a subsidiary has been determined to be primary beneficiary. FIN 46R addresses conditions under which an entity should be consolidated based upon variable interests rather than voting interests. For additional information, see the FIN 46R discussion later in this Note.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information available to management at the time the estimates are made. Actual results may differ significantly from these estimates.

Significant estimates used by Pepco Holdings include the assessment of contingencies, the calculation of future cash flows and fair value amounts for use in goodwill and asset impairment evaluations, fair value calculations (based on estimated market pricing) associated with derivative instruments, pension and other postretirement benefits assumptions, unbilled revenue calculations, the assessment of the probability of recovery of regulatory assets, and income tax provisions and reserves. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of its business. PHI records an estimated liability for these proceedings and claims that are probable and reasonably estimable.

Changes in Accounting Estimates

During 2007, as a result of depreciation studies presented as part of Pepco’s and DPL’s Maryland rate cases, the MPSC approved new lower depreciation rates for Maryland distribution assets owned by Pepco and DPL. This resulted in lower depreciation expense of approximately $19.1 million for the last six months of 2007.

During 2005, Pepco recorded the impact of an increase in estimated unbilled revenue (electricity and gas delivered to the customer but not yet billed), primarily reflecting a change in Pepco’s unbilled revenue estimation process. This modification in accounting estimate increased net earnings for the year ended December 31, 2005 by approximately $2.2 million.

During 2005, DPL and ACE each recorded the impact of reductions in estimated unbilled revenue, primarily reflecting an increase in the estimated amount of power line losses (electricity lost in the process of its transmission and distribution to customers). These changes in accounting estimates reduced net earnings for the year ended December 31, 2005 by approximately $7.4 million, of which $1.0 million was attributable to DPL and $6.4 million was attributable to ACE.

During 2005, Conectiv Energy increased the estimated useful lives of its generation assets which resulted in lower depreciation expense of approximately $5.3 million.

Revenue Recognition

Regulated Revenue

The Power Delivery businesses recognize revenue upon delivery of electricity and gas to their customers, including amounts for services rendered but not yet billed (unbilled revenue). Pepco Holdings recorded amounts for unbilled revenue of $169.8 million and $172.2 million as of December 31, 2007 and 2006, respectively. These amounts are included in “Accounts receivable.” Pepco Holdings’ utility subsidiaries calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas intended for distribution to customers. The unbilled revenue process requires management to make assumptions and judgments about input factors such as customer sales mix, temperature and estimated power line losses (estimates of electricity expected to be lost in the process of its transmission and distribution to customers), all of which are inherently uncertain and susceptible to change from period to period, the impact of which could be material.

The taxes related to the consumption of electricity and gas by the utility customers, such as fuel, energy, or other similar taxes, are components of the tariff rates charged by PHI subsidiaries and, as such, are billed to customers and recorded in “Operating Revenues.” Accruals for these taxes are recorded in “Other taxes.” Excise tax related generally to the consumption of gasoline by PHI and its subsidiaries in the normal course of business is charged to operations, maintenance or construction, and is de minimis.

Competitive Revenue

The Competitive Energy businesses recognize revenue upon delivery of electricity and gas to the customer, including amounts for electricity and gas delivered, but not yet billed. Unrealized derivative gains and losses are recognized in current earnings as revenue if the derivative activity does not qualify for hedge accounting or normal sales treatment under Statement of Financial Accounting Standards (SFAS) No. 133. Revenue for Pepco Energy Services’ energy efficiency construction business is recognized using the percentage-of-completion method which recognizes revenue as work is completed on the contract, and revenues from its operation and maintenance and other products and services contracts are recognized when earned. Revenue from the Other Non-Regulated business lines is principally recognized when services are performed or products are delivered; however, revenues from utility industry services contracts are recognized using the percentage-of-completion method.

Regulation of Power Delivery Operations

The Power Delivery operations of Pepco are regulated by the District of Columbia Public Service Commission (DCPSC) and the Maryland Public Service Commission (MPSC).

The Power Delivery operations of DPL are regulated by the Delaware Public Service Commission (DPSC) and the MPSC and, until the sale of its Virginia operations on January 2, 2008, was regulated by the Virginia State Corporation Commission (VSCC). DPL’s interstate transportation and wholesale sale of natural gas are regulated by the Federal Energy Regulatory Commission (FERC).

The Power Delivery operations of ACE are regulated by the New Jersey Board of Public Utilities (NJBPU).

The transmission and wholesale sale of electricity by each of Pepco, DPL, and ACE are regulated by FERC.

The requirements of SFAS No. 71 apply to the Power Delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. If management subsequently determines, based on changes in facts or circumstances, that a regulatory asset is not probable of recovery, then the regulatory asset must be eliminated through a charge to earnings.

As part of the new electric service distribution base rates for Pepco and DPL approved by the MPSC, effective June 16, 2007, the MPSC approved for both companies a bill stabilization adjustment mechanism (BSA) for retail customers. See Note (12) “Commitments and Contingencies—Regulatory and Other Matters—Rate Proceedings.” For customers to which the BSA applies, Pepco and DPL recognize distribution revenue based on an approved distribution charge per customer. From a revenue recognition standpoint, the BSA thus decouples the distribution revenue recognized in a reporting period from the amount of power delivered during the period. Pursuant to this mechanism, Pepco and DPL recognize either (a) a positive adjustment equal to the amount by which revenue from Maryland retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer or (b) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer (a Revenue Decoupling Adjustment). A positive

Revenue Decoupling Adjustment is recorded as a regulatory asset and a negative Revenue Decoupling Adjustment is recorded as a regulatory liability. The net Revenue Decoupling Adjustment at December 31, 2007 is a regulatory asset and is included in the “Other” line item on the table of regulatory asset balances listed below.

The components of Pepco Holdings’ regulatory asset balances at December 31, 2007 and 2006 are as follows:

	2007	2006
	(Millions of dollars)
Securitized stranded costs	$734.6	$773.0
Recoverable pension and OPEB costs	334.0	365.4
Deferred energy supply costs	1.7	6.9
Deferred recoverable income taxes	155.6	130.5
Deferred debt extinguishment costs	71.5	76.9
Unrecovered purchased power contract costs	10.0	13.5
Deferred other postretirement benefit costs	12.5	15.0
Phase in credits	38.9	31.0
Asset retirement cost	—	33.0
Other	156.9	125.6

Total Regulatory Assets	$1,515.7	$1,570.8

The components of Pepco Holdings’ regulatory liability balances at December 31, 2007 and 2006 are as follows:

	2007	2006
	(Millions of dollars)
Deferred income taxes due to customers	$60.5	$69.3
Deferred energy supply costs	240.9	164.9
Federal and New Jersey tax benefits, related to securitized stranded costs	31.5	34.6
Asset removal costs	331.8	322.2
Excess depreciation reserve	90.0	105.8
Asset retirement obligation	—	63.2
Gain from sale of B.L. England	36.1	—
Settlement proceeds—Mirant bankruptcy claims	414.6	—
Gain from sale of Keystone and Conemaugh	30.7	48.4
Other	12.8	34.3

Total Regulatory Liabilities	$1,248.9	$842.7

A description for each category of regulatory assets and regulatory liabilities follows:

Securitized Stranded Costs: Represents stranded costs associated with contract termination payments associated with a contract between ACE and an unaffiliated non-utility generator (NUG) and the discontinuation of the application of SFAS No. 71 for ACE’s electricity generation business. The recovery of these stranded costs has been securitized through the issuance by Atlantic City Electric Transition Funding LLC (ACE Funding) of transition bonds (Transition Bonds). A customer surcharge is collected by ACE to fund principal and interest payments on the Transition Bonds. The stranded costs are amortized over the life of the Transition Bonds, which mature between 2010 and 2023.

Recoverable Pension and OPEB Costs: Represents the funded portion of Pepco Holdings’ defined benefit pension and other postretirement benefit plans that is probable of recovery in rates under SFAS No. 71 by Pepco, DPL and ACE.

Deferred Energy Supply Costs: The regulatory liability balances of $240.9 million and $164.9 million for the years ended December 31, 2007 and 2006, respectively, primarily represent deferred costs related to a net over-recovery by ACE connected with the provision of BGS and other restructuring related costs incurred by ACE. The regulatory asset balances of $1.7 million and $6.9 million for the years ended December 31, 2007 and 2006, respectively, represent deferred fuel costs for DPL’s gas business, which are recovered annually.

Deferred Recoverable Income Taxes: Represents a receivable from Power Delivery’s customers for tax benefits applicable to utility operations of Pepco, DPL, and ACE previously flowed through before the companies were ordered to provide deferred income taxes. As the temporary differences between the financial statement and tax basis of assets reverse, the deferred recoverable balances are reversed. There is no return on these deferrals.

Deferred Debt Extinguishment Costs: Represents the costs of debt extinguishment of Pepco, DPL and ACE for which recovery through regulated utility rates is considered probable and will be amortized to interest expense during the authorized rate recovery period. A return is received on these deferrals.

Unrecovered Purchased Power Contract Costs: Represents deferred costs related to purchase power contracts entered into by ACE and DPL. The ACE amortization period began in July 1994 and will end in May 2014 and earns a return. The DPL amortization period ended in October 2007 and earned a return.

Deferred Other Postretirement Benefit Costs: Represents the non-cash portion of other postretirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period that began on January 1, 1998. There is no return on this deferral.

Phase In Credits: Represents phase-in credits for participating Maryland and Delaware residential and small commercial customers to mitigate the immediate impact of significant rate increases due to energy costs in 2006. The deferral period for Delaware was May 1, 2006 to January 1, 2008 with recovery to occur over a 17-month period beginning January 2008. The Delaware deferral will be recovered from participating customers on a straight-line basis. The deferral period for Maryland was June 1, 2006 to June 1, 2007, with the recovery to occur over an 18-month period beginning June 2007. The Maryland deferral will be recovered from participating customers at a rate per kilowatt-hour based on energy usage during the recovery period.

Other: Represents miscellaneous regulatory assets that generally are being amortized over 1 to 20 years and generally do not receive a return.

Deferred Income Taxes Due to Customers: Represents the portion of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that has not been reflected in current customer rates for which future payment to customers is probable. As temporary differences between the financial statement and tax basis of assets reverse, deferred recoverable income taxes are amortized.

Federal and New Jersey Tax Benefits, Related to Securitized Stranded Costs: Securitized stranded costs include a portion of stranded costs attributable to the future tax benefit expected to be realized when the higher tax basis of generating plants divested by ACE is deducted for New Jersey state income tax purposes as well as the future benefit to be realized through the reversal of federal excess deferred taxes. To account for the possibility that these tax benefits may be given to ACE’s regulated electricity delivery customers through lower rates in the future, ACE established a regulatory liability. The regulatory liability related to federal excess deferred taxes will remain until such time as the Internal Revenue Service issues its final regulations with respect to normalization of these federal excess deferred taxes.

Asset Removal Costs: Represents Pepco’s and DPL’s asset retirement obligations associated with removal costs accrued using public service commission approved depreciation techniques for transmission, distribution, and general utility property.

Excess Depreciation Reserve: The excess depreciation reserve was recorded as part of an ACE New Jersey rate case settlement. This excess reserve is the result of a change in depreciable lives and a change in depreciation technique from remaining life to whole life. The excess is being amortized over an 8.25 year period, which began in June 2005.

Asset Retirement Obligation: During the first quarter of 2006, ACE recorded an asset retirement obligation of $60 million for B.L. England plant demolition and environmental remediation costs; the obligation was to be amortized over a two-year period. The cumulative amortization of $33.0 million at December 31, 2006, was recorded as a regulatory asset—“Asset Retirement Cost.” As discussed in Note (12) “Commitments and Contingencies—ACE Sale of Generating Assets,” in the first quarter of 2007, ACE completed the sale of the B.L. England generating facility and the asset retirement obligation and asset retirement cost were reversed.

Gain from Sale of B.L. England: In the first quarter of 2007, ACE completed the sale of the B.L. England generating facility. Net proceeds from the sale of the plant and monetization of the emission allowance credits will be credited to ACE’s ratepayers in accordance with the requirements of the New Jersey Electric Discount and Energy Competition Act (EDECA) and NJBPU orders.

Settlement Proceeds—Mirant Bankruptcy Claims: Represents the $413.9 million of net proceeds received by Pepco from settlement of a Mirant Corporation (Mirant) claim, plus interest earned, which will be used to pay for future above-market capacity and energy purchases under a power purchase agreement entered into with Panda-Brandywine L.P. (Panda) over the remaining life of the agreement, which extends through 2021 (the Panda PPA).

Gain from Sale of Keystone and Conemaugh: In the third quarter of 2006, ACE completed the sale of its interests in the Keystone and Conemaugh generating facilities for $175.4 million (after giving effect to post-closing adjustments). The total gain recognized on this sale, net of adjustments, came to $131.4 million. Approximately $81.3 million of the net gain from the sale offset the remaining regulatory asset balance, which ACE has been recovering in rates, and $49.8 million of the net gain is being returned to ratepayers over a 33-month period as a credit on their bills, which began during the October 2006 billing period. The balance to be repaid to customers is $30.7 million as of December 31, 2007.

Other: Includes miscellaneous regulatory liabilities such as the over-recovery of procurement, transmission and administrative costs associated with Maryland, Delaware and District of Columbia SOS.

Accounting for Derivatives

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI’s Corporate Risk Management Committee (CRMC). The CRMC monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk.

PHI accounts for its derivative activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. SFAS No. 133 requires derivative instruments to be measured at fair value. Derivatives are recorded on the Consolidated Balance Sheets as other assets or other liabilities unless designated as “normal purchases and sales.”

Mark-to-market gains and losses on derivatives that are not designated as hedges are presented on the Consolidated Statements of Earnings as operating revenue. PHI uses mark-to-market accounting through earnings for derivatives that either do not qualify for hedge accounting or that management does not designate as hedges.

The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in Other Comprehensive Income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings in the same category as the item being hedged when the gain or loss from the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Gains or losses related to any ineffective portion of cash flow hedges are also recognized in earnings immediately.

Changes in the fair value of derivatives designated as fair value hedges result in a change in the value of the asset, liability, or firm commitment being hedged. Changes in fair value of the asset, liability, or firm commitment, and the hedging instrument, are recorded in the Consolidated Statements of Earnings.

Certain commodity forwards are not required to be recorded on a mark-to-market basis of accounting under SFAS No. 133. These contracts are designated as “normal purchases and sales” as permitted by SFAS No. 133. This type of contract is used in normal operations, settles physically, and follows standard accrual accounting. Unrealized gains and losses on these contracts do not appear on the Consolidated Balance Sheets. Examples of these transactions include purchases of fuel to be consumed in power plants and actual receipts and deliveries of electric power. Normal purchases and sales transactions are presented on a gross basis, normal sales as operating revenue, and normal purchases as fuel and purchased energy expenses.

PHI uses option contracts to mitigate certain risks. These options are normally marked-to-market through current earnings because of the difficulty in qualifying options for hedge accounting treatment. Market prices, when available, are used to value options. If market prices are not available, the market value of the options is estimated using Black-Scholes closed form models. Option contracts typically make up only a small portion of PHI’s total derivatives portfolio.

The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, internal models are used to interpolate broker quality price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative commodity exposure for risk management purposes.

The impact of derivatives that are marked-to-market through current earnings, the ineffective portion of cash flow hedges, and the portion of fair value hedges that flows to current earnings are presented on a net basis in the Consolidated Statements of Earnings. When a hedging gain or loss is realized, it is presented on a net basis in the same category as the underlying item being hedged. Normal purchase and sale transactions are presented gross on the Consolidated Statements of Earnings as they are realized. The unrealized assets and liabilities that offset unrealized derivative gains and losses are presented gross on the Consolidated Balance Sheets except where contractual netting agreements are in place.

Emission Allowances

Emission allowances for sulfur dioxide and nitrous oxide are allocated to generation owners by the U.S. Environmental Protection Agency (EPA) based on federal programs designed to regulate the emissions from power plants. EPA allotments have no cost basis to the generation owners. Depending on the run-time of a generating unit in a given year, and other pollution controls it may have, the unit may need additional allowances above its allocation or it may have excess allowances. Allowances are traded among companies in an over-the-counter market, which allows companies to purchase additional allowances to avoid incurring penalties for noncompliance with applicable emissions standards or to sell excess allowances.

Pepco Holdings accounts for emission allowances as inventory in the balance sheet line item “Fuel, materials and supplies—at average cost.” Allowances from EPA allocations are added to current inventory each year at a zero basis. Additional purchased allowances are recorded at cost. Allowances sold or consumed at the power plants are expensed at a weighted-average cost. This cost tends to be relatively low due to the inclusion of the zero-basis allowances. At December 31, 2007 and 2006, the book value of emission allowances was $8.4 million and $11.7 million, respectively. Pepco Holdings has established a committee to monitor compliance with emissions regulations and ensure its power plants have the required number of allowances.

Goodwill and Goodwill Impairment

Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired. Substantially all of Pepco Holdings’ goodwill was generated by Pepco’s August 2002 acquisition of Conectiv and was recorded at the PHI level. Pepco Holdings tests its goodwill for impairment annually as of July 1 and whenever an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The July 1, 2007 test indicated that none of Pepco Holdings’ goodwill balance was impaired.

A roll forward of PHI’s goodwill balance follows (millions of dollars):

Balance, December 31, 2005	$1,431.3
Add: Changes in estimates related to pre-merger tax liabilities	.6
Less: Adjustment due to resolution of pre-merger tax contingencies	(9.1)
Pepco Energy impairment related to completed dispositions	(13.6)

Balance, December 31, 2006	1,409.2
Less: Adjustment due to resolution of pre-merger tax contingencies and correction of pre-merger deferred tax balances	.4

Balance, December 31, 2007	$1,409.6

Long-Lived Assets Impairment

Pepco Holdings evaluates certain long-lived assets to be held and used (for example, generating property and equipment and real estate) to determine if they are impaired whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or a significant adverse change in the manner in which an asset is being used or its physical condition. A long-lived asset to be held and used is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount.

For long-lived assets that can be classified as assets to be disposed of by sale, an impairment loss is recognized to the extent that the assets’ carrying amount exceeds their fair value including costs to sell.

During 2007, Pepco Holdings recorded pre-tax impairment losses of $2.0 million ($1.3 million after-tax) related to certain energy services business assets owned by Pepco Energy Services. During 2006, Pepco Holdings recorded pre-tax impairment losses of $18.9 million ($13.7 million after-tax) related to certain energy services business assets owned by Pepco Energy Services. The impairments were recorded as a result of the execution of contracts to sell certain assets, and due to the lower than expected production and related estimated cash flows from other assets. The fair value of the assets under contracts for sale was determined based on the sales contract price; while the fair value of the other assets was determined by estimating future expected production and cash flows.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market funds, and commercial paper with original maturities of three months or less.

Restricted Cash and Cash Equivalents

The restricted cash included in Current Assets and the restricted cash and cash equivalents included in Investments and Other Assets represent (i) cash held as collateral that is restricted from use for general corporate purposes and (ii) cash equivalents that are specifically segregated, based on management’s intent to use such cash equivalents solely to fund the future above-market capacity and energy purchase costs under the Panda PPA. The classification as current or non-current conforms to the classification of the related liabilities.

Prepaid Expenses and Other

The prepaid expenses and other balance primarily consists of prepayments and the current portion of deferred income tax assets.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ subsidiaries’ accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date (usually within one month after the receivable is recorded). PHI uses the allowance method to account for uncollectible accounts receivable.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with the provisions of SFAS No. 71, PHI’s utility subsidiaries can capitalize as Allowance for Funds Used During Construction (AFUDC) the capital costs of financing the construction of plant and equipment. The debt portion of AFUDC is recorded as a reduction of “interest expense” and the equity portion of AFUDC is credited to “other income” in the accompanying Consolidated Statements of Earnings.

Pepco Holdings recorded AFUDC for borrowed funds of $7.0 million, $2.8 million, and $3.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Pepco Holdings recorded amounts for the equity component of AFUDC of $4.4 million, $3.8 million and $4.7 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Leasing Activities

Income from investments in direct financing leases and leveraged lease transactions, in which PCI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Investments in equipment under capital leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life. Each quarter, PHI reviews the carrying value of each lease, which includes a review of the underlying lease financial assumptions, the timing and collectibility of cash flows, and the credit quality (including, if available, credit ratings) of the lessee. Changes to the underlying assumptions, if any, would be accounted for in accordance with SFAS No. 13 and reflected in the carrying value of the lease effective for the quarter within which they occur.

Amortization of Debt Issuance and Reacquisition Costs

Pepco Holdings defers and amortizes debt issuance costs and long-term debt premiums and discounts over the lives of the respective debt issues. Costs associated with the redemption of debt for PHI’s subsidiaries are also deferred and amortized over the lives of the new issues.

Pension and Other Postretirement Benefit Plans

Pepco Holdings sponsors a non-contributory defined benefit retirement plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings subsidiaries (the PHI Retirement Plan). Pepco Holdings also provides supplemental retirement benefits to certain eligible executives and key employees through a nonqualified retirement plan and provides certain postretirement health care and life insurance benefits for eligible retired employees.

Pepco Holdings accounts for the PHI Retirement Plan and nonqualified retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” as amended by SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158) and its postretirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as amended by SFAS No. 158. PHI’s financial statement disclosures are prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as amended by SFAS No. 158.

See Note (6), Pensions and Other Postretirement Benefits, for additional information.

Severance Costs

In 2004, the Power Delivery business reduced its work force through a combination of retirements and targeted reductions. This reduction plan met the criteria for the accounting treatment provided under SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” as applicable. A roll forward of PHI’s severance accrual balance is as follows (millions of dollars):

Balance, December 31, 2005	$2.5
Accrued during 2006	7.3
Payments during 2006	(5.2)

Balance, December 31, 2006	4.6
Accrued during 2007	1.9
Payments during 2007	(6.4)

Balance, December 31, 2007	$.1

Based on the employees that accepted the severance packages, substantially all of the severance liability was paid by December 31, 2007. Employees had the option of taking severance payments in a lump sum or over a period of time.

Property, Plant and Equipment

Property, plant and equipment are recorded at original cost, including labor, materials, asset retirement costs and other direct and indirect costs including capitalized interest. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable under the provisions of SFAS No. 144. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non-regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition.

The annual provision for depreciation on electric and gas property, plant and equipment is computed on a straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, less salvage and other recoveries. Property, plant and equipment other than electric and gas facilities is generally depreciated on a straight-line basis over the useful lives of the assets. The table below provides system-wide composite depreciation rates for the years ended December 31, 2007, 2006, and 2005.

	Transmission & Distribution			Generation
	2007	2006	2005	2007	2006		2005
Pepco	3.0%	3.5%	3.4%	—	—		—
DPL	2.9%	3.0%	3.1%	—	—		—
ACE	2.9%	2.9%	3.1%	—	.3	%(a)	2.4%
Conectiv Energy	—	—	—	2.0%	2.0%		2.2%
Pepco Energy Services	—	—	—	10.1%	9.6%		8.4%

(a)	Rate reflects the Consolidated Balance Sheet classification of ACE’s generation assets as “assets held for sale” in 2006 and therefore no depreciation expense was recorded.

In accordance with FASB Staff Position (FSP) American Institute of Certified Public Accountants Industry Audit Guide, Audits of Airlines—“Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1), costs associated with planned major maintenance activities related to generation facilities are expensed as incurred.

Asset Retirement Obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN 47, asset removal costs are recorded as regulatory liabilities. At December 31, 2007, $331.8 million of accrued asset removal costs ($234.2 million for DPL and $97.6 million for Pepco) and at December 31, 2006, $322.2 million of accrued asset removal costs ($229.5 million for DPL and $92.7 million for Pepco) are reflected as regulatory liabilities in the accompanying Consolidated Balance Sheets. Public service commission-approved depreciation rates for ACE do not contain components for the recovery of removal cost; therefore, the recording of asset retirement obligations for ACE associated with accruals for removal cost is not required. Additionally, in 2005 Pepco Holdings recorded conditional asset retirement obligations of approximately $1.5 million. Accretion for 2007 and 2006, which relates to the regulated Power Delivery segment, has been recorded as a regulatory asset.

Stock-Based Compensation

Pepco Holdings adopted and implemented SFAS No. 123R, on January 1, 2006, using the modified prospective method. Under this method, Pepco Holdings recognizes compensation expense for share-based awards, modifications or cancellations after the effective date, based on the grant-date fair value. Compensation expense is recognized over the requisite service period. In addition, compensation cost recognized includes the cost for all share-based awards granted prior to, but not yet vested as of, January 1, 2006, measured at the grant-date fair value. A deferred tax asset and deferred tax benefit are also recognized concurrently with compensation expense for the tax effect of the deduction of stock options and restricted stock awards, which are deductible only upon exercise and vesting/release from restriction, respectively. In applying the modified prospective transition method, Pepco Holdings has not restated prior interim and annual financial results and therefore these prior periods do not reflect the revised recognition of share-based compensation cost as required by SFAS No. 123R.

In November 2005, the FASB issued FSP 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (FSP 123R-3). FSP 123R-3 provides an elective alternative transition method that includes a computation that establishes the beginning balance of the additional paid-in capital (APIC pool) related to the tax effects of employee and director stock-based compensation, and a simplified method to determine the subsequent impact on the APIC pool of employee and director stock-based awards that are outstanding upon adoption of SFAS No. 123R. Entities may make a one-time election to apply the transition method discussed in FSP 123R-3. That one-time election may be made within one year of an entity’s adoption of SFAS No. 123R, or the FSP’s effective date (November 11, 2005), whichever is later. Pepco Holdings adopted the alternative transition method at December 31, 2006.

Prior to the adoption of SFAS No. 123R, Pepco Holdings accounted for its share-based employee compensation under the intrinsic value method of expense recognition and measurement prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations” (APB No. 25). Under this method, compensation expense was recognized for restricted stock awards but not for stock options granted since the exercise price was equal to the grant-date market price of the stock.

The issuance of SFAS No. 123, “Accounting for Stock-Based Compensation,” in 1995 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” permitted continued application of APB No. 25, but required tabular presentation of pro-forma stock-based employee compensation cost, net income, and basic and diluted earnings per share as if the fair-value based method of expense recognition and measurement prescribed by SFAS No. 123 had been applied to all options. This information for the year ended December 31, 2005 is as follows:

For the Year Ended December 31, 2005
(Millions of dollars, except per share data)
Net Income	$371.2
Add: Total stock-based employee compensation expense included in net income as reported (net of related tax effect of $1.8 million)	2.6
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards (net of related tax effect of $2.0 million)	(2.8)

Pro forma net income	$371.0

Basic earnings per share as reported	$1.96
Pro forma basic earnings per share	1.96
Diluted earnings per share as reported	1.96
Pro forma diluted earnings per share	1.96

Pepco Holdings estimates the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. This model uses assumptions related to expected option term, expected volatility, expected dividend yield and risk-free interest rate. Pepco Holdings uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

No stock options were granted in 2005, 2006 or 2007.

No modifications were made to outstanding stock options prior to the adoption of SFAS No. 123R, and no changes in valuation methodology or assumptions in estimating the fair value of stock options have occurred with its adoption.

There were no cumulative adjustments recorded in the financial statements as a result of this new pronouncement; the percentage of forfeitures of outstanding stock options issued prior to SFAS No. 123R’s adoption is estimated to be zero.

As of January 1, 2007, there are no outstanding options that were not fully vested. Consequently, no compensation cost related to the vesting of options was recorded in 2007.

Cash received from stock options exercised under all share-based payment arrangements for the years ended December 31, 2007, 2006 and 2005, was $13.4 million, $15.9 million, and $3.7 million, respectively. The actual tax benefit realized from these option exercises totaled $1.2 million, $.9 million, and $.3 million, respectively, for the years ended December 31, 2007, 2006 and 2005.

Pepco Holdings’ current policy is to issue new shares to satisfy stock option exercises and the vesting of restricted stock awards.

Accumulated Other Comprehensive (Loss) Earnings

A detail of the components of Pepco Holdings’ Accumulated Other Comprehensive (Loss) Earnings is as follows. For additional information, see the Consolidated Statements of Comprehensive Earnings.

	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Other		Accumulated Other Comprehensive (Loss) Earnings
	(Millions of dollars)
Balance, December 31, 2004	$(.5)	$(47.1)	$(.3)	$(4.1)		$(52.0)
Current year change	25.1	7.0	.3	(3.2	)(a)	29.2

Balance, December 31, 2005	24.6	(40.1)	—	(7.3)		(22.8)

Current year change	(86.5)	7.0	—	(.7	)(a)	(80.2)
Impact of initially applying SFAS No. 158, net of tax	—	—	—	(.4)		(.4)

Balance, December 31, 2006	(61.9)	(33.1)	—	(8.4)		(103.4)
Current year change	52.7	4.3	—	.9	(b)	57.9

Balance, December 31, 2007	$(9.2)	$(28.8)	$—	$(7.5)		$(45.5)

(a)	Represents an adjustment for nonqualified pension plan minimum liability and the impact of initially applying SFAS No. 158.
(b)	Represents amortization of gains and losses for prior service costs.

A detail of the income tax (benefit) expense allocated to the components of Pepco Holdings’ Other Comprehensive (Loss) Earnings for each year is as follows.

	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Other		Accumulated Other Comprehensive (Loss) Earnings
	(Millions of dollars)
December 31, 2005	$15.9	$4.7	$.1	$(2.0	)(a)	$18.7
December 31, 2006	$(55.0)	$4.7	$—	$(.5	)(a)	$(50.8)
December 31, 2007	$31.3	$5.1	$—	$.7	(b)	$37.1

(a)	Represents the income tax benefit on an adjustment for nonqualified pension plan minimum liability.
(b)	Represents income tax expense on amortization of gains and losses for prior service costs.

Financial Investment Liquidation

In October 2005, PCI received $13.3 million in cash related to the liquidation of a preferred stock investment that was written-off in 2001 and recorded an after-tax gain of $8.9 million.

Income Taxes

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement which was approved by the Securities and Exchange Commission (SEC) in connection with the establishment of PHI as a holding company as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss amounts.

In 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the criteria for recognition of tax benefits in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Specifically, it clarifies that an entity’s tax benefits must be “more likely than not” of being sustained prior to recording the related tax benefit in the financial statements. If the position drops below the “more likely than not” standard, the benefit can no longer be recognized. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

On May 2, 2007, the FASB issued FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (FIN 48-1), which provides guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. PHI applied the guidance of FIN 48-1 with its adoption of FIN 48 on January 1, 2007.

The consolidated financial statements include current and deferred income taxes. Current income taxes represent the amounts of tax expected to be reported on PHI’s and its subsidiaries’ federal and state income tax returns.

Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statement and tax basis of existing assets and liabilities and are measured using presently enacted tax rates. The portion of Pepco’s, DPL’s, and ACE’s deferred tax liability applicable to its utility operations that has not been recovered from utility customers represents income taxes recoverable in the future and is included in “regulatory assets” on the Consolidated Balance Sheets. For additional information, see the preceding discussion under “Regulation of Power Delivery Operations.”

Deferred income tax expense generally represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

PHI recognizes interest on under/over payments of income taxes, interest on unrecognized tax benefits, and tax-related penalties in income tax expense.

Investment tax credits from utility plants purchased in prior years are reported on the Consolidated Balance Sheets as “Investment tax credits.” These investment tax credits are being amortized to income over the useful lives of the related utility plant.

FIN 46R, “Consolidation of Variable Interest Entities”

Subsidiaries of Pepco Holdings have power purchase agreements (PPAs) with a number of entities, including three NUGs and ACE and the Panda PPA. Due to a variable element in the pricing structure of the NUGs and the Panda PPA, Pepco and ACE, respectively, potentially assume the variability in the operations of the plants related to these PPAs and therefore have a variable interest in the counterparties to these PPAs. In accordance with the provisions of FIN 46R, Pepco Holdings continued, during 2007, to conduct exhaustive efforts to obtain information from these four entities, but was unable to obtain sufficient information to conduct the analysis required under FIN 46R to determine whether these four entities were variable interest entities or if the Pepco Holdings subsidiaries were the primary beneficiary. As a result, Pepco Holdings has applied the scope exemption from the application of FIN 46R for enterprises that have conducted exhaustive efforts to obtain the necessary information, but have not been able to obtain such information.

Net purchase activities with the counterparties to the NUGs and the Panda PPA for the years ended December 31, 2007, 2006, and 2005, were approximately $412 million, $403 million, and $419 million, respectively, of which approximately $378 million, $367 million, and $381 million, respectively, related to power purchases under the NUGs and the Panda PPA. Pepco Holdings does not have loss exposure under the NUGs because cost recovery will be achieved from ACE’s customers through regulated rates. In addition, there is no loss exposure on the Panda PPA as recovery will be achieved through the PJM Interconnection LLC (PJM) and funds received from the Mirant bankruptcy settlement.

Sale of Interest in Cogeneration Joint Venture

During the first quarter of 2006, Conectiv Energy recognized a $12.3 million pre-tax gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility.

Other Non-Current Assets

The other assets balance principally consists of real estate under development, equity and other investments, unrealized derivative assets, and deferred compensation trust assets.

Other Current Liabilities

The other current liability balance principally consists of customer deposits, accrued vacation liability, current unrealized derivative liabilities, and other miscellaneous liabilities. For 2006, this balance included $70 million paid to Pepco by Mirant in settlement of claims resulting from the Mirant bankruptcy.

Other Deferred Credits

The other deferred credits balance principally consists of non-current unrealized derivative liabilities and miscellaneous deferred liabilities.

Preferred Stock

As of December 31, 2007 and 2006, PHI had 40 million shares of preferred stock authorized for issuance, with a par value of $.01 per share. No shares of preferred stock were outstanding at December 31, 2007 and 2006.

Reclassifications

Certain prior year amounts have been reclassified in order to conform to current year presentation.

Newly Adopted Accounting Standards

FSP FTB 85-4-1, “Accounting for Life Settlement Contracts by Third-Party Investors”

In March 2006, the FASB issued FSP FASB Technical Bulletin (FTB) 85-4-1, “Accounting for Life Settlement Contracts by Third-Party Investors” (FSP FTB 85-4-1). This FSP provides initial and subsequent measurement guidance and financial statement presentation and disclosure guidance for investments by third-party investors in life settlement contracts. FSP FTB 85-4-1 also amends certain provisions of FTB No. 85-4, “Accounting for Purchases of Life Insurance,” and SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The guidance in FSP FTB 85-4-1 applies prospectively for all new life settlement contracts and is effective for fiscal years beginning after June 15, 2006 (year ended December 31, 2007 for Pepco Holdings). Implementation of FSP FTB 85-4-1 did not have a material impact on Pepco Holdings’ overall financial condition, results of operations, or cash flows.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (SFAS No. 155). SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006 (year ended December 31, 2007 for Pepco Holdings). Implementation of SFAS No. 155 did not have a material impact on Pepco Holdings’ overall financial condition, results of operations, or cash flows.

SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (SFAS No. 156), an amendment of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability upon undertaking an obligation to service a financial asset via certain servicing contracts, and for all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. Subsequent measurement is permitted using either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 (year ended December 31, 2007 for Pepco Holdings). Application is to be applied prospectively to all transactions following adoption of SFAS No. 156. Implementation of SFAS No. 156 did not have a material impact on Pepco Holdings’ overall financial condition, results of operations, or cash flows.

EITF Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-producing Transactions”

On June 28, 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-producing Transactions” (EITF 06-3). EITF 06-3 provides guidance on an entity’s disclosure of its accounting policy regarding the gross or net presentation of certain taxes and provides that if taxes included in gross revenues are significant, a company should disclose the amount of such taxes for each period for which an income statement is presented (i.e., both interim and annual periods). Taxes within the scope of EITF 06-3 are those that are imposed on and concurrent with a specific revenue-producing transaction. Taxes assessed on an entity’s activities over a period of time are not within the scope of EITF 06-3. Pepco Holdings implemented EITF 06-3 during the first quarter of 2007. Taxes included in Pepco Holdings gross revenues were $318.3 million, $259.9 million and $266.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction”

On July 13, 2006, the FASB issued FSP Financial Accounting Standards (FAS) 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP FAS 13-2). FSP FAS 13-2, which amends SFAS No. 13, “Accounting for Leases,” addresses how a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for that lease.

FSP FAS 13-2 is effective for the first fiscal year beginning after December 15, 2006 (year ended December 31, 2007 for Pepco Holdings). A material change in the timing of cash flows under Pepco Holdings’ cross-border leases as the result of a settlement with the Internal Revenue Service or a change in tax law would require an adjustment to the book value of the leases and a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on Pepco Holdings’ overall financial condition, results of operations, and cash flows. For a further discussion, see “Federal Tax Treatment of Cross-Border Leases” in Note (12), “Commitments and Contingencies.”

FSP AUG AIR-1, “Accounting for Planned Major Maintenance Activities”

On September 8, 2006, the FASB issued FSP AUG AIR-1, which prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods for all industries. FSP AUG AIR-1 is effective the first fiscal year beginning after December 15, 2006 (year ended December 31, 2007 for Pepco Holdings). Implementation of FSP AUG AIR-1 did not have a material impact on Pepco Holdings’ overall financial condition, results of operations, or cash flows.

EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance”

On September 20, 2006, the FASB ratified EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5) which provides guidance on whether an entity should consider the contractual ability to surrender all of the individual-life policies (or certificates under a group life policy) together when determining the amount that could be realized in accordance with FTB 85-4, and whether a guarantee of the additional value associated with the group life policy affects that determination. EITF 06-5 provides that a policyholder should (i) determine the amount that could be realized under the insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy) and (ii) not discount the cash surrender value component of the amount that could be realized when contractual restrictions on the ability to surrender a policy exist unless contractual limitations prescribe that the cash surrender value component of the amount that could be realized is a fixed amount, in which case the amount that could be realized should be discounted in accordance with Accounting Principles Board of the American Institute of Certified Public Accountants Opinion 21. EITF 06-5 is effective for fiscal years beginning after December 15, 2006 (year ended December 31, 2007 for Pepco Holdings). Implementation of EITF 06-5 did not have a material impact on Pepco Holdings’ overall financial condition, results of operations, cash flows, or footnote disclosure requirements.

FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements”

On December 21, 2006, the FASB issued FSP No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2), which addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of its issuance. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years (year ended December 31, 2007 for Pepco Holdings). Pepco Holdings implemented FSP EITF 00-19-2 during the first quarter of 2007. The implementation did not have a material impact on its overall financial condition, results of operations, or cash flows.

Recently Issued Accounting Standards, Not Yet Adopted

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. However, it is possible that the application of this Statement will change current practice with respect to the definition of fair value, the methods used to measure fair value, and the disclosures about fair value measurements.

The provisions of SFAS No. 157, as issued, are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (January 1, 2008 for Pepco Holdings). On February 6, 2008, the FASB decided to issue final Staff Positions that will (i) defer the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) and (ii) remove certain leasing transactions from the scope of SFAS No. 157. The final Staff Positions will defer the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the final Staff Positions. Pepco Holdings has evaluated the impact of SFAS No. 157 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, cash flows, or footnote disclosure requirements.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS No. 159) which permits entities to elect to measure eligible financial instruments at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. However, it is possible that the application of SFAS No. 159 will change current practice with respect to the definition of fair value, the methods used to measure fair value, and the disclosures about fair value measurements.

SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards.

SFAS No. 159 applies to the beginning of a reporting entity’s first fiscal year that begins after November 15, 2007 (January 1, 2008 for Pepco Holdings), with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. SFAS No. 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). Pepco Holdings has evaluated the impact of SFAS No. 159 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, cash flows, or footnote disclosure requirements.

FSP FIN 39-1, “Amendment of FASB Interpretation No. 39”

On April 30, 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39” to amend certain portions of Interpretation 39. The FSP replaces the terms “conditional contracts” and “exchange contracts” in Interpretation 39 with the term “derivative instruments” as defined in Statement 133. The FSP also amends Interpretation 39 to allow for the offsetting of fair value amounts for the right to reclaim cash collateral or receivable, or the obligation to return cash collateral or payable, arising from the same master netting arrangement as the derivative instruments. FSP FIN 39-1 applies to fiscal years beginning after November 15, 2007 (year ending December 31, 2008 for Pepco Holdings), with early adoption permitted. Pepco Holdings has evaluated the impact of FSP FIN 39-1 and has determined that it does not have a material impact on its overall financial condition, results of operations, cash flows, or footnote disclosure requirements.

EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”

On June 27, 2007, the FASB ratified EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (EITF 06-11) which provides that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and paid to employees for equity classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase to additional paid-in capital (APIC). The amount recognized in APIC for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards (i.e. the “APIC pool”).

EITF Issue No. 06-11 also provides that, when the estimated amount of forfeitures increases or actual forfeitures exceeds estimates, the amount of tax benefits previously recognized in APIC should be reclassified into the income statement; however, the amount reclassified is limited to the APIC pool balance on the reclassification date.

EITF Issue No. 06-11 applies prospectively to the income tax benefits of dividends on equity-classified employee share-based payment awards that are declared in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years (year ending December 31, 2008 for Pepco Holdings). Early application is permitted as of the beginning of a fiscal year for which interim or annual financial statements have not yet been issued. Retrospective application to previously issued financial statements is prohibited. Entities must disclose the nature of any change in their accounting policy for income tax benefits of dividends on share-based payment awards resulting from the adoption of this guidance. Pepco Holdings has evaluated the impact of EITF Issue No. 06-11 and has determined that it does not have a material impact on its overall financial condition, results of operations, cash flows, or footnote disclosure requirements.

SFAS No. 141(R), “Business Combinations—a replacement of FASB Statement No. 141”

On December 4, 2007, the FASB issued SFAS No. 141(R), “Business Combinations—a replacement of FASB Statement No. 141” (SFAS No. 141(R)) which replaces FASB Statement No. 141, “Business Combinations.” This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.

SFAS No. 141(R) applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree). It does not apply to (i) the formation of a joint venture, (ii) the acquisition of an asset or a group of assets that does not constitute a business, (iii) a combination between entities or businesses under common control and (iv) a combination between not-for-profit organizations or the acquisition of a for-profit business by a not-for-profit organization.

SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for Pepco Holdings). An entity may not apply it before that date.

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”

On December 4, 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (SFAS No. 160) which amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.

A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. A parent’s ownership interest in a subsidiary changes if the parent purchases additional ownership interests in its subsidiary or if the parent sells some of its ownership interests in its subsidiary. It also changes if the subsidiary reacquires some of its ownership interests or the subsidiary issues additional ownership interests. All of those transactions are economically similar, and this Statement requires that they be accounted for similarly, as equity transactions, (iv) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment and (v) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.

SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009, for Pepco Holdings). Earlier adoption is prohibited. SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Pepco Holdings is currently evaluating the impact SFAS No. 160 may have on its overall financial condition, results of operations, cash flows or footnote disclosure requirements.

(3)	SEGMENT INFORMATION

Based on the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Pepco Holdings’ management has identified its operating segments at December 31, 2007 as Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Prior to 2007, intrasegment revenues and expenses were not eliminated at the segment level for purposes of presenting segment financial results but rather were eliminated for PHI’s consolidated results through the “Corp. & Other” column. Beginning in 2007, intrasegment revenues and expenses are eliminated at the segment level. Segment results for the years ended December 31, 2006 and 2005 have been reclassified to conform to the current presentation. Segment financial information for the years ended December 31, 2007, 2006, and 2005, is as follows.

	Year Ended December 31, 2007
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services		Other Non- Regulated	Corp. & Other(a)	PHI Cons.
Operating Revenue	$5,244.2		$2,205.6	(b)	$2,309.1	(b)	$76.2	$(468.7)	$9,366.4
Operating Expense (c)	4,713.6	(b)(d)	2,057.1		2,250.9		5.0	(466.8)	8,559.8
Operating Income	530.6		148.5		58.2		71.2	(1.9)	806.6
Interest Income	13.0		5.5		3.2		10.4	(12.5)	19.6
Interest Expense	189.3		32.7		3.6		33.8	80.4	339.8
Other Income	19.5		.5		5.0		9.8	1.2	36.0
Preferred Stock Dividends	.3		—		—		2.5	(2.5)	.3
Income Taxes	141.7	(e)	48.8		24.4		9.3	(36.3)	187.9
Net Income (Loss)	231.8		73.0		38.4		45.8	(54.8)	334.2
Total Assets	9,799.9		1,785.3		682.7		1,533.0	1,310.1	15,111.0
Construction Expenditures	$554.2		$42.0		$15.2		$—	$12.0	$623.4

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance. Included in Corp. & Other are intercompany amounts of $(469.0) million for Operating Revenue, $(464.2) million for Operating Expense, $(92.8) million for Interest Income, $(90.4) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.
(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy and Pepco Energy Services in the amount of $431.4 million for the year ended December 31, 2007.
(c)	Includes depreciation and amortization of $365.9 million, consisting of $306.0 million for Power Delivery, $37.7 million for Conectiv Energy, $12.1 million for Pepco Energy Services, $1.8 million for Other Non-Regulated and $8.3 million for Corp. & Other.
(d)	Includes $33.4 million ($20.0 million, after-tax) from settlement of Mirant bankruptcy claims.
(e)	Includes $19.5 million benefit ($17.7 million net of fees) related to Maryland income tax settlement.

	Year Ended December 31, 2006
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services		Other Non- Regulated		Corp. & Other(a)		PHI Cons.
Operating Revenue	$5,118.8		$1,964.2	(b)(g)	$1,668.9		$90.6		$(479.6	)(g)	$8,362.9
Operating Expense (c)	4,651.0	(b)	1,866.6	(g)	1,631.2	(e)	6.5		(485.7	)(g)	7,669.6
Operating Income	467.8		97.6		37.7		84.1		6.1		693.3
Interest Income	12.0		7.7	(g)	2.9		7.3	(h)	(13.0	)(g)(h)	16.9
Interest Expense	180.5		36.1	(g)	4.9		38.2	(h)	79.4	(g)(h)	339.1
Other Income	18.6		10.4	(d)	1.6		7.9		1.3		39.8
Preferred Stock Dividends	2.1		—		—		2.5		(3.4)		1.2
Income Taxes	124.5	(f)	32.5		16.7		8.4	(f)	(20.7	)(f)	161.4
Net Income (Loss)	191.3		47.1		20.6		50.2		(60.9)		248.3
Total Assets	8,933.3		1,841.5		617.6		1,595.6		1,255.5		14,243.5
Construction Expenditures	$447.2		$11.8		$6.3		$—		$9.3		$474.6

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance. Included in Corp. & Other are intercompany amounts of $(481.3) million for Operating Revenue, $(475.1) million for Operating Expense, $(90.0) million for Interest Income, $(87.6) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.
(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $460.5 million for the year ended December 31, 2006.
(c)	Includes depreciation and amortization of $413.2 million, consisting of $354.3 million for Power Delivery, $36.3 million for Conectiv Energy, $11.8 million for Pepco Energy Services, $1.8 million for Other Non-Regulated and $9.0 million for Corp. & Other.
(d)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.
(e)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.
(f)	In 2006, PHI resolved certain, but not all, tax matters that were raised in Internal Revenue Service audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6.3 million increase in net income ($2.5 million for Power Delivery and $5.4 million for Other Non-Regulated, partially offset by an unfavorable $1.6 million impact in Corp. & Other). To the extent that the matters resolved related to tax contingencies from the Conectiv legacy companies that existed at the August 2002 acquisition date, in accordance with accounting rules, an additional adjustment of $9.1 million ($3.1 million related to Power Delivery and $6.0 million related to Other Non-Regulated) was recorded in Corp. & Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the acquisition. Also during 2006, the total favorable impact of $2.6 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4.1 million for Power Delivery, partially offset by an unfavorable $1.5 million for Corp. & Other).
(g)	Due to the reclassification referred to in the introductory paragraph, the Conectiv Energy segment does not include $193.1 million of intrasegment operating revenue and operating expense and $27.7 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.
(h)	Due to the reclassification referred to in the introductory paragraph, the Other Non-Regulated segment does not include $163.1 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.

	Year Ended December 31, 2005
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated		Corp. & Other(a)		PHI Cons.
Operating Revenue	$4,702.9		$2,393.1	(b)(h)	$1,487.5	$84.5		$(602.5	)(h)	$8,065.5
Operating Expense (g)	4,032.1	(b)(e)	2,289.2	(h)	1,445.1	(3.8	)(f)	(602.5	)(h)	7,160.1
Operating Income	670.8		103.9		42.4	88.3		—		905.4
Interest Income	8.3		3.0	(h)	2.5	7.8	(i)	(5.6	)(h)(i)	16.0
Interest Expense	175.0		29.8	(h)	5.6	41.7	(i)	85.5	(h)(i)	337.6
Other Income	20.2		3.6		1.7	4.6		6.0		36.1
Preferred Stock Dividends	2.6		—		—	2.5		(2.6)		2.5
Income Taxes	228.6	(c)	32.6		15.3	12.8		(34.1)		255.2
Extraordinary Item (net of tax of $6.2 million)	9.0	(d)	—		—	—		—		9.0
Net Income (Loss)	302.1		48.1		25.7	43.7		(48.4)		371.2
Total Assets	8,738.6		2,227.6		514.4	1,476.9		1,081.4		14,038.9
Construction Expenditures	$432.1		$15.4		$11.3	$—		$8.3		$467.1

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance. Included in Corp. & Other are intercompany amounts of $(605.2) million for Operating Revenue, $(599.7) million for Operating Expense, $(81.3) million for Interest Income, $(79.1) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.
(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $565.3 million for the year ended December 31, 2005.
(c)	Includes $10.9 million in income tax expense related to Internal Revenue Service (IRS) Revenue Ruling 2005-53. Also refer to Note (12) Commitments and Contingencies for a discussion of the IRS mixed service cost issue.
(d)	Relates to ACE’s electric distribution rate case settlement that was accounted for in the first quarter of 2005. This resulted in ACE’s reversal of $9.0 million in after-tax accruals related to certain deferred costs that are now deemed recoverable. This amount is classified as extraordinary since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.
(e)	Includes $70.5 million ($42.2 million after-tax) gain (net of customer sharing) from the settlement of the Pepco TPA Claim and the Pepco asbestos claims against the Mirant bankruptcy estate. Also includes $68.1 million gain ($40.7 million after-tax) from the sale of non-utility land owned by Pepco at Buzzard Point.
(f)	Includes $13.3 million gain ($8.9 million after-tax) related to PCI’s liquidation of a financial investment that was written off in 2001.
(g)	Includes depreciation and amortization of $427.3 million, consisting of $361.4 million for Power Delivery, $40.4 million for Conectiv Energy, $14.5 million for Pepco Energy Services, $1.7 million for Other Non-Regulated and $9.3 million for Corp. & Other.
(h)	Due to the reclassification referred to in the introductory paragraph, the Conectiv Energy segment does not include $210.5 million of intrasegment operating revenue and operating expense and $28.9 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.
(i)	Due to the reclassification referred to in the introductory paragraph, the Other Non-Regulated segment does not include $107.4 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.

(4)	LEASING ACTIVITIES

Finance Leases

As of December 31, 2007 and 2006, Pepco Holdings had equity investments in energy leveraged leases of $1,384.4 million and $1,321.8 million, respectively, consisting of electric power plants and natural gas transmission and distribution networks located outside of the United States. As of December 31, 2007, $708.4 million of equity is attributable to facilities located in Austria, $490.5 million in The Netherlands and $185.5 million in Australia.

The components of the net investment in finance leases at December 31, 2007 and 2006 are summarized below (millions of dollars):

At December 31, 2007:
Scheduled lease payments, net of non-recourse debt	$2,281.2
Less: Unearned and deferred income	(896.8)

Investment in finance leases held in trust	1,384.4
Less: Deferred taxes	(772.8)

Net Investment in Finance Leases Held in Trust	$611.6

At December 31, 2006:
Scheduled lease payments, net of non-recourse debt	$2,284.6
Less: Unearned and deferred income	(962.8)

Investment in finance leases held in trust	1,321.8
Less: Deferred taxes	(682.2)

Net Investment in Finance Leases Held in Trust	$639.6

Income recognized from leveraged leases (included in “Other Operating Revenue”) was comprised of the following for the years ended December 31:

	2007	2006	2005
	(Millions of dollars)
Pre-tax earnings from leveraged leases	$76.0	$88.2	$81.5
Income tax expense	15.8	25.8	20.6

Net Income from Leveraged Leases Held in Trust	$60.2	$62.4	$60.9

Scheduled lease payments from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from PCI’s finance leases for each of the years 2008 through 2012 and thereafter are zero for 2008 and 2009, $16.0 million for 2010, zero for 2011 and 2012, and $1,368.4 million thereafter. For a discussion of the federal tax treatment of cross-border leases, see Note (12) “Commitments and Contingencies.”

Lease Commitments

Pepco leases its consolidated control center, an integrated energy management center used by Pepco to centrally control the operation of its transmission and distribution systems. This lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period beginning in December 1994 and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under SFAS No. 71, the amortization of leased assets is modified so that the total interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes.

Capital lease assets recorded within Property, Plant and Equipment at December 31, 2007 and 2006, in millions of dollars, are comprised of the following:

At December 31, 2007	Original Cost	Accumulated Amortization	Net Book Value
Transmission	$76.0	$20.5	$55.5
Distribution	76.0	20.5	55.5
General	2.6	2.4	.2

Total	$154.6	$43.4	$111.2

At December 31, 2006
Transmission	$76.0	$18.0	$58.0
Distribution	76.0	18.0	58.0
General	2.6	2.0	.6

Total	$154.6	$38.0	$116.6

The approximate annual commitments under all capital leases are $15.4 million for 2008, $15.2 million for 2009, 2010, 2011 and 2012, and $106.7 million thereafter.

Rental expense for operating leases was $50.6 million, $50.8 million, and $53.3 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Total future minimum operating lease payments for Pepco Holdings as of December 31, 2007 include $38.1 million in 2008, $33.7 million in 2009, $28.7 million in 2010, $25.6 million in 2011, $24.0 million in 2012 and $361.9 million after 2012.

(5)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

At December 31, 2007	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of dollars)
Generation	$1,758.2	$607.9	$1,150.3
Distribution	6,494.2	2,426.6	4,067.6
Transmission	1,961.7	712.2	1,249.5
Gas	363.7	104.8	258.9
Construction work in progress	561.1	—	561.1
Non-operating and other property	1,167.6	578.3	589.3

Total	$12,306.5	$4,429.8	$7,876.7

At December 31, 2006
Generation	$1,811.6	$608.9	$1,202.7
Distribution	6,285.6	2,302.3	3,983.3
Transmission	1,850.3	679.1	1,171.2
Gas	349.8	97.6	252.2
Construction work in progress	343.5	—	343.5
Non-operating and other property	1,178.9	555.2	623.7

Total	$11,819.7	$4,243.1	$7,576.6

The non-operating and other property amounts include balances for general plant, distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction.

Asset Sales

As discussed in Note (2), Summary of Significant Accounting Policies, in the third quarter of 2006, ACE completed the sale of its interest in the Keystone and Conemaugh generating facilities for approximately $175.4 million (after giving effect to post-closing adjustments) and in the first quarter of 2007, ACE completed the sale of the B.L. England generating facility for a price of $9.0 million.

In the third quarter of 2005, Pepco sold for $75 million in cash 384,051 square feet of excess non-utility land located at Buzzard Point in the District of Columbia. The sale resulted in a pre-tax gain of $68.1 million, which was recorded as a reduction of Operating Expenses in the Consolidated Statements of Earnings.

Jointly Owned Plant

PHI’s Consolidated Balance Sheet includes its proportionate share of assets and liabilities related to jointly owned plant. PHI’s subsidiaries have ownership interests in transmission facilities and other facilities in which various parties have ownership interests. PHI’s proportionate share of operating and maintenance expenses of the jointly owned plant is included in the corresponding expenses in PHI’s Consolidated Statements of Earnings. PHI is responsible for providing its share of financing for the jointly owned facilities. Information with respect to PHI’s share of jointly owned plant as of December 31, 2007 is shown below.

Jointly Owned Plant	Ownership Share	Plant in Service	Accumulated Depreciation	Construction Work in Progress
		(Millions of dollars)
Transmission Facilities	Various	$35.8	$23.1	$—
Other Facilities	Various	5.1	2.1	—

Total		$40.9	$25.2	$—

(6)	PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Pension Benefits and Other Postretirement Benefits

Pepco Holdings sponsors the PHI Retirement Plan, which covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans.

Pepco Holdings provides certain postretirement health care and life insurance benefits for eligible retired employees. Certain employees hired on January 1, 2005 or later will not have company subsidized retiree medical coverage; however, they will be able to purchase coverage at full cost through PHI.

Pepco Holdings accounts for the PHI Retirement Plan and nonqualified retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and its postretirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” In addition, on December 31, 2006, Pepco Holdings implemented SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158) which requires that companies recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on the balance sheet with an offset to accumulated other comprehensive income in shareholders’ equity or a deferral in a regulatory asset or liability if probable of recovery in rates under SFAS No. 71 “Accounting For the Effects of Certain Types of Legislation.” SFAS No.158 does not change how pension and other postretirement benefits are accounted for and reported in the consolidated statements of earnings. PHI’s financial statement disclosures are prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as revised and amended by SFAS No. 158. Refer to Note (2) “Summary of Significant Accounting Policies—Pension and Other Postretirement Benefit Plans” for additional information.

All amounts in the following tables are in millions of dollars.

At December 31,	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,715.3	$1,746.0	$611.2	$610.2
Service cost	36.3	40.5	7.1	8.4
Interest cost	101.6	96.9	36.7	34.6
Amendments	3.6	—	—	—
Actuarial (gain) loss	(7.0)	(42.4)	3.2	(3.6)
Benefits paid	(149.0)	(125.7)	(38.4)	(38.4)

Benefit obligation at end of year	$1,700.8	$1,715.3	$619.8	$611.2

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,633.7	$1,578.4	$206.2	$173.7
Actual return on plan assets	138.7	177.8	12.0	23.2
Company contributions	8.0	3.2	54.5	47.7
Benefits paid	(149.0)	(125.7)	(38.4)	(38.4)

Fair value of plan assets at end of year	$1,631.4	$1,633.7	$234.3	$206.2

Funded Status at end of year (plan assets less plan obligations)	$(69.4)	$(81.6)	$(385.5)	$(405.0)

The following table provides the amounts recognized in PHI’s Consolidated Balance Sheets as of December 31, 2007 in compliance with SFAS No. 158:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Regulatory asset	$202.6	$229.9	$131.4	$135.5
Current liabilities	(3.9)	(3.3)	—	—
Pension benefit obligation	(65.5)	(78.3)	—	—
Other postretirement benefit obligations	—	—	(385.5)	(405.0)
Deferred income tax	5.0	5.6	—	—
Accumulated other comprehensive income, net of tax	7.5	8.4	—	—

Net amount recognized	$145.7	$162.3	$(254.1)	$(269.5)

Amounts included in accumulated other comprehensive income (pre-tax) and regulatory assets at December 31, 2007 in compliance with SFAS No. 158 consist of:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Unrecognized net actuarial loss	$214.7	$242.8	$158.9	$167.6
Unamortized prior service cost (credit)	.3	1.1	(31.2)	(36.6)
Unamortized transition liability	—	—	3.7	4.5

	215.0	243.9	131.4	135.5

Accumulated other comprehensive income ($7.5 million, and $8.4 million net of tax)	12.4	14.0	—	—
Regulatory assets	202.6	229.9	131.4	135.5

	$215.0	$243.9	$131.4	$135.5

The table below provides the components of net periodic benefit costs recognized for the years ended December 31.

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$36.3	$40.5	$37.9	$7.1	$8.4	$8.5
Interest cost	101.6	96.9	96.1	36.7	34.6	33.6
Expected return on plan assets	(130.2)	(130.0)	(125.5)	(13.3)	(11.5)	(10.9)
Amortization of prior service cost	.8	.8	1.1	(4.2)	(4.0)	(3.3)
Amortization of net loss	9.3	17.5	10.9	11.2	14.3	11.3
Recognition of Benefit Contract	3.6	—	—	2.0	—	—
Curtailment/Settlement (Gain)/Loss	3.3	—	—	(.4)	—	—

Net periodic benefit cost	$24.7	$25.7	$20.5	$39.1	$41.8	$39.2

The 2007 combined pension and other postretirement net periodic benefit cost of $63.8 million includes $22.3 million for Pepco, $4.3 million for DPL and $11.0 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The 2006 combined pension and other postretirement net periodic benefit cost of $67.5 million includes $32.1 million for Pepco, $.7 million for DPL and $14.3 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The 2005 combined pension and other postretirement net periodic benefit cost of $59.7 million includes $28.9 million for Pepco, $(2.0) million for DPL and $16.9 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The following weighted average assumptions were used to determine the benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Discount rate	6.25%	6.00%	6.25%	6.00%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%
Health care cost trend rate assumed for current year	—	—	8.00%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	—	—	2010	2010

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (millions of dollars):

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Increase (decrease) on total service and interest cost	$2.1	$(2.1)
Increase (decrease) on postretirement benefit obligation	$31.8	$(31.6)

The following weighted average assumptions were used to determine the net periodic benefit cost for the years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Discount rate	6.000%	5.625%	6.000%	5.625%
Expected long-term return on plan assets	8.250%	8.500%	8.250%	8.500%
Rate of compensation increase	4.500%	4.500%	4.500%	4.500%

A cash flow matched bond portfolio approach to developing a discount rate is used to value SFAS No. 87 and SFAS No. 106 liabilities. The hypothetical portfolio includes high quality instruments with maturities that mirror the benefit obligations.

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments, and when viewed over a long-term horizon, are expected to yield a return on assets of 8.250%.

Plan Assets

The PHI Retirement Plan weighted average asset allocations at December 31, 2007, and 2006, by asset category are as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum/ Maximum
	2007	2006
Asset Category
Equity securities	58%	58%	60%	55% – 65%
Debt securities	33%	34%	30%	30% – 50%
Other	9%	8%	10%	0% – 10%

Total	100%	100%	100%

Pepco Holdings’ Other Postretirement plan weighted average asset allocations at December 31, 2007, and 2006, by asset category are as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum/ Maximum
	2007	2006
Asset Category
Equity securities	62%	64%	60%	55% – 65%
Debt securities	34%	33%	35%	20% – 50%
Cash	4%	3%	5%	0% – 10%

Total	100%	100%	100%

In developing an asset allocation policy for the PHI Retirement Plan and other postretirement plan, PHI examined projections of asset returns and volatility over a long-term horizon. In connection with this analysis, PHI examined the risk/return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships, as well as prospective capital market returns. PHI also conducted an asset/liability study to match projected asset growth with projected liability growth and provide sufficient liquidity for projected benefit payments. By incorporating the results of these analyses with an assessment of its risk posture, and taking into account industry practices, PHI developed its asset mix guidelines. Under these guidelines, PHI diversifies assets in order to protect against large investment losses and to reduce the probability of excessive performance volatility while maximizing return at an acceptable risk level. Diversification of assets is implemented by allocating monies to various asset classes and investment styles within asset classes, and by retaining investment management firm(s) with complementary investment philosophies, styles and approaches. Based on the assessment of demographics, actuarial/funding, and business and financial characteristics, PHI believes that its risk posture is slightly below average relative to other pension plans. Consequently, Pepco Holdings believes that a slightly below average equity exposure (i.e. a target equity asset allocation of 60%) is appropriate for the PHI Retirement Plan and the other postretirement plan.

On a periodic basis, Pepco Holdings reviews its asset mix and rebalances assets back to the target allocation over a reasonable period of time.

No Pepco Holdings common stock is included in pension or postretirement program assets.

Cash Flows

Contributions—PHI Retirement Plan

Pepco Holdings’ funding policy with regard to the PHI Retirement Plan is to maintain a funding level in excess of 100% with respect to its accumulated benefit obligation (ABO). The PHI Retirement Plan currently meets the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) without any additional funding. In 2007 and 2006, PHI made no contributions to the plan. At December 31, 2007, PHI’s Plan assets were $1,631.4 and the ABO was $1,538.0 million. At December 31, 2006, PHI’s Plan assets were $1,633.7 million and the ABO was $1,575.2 million. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required under ERISA in 2008; however, PHI may elect to make a discretionary tax-deductible contribution, to maintain its plan assets in excess of its ABO.

Contributions—Other Postretirement Benefits

In 2007 and 2006, Pepco contributed $10.3 million and $6.0 million, respectively, DPL contributed $8.0 million and $6.8 million, respectively, and ACE contributed $6.8 million and $6.6 million, respectively, to the plans. In 2007 and 2006, contributions of $13.2 million and $13.5 million, respectively, were made by other PHI subsidiaries. Assuming no changes to the other postretirement benefit pension plan assumptions, PHI expects similar amounts to be contributed in 2008.

Expected Benefit Payments

Estimated future benefit payments to participants in PHI’s pension and postretirement welfare benefit plans, which reflect expected future service as appropriate, as of December 31, 2007 are as follows (millions of dollars):

Years	Pension Benefits	Other Postretirement Benefits
2008	$106.5	$40.3
2009	110.2	42.3
2010	112.4	44.1
2011	119.5	45.5
2012	121.8	46.5
2013 through 2017	656.3	246.1

Medicare Prescription Drug Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act) became effective. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefits plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Pepco Holdings sponsors post-retirement health care plans that provide prescription drug benefits that PHI plan actuaries have determined are actuarially equivalent to Medicare Part D. At December 31, 2007, the estimated reduction in accumulated postretirement benefit obligation is $30.4 million. In 2007 and 2006, Pepco Holdings received $1.9 million and $1.6 million, respectively, in Federal Medicare prescription drug subsidies.

Pepco Holdings Retirement Savings Plan

Pepco Holdings has a defined contribution employee benefit plan (the Plan). Participation in the Plan is voluntary. All participants are 100% vested and have a nonforfeitable interest in their own contributions and in the Pepco Holdings company matching contributions, including any earnings or losses thereon. Pepco Holdings’ matching contributions were $11.0 million, $11.0 million, and $10.4 million for the years ended December 31, 2007, 2006, and 2005, respectively.

(7)	DEBT

LONG-TERM DEBT

The components of long-term debt are shown below.

Interest Rate	Maturity	At December 31,
		2007	2006
		(Millions of dollars)
First Mortgage Bonds
Pepco:
6.25%	2007	$—	$175.0
6.50%	2008	78.0	78.0
5.875%	2008	50.0	50.0
5.75% (a)	2010	16.0	16.0
4.95% (a)(b)	2013	200.0	200.0
4.65% (a)(b)	2014	175.0	175.0
Variable (a)(b)	2022	109.5	109.5
5.375% (a)	2024	38.3	38.3
5.75% (a)(b)	2034	100.0	100.0
5.40% (a)(b)	2035	175.0	175.0
6.50% (a)(b)	2037	250.0	—

ACE:
6.71% – 7.15%	2007 – 2008	50.0	51.0
7.25% – 7.63%	2010 – 2014	8.0	8.0
6.63%	2013	68.6	68.6
7.68%	2015 – 2016	17.0	17.0
6.80% (a)	2021	38.9	38.9
5.60% (a)	2025	4.0	4.0
Variable (a)(b)	2029	54.7	54.7
5.80% (a)(b)	2034	120.0	120.0
5.80% (a)(b)	2036	105.0	105.0

Amortizing First Mortgage Bonds
DPL:
6.95%	2007 – 2008	4.4	7.6

Total First Mortgage Bonds		$1,662.4	$1,591.6

Unsecured Tax-Exempt Bonds
DPL:
5.20%	2019	$31.0	$31.0
3.15%	2023 (c)	18.2	18.2
5.50%	2025(d)	15.0	15.0
4.90%	2026(e)	34.5	34.5
5.65%	2028	16.2	16.2
Variable	2030 – 2038	93.4	93.4

Total Unsecured Tax-Exempt Bonds		$208.3	$208.3

(a)

Represents a series of First Mortgage Bonds issued by the indicated company as collateral for an outstanding series of senior notes or tax-exempt bonds issued by the same company. The maturity date, optional and mandatory prepayment provisions, if any, interest rate, and interest payment dates on each series of senior notes or tax-exempt bonds are identical to the terms of the collateral First Mortgage Bonds by which it is secured. Payments of principal and interest on a series of senior notes or tax-exempt bonds satisfy the corresponding payment obligations on the related series of collateral First Mortgage Bonds.

Because each series of senior notes and tax-exempt bonds and the series of collateral First Mortgage Bonds securing that series of senior notes or tax-exempt bonds effectively represents a single financial obligation, the senior notes and the tax-exempt bonds are not separately shown on the table.

(b)	Represents a series of First Mortgage Bonds issued by the indicated company as collateral for an outstanding series of senior notes as described in footnote (a) above that will, at such time as there are no First Mortgage Bonds of the issuing company outstanding (other than collateral First Mortgage Bonds securing payment of senior notes), cease to secure the corresponding series of senior notes and will be cancelled.
(c)	The bonds are subject to mandatory tender on August 1, 2008.
(d)	The bonds are subject to mandatory tender on July 1, 2010.
(e)	The bonds are subject to mandatory tender on May 1, 2011.

NOTE: Schedule is continued on next page.

Interest Rate	Maturity	At December 31,
		2007	2006
		(Millions of dollars)
Medium-Term Notes (unsecured)
Pepco:
7.64%	2007	$—	$35.0
6.25%	2009	50.0	50.0
DPL:
7.06% – 8.13%	2007	—	61.5
7.56% – 7.58%	2017	14.0	14.0
6.81%	2018	4.0	4.0
7.61%	2019	12.0	12.0
7.72%	2027	10.0	10.0
ACE:
7.52%	2007	—	15.0

Total Medium-Term Notes (unsecured)		$90.0	$201.5

Recourse Debt
PCI:
6.59% – 6.69%	2014	$11.1	$11.1
7.62%	2007	—	34.3
7.40% (a)	2008	92.0	92.0

Total Recourse Debt		$103.1	$137.4

Notes (secured)
Pepco Energy Services:
7.85%	2017	$10.0	$9.9

Notes (unsecured)
PHI:
5.50%	2007	$—	$500.0
Variable	2010	250.0	250.0
4.00%	2010	200.0	200.0
6.45%	2012	750.0	750.0
5.90%	2016	200.0	200.0
6.00%	2017	250.0	—
6.00%	2019	200.0	—
7.45%	2032	250.0	250.0
DPL:
5.00%	2014	100.0	100.0
5.00%	2015	100.0	100.0
5.22%	2016	100.0	100.0

Total Notes (unsecured)		$2,400.0	$2,450.0

(a)	Debt issued at a fixed rate of 8.24%. The debt was swapped into variable rate debt at the time of issuance.

NOTE: Schedule is continued on next page.

Interest Rate	Maturity	At December 31,
		2007	2006
		(Millions of dollars)
Total Long-Term Debt		$4,473.8	$4,598.7
Net unamortized discount		(6.2)	(4.9)
Current maturities of long-term debt		(292.8)	(825.2)

Total Net Long-Term Debt		$4,174.8	$3,768.6

Transition Bonds Issued by ACE Funding
2.89%	2010	$13.2	$34.5
2.89%	2011	14.4	23.0
4.21%	2013	66.0	66.0
4.46%	2016	52.0	52.0
4.91%	2017	118.0	118.0
5.05%	2020	54.0	54.0
5.55%	2023	147.0	147.0

Total		$464.6	$494.5
Net unamortized discount		(.1)	(.2)
Current maturities of long-term debt		(31.0)	(29.9)

Total Transition Bonds issued by ACE Funding		$433.5	$464.4

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are secured by a lien on substantially all of the issuing company’s property, plant and equipment.

ACE Funding was established in 2001 solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of Transition Bonds. The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

The aggregate amounts of maturities for long-term debt and Transition Bonds outstanding at December 31, 2007, are $323.8 million in 2008, $82.2 million in 2009, $531.9 million in 2010, $69.9 million in 2011, $787.3 million in 2012, and $3,143.3 million thereafter.

PHI’s long-term debt is subject to certain covenants. PHI and its subsidiaries are in compliance with all requirements.

LONG-TERM PROJECT FUNDING

As of December 31, 2007 and 2006, Pepco Energy Services had outstanding total long-term project funding (including current maturities) of $29.3 million and $25.7 million, respectively, related to energy savings contracts performed by Pepco Energy Services. The aggregate amounts of maturities for the project funding debt outstanding at December 31, 2007, are $8.4 million in 2008, $2.1 million in 2009, $2.0 million in 2010, $1.7 million in 2011, $1.6 million in 2012, and $13.5 million thereafter.

SHORT-TERM DEBT

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs, but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings’ short-term debt at December 31, 2007 and 2006 is as follows.

	2007	2006
	(Millions of dollars)
Commercial paper	$137.1	$195.4
Variable rate demand bonds	151.7	154.2

Total	$288.8	$349.6

Commercial Paper

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $500 million, $275 million, and $250 million, respectively. The commercial paper programs of PHI, Pepco, DPL and ACE are backed by a $1.5 billion credit facility, which is described under the heading “Credit Facility” below.

Pepco Holdings, Pepco, DPL and ACE had zero, $84.0 million, $24.0 million and $29.1 million of commercial paper outstanding at December 31, 2007, respectively. The weighted average interest rate for Pepco Holdings, Pepco, DPL and ACE commercial paper issued during 2007 was 5.58%, 5.27%, 5.35% and 5.45% respectively. The weighted average maturity for Pepco Holdings, Pepco, DPL and ACE was two, four, four, and three days respectively for all commercial paper issued during 2007.

Variable Rate Demand Bonds

Variable Rate Demand Bonds (“VRDB”) are subject to repayment on the demand of the holders and for this reason are accounted for as short-term debt in accordance with GAAP. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects that the bonds submitted for purchase will continue to be remarketed successfully due to the credit worthiness of the issuing company and because the remarketing resets the interest rate to the then-current market rate. The issuing company also may utilize one of the fixed rate/fixed term conversion options of the bonds to establish a maturity which corresponds to the date of final maturity of the bonds. On this basis, PHI views VRDBs as a source of long-term financing. The VRDBs outstanding at December 31, 2007 mature in 2008 to 2009 ($5.8 million), 2014 to 2017 ($48.6 million), 2024 ($33.3 million) and 2028 to 2031 ($64 million). The weighted average interest rate for VRDB was 3.79% during 2007 and 3.55% during 2006.

Credit Facility

PHI, Pepco, DPL and ACE maintain a credit facility to provide for their respective short-term liquidity needs.

The aggregate borrowing limit under the facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is based on the prevailing prime rate or Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility,” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof. All indebtedness incurred under the facility is unsecured.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties made by the borrower at the time the credit agreement was entered into also must be true at the time the facility is utilized, and the borrower must be in compliance with specified covenants, including the financial covenant described below. However, a material adverse change in the borrower’s business, property, and results of operations or financial condition subsequent to the entry into the credit agreement is not a condition to the availability of credit under the facility. Among the covenants to which each of the companies is subject are (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which calculation excludes certain trust preferred securities and deferrable interest subordinated debt from the definition of total indebtedness (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than sales and dispositions permitted by the credit agreement, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than liens permitted by the credit agreement. The agreement does not include any rating triggers.

(8) INCOME	TAXES

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement that was approved by the SEC in connection with the establishment of PHI as a holding company as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss.

The provision for consolidated income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Consolidated Income Taxes

	For the Year Ended December 31,
	2007	2006	2005
	(Millions of dollars)
Operations
Current Tax Expense (Benefit)
Federal	$103.4	$(77.5)	$236.2
State and local	5.0	—	81.9

Total Current Tax Expense (Benefit)	108.4	(77.5)	318.1

Deferred Tax Expense (Benefit)
Federal	82.2	202.8	(24.4)
State and local	.5	40.8	(33.4)
Investment tax credits	(3.2)	(4.7)	(5.1)

Total Deferred Tax Expense (Benefit)	79.5	238.9	(62.9)

Total Income Tax Expense from Operations	187.9	161.4	255.2

Extraordinary Item
Deferred Tax Expense
Federal	—	—	4.8
State and local	—	—	1.4

Total Deferred Tax on Extraordinary Item	—	—	6.2

Total Consolidated Income Tax Expense	$187.9	$161.4	$261.4

Reconciliation of Consolidated Income Tax Expense

	For the Year Ended December 31,
	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
	(Millions of dollars)
Income Before Income Taxes and Extraordinary Item	$522.1		$409.7		$617.4
Preferred Dividends	.3		1.2		2.5

Income Before Preferred Dividends, Income Taxes and Extraordinary Item	$522.4		$410.9		$619.9

Income tax at federal statutory rate	$182.8	35%	$143.8	35%	$217.1	35%
Increases (decreases) resulting from
Depreciation method and plant basis differences	9.5	2	7.9	2	9.7	1
State income taxes, net of federal effect	22.6	4	25.6	6	30.8	5
Tax credits	(2.8)	(1)	(4.7)	(1)	(4.7)	(1)
Maryland State refund, net of federal effect	(19.5)	(4)	—	—	—	—
Leveraged leases	(7.4)	(1)	(9.3)	(2)	(7.8)	(1)
Change in estimates related to prior year tax liabilities	4.8	1	2.6	—	17.9	3
Deferred tax basis adjustment	4.1	1	—	—	—	—
Other, net	(6.2)	(1)	(4.5)	(1)	(7.8)	(1)

Total Consolidated Income Tax Expense from Operations	$187.9	36%	$161.4	39%	$255.2	41%

FIN 48, “Accounting for Uncertainty in Income Taxes”

As disclosed in Note (2), “Summary of Significant Accounting Policies”, PHI adopted FIN 48 effective January 1, 2007. Upon adoption, PHI recorded the cumulative effect of the change in accounting principle of $7.4 million as a decrease in retained earnings. Also upon adoption, PHI had $186.9 million of unrecognized tax benefits and $24.3 million of related accrued interest.

Reconciliation of Beginning and Ending Balances of Unrecognized Tax Benefits

Balance as of January 1, 2007	$186.9
Tax positions related to current year:
Additions	37.5
Reductions	(1.1)
Tax positions related to prior years:
Additions	112.5
Reductions	(13.3)
Settlements	(47.1)

Balance as of December 31, 2007	$275.4

As of December 31, 2007, PHI had $26.4 million of accrued interest related to unrecognized tax benefits.

Unrecognized Benefits That If Recognized Would Affect the Effective Tax Rate

Unrecognized tax benefits represent those tax benefits related to tax positions that have been taken or are expected to be taken in tax returns that are not recognized in the financial statements because, in accordance with FIN 48, management has either measured the tax benefit at an amount less than the benefit claimed or expected to be claimed or has concluded that it is not more likely than not that the tax position will be ultimately sustained.

For the majority of these tax positions, the ultimate deductibility is highly certain, but there is uncertainty about the timing of such deductibility. Unrecognized tax benefits at December 31, 2007, included $11.2 million that, if recognized, would lower the effective tax rate.

Interest and Penalties

PHI recognizes interest and penalties relating to its unrecognized tax benefits as an element of tax expense. For the year ended December 31, 2007, PHI recognized $2.1 million of interest expense and penalties, net, as a component of tax expense.

Possible Changes to Unrecognized Benefits

Total unrecognized tax benefits that may change over the next twelve months include the matter of Mixed Service Costs. See discussion in Note (12), “Commitments and Contingencies—IRS Mixed Service Cost Issue.”

Tax Years Open to Examination

PHI and the majority of its subsidiaries file a consolidated federal income tax return. PHI’s federal income tax liabilities for Pepco legacy companies for all years through 2000, and for Conectiv legacy companies for all years through 1999, have been determined by the IRS, subject to adjustment to the extent of any net operating loss or other loss or credit carrybacks from subsequent years. The open tax years for the significant states where PHI files state income tax returns (District of Columbia, Maryland, Delaware, New Jersey, Pennsylvania and Virginia), are the same as noted above.

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2007	2006
	(Millions of dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other book-to-tax basis differences	$1,732.3	$1,774.6
Deferred taxes on amounts to be collected through future rates	53.1	43.0
Deferred investment tax credits	(17.2)	(23.4)
Contributions in aid of construction	(52.6)	(60.5)
Goodwill and fair value adjustments	(107.0)	(187.1)
Deferred electric service and electric restructuring liabilities	(74.2)	(58.6)
Finance and operating leases	699.1	607.6
Contracts with NUGs	67.8	72.6
Fuel and purchased energy	(94.8)	(38.6)
Property taxes	(45.0)	(63.3)
State net operating loss	(55.7)	(45.5)
Valuation allowance on state net operating loss	36.4	29.5
Pension and other postretirement benefits	55.7	64.1
Unrealized losses on fair value declines	(13.0)	(1.7)
Other	(103.6)	(53.1)

Total Deferred Tax Liabilities, Net	2,081.3	2,059.6
Deferred tax assets included in Other Current Assets	25.3	25.3
Deferred tax liabilities included in Other Current Liabilities	(1.5)	(.9)

Total Consolidated Deferred Tax Liabilities, Net Non-Current	$2,105.1	$2,084.0

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax basis of assets and liabilities. The portion of the net deferred tax liability applicable to PHI’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be normalized over the remaining service lives of the related assets.

Resolution of Certain Internal Revenue Service Audit Matters

In 2006, PHI resolved certain, but not all, tax matters that were raised in Internal Revenue Service audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6.3 million increase in net income ($2.5 million for Power Delivery and $5.4 million for Other Non-Regulated, partially offset by an unfavorable $1.6 million impact in Corp. & Other). To the extent that the matters resolved related to tax contingencies from the Conectiv legacy companies that existed at the August 2002 merger date, in accordance with accounting rules, an additional adjustment of $9.1 million ($3.1 million related to Power Delivery and $6.0 million related to Other Non-Regulated) was recorded in Corp. & Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the merger. Also during 2006, the total favorable impact of $2.6 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4.1 million for Power Delivery, partially offset by an unfavorable $1.5 million for Corp. & Other).

Non Financial Lease Asset

The IRS, as part of its normal audit of PCI’s income tax returns, questioned whether PCI is entitled to certain ongoing tax deductions being taken by PCI as a result of the adoption by PCI of a carry-over tax basis for a non-lease financial asset acquired in 1998 by a subsidiary of PCI. On December 14, 2004, PCI and the IRS agreed to a Notice of Proposed Adjustment settling this and certain other tax matters. This settlement resulted in a cash payment in February 2006 for additional taxes and interest of approximately $22.8 million associated with the examination of PCI’s 2001-2002 tax returns and an anticipated refund of taxes and interest of approximately $7.1 million when the examination of PCI’s 2003 return is completed. In addition, in the fourth quarter of 2004, PCI took a tax charge to earnings of approximately $19.7 million for financial reporting purposes related to this matter. The charge consisted of approximately $16.3 million to reflect the reversal of tax benefits recognized by PCI prior to September 30, 2004, and approximately $3.4 million of interest on the additional taxes. During 2006 and 2005, PCI recorded tax charges to earnings of approximately $.1 million and $.9 million, respectively, for interest on the additional taxes.

Taxes Other Than Income Taxes

Taxes other than income taxes for each year are shown below. The total amounts below include $348.2 million, $332.9 million, and $333.4 million, for the years ended December 31, 2007, 2006, and 2005, respectively, related to the Power Delivery Business, which are recoverable through rates.

	2007	2006	2005
	(Millions of dollars)
Gross Receipts/Delivery	$146.5	$149.1	$148.3
Property	63.5	62.7	60.4
County Fuel and Energy	88.4	84.3	89.0
Environmental, Use and Other	58.7	46.9	44.5

Total	$357.1	$343.0	$342.2

(9)	MINORITY INTEREST

The outstanding preferred stock issued by subsidiaries of PHI as of December 31, 2007 and 2006 consisted of the following. The shares of each of these series are redeemable solely at the option of the issuer.

Serial Preferred Stock	Redemption Price	Shares Outstanding		December 31,
		2007	2006	2007	2006
				(Millions of dollars)
DPL (a)
4.0% Series of 1943, $100 per share par value	$105.00	—	19,809	$—	$2.0
3.7% Series of 1947, $100 per share par value	$104.00	—	39,866	—	4.0
4.28% Series of 1949, $100 per share par value	$104.00	—	28,460	—	2.8
4.56% Series of 1952, $100 per share par value	$105.00	—	19,571	—	2.0
4.20% Series of 1955, $100 per share par value	$103.00	—	25,404	—	2.5
5.0% Series of 1956, $100 per share par value	$104.00	—	48,588	—	4.9

				$—	$18.2

ACE
4.0% Series of 1944, $100 per share par value	$105.50	24,268	24,268	$2.4	$2.4
4.35% Series of 1949, $100 per share par value	$101.00	2,942	2,942.3		.3
4.35% Series of 1953, $100 per share par value	$101.00	1,680	1,680.2		.2
4.10% Series of 1954, $100 per share par value	$101.00	20,504	20,504	2.0	2.0
4.75% Series of 1958, $100 per share par value	$101.00	8,631	8,631.9		.9
5.0% Series of 1960, $100 per share par value	$100.00	4,120	4,120.4		.4

				$6.2	$6.2

Total Preferred Stock of Subsidiaries				$6.2	$24.4

(a)	On January 18, 2007, DPL redeemed all of the outstanding shares of its preferred stock, with an aggregate par value of $18.9 million, at prices ranging from 103% to 105% of par.

(10)	STOCK-BASED COMPENSATION, DIVIDEND RESTRICTIONS, AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock-Based Compensation

PHI maintains a Long-Term Incentive Plan (LTIP), the objective of which is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings’ common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the Board as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, options, performance units, stock appreciation rights, and dividend equivalents. Up to 10,100,000 shares of common stock initially were available for issuance under the LTIP over a period of 10 years commencing August 1, 2002.

Total stock-based compensation expense recorded in the Consolidated Statements of Earnings for the years ended December 31, 2007, 2006, and 2005 is $4.3 million, $5.8 million, and $4.4 million, respectively. For the years ended December 31, 2007, 2006, and 2005, $1.9 million, $.1 million, and zero, respectively, in tax benefits were recognized in relation to stock-based compensation costs of stock awards. No compensation costs related to restricted stock grants were capitalized for the years ended December 31, 2007, 2006 and 2005.

PHI recognizes compensation expense related to Performance Restricted Stock Awards based on the fair value of the awards at date of grant. PHI estimates the fair value of market condition awards using a Monte Carlo simulation model, in a risk-neutral framework, based on the following assumptions:

	Performance Period
	2004–2006	2005–2007
Risk-free interest rate (%)	2.11	3.37
Peer volatilities (%)	16.3 – 62.5	15.5 – 60.1
Peer correlations	0.13 – 0.69	0.15 – 0.72
Fair value of restricted share	$24.06	$26.92

Prior to acquisition of Conectiv by Pepco, each company had a long-term incentive plan under which stock options were granted. At the time of the acquisition, certain Conectiv options vested and were canceled in exchange for a cash payment. Certain other Conectiv options were exchanged on a 1 for 1.28205 basis for Pepco Holdings stock options under the LTIP: 590,198 Conectiv stock options were converted into 756,660 Pepco Holdings stock options. The Conectiv stock options were originally granted on January 1, 1998, January 1, 1999, July 1, 1999, October 18, 2000, and January 1, 2002, in each case with an exercise price equal to the market price (fair value) of the Conectiv stock on the date of the grant. The exercise prices of these options, after adjustment to give effect to the conversion ratio of Conectiv stock for Pepco Holdings stock, are $17.81, $18.91, $19.30, $13.08 and $19.03, respectively. All of the Pepco Holdings options received in exchange for the Conectiv options are exercisable.

At the time of the acquisition of Conectiv by Pepco, outstanding Pepco options were exchanged on a one-for-one basis for Pepco Holdings stock options granted under the LTIP. The options were originally granted under Pepco’s long-term incentive plan in May 1998, May 1999, January 2000, May 2000, January 2001, May 2001, January 2002, and May 2002. The exercise prices of the options are $24.3125, $29.78125, $22.4375, $23.15625, $24.59, $21.825, $22.57 and $22.685, respectively, which represent the market prices (fair values) of the Pepco common stock on its original grant dates. All the options granted are exercisable.

Stock option activity for the three years ended December 31 is summarized below. The information presented in the table is for Pepco Holdings, including converted Pepco and Conectiv options.

	2007		2006		2005
	Number of Options	Weighted Average Price	Number of Options	Weighted Average Price	Number of Options	Weighted Average Price
Beginning-of-year balance	1,130,724	$22.5099	1,864,250	$22.1944	2,063,754	$21.8841
Options exercised	591,089	$22.6139	733,526	$21.7081	196,299	$18.9834
Options forfeited	—	$—	—	$—	3,205	$19.0300
Options lapsed	7,000	$26.3259	—	$—	—	$—

End-of-year balance	532,635	$22.3443	1,130,724	$22.5099	1,864,250	$22.1944

Exercisable at end of year	532,635	$22.3443	1,130,724	$22.5099	1,814,350	$22.1840

All stock options have an expiration date of ten years from the date of grant.

The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2007, 2006, and 2005 was $3.8 million, $4.1 million, and $.1 million, respectively.

The total intrinsic value of stock options exercised during the years ended December 31, 2007, 2006, and 2005 was $3.0 million, $2.2 million, and $.8 million, respectively. For the years ended December 31, 2007, 2006, and 2005, $1.2 million, $.9 million, and $.3 million, respectively, in tax benefits were recognized in relation to stock-based compensation costs of stock options.

As of December 31, 2007, an analysis of options outstanding by exercise prices is as follows:

Range of Exercise Prices	Number Outstanding and Exercisable at December 31, 2007	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
$13.08 to $19.30	161,147	$18.4856	4.4
$21.83 to $29.78	371,488	$24.0181	2.4

$13.08 to $29.78	532,635	$22.3443	3.0

Prior to the adoption of SFAS No. 123R on January 1, 2006, Pepco Holdings recognized compensation costs for the LTIP based on the accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees.” There were no stock-based employee compensation costs charged to expense in 2007, 2006 and 2005 with respect to stock options granted under the LTIP.

There were no options granted in 2007, 2006, or 2005.

The Performance Restricted Stock Program and the Merger Integration Success Program have been established under the LTIP. Under the Performance Restricted Stock Program, performance criteria are selected and measured over a three-year period. The target number of share award opportunities established in 2007, 2006 and 2005 under Pepco Holdings’ Performance Restricted Stock Program for performance periods 2007-2009, 2006-2008, and 2005-2007 were 190,657, 218,108, and 247,400, respectively. Additionally, beginning in 2006, time-restricted share award opportunities with a requisite service period of three years were established under the LTIP. The target number of share award opportunities for these awards was 95,314 for the 2007-2009 time period and 109,057 for the 2006-2008 time period. The fair value per share on award date for the performance restricted stock was $25.54 for the 2007-2009 award, $23.28 for the 2006-2008 award, and $26.92 for the 2005-2007 award. Depending on the extent to which the performance criteria are satisfied, the executives are eligible to earn shares of common stock and dividends accrued thereon over the vesting period, under the Performance Restricted Stock Program ranging from 0% to 200% of the target share award opportunities, inclusive of dividends accrued. There were 418,426 awards earned with respect to the 2004-2006 share award opportunity.

The maximum number of share award opportunities granted under the Merger Integration Success Program during 2002 was 241,075. The fair value per share on grant date was $19.735. Of those shares, 96,427 were restricted and vested over three years: 20% vested in 2003, 30% vested in 2004, and 50% vested in 2005. The remaining 144,648 shares were performance-based award opportunities that could have been earned based on the extent to which operating efficiencies and expense reduction goals were attained through December 31, 2003 and 2004, respectively. Although the goals were met in 2003, it was determined that 63,943 shares, including shares reallocated from participants who did not meet performance goals as well as shares reflecting accrued dividends for the period August 1, 2002 to December 31, 2003, granted to certain executives, would not vest until 2005, and then only if the cost reduction goals were maintained and Pepco Holdings’ financial performance were satisfactory. A total of 9,277 shares of common stock vested under this program on December 31, 2003 for other eligible employees. On March 11, 2005, 70,315 shares, including reinvested dividends, vested for the performance period ending on December 31, 2004. A total of 44,644 shares, including reinvested dividends, vested on March 7, 2006, for the original performance period ended December 31, 2003, that was extended to December 31, 2005.

Under the LTIP, non-employee directors are entitled to a grant on May 1 of each year of a nonqualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

On August 1, 2002, the date of the acquisition of Conectiv by Pepco, in accordance with the terms of the merger agreement, 80,602 shares of Conectiv performance accelerated restricted stock (PARS) were converted to 103,336 shares of Pepco Holdings restricted stock. The PARS were originally granted on January 1, 2002 at a fair market price of $24.40. All of the converted restricted stock has time-based vesting over periods ranging from 5 to 7 years from the original grant date. As of December 31, 2007, 96,026 converted shares have vested and 7,310 shares remain unvested.

In June 2003, the President and Chief Executive Officer of PHI received a retention award in the form of 14,822 shares of restricted stock. The shares vested on June 1, 2006.

In September 2007, retention awards in the form of 9,015 shares of restricted stock were granted to certain PHI executives, with vesting periods of two to three years.

The 2007 activity for non-vested share opportunities is summarized below. The information presented in the table is for Pepco Holdings, including Conectiv PARS converted to Pepco Holdings restricted stock.

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested share opportunities at January 1, 2007	728,769	$24.588
Granted	300,099	25.642
Additional performance shares granted	169,654	24.060
Vested	(418,689)	(24.057)
Forfeited	(18,851)	(24.323)

Non-vested share opportunities at December 31, 2007	760,982	25.185

The total fair value of restricted stock awards vested during the years ended December 31, 2007, 2006, and 2005 was $10.1 million, $2.0 million, and $2.7 million, respectively.

As of December 31, 2007, there was approximately $5.4 million of unrecognized compensation cost (net of estimated forfeitures) related to non-vested stock granted under the plans. That cost is expected to be recognized over a weighted-average period of approximately two years.

Dividend Restrictions

PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities; and (iii) certain provisions of ACE’s charter that impose restrictions on payment of common stock dividends for the benefit of preferred stockholders. Pepco and DPL have no shares of preferred stock outstanding. Currently, the restriction in the ACE charter does not limit its ability to pay dividends. Restricted net assets related to PHI’s consolidated subsidiaries amounted to approximately $1.8 billion at December 31, 2007 and $1.9 billion at December 31, 2006. PHI had no restricted retained earnings or restricted net income at December 31, 2007 and 2006.

For the years ended December 31, 2007, 2006, and 2005, Pepco Holdings recorded dividends from its subsidiaries as follows:

Subsidiary	2007	2006	2005
	(Millions of dollars)
Pepco	$86.0	$99.0	$62.9
DPL	39.0	15.0	36.4
ACE	50.0	109.0	95.9
Conectiv Energy	—	—	50.0

	$175.0	$223.0	$245.2

Directors’ Deferred Compensation

Under the Pepco Holdings’ Executive and Director Deferred Compensation Plan, Pepco Holdings directors may elect to defer all or part of their retainer or meeting fees that constitute normal compensation. Deferred retainer or meeting fees can be invested in phantom Pepco Holdings shares and earn dividends as well as appreciation equal to the amount of increase in fair value of the phantom shares. The ultimate payout is in cash. The amount deferred and invested in phantom Pepco Holdings shares in the years ended December 31, 2007, 2006 and 2005 was $.2 million, $.1 million and $.1 million, respectively.

Compensation recognized in respect of dividends and increase in fair value in the years ended December 31, 2007, 2006 and 2005 was $.3 million, $.3 million and $.1 million, respectively. The balance of deferred compensation invested in phantom Pepco Holdings’ shares at December 31, 2007 and 2006 was $2.2 million and $1.8 million.

Calculations of Earnings per Share of Common Stock

Reconciliations of the numerator and denominator for basic and diluted earnings per share of common stock calculations are shown below.

	For the Year Ended December 31,
	2007	2006	2005
	(Millions of dollars, except share data)
Income (Numerator):
Net Income	$334.2	$248.3	$371.2
Add: Loss on redemption of subsidiary’s preferred stock	(.6)	(.8)	(.1)

Earnings Applicable to Common Stock	$333.6	$247.5	$371.1

Shares (Denominator):
Weighted average shares outstanding for basic computation:
Average shares outstanding	194.1	190.7	189.0
Adjustment to shares outstanding	(.2)	(.1)	(.1)

Weighted Average Shares Outstanding for Computation of Basic Earnings Per Share of Common Stock	193.9	190.6	188.9

Weighted average shares outstanding for diluted computation: (a)
Average shares outstanding	194.1	190.7	189.0
Adjustment to shares outstanding	.4	.4	.2

Weighted Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	194.5	191.1	189.2

Basic earnings per share of common stock	$1.72	$1.30	$1.96
Diluted earnings per share of common stock	$1.72	$1.30	$1.96

(a)	Approximately zero, .6 million, and 1.4 million for the years ended December 31, 2007, 2006 and 2005, respectively, related to options to purchase common stock with exercise prices between $22.44 and $29.78 per share, have been excluded from the calculation of diluted EPS as they are considered to be anti-dilutive.

Shareholder Dividend Reinvestment Plan

PHI maintains a Shareholder Dividend Reinvestment Plan (DRP) through which shareholders may reinvest cash dividends and both existing shareholders and new investors can make purchases of shares of PHI common stock through the investment of not less than $25 each calendar month nor more than $200,000 each calendar year. Shares of common stock purchased through the DRP may be original issue shares or, at the election of PHI, shares purchased in the open market. There were 979,155, 1,232,569, and 1,228,505 original issue shares sold under the DRP in 2007, 2006 and 2005, respectively.

Pepco Holdings Common Stock Reserved and Unissued

The following table presents Pepco Holdings’ common stock reserved and unissued at December 31, 2007:

Name of Plan	Number of Shares
DRP	2,734,400
Conectiv Incentive Compensation Plan (a)	1,231,900
Potomac Electric Power Company Long-Term Incentive Plan (a)	412,547
Pepco Holdings, Inc. Long-Term Incentive Plan	9,117,365
Pepco Holdings, Inc. Non-Management Directors Compensation Plan	495,731
Pepco Holdings, Inc. Savings Plan (b)	5,045,000

Total	19,036,943

(a)	No further awards will be made under this plan.
(b)	Effective January 30, 2006, Pepco Holdings established the Pepco Holdings, Inc. Retirement Savings Plan which is an amalgam of, and a successor to, (i) the Potomac Electric Power Company Savings Plan for Bargaining Unit Employees, (ii) the Potomac Electric Power Company Retirement Savings Plan for Management Employees (which resulted from the merger, effective January 1, 2005, of the Potomac Electric Power Company Savings Plan for Non-Bargaining Unit, Non-Exempt Employees and the Potomac Electric Power Company Savings Plan for Exempt Employees), (iii) the Conectiv Savings and Investment Plan, and (iv) the Atlantic City Electric 401(k) Savings and Investment Plan—B.

(11)	FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of Pepco Holdings’ financial instruments at December 31, 2007 and 2006 are shown below.

	At December 31,
	2007		2006
	(Millions of dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Derivative Instruments	$81.9	$81.9	$123.7	$123.7
Liabilities and Capitalization
Long-Term Debt	$4,467.6	$4,450.6	$4,593.8	$4,629.6
Transition Bonds issued by ACE Funding	$464.5	$462.0	$494.3	$491.4
Derivative Instruments	$63.8	$63.8	$186.8	$186.8
Long-Term Project Funding	$29.3	$29.3	$25.7	$25.7
Redeemable Serial Preferred Stock	$6.2	$4.4	$24.4	$21.7

The methods and assumptions described below were used to estimate, at December 31, 2007 and 2006, the fair value of each class of financial instruments shown above for which it is practicable to estimate a value.

The fair values of derivative instruments were derived based on quoted market prices where available or, for instruments that are not traded on an exchange, based on information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms. For some custom and complex instruments, an internal model is used to interpolate available price information.

Long-Term Debt includes recourse and non-recourse debt issued by PCI. The fair values of this PCI debt, including amounts due within one year, were based on current rates offered to similar companies for debt with similar remaining maturities. The fair values of all other Long-Term Debt and Transition Bonds issued by ACE Funding, including amounts due within one year, were derived based on current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities.

The fair value of the Redeemable Serial Preferred Stock, excluding amounts due within one year, was derived based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

The carrying amounts of all other financial instruments in Pepco Holdings’ accompanying financial statements approximate fair value.

(12)	COMMITMENTS AND CONTINGENCIES

REGULATORY AND OTHER MATTERS

Proceeds from Settlement of Mirant Bankruptcy Claims

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant. In 2003, Mirant commenced a voluntary bankruptcy proceeding in which it sought to reject certain obligations that it had undertaken in connection with the asset sale. As part of the asset sale, Pepco entered into transition power agreements with Mirant pursuant to which Mirant agreed to supply all of the energy and capacity needed by Pepco to fulfill its SOS obligations in Maryland and in the District of Columbia (the TPAs). Under a settlement to avoid the rejection by Mirant of its obligations under the TPAs in the bankruptcy proceeding, the terms of the TPAs were modified to increase the purchase price of the energy and capacity supplied by Mirant and Pepco received an allowed, pre-petition general unsecured claim in the bankruptcy in the amount of $105 million (the TPA Claim). In December 2005, Pepco sold the TPA Claim, plus the right to receive accrued interest thereon, to an unaffiliated third party for $112.5 million. In addition, Pepco received proceeds of $.5 million in settlement of an asbestos claim against the Mirant bankruptcy estate. After customer sharing, Pepco recorded a pre-tax gain of $70.5 million from the settlement of these claims.

In connection with the asset sale, Pepco and Mirant also entered into a “back-to-back” arrangement, whereby Mirant agreed to purchase from Pepco the 230 megawatts of electricity and capacity that Pepco is obligated to purchase annually through 2021 from Panda under the Panda PPA at the purchase price Pepco is obligated to pay to Panda. As part of the further settlement of Pepco’s claims against Mirant arising from the Mirant bankruptcy, Pepco agreed not to contest the rejection by Mirant of its obligations under the “back-to-back” arrangement in exchange for the payment by Mirant of damages corresponding to the estimated amount by which the purchase price that Pepco is obligated to pay Panda for the energy and capacity exceeded the market price. In 2007, Pepco received as damages $413.9 million in net proceeds from the sale of shares of Mirant common stock issued to it by Mirant. These funds are being accounted for as restricted cash based on management’s intent to use such funds, and any interest earned thereon, for the sole purpose of paying for the future above-market capacity and energy purchase costs under the Panda PPA. Correspondingly, a regulatory liability has been established in the same amount to help offset the future above-market capacity and energy purchase costs. This restricted cash has been classified as a non-current asset to be consistent with the classification of the non-current regulatory liability, and any changes in the balance of this restricted cash, including interest on the invested funds, are being accounted for as operating cash flows.

As of December 31, 2007, the balance of the restricted cash account was $417.3 million. Based on a reexamination of the costs of the Panda PPA in light of current and projected wholesale market conditions conducted in the fourth quarter of 2007, Pepco determined that, principally due to increases in wholesale capacity prices, the present value above-market cost of the Panda PPA over the term of the agreement is expected to be significantly less than the current amount of the restricted cash account balance. Accordingly, on February 22, 2008, Pepco filed applications with the DCPSC and the MPSC requesting orders directing Pepco to maintain $320 million in the restricted cash account and to use that cash, and any future earnings on the cash, for the sole purpose of paying the future above-market cost of the Panda PPA (or, in the alternative, to fund a transfer or assignment of the remaining obligations under the Panda PPA to a third party). Pepco also requested that the order provide that any cash remaining in the account at the conclusion of the Panda PPA be refunded to customers and that any shortfall be recovered from customers. Pepco further proposed that the excess proceeds remaining from the settlement (approximately $94.6 million, representing the amount by which the regulatory liability of $414.6 million at December 31, 2007 exceeded $320 million) be shared approximately equally with its customers in accordance with the procedures previously approved by each commission for the sharing of the proceeds received by Pepco from the sale to Mirant of its generating assets. The regulatory liability of $414.6 million at December 31, 2007 differs from the restricted cash amount of $417.3 million on that date, in part, because the regulatory liability has been reduced for the portion of the December 2007 Panda charges in excess of market that had not yet been paid from the restricted cash account. The amount of the restricted cash balance that Pepco is permitted to retain will be recorded as earnings upon approval of the sharing arrangement by the respective commissions. At this time, Pepco cannot predict the outcome of these proceedings.

In settlement of other damages claims against Mirant, Pepco in 2007 also received a settlement payment in the amount of $70.0 million. Of this amount (i) $33.4 million was recorded as a reduction in operating expenses, (ii) $21.0 million was recorded as a reduction in a net pre-petition receivable claim from Mirant, (iii) $15.0 million was recorded as a reduction in the capitalized costs of certain property, plant and equipment and (iv) $.6 million was recorded as a liability to reimburse a third party for certain legal costs associated with the settlement.

Rate Proceedings

In electric service distribution base rate cases filed by Pepco in the District of Columbia and Maryland, and by DPL in Maryland, and pending in 2007, Pepco and DPL proposed the adoption of a BSA for retail customers. Under the BSA, customer delivery rates are subject to adjustment (through a surcharge or credit mechanism), depending on whether actual distribution revenue per customer exceeds or falls short of the approved revenue-per-customer amount. The BSA will increase rates if actual distribution revenues fall below the level approved by the applicable commission and will decrease rates if actual distribution revenues are above the approved level. The result will be that, over time, the utility would collect its authorized revenues for distribution deliveries. As a consequence, a BSA “decouples” revenue from unit sales consumption and ties the growth in revenues to the growth in the number of customers. Some advantages of the BSA are that it (i) eliminates revenue fluctuations due to weather and changes in customer usage patterns and, therefore, provides for more predictable utility distribution revenues that are better aligned with costs, (ii) provides for more reliable fixed-cost recovery, (iii) tends to stabilize customers’ delivery bills, and (iv) removes any disincentives for the regulated utilities to promote energy efficiency programs for their customers, because it breaks the link between overall sales volumes and delivery revenues. The status of the BSA proposals in each of the jurisdictions is described below in discussion of the respective base rate proceedings.

Delaware

On September 4, 2007, DPL submitted its 2007 Gas Cost Rate (GCR) filing to the DPSC. The GCR permits DPL to recover its gas procurement costs through customer rates. On September 18, 2007, the DPSC issued an initial order approving a 5.7% decrease in the level of the GCR, which became effective November 1, 2007, subject to refund and pending final DPSC approval after evidentiary hearings.

District of Columbia

In December 2006, Pepco submitted an application to the DCPSC to increase electric distribution base rates, including a proposed BSA. The application to the DCPSC requested an annual increase of approximately $46.2 million or an overall increase of 13.5%, reflecting a proposed return on equity (ROE) of 10.75%. In the alternative, the application requested an annual increase of $50.5 million or an overall increase of 14.8%, reflecting an ROE of 11.00%, if the BSA were not approved. Subsequently, Pepco reduced its annual revenue increase request to $43.4 million (including a proposed BSA) and $47.9 million (if the BSA were not approved).

On January 30, 2008, the DCPSC approved a revenue requirement increase of approximately $28.3 million, based on an authorized return on rate base of 7.96%, including a 10% ROE. The rate increase is effective February 20, 2008. The DCPSC, while finding the BSA to be an appropriate ratemaking concept, cited potential statutory problems in the DCPSC’s ability to implement the BSA. The DCPSC stated that it intends to issue an order to establish a Phase II proceeding to consider these implementation issues.

Maryland

On July 19, 2007, the MPSC issued orders in the electric service distribution rate cases filed by DPL and Pepco, each of which included approval of a BSA. The DPL order approved an annual increase in distribution rates of approximately $14.9 million (including a decrease in annual depreciation expense of approximately $.9 million). The Pepco order approved an annual increase in distribution rates of approximately $10.6 million (including a decrease in annual depreciation expense of approximately $30.7 million). In each case, the approved distribution rate reflects an ROE of 10.0%. The orders each provided that the rate increases are effective as of June 16, 2007, and will remain in effect for an initial period of nine months from the date of the order (or until April 19, 2008). These rates are subject to a Phase II proceeding in which the MPSC will consider the results of audits of each company’s cost allocation manual, as filed with the MPSC, to determine whether a further adjustment to the rates is required. Hearings for the Phase II proceeding are scheduled for mid-March 2008.

New Jersey

On June 1, 2007, ACE filed with the NJBPU an application for permission to decrease the Non Utility Generation Charge (NGC) and increase components of its Societal Benefits Charge (SBC) to be collected from customers for the period October 1, 2007 through September 30, 2008. The proposed changes are designed to effect a true-up of the actual and estimated costs and revenues collected through the current NGC and SBC rates through September 30, 2007 and, in the case of the SBC, forecasted costs and revenues for the period October 1, 2007 through September 30, 2008.

As of December 31, 2007, the NGC, which is intended primarily to recover the above-market component of payments made by ACE under non-utility generation contracts and stranded costs associated with those commitments, had an over-recovery balance of $224.3 million. The filing proposed that the estimated NGC balance as of September 30, 2007 in the amount of $216.2 million, including interest, be amortized and returned to ACE customers over a four-year period, beginning October 1, 2007.

As of December 31, 2007, the SBC, which is intended to allow ACE to recover certain costs involved with various NJBPU-mandated social programs, had an under-recovery of approximately $20.9 million, primarily due to increased costs associated with funding the New Jersey Clean Energy Program. In addition, ACE has requested an increase to the SBC to reflect the funding levels approved by the NJBPU of $20.4 million for the period October 1, 2007 through September 30, 2008, bringing to $40 million the total recovery requested for the period October 1, 2007 to September 30, 2008 (based upon actual data through August 2007).

The net impact of the proposed adjustments to the NGC and the SBC, including associated changes in sales and use tax, is an overall rate decrease of approximately $129.9 million for the period October 1, 2007 through September 30, 2008 (based upon actual data through August 2007). The proposed adjustments and the corresponding changes in customer rates are subject to the approval of the NJBPU. If approved and implemented, ACE anticipates that the revised rates will remain in effect until September 30, 2008, subject to an annual true-up and change each year thereafter. The proposed adjustments and the corresponding changes in customer rates remain under review by the NJBPU and have not yet been implemented.

ACE Restructuring Deferral Proceeding

Pursuant to orders issued by the NJBPU under EDECA, beginning August 1, 1999, ACE was obligated to provide BGS to retail electricity customers in its service territory who did not elect to purchase electricity from a competitive supplier. For the period August 1, 1999 through July 31, 2003, ACE’s aggregate costs that it was allowed to recover from customers exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance of under-recovered costs.

In August 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003, net of the $59.3 million offset for the LEAC Liability. The petition also requested that ACE’s rates be reset as of August 1, 2003 so that there would be no under-recovery of costs embedded in the rates on or after that date. The increase sought represented an overall 8.4% annual increase in electric rates.

In July 2004, the NJBPU issued a final order in the restructuring deferral proceeding confirming a July 2003 summary order, which (i) permitted ACE to begin collecting a portion of the deferred costs and reset rates to recover on-going costs incurred as a result of EDECA, (ii) approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003, (iii) transferred to ACE’s then pending base rate case for further consideration approximately $25.4 million of the deferred balance (the base rate case ended in a settlement approved by the NJBPU in May 2005, the result of which is that any net rate impact from the deferral account recoveries and credits in future years will depend in part on whether rates associated with other deferred accounts considered in the case continue to generate over-collections relative to costs), and (iv) estimated the overall deferral balance as of July 31, 2003 at $195.0 million, of which $44.6 million was disallowed recovery by ACE. Although ACE believes the record does not justify the level of disallowance imposed by the NJBPU in the final order, the $44.6 million of disallowed incurred costs were reserved during the years 1999 through 2003 (primarily 2003) through charges to earnings, primarily in the operating expense line item “deferred electric service costs,” with a corresponding reduction in the regulatory asset balance sheet account. In 2005, an additional $1.2 million in interest on the disallowed amount was identified and reserved by ACE. In August 2004, ACE filed a notice of appeal with respect to the July 2004 final order with the Appellate Division of the Superior Court of New Jersey (the Appellate Division), which hears appeals of the decisions of New Jersey administrative agencies, including the NJBPU. On August 9, 2007, the Appellate Division, citing deference to the factual and policy findings of the NJBPU, affirmed the NJBPU’s decision in its entirety, rejecting challenges from ACE and the Division of Rate Counsel. On September 10, 2007, ACE filed an application for certification to the New Jersey Supreme Court. On January 15, 2008, the New Jersey Supreme Court denied ACE’s application for certification. Because the full amount at issue in this proceeding was previously reserved by ACE, there will be no further financial statement impact to ACE.

Divestiture Cases

District of Columbia

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed with the DCPSC in July 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC-approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code (IRC) and its implementing regulations. As of December 31, 2007, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $6.5 million and $5.8 million, respectively.

Pepco believes that a sharing of EDIT and ADITC would violate the IRS normalization rules. Under these rules, Pepco could not transfer the EDIT and the ADITC benefit to customers more quickly than on a straight line basis over the book life of the related assets. Since the assets are no longer owned by Pepco, there is no book life over which the EDIT and ADITC can be returned. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. In addition to sharing with customers the generation-related EDIT and ADITC balances, Pepco would have to pay to the IRS an amount equal to Pepco’s District of Columbia jurisdictional generation-related ADITC balance ($5.8 million as of December 31, 2007), as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance $4.0 million as of December 31, 2007) in each case as those balances exist as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.

In March 2003, the IRS issued a notice of proposed rulemaking (NOPR), which would allow for the sharing of EDIT and ADITC related to divested assets with utility customers on a prospective basis and at the election of the taxpayer on a retroactive basis. In December 2005 a revised NOPR was issued which, among other things, withdrew the March 2003 NOPR and eliminated the taxpayer’s ability to elect to apply the regulation retroactively. Comments on the revised NOPR were filed in March 2006, and a public hearing was held in April 2006. Pepco filed a letter with the DCPSC in January 2006, in which it has reiterated that the DCPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations. Other issues in the divestiture proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to District of Columbia customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

Maryland

Pepco filed its divestiture proceeds plan application with the MPSC in April 2001. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that has been raised in the District of Columbia case. See the discussion above under “Divestiture Cases—District of Columbia.” As of December 31, 2007, the Maryland allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. In November 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order with respect to the application that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules (discussed above) and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT ($9.1 million as of December 31, 2007), and the Maryland-allocated portion of generation-related ADITC. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s Maryland jurisdictional generation-related ADITC balance ($10.4 million as of December 31, 2007), as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance ($7.2 million as of December 31, 2007), in each case as those balances exist as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. The Hearing Examiner decided all other issues in favor of Pepco, except for the determination that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers. Pepco filed a letter with the MPSC in January 2006, in which it has reiterated that the MPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations.

In December 2003, Pepco appealed the Hearing Examiner’s decision to the MPSC as it relates to the treatment of EDIT and ADITC and corporate reorganization costs. The MPSC has not issued any ruling on the appeal and Pepco does not believe that it will do so until action is taken by the IRS as described above. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50 percent of the EDIT and ADITC balances described above in addition to the additional gain-sharing payments relating to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

New Jersey

In connection with the divestiture by ACE of its nuclear generating assets, the NJBPU in July 2000 preliminarily determined that the amount of stranded costs associated with the divested assets that ACE could recover from ratepayers should be reduced by approximately $94.8 million, consisting of $54.1 million of accumulated deferred federal income taxes (ADFIT) associated with accelerated depreciation on the divested nuclear assets, and $40.7 million of current tax loss from selling the assets at a price below the tax basis.

The $54.1 million in deferred taxes associated with the divested assets’ accelerated depreciation, however, is subject to the normalization rules. Due to uncertainty under federal tax law regarding whether the sharing of federal income tax benefits associated with the divested assets, including ADFIT related to accelerated depreciation, with ACE’s customers would violate the normalization rules, ACE submitted a request to the IRS for a Private Letter Ruling (PLR) to clarify the applicable law. The NJBPU delayed its final determination of the amount of recoverable stranded costs until after the receipt of the PLR.

On May 25, 2006, the IRS issued the PLR in which it stated that returning to ratepayers any of the unamortized ADFIT attributable to accelerated depreciation on the divested assets after the sale of the assets by means of a reduction of the amount of recoverable stranded costs would violate the normalization rules.

On June 9, 2006, ACE submitted a letter to the NJBPU, requesting that the NJBPU conduct proceedings to finalize the determination of the stranded costs associated with the sale of ACE’s nuclear assets in accordance with the PLR. In the absence of an NJBPU action regarding ACE’s request, on June 22, 2007, ACE filed a motion requesting that the NJBPU issue an order finalizing the determination of such stranded costs in accordance with the PLR. On October 24, 2007, the NJBPU approved a stipulation resolving the ADFIT issue and issued a clarifying order, which concludes that the $94.8 million in stranded cost reduction, including the $54.1 million in ADFIT, does not violate the IRS normalization rules. In explaining this result, the NJBPU stated that (i) its earlier orders determining ACE’s recoverable stranded costs “net of tax” did not cause ADFIT associated with certain divested nuclear assets to reduce stranded costs otherwise recoverable from ACE’s ratepayers, and (ii) because the Market Transition Charge-Tax component of the stranded cost recovery was intended by the NJBPU to gross-up “net of tax” stranded costs, thereby ensuring and establishing that the ADFIT balance was not flowed through to ratepayers, the normalization rules were not violated.

Default Electricity Supply Proceedings

Virginia

In June 2007, the Virginia State Corporation Commission (VSCC) denied DPL’s request for an increase in its rates for Default Service for the period July 1, 2007 to May 31, 2008. DPL appealed in both state and federal courts. Those appeals have been dismissed in light of the closing of the sale of DPL’s Virginia electric operations as described below under the heading “DPL Sale of Virginia Operations.”

ACE Sale of B.L. England Generating Facility

On February 8, 2007, ACE completed the sale of the B.L. England generating facility to RC Cape May Holdings, LLC (RC Cape May), an affiliate of Rockland Capital Energy Investments, LLC, for which it received proceeds of approximately $9 million. At the time of the sale, RC Cape May and ACE agreed to submit to arbitration the issue of whether RC Cape May, under the terms of the purchase agreement, must pay to ACE an additional $3.1 million as part of the purchase price. On February 26, 2008, the arbitrators issued a decision awarding $3.1 million to ACE, plus interest, attorneys’ fees and costs, for a total award of approximately $4.2 million.

On July 18, 2007, ACE received a claim for indemnification from RC Cape May under the purchase agreement. RC Cape May contends that one of the assets it purchased, a contract for terminal services (TSA) between ACE and Citgo Asphalt Refining Co. (Citgo), has been declared by Citgo to have been terminated due to a failure by ACE to renew the contract in a timely manner. RC Cape May has commenced an arbitration proceeding against Citgo seeking a determination that the TSA remains in effect and has notified ACE of the proceeding. In addition, RC Cape May has asserted a claim for indemnification from ACE in the amount of $25 million if the TSA is held not to be enforceable against Citgo. While ACE believes that it has defenses to the indemnification under the terms of the purchase agreement, should the arbitrator rule that the TSA has terminated, the outcome of this matter is uncertain. ACE notified RC Cape May of its intent to participate in the pending arbitration.

The sale of B.L. England will not affect the stranded costs associated with the plant that already have been securitized. ACE anticipates that approximately $9 million to $10 million of additional regulatory assets related to B.L. England may, subject to NJBPU approval, be eligible for recovery as stranded costs. Approximately $47 million in emission allowance credits associated with B. L. England were monetized for the benefit of ACE’s ratepayers pursuant to the NJBPU order approving the sale. Net proceeds from the sale of the plant and monetization of the emission allowance credits, estimated to be $36.1 million as of December 31, 2007, will be credited to ACE’s ratepayers in accordance with the requirements of EDECA and NJBPU orders. The appropriate mechanism for crediting the net proceeds from the sale of the plant and the monetized emission allowance credits to ratepayers is being determined in a proceeding that is currently pending before the NJBPU.

DPL Sale of Virginia Operations

On January 2, 2008, DPL completed (i) the sale of its retail electric distribution business on the Eastern Shore of Virginia to A&N Electric Cooperative (A&N) for a purchase price of approximately $45.2 million, after closing adjustments, and (ii) the sale of its wholesale electric transmission business located on the Eastern Shore of Virginia to Old Dominion Electric Cooperative (ODEC) for a purchase price of approximately $5.4 million, after closing adjustments. Each of A&N and ODEC assumed certain post-closing liabilities and unknown pre-closing liabilities related to the respective assets they are purchasing (including, in the A&N transaction, most environmental liabilities), except that DPL remained liable for unknown pre-closing liabilities if they become known within six months after the January 2, 2008 closing date. These sales are expected to result in an immaterial financial gain to DPL that will be recorded in the first quarter of 2008.

Pepco Energy Services Deactivation of Power Plants

Pepco Energy Services owns and operates two oil-fired power plants. The power plants are located in Washington, D.C. and have a generating capacity rating of approximately 790 MW. Pepco Energy Services sells the output of these plants into the wholesale market administered by PJM. In February 2007, Pepco Energy Services provided notice to PJM of its intention to deactivate these plants. In May 2007, Pepco Energy Services deactivated one combustion turbine at its Buzzard Point facility with a generating capacity of approximately 16 MW. Pepco Energy Services currently plans to deactivate the balance of both plants by May 2012. PJM has informed Pepco Energy Services that these facilities are not expected to be needed for reliability after that time, but that its evaluation is dependent on the completion of transmission upgrades. Pepco Energy Services’ timing for deactivation of these units, in whole or in part, may be accelerated or delayed based on the operating condition of the units, economic conditions, and reliability considerations. Prior to deactivation of the plants, Pepco Energy Services may incur deficiency charges imposed by PJM at a rate up to two times the capacity payment price that the plants receive. Deactivation is not expected to have a material impact on PHI’s financial condition, results of operations or cash flows.

General Litigation

During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, the plaintiffs argued that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. As of December 31, 2007, there are approximately 180 cases still pending against Pepco in the State Courts of Maryland, of which approximately 90 cases were filed after December 19, 2000, and were tendered to Mirant Corporation for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement between Pepco and Mirant under which Pepco sold its generation assets to Mirant in 2000.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) is approximately $360 million, PHI and Pepco believe the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, neither

PHI nor Pepco believes these suits will have a material adverse effect on its financial position, results of operations or cash flows. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s financial position, results of operations or cash flows.

Cash Balance Plan Litigation

In 1999, Conectiv established a cash balance retirement plan to replace defined benefit retirement plans then maintained by ACE and DPL. Following the acquisition by Pepco of Conectiv, this plan became the Conectiv Cash Balance Sub-Plan within the PHI Retirement Plan. In September 2005, three management employees of PHI Service Company filed suit in the U.S. District Court for the District of Delaware (the Delaware District Court) against the PHI Retirement Plan, PHI and Conectiv (the PHI Parties), alleging violations of ERISA, on behalf of a class of management employees who did not have enough age and service when the Cash Balance Sub-Plan was implemented in 1999 to assure that their accrued benefits would be calculated pursuant to the terms of the predecessor plans sponsored by ACE and DPL. A fourth plaintiff was added to the case to represent DPL-legacy employees who were not eligible for grandfathered benefits.

The plaintiffs challenged the design of the Cash Balance Sub-Plan and sought a declaratory judgment that the Cash Balance Sub-Plan was invalid and that the accrued benefits of each member of the class should be calculated pursuant to the terms of the predecessor plans. Specifically, the complaint alleged that the use of a variable rate to compute the plaintiffs’ accrued benefit under the Cash Balance Sub-Plan resulted in reductions in the accrued benefits that violated ERISA. The complaint also alleged that the benefit accrual rates and the minimal accrual requirements of the Cash Balance Sub-Plan violated ERISA as did the notice that was given to plan participants upon implementation of the Cash Balance Sub-Plan.

On September 19, 2007, the Delaware District Court issued an order granting summary judgment in favor of the PHI Parties. On October 12, 2007, the plaintiffs filed an appeal of the decision to the U.S. Court of Appeals for the Third Circuit.

If the plaintiffs were to prevail in this litigation, the ABO and projected benefit obligation (PBO) calculated in accordance with SFAS No. 87 each would increase by approximately $12 million, assuming no change in benefits for persons who have already retired or whose employment has been terminated and using actuarial valuation data as of the time the suit was filed. The ABO represents the present value that participants have earned as of the date of calculation. This means that only service already worked and compensation already earned and paid is considered. The PBO is similar to the ABO, except that the PBO includes recognition of the effect that estimated future pay increases would have on the pension plan obligation.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. Although penalties assessed for violations of environmental laws and regulations are not recoverable from customers of the operating utilities, environmental clean-up costs incurred by Pepco, DPL and ACE would be included by each company in its respective cost of service for ratemaking purposes.

Cambridge, Maryland Site. In July 2004, DPL entered into an administrative consent order (ACO) with the Maryland Department of the Environment (MDE) to perform a Remedial Investigation/Feasibility Study (RI/FS) to further identify the extent of soil, sediment and ground and surface water contamination related to former manufactured gas plant (MGP) operations at a Cambridge, Maryland site on DPL-owned property and to investigate the extent of MGP contamination on adjacent property. The MDE has approved the RI and DPL submitted a final FS to MDE on February 15, 2007. No further MDE action is required with respect to the final FS. The costs of cleanup (as determined by the RI/FS and subsequent negotiations with MDE) are anticipated to be approximately $3.8 million. The remedial action to be taken by DPL will include dredging activities within Cambridge Creek, which are expected to commence in March 2008, and soil excavation on DPL’s and adjacent property as early as August 2008. The final cleanup costs will include protective measures to control contaminant migration during the dredging activities and improvements to the existing shoreline.

Delilah Road Landfill Site. In November 1991, the New Jersey Department of Environmental Protection (NJDEP) identified ACE as a potentially responsible party (PRP) at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an ACO with NJDEP to remediate the site. The soil cap remedy for the site has been implemented and in August 2006, NJDEP issued a No Further Action Letter (NFA) and Covenant Not to Sue for the site. Among other things, the NFA requires the PRPs to monitor the effectiveness of institutional (deed restriction) and engineering (cap) controls at the site every two years. In September 2007, NJDEP approved the PRP group’s petition to conduct semi-annual, rather than quarterly, ground water monitoring for two years and deferred until the end of the two-year period a decision on the PRP group’s request for annual groundwater monitoring thereafter. In August 2007, the PRP group agreed to reimburse EPA’s costs in the amount of $81,400 in full satisfaction of EPA’s claims for all past and future response costs relating to the site (of which ACE’s share is one-third) and in October 2007, EPA and the PRP group entered into a tolling agreement to permit the parties sufficient time to execute a final settlement agreement. This settlement agreement will allow EPA to reopen the settlement in the event of new information or unknown conditions at the site. Based on information currently available, ACE anticipates that its share of additional cost associated with this site for post-remedy operation and maintenance will be approximately $555,000 to $600,000. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial position, results of operations or cash flows.

Frontier Chemical Site. On June 29, 2007, ACE received a letter from the New York Department of Environmental Conservation (NYDEC) identifying ACE as a PRP at the Frontier Chemical Waste Processing Company site in Niagara Falls, N.Y. based on hazardous waste manifests indicating that ACE sent in excess of 7,500 gallons of manifested hazardous waste to the site. ACE has entered into an agreement with the other parties identified as PRPs to form the PRP group and has informed NYDEC that it has entered into good faith negotiations with the PRP group to address ACE’s responsibility at the site. ACE believes that its responsibility at the site will not have a material adverse effect on its financial position, results of operations or cash flows.

Carolina Transformer Site. In August 2006, EPA notified each of DPL and Pepco that they have been identified as entities that sent PCB-laden oil to be disposed at the Carolina Transformer site in Fayetteville, North Carolina. The EPA notification stated that, on this basis, DPL and Pepco may be PRPs. In December 2007, DPL and Pepco agreed to enter into a settlement agreement with EPA and the PRP group at the Carolina Transformer site. Under the terms of the settlement, (i) Pepco and DPL each will pay $162,000 to EPA to resolve any liability that it might have at the site, (ii) EPA covenants not to sue or bring administrative action against DPL and Pepco for response costs at the site, (iii) other PRP group members release all rights for cost recovery or contribution claims they may have against DPL and Pepco, and (iv) DPL and Pepco release all rights for cost recovery or contribution claims that they may have against other parties settling with EPA. The consent decree is expected to be filed with the U.S. District Court in North Carolina in the second quarter of 2008.

Deepwater Generating Station. On December 27, 2005, NJDEP issued a Title V Operating Permit for Conectiv Energy’s Deepwater Generating Station. The permit includes new limits on unit heat input. In order to comply with these new operational limits, Conectiv Energy restricted the output of the Deepwater Generating Station’s Unit 1 and Unit 6. In 2006 and the first half of 2007, these restrictions resulted in operating losses of approximately $10,000 per operating day on Unit 6, primarily because of lost revenues due to reduced output, and to a lesser degree because of lost revenues related to capacity requirements of PJM. Since June 1, 2007, Deepwater Unit 6 can operate within the heat input limits set forth in the Title V Operating Permit without restricting output, because of technical improvements that partially corrected the inherent bias in the continuous emissions monitoring system that had caused recorded heat input to be higher than actual heat input. In order to comply with the heat input limit at Deepwater Unit 1, Conectiv Energy continues to restrict Unit 1 output, resulting in operating losses of approximately $500,000 in the second half of 2007 and projected operating losses in 2008 of approximately $500,000, due to penalties and lost revenues related to PJM capacity requirements. Beyond 2008, while penalties due to PJM capacity requirements are not expected, further operating losses due to lost revenues related to PJM capacity requirements may continue to be incurred. The operating losses due to reduced output on Unit 1 have been, and are expected to continue to be, insignificant. Conectiv Energy is challenging these heat input restrictions and other provisions of the Title V Operating Permit for Deepwater Generating Station in the New Jersey Office of Administrative Law (OAL). On October 2, 2007, the OAL issued a decision granting summary decision in favor of Conectiv Energy, finding that hourly heat input shall not be used as a condition or limit for Conectiv Energy’s electric generating operations. On October 26, 2007, the NJDEP Commissioner denied NJDEP’s request for interlocutory review of the OAL order and determined that the Commissioner would review the October 2, 2007 order upon completion of the proceeding on Conectiv Energy’s other challenges to the Deepwater Title V permit. A hearing on the remaining challenged Title V permit provisions is scheduled for mid-April 2008.

On April 3, 2007, NJDEP issued an Administrative Order and Notice of Civil Administrative Penalty Assessment (the First Order) alleging that at Conectiv Energy’s Deepwater Generating Station, the maximum gross heat input to Unit 1 exceeded the maximum allowable heat input in calendar year 2005 and the maximum gross heat input to Unit 6 exceeded the maximum allowable heat input in calendar years 2005 and 2006. The order required the cessation of operation of Units 1 and 6 above the alleged permitted heat input levels, assessed a penalty of approximately $1.1 million and requested that Conectiv Energy provide additional information about heat input to Units 1 and 6. Conectiv Energy provided NJDEP Units 1 and 6 calendar year 2004 heat input data on May 9, 2007, and calendar years 1995 to 2003 heat input data on July 10, 2007. On May 23, 2007, NJDEP issued a second Administrative Order and Notice of Civil Administrative Penalty Assessment (the Second Order) alleging that the maximum gross heat input to Units 1 and 6 exceeded the maximum allowable heat input in calendar year 2004. The Second Order required the cessation of operation of Units 1 and 6 above the alleged permitted heat input levels and assessed a penalty of $811,600. Conectiv Energy has requested a contested case hearing challenging the issuance of the First Order and the Second Order and moved for a stay of the orders pending resolution of the Title V Operating Permit contested case described above. On November 29, 2007, the OAL issued orders placing the First Order and the Second Order on the inactive list for six months. Until the OAL decision discussed above is final, it will not have an impact on these currently inactive enforcement cases.

IRS Examination of Like-Kind Exchange Transaction

In 2001, Conectiv and certain of its subsidiaries (the Conectiv Group) were engaged in the implementation of a strategy to divest non-strategic electric generating facilities and replace these facilities with mid-merit electric generating capacity. As part of this strategy, the Conectiv Group exchanged its interests in two older coal-fired plants for the more efficient gas-fired Hay Road II generating facility, which was owned by an unaffiliated third party. For tax purposes, Conectiv treated the transaction as a “like-kind exchange” under IRC Section 1031. As a result, approximately $88 million of taxable gain was deferred for federal income tax purposes.

The transaction was examined by the IRS as part of the normal Conectiv tax audit. In May 2006, the IRS issued a revenue agent’s report (RAR) for the audit of Conectiv’s 2000, 2001 and 2002 income tax returns, in which the IRS disallowed the qualification of the exchange under IRC Section 1031. In July 2006, Conectiv filed a protest of this disallowance to the IRS Office of Appeals.

PHI believes that its tax position related to this transaction is proper based on applicable statutes, regulations and case law and is contesting the disallowance. However, there is no absolute assurance that Conectiv’s position will prevail. If the IRS prevails, Conectiv would be subject to additional income taxes, interest and possible penalties. However, a portion of the denied benefit would be offset by additional tax depreciation. PHI has accrued approximately $4.9 million related to this matter.

As of December 31, 2007, if the IRS were to fully prevail, the potential cash impact on PHI would be current income tax and interest payments of approximately $31.2 million and the earnings impact would be approximately $9.8 million in after-tax interest.

Federal Tax Treatment of Cross-Border Leases

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which, as of December 31, 2007, had a book value of approximately $1.4 billion, and from which PHI currently derives approximately $60 million per year in tax benefits in the form of interest and depreciation deductions.

In 2005, the Treasury Department and IRS issued Notice 2005-13 informing taxpayers that the IRS intends to challenge on various grounds the purported tax benefits claimed by taxpayers entering into certain sale-leaseback transactions with tax-indifferent parties (i.e., municipalities, tax-exempt and governmental entities), including those entered into on or prior to March 12, 2004 (the Notice). All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. Also in 2005, the IRS published a Coordinated Issue Paper concerning the resolution of audit issues related to such transactions. PCI’s cross-border energy leases are similar to those sale-leaseback transactions described in the Notice and the Coordinated Issue Paper.

PCI’s leases have been under examination by the IRS as part of the normal PHI tax audit. In June 2006, the IRS issued its final RAR for its audit of PHI’s 2001 and 2002 income tax returns. In the RAR, the IRS disallowed the tax benefits claimed by PHI with respect to these leases for those years. The tax benefits claimed by PHI with respect to these leases from 2001 through December 31, 2007 were approximately $347 million. PHI has filed a protest against the IRS adjustments and the unresolved audit has been forwarded to the U.S. Office of Appeals. The ultimate outcome of this issue is uncertain; however, if the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes that its tax position related to these transactions was appropriate based on applicable statutes, regulations and case law, and intends to contest the adjustments proposed by the IRS; however, there is no assurance that PHI’s position will prevail.

In 2006, the FASB issued FSP FAS 13-2, which amends SFAS No. 13 effective for fiscal years beginning after December 15, 2006. This amendment requires a lease to be repriced and the book value adjusted when there is a change or probable change in the timing of tax benefits of the lease regardless of whether the change results in a deferral or permanent loss of tax benefits. Accordingly, a material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the IRS would require an adjustment to the book value of the leases and a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes its tax position was appropriate and at this time does not believe there is a probable change in the timing of its tax benefits that would require repricing the leases and a charge to earnings.

On December 14, 2007 the U.S. Senate passed its version of the Farm, Nutrition, and Bioenergy Act of 2007 (H.R. 2419) which contains a provision that would apply passive loss limitation rules to leases with foreign tax indifferent parties effective for taxable years beginning after December 31, 2006, even if the leases were entered into on or prior to March 12, 2004. The U.S. House of Representatives version of this proposed legislation which it passed on July 27, 2007 does not contain any provision that would modify the current treatment of leases with tax indifferent parties. Enactment into law of a bill that is similar to that passed by the U.S. Senate in its current form could result in a material delay of the income tax benefits that PHI would receive in connection with its cross-border energy leases. Furthermore, if legislation of this type were to be enacted, under FSP FAS 13-2, PHI would be required to adjust the book value of the leases and record a charge to earnings equal to the repricing impact of the deferred deductions which could result in a material adverse effect on PHI’s financial condition, results of operations and cash-flows. The U.S. House of Representatives and the U.S. Senate are expected to hold a conference in the near future to reconcile the differences in the two bills to determine the final legislation.

IRS Mixed Service Cost Issue

During 2001, Pepco, DPL, and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. Through December 31, 2005, these accelerated deductions generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL, and $49 million for ACE) for the companies, primarily attributable to their 2001 tax returns.

In 2005, the Treasury Department issued proposed regulations that, if adopted in their current form, would require Pepco, DPL, and ACE to change their method of accounting with respect to capitalizable construction costs for income tax purposes for tax periods beginning in 2005. Based on the proposed regulations, PHI in its 2005 federal tax return adopted an alternative method of accounting for capitalizable construction costs that management believes will be acceptable to the IRS.

At the same time as the proposed regulations were released, the IRS issued Revenue Ruling 2005-53, which is intended to limit the ability of certain taxpayers to utilize the method of accounting for income tax purposes they utilized on their tax returns for 2004 and prior years with respect to capitalizable construction costs. In line with this Revenue Ruling, the IRS RAR for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns by requiring the companies to capitalize and depreciate certain expenses rather than treat such expenses as current deductions. PHI’s protest of the IRS adjustments is among the unresolved audit matters relating to the 2001 and 2002 audits pending before the Appeals Office.

In February 2006, PHI paid approximately $121 million of taxes to cover the amount of additional taxes and interest that management estimated to be payable for the years 2001 through 2004 based on the method of tax accounting that PHI, pursuant to the proposed regulations, adopted on its 2005 tax return. However, if the IRS is successful in requiring Pepco, DPL and ACE to capitalize and depreciate construction costs that result in a tax and interest assessment greater than management’s estimate of $121 million, PHI will be required to pay additional taxes and interest only to the extent these adjustments exceed the $121 million payment made in February 2006. It is reasonably possible that PHI’s unrecognized tax benefits related to this issue will significantly decrease in the next 12 months as a result of a settlement with the IRS.

Third Party Guarantees, Indemnifications, and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2007, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor				Total
	PHI	DPL	ACE	Other
Energy marketing obligations of Conectiv Energy (a)	$180.9	$—	$—	$—	$180.9
Energy procurement obligations of Pepco Energy Services (a)	141.7	—	—	—	141.7
Guaranteed lease residual values (b)	—	2.6	2.7	.4	5.7
Other (c)	2.3	—	—	1.4	3.7

Total	$324.9	$2.6	$2.7	$1.8	$332.0

(a)	Pepco Holdings has contractual commitments for ensuring the performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties under routine energy sales and procurement obligations, including retail customer load obligations of Pepco Energy Services and requirements under BGS contracts entered into by Conectiv Energy with ACE.
(b)	Subsidiaries of Pepco Holdings have guaranteed residual values in excess of fair value of certain equipment and fleet vehicles held through lease agreements. As of December 31, 2007, obligations under the guarantees were approximately $5.7 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantees have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of payment being required under the guarantee is remote.
(c)	Other guarantees consist of:

•	Pepco Holdings has guaranteed a subsidiary building lease of $2.3 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•	PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. As of December 31, 2007, the guarantees cover the remaining $1.4 million in rental obligations.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Dividends

On January 24, 2008, the Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2008, to shareholders of record March 10, 2008.

Contractual Obligations

As of December 31, 2007, Pepco Holdings’ contractual obligations under non-derivative fuel and purchase power contracts, excluding the BGS supplier load commitments, were $3,176.7 million in 2008, $2,756.8 million in 2009 to 2010, $752.7 million in 2011 to 2012, and $3,119.9 million in 2013 and thereafter.

(13)	USE OF DERIVATIVES IN ENERGY AND INTEREST RATE HEDGING ACTIVITIES

PHI’s Competitive Energy businesses use derivative instruments primarily to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. The derivative instruments used by the Competitive Energy businesses include forward contracts, futures, swaps, and exchange-traded and over-the-counter options. In addition, the Competitive Energy businesses also manage commodity risk with contracts that are not classified as derivatives. The two primary risk management objectives are (1) to manage the spread between the cost of fuel used to operate electric generation plants and the revenue received from the sale of the power produced by those plants, and (2) to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable and known minimum cash flows, and lock in favorable prices and margins when they become available. To a lesser extent, Conectiv

Energy also engages in energy marketing activities. Energy marketing activities consist primarily of wholesale natural gas and fuel oil marketing; the activities of the short-term power desk, which generates margin by capturing price differences between power pools, and locational and timing differences within a power pool; and prior to October 31, 2006, provided operating services under an agreement with an unaffiliated generating plant. PHI collectively refers to these energy marketing activities, including its commodity risk management activities, as “other energy commodity” activities and identifies this activity separately from the discontinued proprietary trading activity that was discontinued in 2003.

Conectiv Energy assesses risk on a total portfolio basis and by component (e.g. generation output, generation fuel, load supply, etc.). Portfolio risk combines the generation fleet, load obligations, miscellaneous commodity sales and hedges. Derivatives designated as cash flow and fair value hedges (Accounting Hedges) are matched against each component using the product or products that most closely represent the underlying hedged item. The total portfolio is risk managed based on its megawatt position by month. If the total portfolio becomes too long or too short for a period as determined in accordance with Conectiv Energy’s policies, steps are taken to reduce or increase hedges. Portfolio-level hedging includes the use of Accounting Hedges, derivatives that are being marked-to-market through earnings, and other physical commodity purchases and sales.

Pepco Energy Services purchases electric and natural gas futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers. Pepco Energy Services accounts for its futures and swap contracts as cash flow hedges of forecasted transactions. Its options contracts are marked-to-market through current earnings. Its forward contracts are accounted for using standard accrual accounting since these contracts meet the requirements for normal purchase and sale accounting under SFAS No. 133.

Policies and practices designed to minimize credit risk exposure to wholesale energy counterparties include, among other things, formal credit policies, regular assessment of counterparty creditworthiness and the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and the establishment of reserves for credit losses.

PHI and its subsidiaries also use derivative instruments from time to time to mitigate the effects of fluctuating interest rates on debt incurred in connection with the operation of their businesses. In June 2002, PHI entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt commencing in July 2002. There remained a loss balance of $28.8 million in Accumulated Other Comprehensive Income (AOCI) at December 31, 2007 related to this transaction. The portion expected to be reclassified to earnings during the next 12 months is $3.3 million. In addition, interest rate swaps have been executed in support of PCI’s medium-term note program.

PCI has entered into interest rate swap agreements for the purpose of managing its overall borrowing rate and managing its interest rate exposure associated with debt it has issued. PCI’s outstanding fixed rate debt issued under its Medium-Term Note program was swapped into variable rate debt in a transaction entered into in December 2001, which matures in December 2008. All of PCI’s hedges on variable rate debt issued under its Medium-Term Note program matured during 2005.

The table below provides detail on effective cash flow hedges under SFAS No. 133 included in PHI’s Consolidated Balance Sheet as of December 31, 2007. Under SFAS No. 133, cash flow hedges are marked-to-market on the balance sheet with corresponding adjustments to AOCI. The data in the table indicates the magnitude of the effective cash flow hedges by hedge type (i.e., other energy commodity and interest rate hedges), maximum term, and portion expected to be reclassified to earnings during the next 12 months.

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss

As of December 31, 2007 (Millions of dollars)

Contracts	Accumulated OCI (Loss) After-tax (a)	Portion Expected to be Reclassified to Earnings during the Next 12 Months	Maximum Term
Other Energy Commodity	$(9.2)	$7.1	48 months
Interest Rate	(28.8)	(3.3)	296 months

Total	$(38.0)	$3.8

(a)	Accumulated Other Comprehensive Loss as of December 31, 2007, includes a $(7.5) million balance related to minimum pension liability. This balance is not included in this table as there is not a cash flow hedge associated with it.

The following table shows, in millions of dollars, the pre-tax gain (loss) recognized in earnings for cash flow hedge ineffectiveness for the years ended December 31, 2007, 2006, and 2005, and where they were reported in the Consolidated Statements of Earnings during the period.

	2007	2006	2005
Operating Revenue	$(2.3)	$.4	$3.0
Fuel and Purchased Energy Expenses	(.2)	(.3)	(2.7)

Total	$(2.5)	$.1	$.3

In connection with their other energy commodity activities, the Competitive Energy businesses designate certain derivatives as fair value hedges. The net pre-tax gains/(losses) recognized during the twelve months ended December 31, 2007, 2006 and 2005 included in the Consolidated Statements of Earnings for fair value hedges and the associated hedged items are shown in the following table (in millions of dollars).

	2007	2006	2005
(Loss)/Gain on Derivative Instruments	$(9.5)	$.2	$—
Gain/(Loss) on Hedged Items	$9.7	$(.2)	$—

For the years ended 2007 and 2006, losses of $1.8 million and $.3 million, respectively, were reclassified from other comprehensive income (OCI) to earnings because the forecasted hedged transactions were deemed to be no longer probable.

In connection with their other energy commodity activities, the Competitive Energy businesses hold certain derivatives that do not qualify as hedges. Under SFAS No. 133, these derivatives are marked-to-market through earnings with corresponding adjustments on the balance sheet. The pre-tax gains (losses) on these derivatives are included in “Competitive Energy Operating Revenues” and are summarized in the following table, in millions of dollars, for the years ended December 31, 2007, 2006, and 2005.

	2007	2006	2005
Proprietary Trading (a)	$—	$—	$.1
Other Energy Commodity (b)	8.7	64.7	37.8

Total	$8.7	$64.7	$37.9

(a)	PHI discontinued its proprietary trading activity in 2003.
(b)	Includes $.5 million, $.3 million and zero in effective fair value hedge gains for the years ended December 31, 2007, 2006 and 2005, respectively.

DPL uses derivative instruments (forward contracts, futures, swaps, and exchange-traded and over-the-counter options) primarily to reduce gas commodity price volatility while limiting its firm customers’ exposure to increases in the market price of gas. DPL also manages commodity risk with capacity contracts that do not meet the definition of derivatives. The primary goal of these activities is to reduce the exposure of its regulated retail gas customers to natural gas price spikes. All premiums paid and other transaction costs incurred as part of DPL’s natural gas hedging activity, in addition to all gains and losses on the natural gas hedging activity, are fully recoverable through the gas cost rate clause included in DPL’s gas tariff rates approved by the DPSC and are deferred under SFAS No. 71 until recovered. At December 31, 2007, DPL had a net deferred derivative payable of $13.1 million, offset by a $13.1 million regulatory asset. At December 31, 2006, DPL had a net deferred derivative payable of $27.3 million, offset by a $28.5 million regulatory asset.

(14)	EXTRAORDINARY ITEM

On April 19, 2005, ACE, the staff of the NJBPU, the New Jersey Ratepayer Advocate, and active intervenor parties agreed on a settlement in ACE’s electric distribution rate case. As a result of this settlement, ACE reversed $15.2 million in accruals related to certain deferred costs that are now deemed recoverable. The after-tax credit to income of $9.0 million is classified as an extraordinary gain in the 2005 financial statements since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.

(15)	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The quarterly data presented below reflect all adjustments necessary in the opinion of management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, and the scheduled downtime and maintenance of electric generating units. The totals of the four quarterly basic and diluted earnings per common share may not equal the basic and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year.

	2007
	First Quarter	Second Quarter		Third Quarter		Fourth Quarter		Total
	(Millions, except per share amounts)
Total Operating Revenue	$2,178.8	$2,084.3	(a)	$2,770.3	(a)	$2,333.0	(a)	$9,366.4
Total Operating Expenses	2,026.2	1,928.3	(b)	2,449.5	(b)(c)	2,155.8	(b)	8,559.8	(c)
Operating Income	152.6	156.0		320.8		177.2		806.6
Other Expenses	(69.5)	(70.0)		(72.9)		(71.8)		(284.2)
Preferred Stock Dividend Requirements of Subsidiaries	.1	.1		.1		—		.3
Income Before Income Tax Expense	83.0	85.9		247.8		105.4		522.1
Income Tax Expense	31.4	28.7		80.2	(d)	47.6		187.9	(d)
Net Income	51.6	57.2		167.6		57.8		334.2
Basic and Diluted Earnings Per Share of Common Stock	$.27	$.30		$.87		$.29		$1.72
Cash Dividends Per Common Share	$.26	$.26		$.26		$.26		$1.04

	2006
	First Quarter		Second Quarter	Third Quarter	Fourth Quarter	Total
	(Millions, except per share amounts)
Total Operating Revenue	$1,951.9		$1,916.6	$2,589.9	$1,904.5	$8,362.9
Total Operating Expenses	1,798.0		1,753.4	2,347.1	1,771.1	7,669.6	(f)
Operating Income	153.9		163.2	242.8	133.4	693.3
Other Expenses	(61.5	)(e)	(72.5)	(76.2)	(72.2)	(282.4)
Preferred Stock Dividend Requirements of Subsidiaries	.4		.3	.3	.2	1.2
Income Before Income Tax Expense	92.0		90.4	166.3	61.0	409.7
Income Tax Expense	35.2		39.2	62.3	24.7	161.4
Net Income	56.8		51.2	104.0	36.3	248.3
Basic and Diluted Earnings Per Share of Common Stock	$.29		$.27	$.54	$.19	$1.30
Cash Dividends Per Common Share	$.26		$.26	$.26	$.26	$1.04

(a)	Includes adjustment related to timing of recognition of certain operating revenues which were overstated by $0.5 million and $1.9 million in the second and third quarters, respectively, and understated by $2.4 million in the fourth quarter.
(b)	Includes adjustment related to timing of recognition of certain operating expenses which were overstated by $4.8 million in the fourth quarter and understated by $1.2 million and $3.6 million in the second and third quarters, respectively.
(c)	Includes $33.4 million benefit ($20.0 million after-tax) from settlement of Mirant bankruptcy claims.
(d)	Includes $19.5 million benefit ($17.7 million net of fees) related to Maryland income tax refund.
(e)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility.
(f)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.

FIVE-YEAR PERFORMANCE GRAPH 2003-2007

The following chart compares the five-year cumulative total return to shareholders of Pepco Holdings, Inc. consisting of the change in stock price and reinvestment of dividends with the five-year cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Dow Jones Utilities Index.

	2002	2003	2004	2005	2006	2007
Pepco Holdings, Inc.	$100.00	$106.40	$122.03	$133.80	$162.40	$189.93
S&P 500 Index	$100.00	$128.63	$142.58	$149.57	$173.14	$182.63
Dow Jones Utilities	$100.00	$129.08	$167.87	$209.77	$244.67	$293.76

BOARD OF DIRECTORS AND OFFICERS

Directors

Jack B. Dunn, IV2, 4

Chief Executive Officer,

President and Director

FTI Consulting, Inc.

Baltimore, Maryland

(Consulting)

Terence C. Golden1, 5

Chairman

Bailey Capital Corporation

Washington, D.C.

(Private investment company)

Frank O. Heintz4, 5

Retired President and Chief

Executive Officer

Baltimore Gas and Electric Company

Barbara J. Krumsiek1

Chair, President and

Chief Executive Officer

Calvert Group, Ltd.

Bethesda, Maryland

(Investment firm)

George F. MacCormack2, 3, 5

Retired Group Vice President

Dupont

Richard B. McGlynn1, 2, 4

Attorney

Retired Vice President and

General Counsel

United Water Resources, Inc.

Lawrence C. Nussdorf1, 3, 4 President and Chief

Operating Officer

Clark Enterprises, Inc. Bethesda, Maryland

(Real estate and construction)

Frank K. Ross1, 4

Retired Managing Partner, Washington, D.C. office, KPMG LLP; Visiting Professor of Accounting, Howard University Washington, D.C.

Pauline A. Schneider2, 3, 5 Partner

Orrick, Herrington & Sutcliffe LLP Washington, D.C. (Law)

Lester P. Silverman2, 5 Director Emeritus

McKinsey & Company, Inc.

William T. Torgerson3

Vice Chairman and Chief Legal Officer

Pepco Holdings, Inc.

Dennis R. Wraase3

Chairman of the Board and Chief Executive Officer Pepco Holdings, Inc.

Officers

Dennis R. Wraase

Chairman of the Board and Chief Executive Officer

William T. Torgerson

Vice Chairman and Chief Legal Officer

Joseph M. Rigby

President and Chief Operating Officer

Paul H. Barry

Senior Vice President and Chief Financial Officer

Kirk J. Emge

Senior Vice President and General Counsel

Beverly L. Perry

Senior Vice President Government Affairs and Public Policy

Ronald K. Clark

Vice President and Controller

Kenneth P. Cohn

Vice President and Chief Information Officer

Charles R. Dickerson

Vice President, Strategic Planning and Chief Risk Officer

Paul W. Friel

Vice President and General Auditor

Ernest L. Jenkins

Vice President, People Strategy and Human Resources

Anthony J. Kamerick

Vice President and Treasurer

Ellen Sheriff Rogers

Vice President, Corporate Governance, Secretary and Assistant Treasurer

Karen G. Almquist

Assistant Treasurer and

Assistant Secretary

Donna J. Kinzel

Assistant Treasurer

Kathy A. White

Assistant Controller

Competitive Energy Businesses

John U. Huffman

President and Chief

Operating Officer

Pepco Energy Services, Inc.

David M. Velazquez

President and Chief

Executive Officer

Conectiv Energy Holding Company

[1]	Member of the Audit Committee of which Mr. Ross is Chairman.

[2]	Member of the Corporate Governance/Nominating Committee of which Mr. McGlynn is Chairman.

[3]	Member of the Executive Committee of which Mr. Nussdorf is Chairman.

[4]	Member of the Compensation/Human Resources Committee of which Mr. Dunn is Chairman.

[5]	Member of the Finance Committee of which Mr. Golden is Chairman.

INVESTOR INFORMATION

Fiscal Agents

Common Stock and Atlantic City Electric Company Preferred Stock

In writing:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219-9821

By telephone:

Toll free 1-866-254-6502

Via e-mail:

pepco@amstock.com

Inquiries concerning your Pepco Holdings, Inc. shareholdings (such as status of your account, dividend payments, change of address, lost certificates or transfer of ownership of shares) or to enroll in the dividend reinvestment plan or direct deposit of dividends, should be directed to American Stock Transfer & Trust Company as listed above.

A copy of Pepco Holdings’ Form 10-K for the year ended December 31, 2007, is available without charge by contacting American Stock Transfer & Trust Company as listed above.

Other Information

For Historical Stock Prices (Potomac Electric Power Company, Conectiv, Delmarva Power & Light Company and Atlantic Energy), and other Pepco Holdings, Inc. company information, including our Corporate Governance Guidelines, Corporate Business Policies (which in their totality constitute our code of business conduct and ethics) and Board Committee Charters, please visit our Web site at www.pepcoholdings.com

To exchange Potomac Electric Power Company or Conectiv common stock certificates for Pepco Holdings, Inc. stock certificates, contact American Stock Transfer & Trust Company.

Pepco Holdings, Inc. Notes, Potomac Electric Power Company Bonds, and Atlantic City Electric Company Bonds

In writing:

The Bank of New York

100 Barclay Street, 8W

New York, NY 10286

By telephone:

Toll Free: 1-800-548-5075

Delmarva Power & Light Company Bonds

In writing:

The Bank of New York

Global Corporate Trust Services

Bondholder Relations

2001 Bryan Street

Dallas, TX 75201

By telephone:

Toll free 1-800-275-2048

Investor Relations Contact

Donna J. Kinzel, Director, Investor Relations

Telephone: 302-429-3004

E-mail: Donna.Kinzel@pepcoholdings.com

New York Stock Exchange Ticker Symbol: POM

Pepco Holdings, Inc. filed its annual CEO Certification with the New York Stock Exchange on June 6, 2007, and filed its annual CEO and CFO Certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 as exhibits to its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

Stock Market Information
2007	High	Low	Dividend	2006	High	Low	Dividend
1st Quarter	$29.28	$24.89	$.26	1st Quarter	$24.28	$22.15	$.26
2nd Quarter	$30.71	$26.89	$.26	2nd Quarter	$23.92	$21.79	$.26
3rd Quarter	$29.28	$24.20	$.26	3rd Quarter	$25.50	$22.64	$.26
4th Quarter	$30.10	$25.73	$.26	4th Quarter	$26.99	$24.25	$.26
(Close on December 31, 2007: $29.33)				(Close on December 29, 2006: $26.01)
Number of Shareholders at December 31, 2007: 64,126

Printed on recycled paper.

Pepco Holdings, Inc ANNUAL MEETING OF SHAREHOLDERS OF May 16, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors O Jack B. Dunn, IV O Terence C. Golden O Frank O. Heintz O Barbara J. Krumsiek O George F. MacCormack O Richard B. McGlynn O Lawrence C. Nussdorf O Frank K. Ross O Pauline A. Schneider O Lester P. Silverman O William T. Torgerson O Dennis R. Wraase 2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2008 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: P e p c o H o l d i n g s , I n c . C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 21203000000000000000 1 051608 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2:

Pepco Holdings, Inc 0 14475 701 Ninth Street, N.W. Washington, D.C. 20068 Annual Meeting of Shareholders - May 16, 2008 The undersigned hereby appoints DENNIS R. WRAASE, WILLIAM T. TORGERSON and JOSEPH M. RIGBY, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 16, 2008 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (Second Floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. If you are a current or former employee who is a participant in the Pepco Holdings, Inc. Retirement Savings Plan, then the number of shares printed on the enclosed proxy card includes shares of Common Stock held through that plan. By completing, dating, signing and returning this proxy card, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by the other participants in the plan. The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1 and 2, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting. This Proxy is solicited on behalf of the Board of Directors of Pepco Holdings, Inc. (Continued and to be signed on the reverse side.) PROXY

Pepco Holdings, Inc Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors O Jack B. Dunn, IV O Terence C. Golden O Frank O. Heintz O Barbara J. Krumsiek O George F. MacCormack O Richard B. McGlynn O Lawrence C. Nussdorf O Frank K. Ross O Pauline A. Schneider O Lester P. Silverman O William T. Torgerson O Dennis R. Wraase 2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2008 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF May 16, 2008 MAIL - Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern Time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-9821 TELEPHONE - 1-800-PROXIES (1-800-776-9437) Use any touchtone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow. INTERNET - www.voteproxy.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to obtain your records and to create an electronic voting instruction form. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. Pepco Holdings , Inc . C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x - OR - 21203000000000000000 1 051608 COMPANY NUMBER ACCOUNT NUMBER THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2: - OR -